      As filed with the Securities and Exchange Commission on May 29, 2003.
                                                     Registration No. 333-103027


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 1


                                       TO

                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          Abraxas Petroleum Corporation
                           Grey Wolf Exploration Inc.
                          Sandia Oil & Gas Corporation
                             Sandia Operating Corp.
                            Wamsutter Holdings, Inc.
                      Western Associated Energy Corporation
                           Eastside Coal Company, Inc.
--------------------------------------------------------------------------------
           (Exact Name of Registrants as Specified in their Charters)

              Nevada                           1331                          74-2584033
             Alberta                           1331                             N/A
              Texas                            1331                          74-2368968
              Texas                            1331                          74-2468708
             Wyoming                           1331                          74-2897013
              Texas                            1331                          74-1937878
             Colorado                          1331                          74-2275407
 (State or other jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer Identification
  incorporation or organization)   Classification Code Number)                Number)

  500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232, (210) 490-4788
--------------------------------------------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                               Robert L. G. Watson
                      President and Chief Executive Officer
                          Abraxas Petroleum Corporation
                       500 North Loop 1604 East, Suite 100
                            San Antonio, Texas 78232
                                 (210) 490-4788
--------------------------------------------------------------------------------
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With a copy to:

                            Cox & Smith Incorporated
                           112 East Pecan, Suite 1800
                            San Antonio, Texas 78205
                             Attn: Steven R. Jacobs
                                  John T. Bibb
                                 (210) 554-5500
--------------------------------------------------------------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [x]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]




         THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                          ABRAXAS PETROLEUM CORPORATION

                    11 1/2% SECURED NOTES DUE 2007, SERIES A

                    6,592,699 SHARES OF ABRAXAS COMMON STOCK

                             ----------------------

         This prospectus relates to the offering for resale of Abraxas Petroleum Corporation's 11 1/2% Secured Notes due 2007, Series A, and 6,592,699 shares of common stock of Abraxas Petroleum Corporation. The notes and 5,642,699 shares of common stock were issued in connection with an overall financial restructuring through a private exchange offer exempt from, or not subject to, the registration requirements of the Securities Act of 1933, as amended. The remaining 950,000 shares of common stock represent shares issuable upon exercise of outstanding warrants. This prospectus will be used by selling security holders to resell the notes and shares of common stock. We will not receive any of the proceeds from the sale of notes or common stock by the selling security holders.

THE NOTES

              o accrue interest from the date of issuance, at a fixed annual rate of 11 1/2%, payable in cash semi-annually on each May 1 and November 1, commencing May 1, 2003, PROVIDED THAT, if we fail, or are not permitted pursuant to our new senior credit agreement or the intercreditor agreement between the trustee under the indenture for the notes and the lenders under the new senior credit agreement, to make such cash interest payments in full, we will pay such unpaid interest in kind by the issuance of additional notes with a principal amount equal to the amount of accrued and unpaid cash interest on the notes plus an additional 1% accrued interest for the applicable period;

              o will, upon an event of default, accrue interest at an annual rate of 16.5%;

              o are guaranteed by all of Abraxas' current subsidiaries, Sandia Oil & Gas Corp., Sandia Operating Corp., Wamsutter Holdings, Inc., Western Associated Energy Corporation, Eastside Coal Company, Inc., and our newly-formed, wholly-owned Canadian subsidiary, Grey Wolf Exploration Inc., or New Grey Wolf, and will be guaranteed by all of Abraxas' future subsidiaries;

              o are secured by a second lien or charge on all of our current and future assets, including, but not limited to, our crude oil and natural gas properties; and

              o      are not listed on any national securities exchange.


THE ABRAXAS COMMON STOCK


              o is currently traded on the American Stock Exchange under the symbol "ABP." On May 28, 2003, the closing sale price of Abraxas common stock was $1.03 per share.


                              --------------------

         YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 12 OF THIS PROSPECTUS IN EVALUATING AN INVESTMENT IN THE NOTES OR COMMON STOCK.

                             ----------------------

         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR THE ABRAXAS COMMON STOCK OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                  MAY __, 2003

                                TABLE OF CONTENTS


                                                                                                       PAGE

Cautionary Statements Regarding Forward-Looking Information..............................................3
Summary..................................................................................................4
Risk Factors............................................................................................12
Use of Proceeds.........................................................................................22
Ratio of Earnings to Fixed Charges......................................................................22
Capitalization..........................................................................................22
Price Range of Abraxas Common Stock.....................................................................23
Unaudited Pro Forma Condensed Consolidated Financial Statements.........................................24
Selected Historical Financial Data......................................................................30
Management's Discussion and Analysis of Financial Condition and Results of Operations...................31
Business  ..............................................................................................51
Management..............................................................................................68
Executive Compensation..................................................................................70
Certain Transactions....................................................................................73
Principal Stockholders..................................................................................74
Selling Security Holders................................................................................75
Plan of Distribution....................................................................................79
Description of the Notes................................................................................81
Description of Capital Stock...........................................................................131
Registration Rights; Liquidated Damages................................................................135
Certain U.S. Federal Income Tax Considerations.........................................................136
Legal Matters..........................................................................................143
Experts   .............................................................................................143
Where You Can Find More Information....................................................................143
Glossary of Terms......................................................................................144
Index to Financial Statements..........................................................................F-1


                             ----------------------
         You should rely only on the information contained in this prospectus or a document that we have referred you to. We have not authorized anyone to provide you with information that is different. The delivery of this prospectus shall not, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof.

                             ----------------------

         THE DISTRIBUTION OF THIS PROSPECTUS AND THE SALE OF THE NOTES OR SHARES OF ABRAXAS COMMON STOCK MAY BE RESTRICTED BY LAW IN CERTAIN JURISDICTIONS. PERSONS WHO RECEIVE THIS PROSPECTUS OR ANY OF THE NOTES OR SHARES OF ABRAXAS COMMON STOCK MUST INFORM THEMSELVES ABOUT, AND OBSERVE, ANY SUCH RESTRICTIONS.

                             ----------------------

           CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

         We make forward-looking statements throughout this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we "believe," "expect" or "anticipate" will occur or what we "intend" to do, and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. The forward-looking information contained in this prospectus is generally located in the material set forth under the headings "Summary," "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon our management's reasonable estimates of future results or trends. The factors that may affect our expectations regarding our operations include, among others, the following:

              o      our high debt level;

              o      our ability to raise capital;

              o      our limited liquidity;

              o      economic and business conditions;

              o      price and availability of alternative fuels;

              o political and economic conditions in oil producing countries, especially those in the Middle East;

              o our success in development, exploitation and exploration activities;

              o      planned capital expenditures;

              o      prices for crude oil and natural gas;

              o      declines in our production of crude oil and natural gas;

              o      our acquisition and divestiture activities;

              o      results of our hedging activities; and

              o      other factors discussed elsewhere in this prospectus.

                                    SUMMARY

         THE FOLLOWING SUMMARIZES THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, "ABRAXAS" REFERS TO ABRAXAS PETROLEUM CORPORATION AND NOT TO ANY OF ITS SUBSIDIARIES, AND "WE," "OUR" AND "US" REFER TO ABRAXAS AND ALL OF ITS SUBSIDIARIES. EXCEPT AS OTHERWISE NOTED, (i) THE RESERVE DATA REPORTED IN THIS PROSPECTUS IS BASED ON THE RESERVE ESTIMATES OF OUR INDEPENDENT PETROLEUM ENGINEERS, (ii) THE TERMS "ON A PRO FORMA BASIS" OR "PRO FORMA" REFER TO WHAT OUR BUSINESS MIGHT HAVE LOOKED LIKE IF THE FINANCIAL RESTRUCTURING DESCRIBED IN THIS PROSPECTUS HAD OCCURRED AT THE TIMES INDICATED, AND (iii) ALL DOLLAR AMOUNTS REFERENCED IN THIS PROSPECTUS ARE REFERENCES TO U.S. DOLLARS. SEE "GLOSSARY OF TERMS" FOR DEFINITIONS OF SOME TECHNICAL TERMS USED IN THIS PROSPECTUS.

                                  ABOUT ABRAXAS

         We are an independent energy company engaged primarily in the exploration, exploitation, development and production of crude oil and natural gas. Since January 1, 1991, our principal means of growth has been through the acquisition and subsequent development and exploitation of producing properties and related assets. As a result of our historical acquisition activities, we believe we have a substantial inventory of low risk opportunities, the exploitation and development of which are critical to the maintenance and growth of our current production levels. We seek to complement our exploitation and development activities by selectively participating in exploration projects with experienced industry partners.

         In January 2003, we completed a series of transactions which included the sale of two of our wholly-owned subsidiaries, Canadian Abraxas Petroleum Limited, referred to herein as Canadian Abraxas, and Grey Wolf Exploration Inc., referred to herein as Old Grey Wolf. As a result of the sale of the capital stock of Canadian Abraxas and Old Grey Wolf, the results of operations of Canadian Abraxas and Old Grey Wolf are reflected in our Financial Statements and in this prospectus as "discontinued operations" and our remaining operations are referred to in our Financial Statements and in this prospectus as "continuing operations" or "continued operations." Unless otherwise noted, all disclosures are for continuing operations.

         Our principal areas of operation are Texas, western Canada and Wyoming. At December 31, 2002, we owned interests in 459,880 gross acres (370,589 net acres) applicable to our continuing operations and operated properties accounting for 87% of our PV-10, affording us substantial control over the timing and incurrence of operating and capital expenditures. At December 31, 2002, estimated total proved reserves of our continuing operations were 112.5 Bcfe with an aggregate PV-10 of $136.6 million. Our principal offices are located at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232 and the telephone number is (210) 490-4788.


                             FINANCIAL RESTRUCTURING


         We recently completed a series of transactions designed to reduce our indebtedness, improve our ability to meet our debt service obligations and provide us with working capital necessary to develop our existing crude oil and natural gas properties. As a result of the financial restructuring, as of December 31, 2002, on a pro forma basis, we reduced the principal amount of our overall outstanding indebtedness from approximately $300 million to approximately $156 million and reduced our annual cash interest payments from approximately $34 million to approximately $4 million, assuming that, as required under our new senior credit agreement, Abraxas issues additional notes in lieu of cash interest payments. Although the principal amount of our current outstanding indebtedness is approximately $156 million, due to the accounting treatment under generally accepted accounting principles for financial restructurings with respect to the notes, the reported carrying value of our total outstanding indebtedness will be approximately $175 million. The transactions comprising the financial restructuring are summarized below. For a more complete description of the transactions, you should read the section entitled "Business--Recent Developments--Financial Restructuring" beginning on page 51.

         EXCHANGE OFFER

         On January 23, 2003, Abraxas completed an exchange offer, pursuant to which it offered to exchange cash and securities for all of the outstanding 11 1/2% Senior Secured Notes due 2004, Series A, or second lien notes, and 11 1/2% Senior Notes due 2004, Series D, or old notes, issued by Abraxas and Canadian Abraxas. In exchange for each $1,000 principal amount of notes tendered in the exchange offer, tendering noteholders received

              o      cash in the amount of $264;

              o an 11 1/2% Secured Note due 2007, Series A, with a principal amount equal to $610; and

              o      31.36 shares of Abraxas common stock.

         At the time the exchange offer was made, there were approximately $190.1 million of the second lien notes and $800,000 of the old notes outstanding. Holders of approximately 94% of the aggregate outstanding principal amount of the second lien notes and old notes tendered their notes for exchange in the offer. Pursuant to the procedures for redemption under the applicable indenture provisions, the remaining 6% of the aggregate outstanding principal amount of the second lien notes and old notes were redeemed at 100% of the principal amount plus accrued and unpaid interest, for approximately $11.5 million ($11.1 million in principal and $0.4 million in interest). The indentures for the second lien notes and old notes have been duly discharged. In connection with the exchange offer, Abraxas made cash payments of approximately $47.5 million and issued approximately $109.7 million in principal amount of new notes and 5,642,699 shares of Abraxas common stock, each of which are being offered for resale under this prospectus. Fees and expenses incurred in connection with the exchange offer were approximately $3.8 million.

         The accounting treatment for this exchange is such that the carrying value of the new exchange notes is calculated by reducing the carrying value of the existing notes, $191.0 million, by the amount of cash paid in the exchange, $47.5 million, by the market value of the stock issued in the exchange, $3.8 million, and by the balance of the notes which were redeemed, $11.1 million. This results in a carrying value of $128.6 million. The expenses related to the exchange offer are expensed as incurred.

         The selling security holders identified in this prospectus are the holders of the notes and shares of Abraxas common stock issued in the exchange offer. The exchange offer was conducted pursuant to an exemption from the registration requirements of the Securities Act of 1933, and as such, the notes and shares of Abraxas common stock issued in the exchange offer are restricted securities. Pursuant to a registration rights agreement with the dealer manager for the exchange offer on behalf of the tendering noteholders, we agreed to file a registration statement with the SEC with respect to the notes and Abraxas common stock, of which this prospectus forms a part, and to use our reasonable best efforts to keep the registration statement effective until two years after its effective date. Upon effectiveness of the registration statement, the notes and shares of Abraxas common stock will be freely tradable by the selling security holders and any subsequent purchasers.

         SALE OF STOCK OF CANADIAN ABRAXAS AND OLD GREY WOLF

         Contemporaneously with the closing of the exchange offer, on January 23, 2003, Abraxas completed the sale to a wholly-owned subsidiary of PrimeWest Energy Inc. of all of the outstanding capital stock of two of Abraxas' former wholly-owned subsidiaries, Canadian Abraxas and Old Grey Wolf, for approximately $138 million before net adjustments of $3.4 million. Under the terms of the agreement with PrimeWest, we have retained certain assets formerly held by Canadian Abraxas and Old Grey Wolf, including all of Canadian Abraxas' and Old Grey Wolf's undeveloped acreage existing at the time of the sale, which includes all of our interests in the Ladyfern area. These assets have been contributed to New Grey Wolf. Portions of this undeveloped acreage will be developed by PrimeWest and New Grey Wolf under a farmout arrangement.

         Abraxas used the proceeds from the sale of the capital stock of Canadian Abraxas and Old Grey Wolf for the following purposes:

       o to pay fees and expenses of the sale of Canadian Abraxas and Old Grey Wolf of approximately $2.5 million;

       o to redeem our outstanding 12?% Senior Secured Notes, Series B, or first lien notes, at 100% of their principal amount, plus accrued and unpaid interest, for approximately $66.4 million; and

       o to pay approximately $19.4 million of the cash portion of the exchange offer.

In addition, upon the closing of the sale, Old Grey Wolf repaid all of its outstanding indebtedness of approximately $46.3 million.

         REDEMPTION OF FIRST LIEN NOTES

         On January 24, 2003, we completed the redemption of 100% of our outstanding 12?% Senior Secured Notes, Series B, or first lien notes, with approximately $66.4 million of the proceeds from the sale of Canadian Abraxas and Old Grey Wolf. Prior to the redemption, we had $63.5 million of our first lien notes outstanding. Under the terms of the indenture for the first lien notes, as of March 15, 2002, we had the right to redeem the first lien notes at 100% of the outstanding principal amount of the notes, plus accrued and unpaid interest to the date of redemption, and to discharge the indenture upon call of the first lien notes for redemption and deposit of the redemption funds with the trustee. We exercised these rights on January 23, 2003 and upon the discharge of the indenture, the trustee released the collateral securing our obligations under the first lien notes.

         NEW SENIOR CREDIT AGREEMENT

         Contemporaneously with the closing of the exchange offer and the sale of Abraxas' Canadian subsidiaries, Abraxas entered into a new senior credit agreement providing a term loan facility and a revolving credit facility as described below. Subject to earlier termination on the occurrence of events of default or other events, the stated maturity date for both the term loan facility and the revolving credit facility is January 22, 2006. Outstanding amounts under both facilities bear interest at the prime rate announced by Wells Fargo Bank, N.A. plus 4.5%. Any amounts in default under the term loan facility will accrue interest at an additional 4%. At no time will the amounts outstanding under the senior credit agreement bear interest at a rate less than 9%.

         TERM LOAN FACILITY. Abraxas has borrowed $4.2 million pursuant to a term loan facility, all of which was used to make cash payments in connection with the financial restructuring. Accrued interest under the term loan facility will be capitalized and added to the principal amount of the term loan facility until maturity.

         REVOLVING CREDIT FACILITY. Lenders under the new senior credit agreement have provided a revolving credit facility to Abraxas with a maximum borrowing base of up to $50 million. Our current borrowing base under the revolving credit facility is $49.9 million, subject to adjustments based on periodic calculations and mandatory prepayments under the senior credit agreement. Portions of accrued interest under the revolving credit facility may be capitalized and added to the principal amount of the revolving credit facility. As of March 31, 2003, the outstanding balance was $40.9 million under the revolving credit facility. We plan to use the remaining borrowing availability under the new senior credit agreement to fund our operations, including capital expenditures.


                             SUMMARY OF THE OFFERING


         The selling security holders are offering to sell up to 6,592,699 shares of Abraxas common stock and $113,439,051 principal amount in currently outstanding notes, in addition to any notes issued in lieu of cash interest payments thereon. We will not receive any proceeds from the sale of the notes or common stock. You should read the discussions under the headings "Description of the Notes" beginning on page 81 and "Description of Capital Stock" beginning on page 131 for further information regarding the notes and common stock.

                              SUMMARY OF THE NOTES


Notes...................... Up to $184 million in principal amount of 11 1/2%
                            Secured Notes due 2007, which includes approximately $113.4 million principal amount in currently outstanding notes, and any notes issued in lieu of cash interest payments thereon.


Issuer..................... Abraxas Petroleum Corporation

Maturity Date.............. May 1, 2007

Interest Rate and Payment
 Dates..................... The notes accrue interest from the date of issuance, at a fixed annual rate of 11 1/2%, payable in cash semi-annually on each May 1 and November 1, commencing May 1, 2003, PROVIDED THAT, if we fail, or are not permitted pursuant to our new senior credit agreement or the intercreditor agreement between the trustee under the indenture for the notes and the lenders under the new senior credit agreement, to make such cash interest payments in full, we will pay such unpaid interest in kind by the issuance of additional notes with a principal amount equal to the amount of accrued and unpaid cash interest on the notes plus an additional 1% accrued interest for the applicable period. The notes will, upon an event of default, accrue interest at an annual rate of 16.5%.

Guarantees................. All of Abraxas' current subsidiaries, Sandia Oil &
                            Gas, Sandia Operating (a wholly-owned subsidiary of Sandia Oil & Gas), Wamsutter, New Grey Wolf, Western Associated Energy and Eastside Coal, are guarantors of the notes, and all of Abraxas' future subsidiaries will guarantee the notes. If Abraxas cannot make payments on the notes when they are due, the guarantors must make them instead.

Ranking.................... The notes and related guarantees

                                   o   are subordinated to the indebtedness
                                       under the new senior credit agreement;

                                   o rank equally with all of Abraxas' current and future senior indebtedness; and

                                   o   rank senior to all of Abraxas' current
                                       and future subordinated indebtedness, in each case, if any.

                            As of March 31, 2003, the amount outstanding under the new senior credit agreement was approximately $45.1 million.


Intercreditor Agreement.... The notes are subordinated to amounts outstanding under the new senior credit agreement both in right of payment and with respect to lien priority and are subject to an intercreditor agreement. For more information on the intercreditor agreement, see the section entitled "Description of the Notes--Intercreditor Agreement" beginning on page 85 of this prospectus.


Collateral................. The notes are secured by a second lien or charge on all of our current and future assets, including, but not limited to, all of our crude oil and natural gas properties.

Optional Redemption........ Abraxas may redeem some or all of the notes at any time at the redemption prices described in the section entitled "Description of the Notes--Redemption--Optional Redemption" on page 83 of this prospectus.



Mandatory Offer to
 Repurchase................ If Abraxas sells certain assets or experiences specific kinds of changes of control, Abraxas must offer to repurchase the notes, subject to certain limitations in the case of asset sales, at the prices described in the sections "Description of the Notes--Change of Control" and "--Certain Covenants--Limitation on Asset Sales" on pages 84 and 90, respectively, of this prospectus.


Basic Covenants of
 Indenture................. Abraxas issued the notes under an indenture with
                            U.S. Bank, N.A. The indenture, among other things, restricts our ability to:

                                   o   borrow money or issue preferred stock;

                                   o   pay dividends on stock or purchase stock;

                                   o   make other asset transfers;

                                   o   transact business with affiliates;

                                   o   sell stock of subsidiaries;

                                   o   engage in any new line of business;

                                   o   impair the security interest in any
                                       collateral for the notes;

                                   o   use assets as security in other
                                       transactions; and

                                   o sell certain assets or merge with or into other companies.


                            The indenture for the notes also includes certain financial covenants including covenants limiting Abraxas' selling, general and administrative expenses and capital expenditures, a covenant requiring Abraxas to maintain a specified ratio of consolidated EBITDA to cash interest and a covenant requiring Abraxas to permanently, to the extent permitted, pay down debt under the new senior credit agreement and, to the extent permitted by the new senior credit agreement, the notes or, if not permitted, paying indebtedness under the new senior credit agreement.


                                THE COMMON STOCK


         Of the 6,592,699 shares of common stock being offered under this prospectus, 5,642,699 shares were issued in connection with the financial restructuring exchange offer and 950,000 shares are issuable upon exercise of currently outstanding warrants to purchase common stock. Abraxas is currently authorized to issue a total of 200,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of May 28, 2003, there were 35,630,115 shares of Abraxas common stock outstanding and no shares of preferred stock outstanding. For a more complete description of the common stock, see the section entitled "Description of Capital Stock--Common Stock" beginning on page 131 of this prospectus.

            SUMMARY HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

         The following table presents certain of our summary historical condensed consolidated financial data and certain pro forma information after giving effect to and reflecting the exchange offer and each of the other transactions described under "Business--Recent Developments--Financial Restructuring". The summary historical financial information, from continuing operations, presented below for each of the three years ended December 31, 2000, 2001 and 2002 and for each of the three months ended March 31, 2002 and 2003 has been derived from our consolidated financial statements included in this prospectus. The pro forma statement of consolidated operations for the year ended December 31, 2002, gives effect to the exchange offer and each of the other transactions as if they had occurred on January 1, 2002 and the pro forma statement of operations for the three months ended March 31, 2003, gives effect to the exchange offer and each of the other transactions as if they had occurred on January 1, 2002. The unaudited pro forma information set forth below is not necessarily indicative of the results that actually would have been achieved had the exchange offer and each of the other transactions described under "Business--Recent Developments--Financial Restructuring" been consummated on January 1, 2002or that may be achieved in the future. It is important that you read this information along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Financial Data," our Consolidated Financial Statements and the notes thereto and the "Unaudited Pro Forma Condensed Consolidated Financial Statements" included elsewhere in this prospectus.




                                                     YEARS ENDED DECEMBER 31,             THREE MONTHS ENDED MARCH 31,
                                                                                                (UNAUDITED)
                                                                                PRO                            PRO
                                                                               FORMA                          FORMA
                                               2000       2001       2002       2002       2002      2003      2003
                                              ------     ------     ------     ------     ------    ------    ------
       CONSOLIDATED STATEMENT OF OPERATIONS DATA:
                                                                                (DOLLARS IN THOUSANDS)
  Total operating revenue (1).............. $ 32,886   $  35,775   $ 22,307   $ 21,241     4,616     9,836      9,836
  Lease and other operating expenses (2)...    8,472      10,004      8,477      8,264     1,878     2,347      2,347
  Depreciation, depletion and amortization
     expense...............................   12,328      12,336      9,654      8,851     2,253     2,350      2,350
  Proved property impairment...............       --          --     32,850     32,850        --        --         --
  General and administrative expense.......    4,840       4,937      5,082      5,082     1,093     1,230      1,230
  Interest expense, net of interest income                                                 6,202     4,513      5,390
     (3)...................................   22,317      23,844     24,597     15,408        --        --         --
  Amortization of deferred financing fee...    1,660       1,907      1,325      1,724       331       329        434
  Income (loss) from continuing operations. $  9,936   $ (16,043)  $(60,846)  $(52,106)   (7,262)   (4,736)    (2,502)
  Financing Cost........................... $     --   $      --   $     --   $     --        --     3,601   $     --
  Income (loss) from continuing operations
     per common share:
    Basic.................................. $   0.43   $   (0.62)  $  (2.03)  $  (1.46)  $ (0.24)  $ (0.14)  $  (0.07)
    Diluted................................ $   0.31   $   (0.62)  $  (2.03)  $  (1.46)  $ (0.24)  $ (0.14)  $  (0.07)

OTHER DATA:
  Capital expenditures (including
  acquisitions)............................ $ 39,767   $  19,126   $ 15,896   $ 15,896   $ 2,119   $ 4,352   $  4,352
  Ratio of earnings to fixed charges (4)...    1.56X         n/a        n/a        n/a       n/a       n/a        n/a





                                    MARCH 31, 2003(UNAUDITED)
                                             ACTUAL
                                      (DOLLARS IN THOUSANDS)

CONSOLIDATED BALANCE SHEET DATA:
Total assets...........................    $ 117,674
Total other liabilities................    $ 12,903
Total debt ............................    $ 173,735
Stockholders' deficit..................    $ (70,201)


       ----------

       (1) Consists of crude oil and natural gas production sales, revenue from rig operations and other miscellaneous revenue.

       (2) Consists of lease operating expenses, production taxes and rig operating expenses.

       (3) Interest expense on our indebtedness includes cash interest expense on the new revolving credit facility and non-cash (additional notes) interest expense on the term loan and the new notes. Non-cash interest expense is calculated at 9% on the term loan and at an imputed rate of 8.6% on the new notes based on the carrying value of the exchanged notes of $128.6 million.

       (4) Earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and premium on the old notes. Our earnings were inadequate to cover fixed charges in 2001, 2002 and Pro Forma 2002, by , $15.5 million, $60.8 million, and $52.1 million, respectively. In 2000, we had earnings from continued operations of $37.4 million and fixed charges of $24.0 million. Our ratio of earnings to fixed charges during 2000 was 1.56x.


                 SUMMARY HISTORICAL AND PRO FORMA OPERATING DATA




                                                    YEARS ENDED DECEMBER 31,             THREE MONTHS ENDED MARCH 31,
                                                                               PRO                               PRO
                                                                              FORMA                            FORMA
                                              2000       2001       2002       2002       2002       2003       2003
                                              ----       ----       ----       ----       ----       ----       ----
                                                           (dollars in thousands, except per unit data)
   PRODUCTION:
      Crude oil (MBbls)....................     407        365        265        251         68         63         63
      NGLs (MBbls).........................     132         51         10          9          2          4          4
      Natural gas (MMcf)...................   8,364      7,823      5,680      5,420      1,466      1,406      1,406
        Mmcfe..............................  11,597     10,318      7,324      6,980      1,886      1,808      1,808
   AVERAGE SALES PRICE:(1)
      Crude oil (per Bbl).................. $ 14.01   $  25.07   $  24.42   $  24.95   $  16.37   $  33.33   $  33.33
      NGLs (per Bbl).......................   20.53      15.61      14.88      14.89   $  11.55   $  26.28   $  26.28
      Natural gas (per Mcf)................    2.84       3.19       2.64       2.61       2.27       5.29       5.29
        Per Mcfe...........................    2.77       3.39       2.95       2.94       2.37       5.34       5.34
   LOE (PER MCFE).......................... $  0.67   $   0.90   $   1.08   $   1.10   $   1.00   $   1.30   $   1.30



       ----------

       (1)    Average sales prices include effects of hedging activities.

                 SUMMARY HISTORICAL AND PRO FORMA RESERVES DATA

         The following table sets forth summary information with respect to our estimated proved crude oil, NGLs and natural gas reserves as of the dates indicated and sets forth an unaudited summary report of our pro forma reserves as of December 31, 2002 and gives effect to and reflects the exchange offer and each of the other transactions described under "Business--Recent Developments--Financial Restructuring" as if all were consummated as of such dates. The information in these tables should be read in conjunction with the section entitled "Unaudited Pro Forma Condensed Consolidated Financial Statements" included elsewhere in this prospectus.





                                                                                   AS OF DECEMBER 31,
                                                                                                      PRO
                                                                                                     FORMA
                                                                2000        2001         2002         2002
                                                                ----        ----         ----         ----
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)
      ESTIMATED PROVED RESERVES:
      Crude oil and NGLs (MBbls).............................     6,081       4,414        3,459        3,459
      Natural gas (MMcf).....................................   114,908     115,668       91,766       91,766
      Natural gas equivalents (MMcfe)........................   151,394     142,152      112,520      112,520
        % Proved developed...................................       49%         40%          48%         48 %
      Estimated future net revenue before income taxes....... $ 954,783   $ 175,344    $ 276,746    $ 276,746
      PV-10..................................................   486,120      77,187      136,584      136,584
        % Proved developed...................................       47%         63%          65%          65%

                                                      RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT IN THE NOTES OR ABRAXAS COMMON STOCK OFFERED BY THE SELLING SECURITY HOLDERS.

RISKS RELATED TO THE OFFERING


         THE SECURITY FOR THE NOTES MAY BE INADEQUATE TO SATISFY ALL AMOUNTS DUE AND OWING TO THE HOLDERS OF OUR NOTES. Currently, the notes are secured by a second lien or charge on all of our current and future assets, including, but not limited to, our crude oil and natural gas assets. There can be no assurance that, following an acceleration after an event of default under the indenture for the notes, the proceeds from the sale of the collateral and allocable to the notes would be sufficient to satisfy all amounts due on such notes. The ability of the holders of the notes to realize upon the collateral will also be subject to certain limitations in the indenture for the notes, the accompanying mortgage and the pledge agreement, including a prohibition on foreclosing on the collateral for 180 days after an event of default under the notes, as applicable. In addition, if we become a debtor in a case under the bankruptcy code, the automatic stay imposed by the bankruptcy code would prevent the trustee from selling or otherwise disposing of the collateral without bankruptcy court authorization. In that case, the foreclosure might be delayed indefinitely. See "Description of the Notes--Security" on page 83 of this prospectus.


         THE GUARANTEES MAY NOT BE ENFORCEABLE IN BANKRUPTCY. Abraxas' obligations under the notes (and any additional notes issued in lieu of cash interest payments), are guaranteed by Sandia Oil & Gas, Sandia Operating, Wamsutter, New Grey Wolf, Western Associated Energy, Eastside Coal and any other future subsidiaries. Various fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by courts to subordinate or void such guarantees. It is also possible that under certain circumstances a court could hold that the direct obligations of a guarantor could be superior to the obligations under its guarantee.

         To the extent that a court were to find that at the time a guarantor entered into a guarantee either:


         (1) the guarantee was incurred by the guarantor with the intent to hinder, delay or defraud any present or future creditor or that the guarantor contemplated insolvency with a design to favor one or more creditors to the exclusion in whole or in part of others; or


         (2) the guarantor did not receive fair consideration or reasonably equivalent value for issuing the guarantee and, at the time it issued the guarantee, the guarantor

               o was insolvent or rendered insolvent by reason of the issuance of the guarantee;

               o was engaged or about to engage in a business or transaction for which the remaining assets of the guarantor constituted unreasonably small capital; or

               o intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured;

the court could void or subordinate the guarantee in favor of the guarantor's other creditors. Among other things, a legal challenge of a guarantee issued by a guarantor on fraudulent conveyance grounds may focus on the benefits, if any, realized by the guarantor as a result of our issuance of the notes or any additional notes issued in lieu of cash interest payments. A court might find that the guarantors did not benefit from incurrence of the indebtedness represented by such notes.

         To the extent that a guarantee is voided as a fraudulent conveyance or found unenforceable for any other reason, holders of the notes or any additional notes issued in lieu of cash interest payments would cease to have any claim in respect of the applicable guarantor. In such event, the claims of the holders of the notes against such guarantor would be subject to the prior payment of all liabilities and preferred stock claims of such guarantor. There can be no assurance that, after providing for all claims and preferred stock interests, if any, there would be sufficient assets to satisfy the claims of the holders of the notes relating to any voided portion of such guarantee.

         Under applicable provisions of Canadian federal bankruptcy law or comparable provisions of provincial fraudulent preference laws, if a court in an action brought by an unpaid creditor of New Grey Wolf or by a bankruptcy trustee thereof were to find that the liens granted by New Grey Wolf over its assets were intended to prefer the holders of the notes over other creditors, such liens could be set aside. This would become an issue if New Grey Wolf became insolvent or bankrupt within a certain period after granting the liens.

         UNDER CERTAIN CIRCUMSTANCES A BANKRUPTCY COURT COULD ORDER THE REPAYMENT OF INTEREST PAYMENTS MADE UNDER THE NOTES. The bankruptcy code allows the bankruptcy trustee (or us, acting as debtor-in-possession) to avoid certain transfers of a debtor's property as a "preference." Under the bankruptcy code a preference is:

               o   a transfer of the debtor's property;

               o to or for the benefit of a creditor on account of an existing debt;

               o made while the debtor was insolvent (presumed in the 90 days before a bankruptcy filing);

               o if the creditor receives more than it would have received in a bankruptcy liquidation if the transfer had not been made; and

               o if the transfer/payment was made in the 90 days before the bankruptcy filing, or, if the creditor was an "insider" within one year before the bankruptcy filing (a creditor that is also a director, officer or controlling stockholder of a debtor may be deemed to be an insider).

         Our payment of principal and/or accrued interest, or our grant of a lien or security interest, including payments made or liens or security interests granted pursuant to the exchange offer, may be deemed to be a preference if all of the factors discussed above are present. If such transfers were deemed to be preferential transfers, the payments could be recovered from the noteholders and the lien or security interest could be avoided.

         If the notes (and any additional notes issued in lieu of cash interest payments), are fully secured (i.e., the value of collateral exceeds the amount it secures), payments on such notes would not constitute preferential transfers. However, if, or to the extent, the notes are undersecured (i.e., the value of the collateral is less than the amount which it secures), payments would be deemed to have been applied, first, to the unsecured portion of the notes and, second, to the secured portion of the notes and the payments attributable to the unsecured portion could be considered preferential transfers. Therefore, if we are involved in a bankruptcy proceeding, holders of our notes or any additional notes issued in lieu of cash interest payments may be required to disgorge payments made on such notes to the extent the notes are undersecured.

         Additionally, due to Abraxas' and the guarantors' being domiciled in the United States and in Canada, Abraxas and the guarantors could be subject to multi-jurisdictional insolvency proceedings in the United States and Canada. If multi-jurisdictional insolvency proceedings were to occur, this could result in additional delay in payment of the notes or any additional notes issued in lieu of cash interest payments, as well as delay in or prevention from enforcing remedies under such notes, any guarantee thereunder and the liens securing such notes and the guarantees. Likewise, our notes could be subject to different treatment inasmuch as the multiple insolvency proceedings would be conducted by different courts applying different laws.

         IN BANKRUPTCY, THE PAYMENT OF CASH AND THE ISSUANCE OF THE NOTES AND ABRAXAS COMMON STOCK IN THE EXCHANGE OFFER COULD BE AVOIDED AS A PREFERENTIAL TRANSFER. If we were to become subject to a petition for relief under the bankruptcy code within 90 days after the consummation of the exchange offer (or, with respect to any insiders specified in the bankruptcy code, within one year after consummation of the exchange offer) and certain other conditions are met, the consideration paid to noteholders in the exchange offer, absent the presence of one of the bankruptcy code defenses to avoidance, could be avoided as a preferential transfer and, to the extent avoided, the value of such consideration could be recovered from the noteholder and possibly from subsequent transferees.

         ORIGINAL ISSUE DISCOUNT WILL BE INCLUDED IN YOUR GROSS INCOME FOR U.S. FEDERAL INCOME TAX PURPOSES BEFORE YOU RECEIVE ANY CASH PAYMENTS ON THE NOTES. The notes have been deemed to be issued at a substantial discount from their stated principal amount at maturity because the issue price of the notes will be determined by reference to the fair market value of the second lien notes and old notes in exchange for which the notes subject to this prospectus were issued on January 23, 2003, the closing date of the private exchange offer in which the notes were issued. Furthermore, periodic interest payments on the notes will be payable in cash or by the issuance of additional notes and, as such, will be treated as if all interest payments are made in the form of additional notes, thereby creating additional original issue discount on the notes. Consequently, prior to receiving any cash interest payments on the notes, a holder of notes will be required to include significant original issue discount in the gross income of such holder for U.S. federal income tax purposes. For a more detailed discussion of the tax consequences applicable to holders of the notes, see the section entitled "Certain U.S. Federal Income Tax Considerations" beginning on page 136 of this prospectus.

         THE AMOUNT OF ANY CLAIM MADE BY A NOTE HOLDER IN A BANKRUPTCY ACTION MAY BE LIMITED AS A RESULT OF THE NOTES BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT. If a bankruptcy petition is filed by or against us under the U.S. Bankruptcy Code while the notes are outstanding, the claim of a holder of the notes with respect to the accreted value of the notes may be limited to an amount equal to the sum of:

              o   the initial issue price for the notes; and

              o that portion of the original issue discount that is not deemed to constitute "unmatured interest" within the meaning of the United States Bankruptcy Code.

         Any original issue discount that was not amortized as of the date of any such bankruptcy filing would constitute "unmatured interest." Accordingly, holders of the notes under such circumstances may receive a lesser amount than they would be entitled to under the express terms of the indenture for the notes, even if sufficient funds are available. In addition, to the extent that the U.S. Bankruptcy Code differs from the Internal Revenue Code of 1986, as amended, in determining the method of amortization of original issue discount, a holder of the notes may realize taxable gain or loss upon payment of that holder's claim in bankruptcy.

         WE MAY NOT BE ABLE TO REPURCHASE THE NOTES UPON A CHANGE OF CONTROL. Upon the occurrence of certain change of control events, holders of the notes may require us to offer to repurchase all or any part of their notes. We may not have sufficient funds at the time of the change of control to make the required repurchases of such notes.

         The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from crude oil and natural gas operations or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds would be available at the time of any change of control to make any required repurchases of the notes tendered. Furthermore, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future. In addition, the new senior credit agreement restricts our ability to repurchase the notes. Any future credit agreements or other agreements relating to debt to which we may become a party will most likely contain similar restrictions and provisions.

         AN ACTIVE MARKET MAY NOT DEVELOP FOR THE NOTES OR ABRAXAS COMMON STOCK. The notes were originally issued on January 23, 2003 and no assurance can be given that an active market will develop, or, if such a market develops, that such market will be liquid. The notes will not be listed on any national securities exchange. Accordingly, no assurance can be given that a holder of the notes will be able to sell such notes in the future or as to the price at which such sale may occur. The liquidity of the market for the notes and the prices at which such notes trade will depend upon the amount outstanding, the number of holders thereof, the interest of securities dealers in maintaining a market in such notes and other factors beyond our control. The liquidity of, and trading market for, the notes also may be adversely affected by general declines in the market for high yield securities. Such declines may adversely affect the liquidity and trading markets for the notes.

         The Abraxas common stock is quoted on the American Stock Exchange. While there is currently one specialist in the Abraxas common stock, this specialist is not obligated to continue to make a market in the Abraxas common stock. In this event, the liquidity of the Abraxas common stock could be adversely impacted and a stockholder could have difficulty obtaining accurate stock quotes.

         COMPOUND INTEREST ON THE NOTES MAY BE RESTRICTED BY APPLICABLE LAW. Interest on the notes will compound semi-annually to the extent permitted by applicable law. Although applicable law provides for enforceability of compound interest in certain loans and agreements, it may not be enforceable in a loan with a principal amount of $250,000 or less. It is unclear whether compound interest is enforceable in a loan with a principal amount of $250,000 or less when the aggregate amount of the debt incurred under the financing agreement governing that loan is over $250,000. Accordingly, the ability of the holder of any note with a principal amount of $250,000 or less to collect compounded interest may be restricted by applicable law. In any event, Abraxas intends to pay compound interest in accordance with the terms of the indenture for the notes.

         ABRAXAS DOES NOT PAY DIVIDENDS ON COMMON STOCK. Abraxas has never paid a cash dividend on its common stock and the terms of the new senior credit agreement and the indenture relating to the notes limit the ability of Abraxas to pay dividends on its common stock.


         SHARES ELIGIBLE FOR FUTURE SALE MAY DEPRESS OUR STOCK PRICE. At May 28, 2003 we had 35,630,115 shares of common stock outstanding of which 7,293,445 shares were held by affiliates, 3,293,302 shares of common stock were subject to outstanding options granted under certain stock option plans (of which 2,215,788 shares were vested at May 28, 2003) and 950,000 shares were issuable upon exercise of warrants.


         All of the shares of common stock held by affiliates are restricted or control securities under Rule 144 promulgated under the Securities Act. The shares of the common stock issuable upon exercise of the stock options have been registered under the Securities Act. The shares of the common stock issuable upon exercise of the warrants are subject to certain registration rights and, therefore, will be eligible for resale in the public market after a registration statement covering such shares has been declared effective. Sales of shares of common stock under Rule 144 or another exemption under the Securities Act or pursuant to a registration statement could have a material adverse effect on the price of the common stock and could impair our ability to raise additional capital through the sale of equity securities.

         THE PRICE OF ABRAXAS' COMMON STOCK HAS BEEN VOLATILE AND COULD CONTINUE TO FLUCTUATE SUBSTANTIALLy. Abraxas' common stock is traded on the American Stock Exchange. The market price of Abraxas' common stock has been volatile and could fluctuate substantially based on a variety of factors, including the following:

            o    Fluctuations in commodity prices;

            o    Variations in results of operations;

            o    Legislative or regulator changes;

            o    General trends in the industry;

            o    Market conditions; and

            o Analysts' estimates and other events in the crude oil and natural gas industry.

         WE MAY ISSUE SHARES OF PREFERRED STOCK WITH GREATER RIGHTS THAN OUR COMMON STOCK. Subject to the rules of the American Stock Exchange, our articles of incorporation authorize our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from holders of our common stock. Any preferred stock that is issued may rank ahead of our common stock in terms of dividends, priority and liquidation premiums and may have greater voting rights than our common stock.

         ANTI-TAKEOVER PROVISIONS COULD MAKE A THIRD PARTY ACQUISITION OF ABRAXAS DIFFICULT. Abraxas' articles of incorporation and by-laws provide for a classified board of directors, with each member serving a three-year term, and eliminate the ability of stockholders to call special meetings or take action by written consent. Abraxas also has adopted a stockholder rights plan. Each of the provisions in the articles of incorporation and by-laws and the stockholder rights plan could make it more difficult for a third party to acquire Abraxas without the approval of Abraxas' board. In addition, the Nevada corporate statute also contains certain provisions that could make an acquisition by a third party more difficult.

RISKS RELATED TO OUR BUSINESS

         OUR REDUCED OPERATING CASH FLOW RESULTING FROM THE SALE OF CANADIAN ABRAXAS AND OLD GREY WOLF MAY PUT SIGNIFICANT STRAIN ON OUR LIQUIDITY AND CASH POSITION. Our reduced operating cash flow and resulting limited liquidity has caused us, and the limitations imposed by the new senior credit agreement and the notes will cause us, to reduce capital expenditures, including exploration, exploitation and development projects. These reductions will limit our ability to replenish our depleting reserves, which could negatively impact our cash flow from operations and results of operations in the future. In addition, under the terms of the notes, we are required, to the extent permitted, to permanently pay down debt under the new senior credit agreement and, if permitted, the notes, with our cash flow which is not required to pay our capital expenditures or make cash interest and tax payments.

         The effects of our reduced operating cash flow will be exacerbated by our high level of debt, which will affect our operations in several important ways, including:

             o A substantial amount of our cash flow from operations could be required to make principal and interest payments on our outstanding indebtedness and may not be available for other purposes, including developing our properties;

             o The covenants contained in the indenture governing the notes and in the new senior credit agreement will limit our ability to borrow additional funds or to dispose of assets or use the proceeds of any asset sales and may affect our flexibility in planning for, and reacting to, changes in our business; and

             o Our debt level may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, interest payments, scheduled principal payments, general corporate purposes or other purposes.

         OUR LIMITED LIQUIDITY AND RESTRICTIONS ON USES OF CASH DICTATED BY BOTH THE NEW SENIOR CREDIT AGREEMENT AND THE NOTES, COMBINED WITH OUR HIGH DEBT LEVELS MAY HINDER OUR ABILITY TO SATISFY THE SUBSTANTIAL CAPITAL REQUIREMENTS RELATED TO OUR OPERATIONS. The success of our future operations will require us to make substantial capital expenditures for the exploitation, development, exploration and production of crude oil and natural gas. Volatile commodity prices could negatively impact our cash flow from operations as well as any future sales of producing properties.


         Under the terms of the new senior credit agreement, we are required to establish deposit accounts at financial institutions acceptable to the lenders and we are required to direct our customers to make all payments into these accounts. The amounts in these accounts will be transferred to the lenders upon the occurrence and during the continuance of an event of default under the new senior credit agreement. We will also be required to make mandatory repayments of the outstanding amounts owing under the new senior credit agreement if the outstanding amounts exceed the borrowing base. In addition, under the terms of the notes, Abraxas is subject to cash and expenditures covenants including those set forth in the sections entitled "Description of the Notes--Certain Covenants--Excess Cash Flow and Excess Cash," "--Limitations on Expenditures for Selling, General and Administrative Expenses," "--Limitations on Capital Expenditures" and "--Limitation on Uses of Cash" beginning on page 95 of this prospectus.

         These limitations imposed on Abraxas by the new senior credit agreement and the notes may have the effect of limiting our ability to develop our crude oil and natural gas properties because much of our cash flow may be used for debt service. As a result, our ability to replace production may be limited. You should read the discussion under "--Our ability to replace production with new reserves is highly dependent on acquisitions or successful development and exploration activities" for more information regarding the risks associated with limitations on our ability to develop our crude oil and natural gas properties.

         HEDGING TRANSACTIONS MAY LIMIT OUR POTENTIAL GAINS. Under the terms of the new senior credit agreement, we are required to maintain commodity price hedging positions on not less than 25% and not more than 75% of our estimated production for a rolling six-month period. In January 2003, we entered into a collar option agreement with respect to 5,000 MMBtu per day, or approximately 25% of our production, at a call price of $6.25 per MMBtu and a put price of $4.00 per MMBtu, for the calendar months of February through July 2003. In February 2003, we entered into a second hedging agreement related to 5,000 MMBtu which provides for a floor price of $4.50 per MMBtu for the calendar months of March 2003 through February 2004. For a more detailed description of the new senior credit agreement and our hedging sensitivity, see the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 31.


         We cannot assure you that our hedging transactions will reduce risk or minimize the effect of any decline in crude oil or natural gas prices. Any substantial or extended decline in crude oil or natural gas prices would have a material adverse effect on our business and financial results. Hedging activities may limit the risk of declines in prices, but such arrangements may also limit, and have in the past limited, additional revenues from price increases. In addition, such transactions may expose us to risks of financial loss under certain circumstances, such as:

              o   production being less than expected; or

              o price differences between delivery points for our production and those in our hedging agreements increasing.

         In 2000, 2001 and 2002, we experienced hedging losses of $20.2 million, $12.1 million and $3.2 million, respectively, of which $14.0 million, $6.6 million and $1.5 million, respectively, were applicable to continuing operations.

         OUR ABILITY TO REPLACE PRODUCTION WITH NEW RESERVES IS HIGHLY DEPENDENT ON ACQUISITIONS OR SUCCESSFUL DEVELOPMENT AND EXPLORATION ACTIVITIES. The rate of production from crude oil and natural gas properties declines as reserves are depleted. Our proved reserves will decline as reserves are produced unless we acquire additional properties containing proved reserves, conduct successful exploration, exploitation and development activities or, through engineering studies, identify additional behind-pipe zones or secondary recovery reserves. Our future crude oil and natural gas production is therefore highly dependent upon our level of success in acquiring or finding additional reserves. While we have had some success in pursuing these activities, we have not been able to fully replace the production volumes lost from natural field declines and property sales. We have implemented a number of measures to conserve our cash resources, including postponement of exploration and development projects. However, while these measures will conserve our cash resources in the near term, they will also limit our ability to replenish our depleting reserves, which could negatively impact our cash flow from operations in the future. The terms of the new senior credit agreement and the notes limit our capital expenditures which will further limit our ability to replenish our reserves and replace production. Further, in addition to the effects of our limited liquidity, our operations may be curtailed, delayed or cancelled by other factors, such as title problems, weather, compliance with governmental regulations, mechanical problems or shortages or delays in the delivery of equipment. We cannot assure you that our exploration and development activities will result in increases in reserves.

         USE OF OUR NET OPERATING LOSS CARRYFORWARDS MAY BE LIMITED. At December 31, 2002, Abraxas had, subject to the limitation discussed below, $167.1 million of net operating loss carryforwards for U.S. tax purposes. These loss carryforwards will expire from 2003 through 2022 if not utilized. At December 31, 2002, Abraxas had approximately $1.0 million of net operating loss carryforwards for Canadian tax purposes. These carryforwards will expire from 2003 through 2009 if not utilized. In connection with the financial restructuring, some of the loss carryforwards may be utilized.

         As to a portion of the U.S. net operating loss carryforwards, the amount of such carryforwards that we can use annually is limited under U.S. tax law. Additionally, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109. Therefore, Abraxas has established a valuation allowance of $39.7 million and $99.1 million for deferred tax assets at December 31, 2001 and 2002, respectively.

         CRUDE OIL AND NATURAL GAS PRICES AND THEIR VOLATILITY COULD ADVERSELY AFFECT OUR REVENUE, CASH FLOWS, PROFITABILITY AND GROWTH. Our revenue, cash flows, profitability and future rate of growth depend substantially upon prevailing prices for crude oil and natural gas. Natural gas prices affect us more than crude oil prices because most of our production and reserves are natural gas. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. In addition, we may have ceiling limitation write-downs when prices decline. During the second quarter of 2002, we had a ceiling limitation write down of approximately $116.0 million ($32.9 million for continuing operations and $83.1 million for discontinued operations). Lower prices may also reduce the amount of crude oil and natural gas that we can produce economically.

         We cannot predict future crude oil and natural gas prices. Factors that can cause price fluctuations include:

             o   changes in supply and demand for crude oil and natural gas;

             o   weather conditions;

             o   the price and availability of alternative fuels;

             o political and economic conditions in oil producing countries, especially those in the Middle East; and

             o   overall economic conditions.

         In addition to decreasing our revenue and cash flow from operations, low or declining crude oil and natural gas prices could have additional material adverse effects on us, such as:

             o reducing the overall volumes of crude oil and natural gas that we can produce economically;

             o   causing a ceiling limitation write-down;

             o increasing our dependence on external sources of capital to meet our liquidity requirements; and

             o   impairing our ability to obtain needed equity capital.

         LOWER CRUDE OIL AND NATURAL GAS PRICES INCREASE THE RISK OF CEILING LIMITATION WRITE-DOWNS. We use the full cost method to account for our crude oil and natural gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop crude oil and natural gas properties. Under full cost accounting rules, the net capitalized cost of crude oil and natural gas properties may not exceed a "ceiling limit" which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. If net capitalized costs of crude oil and natural gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a "ceiling limitation write-down." This charge does not impact cash flow from operating activities, but does reduce our stockholders' equity and earnings. The risk that we will be required to write down the carrying value of crude oil and natural gas properties increases when crude oil and natural gas prices are low. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves. An expense recorded in one period may not be reversed in a subsequent period even though higher crude oil and natural gas prices may have increased the ceiling applicable to the subsequent period.

         ESTIMATES OF OUR PROVED RESERVES AND FUTURE NET REVENUE ARE UNCERTAIN AND INHERENTLY IMPRECISE. This prospectus contains estimates of our proved crude oil and natural gas reserves and the estimated future net revenue from such reserves. The process of estimating crude oil and natural gas reserves is complex and involves decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data. Therefore, these estimates are imprecise.

         Actual future production, crude oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable crude oil and natural gas reserves most likely will vary from those estimated. Any significant variance could materially affect the estimated quantities and present value of reserves set forth in this prospectus. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing crude oil and natural gas prices and other factors, many of which are beyond our control.

         You should not assume that the present value of future net revenues referred to in this prospectus is the current market value of our estimated crude oil and natural gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the end of the period of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the end of the year of the estimate. Any changes in consumption by natural gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of crude oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with us or the crude oil and natural gas industry in general will affect the accuracy of the 10% discount factor.

         The estimates of our reserves are based upon various assumptions about future production levels, prices and costs that may not prove to be correct over time. In particular, estimates of crude oil and natural gas reserves, future net revenue from proved reserves and the PV-10 thereof for the crude oil and natural gas properties described in this prospectus are based on the assumption that future crude oil and natural gas prices remain the same as crude oil and natural gas prices at December 31, 2002. The sales prices as of such date used for purposes of such estimates were $29.69 per Bbl of crude oil, $18.89 per Bbl of NGLs and $3.79 per Mcf of natural gas. This compares with $18.26 per Bbl of crude oil, $16.29 per Bbl of NGLs and $2.16 per Mcf of natural gas as of December 31, 2001. These estimates also assume that we will make future capital expenditures of approximately $50.4 million in the aggregate, which are necessary to develop and realize the value of proved undeveloped reserves on our properties. Any significant variance in actual results from these assumptions could also materially affect the estimated quantity and value of reserves set forth herein.

         WE HAVE EXPERIENCED RECURRING NET LOSSES. The following table shows the losses we had in 1998, 1999, 2001 and 2002 from continuing operations:

                                       YEARS ENDED DECEMBER 31,
                                  1998        1999         2001          2002
                                  ----        ----         ----          ----
Net  (loss)  from  continuing
operations                      $(79.0)     $(24.4)      $(16.0)       $ (60.8)

While we had net income in 2000 of $9.9 million from continuing operations, if the significant gain on the sale of an interest in a partnership were excluded, we would have experienced a net loss from continuing operations for the year of $(24.1) million. We cannot assure you that we will become profitable in the future.

         THE MARKETABILITY OF OUR PRODUCTION DEPENDS LARGELY UPON THE AVAILABILITY, PROXIMITY AND CAPACITY OF NATURAL GAS GATHERING SYSTEMS, PIPELINES AND PROCESSING FACILITIES. The marketability of our production depends in part upon processing facilities. Transportation space on such gathering systems and pipelines is occasionally limited and at times unavailable due to repairs or improvements being made to such facilities or due to such space being utilized by other companies with priority transportation agreements. Our access to transportation options can also be affected by U.S. federal and state and Canadian regulation of crude oil and natural gas production and transportation, general economic conditions, and changes in supply and demand. These factors and the availability of markets are beyond our control. If market factors dramatically change, the financial impact on us could be substantial and adversely affect our ability to produce and market crude oil and natural gas.

         OUR CANADIAN OPERATIONS ARE SUBJECT TO THE RISKS OF CURRENCY FLUCTUATIONS AND IN SOME INSTANCES ECONOMIC AND POLITICAL DEVELOPMENTS. We conduct operations in Canada. The expenses of such operations are payable in Canadian dollars while most of the revenue from crude oil and natural gas sales is based upon U.S. dollar price indices. As a result, Canadian operations are subject to the risk of fluctuations in the relative values of the Canadian and U.S. dollars. We are also required to recognize foreign currency translation gains or losses related to any debt issued by our Canadian subsidiary because the debt is denominated in U.S. dollars and the functional currency of such subsidiary is the Canadian dollar. Our foreign operations may also be adversely affected by local political and economic developments, royalty and tax increases and other foreign laws or policies, as well as U.S. policies affecting trade, taxation and investment in other countries.

         WE DEPEND ON OUR KEY PERSONNEL. We depend to a large extent on Robert L.G. Watson, our Chairman of the Board, President and Chief Executive Officer, for our management and business and financial contacts. The unavailability of Mr. Watson could have a materially adverse effect on our business. Mr. Watson has a three-year employment contract with Abraxas commencing on December 21, 1999, which automatically renews thereafter for successive one-year periods unless Abraxas gives 120 days notice prior to the expiration of the original term or any extension thereof of its intention not to renew the employment agreement. Our success is also dependent upon our ability to employ and retain skilled technical personnel. While we have not experienced difficulties in employing or retaining such personnel, our failure to do so in the future could adversely affect our business.

RISKS RELATED TO OUR INDUSTRY

         OUR OPERATIONS ARE SUBJECT TO NUMEROUS RISKS OF CRUDE OIL AND NATURAL GAS DRILLING AND PRODUCTION ACTIVITIES. Our crude oil and natural gas drilling and production activities are subject to numerous risks, many of which are beyond our control. These risks include the following:

             o that no commercially productive crude oil or natural gas reservoirs will be found;

             o that crude oil and natural gas drilling and production activities may be shortened, delayed or canceled; and

             o that our ability to develop, produce and market our reserves may be limited by:

                 |X|   title problems,

                 |X|   weather conditions,

                 |X|   compliance with governmental requirements, and

                 |X| mechanical difficulties or shortages or delays in the delivery of drilling rigs, work boats and other equipment.

         In the past, we have had difficulty securing drilling equipment in certain of our core areas. We cannot assure you that the new wells we drill will be productive or that we will recover all or any portion of our investment. Drilling for crude oil and natural gas may be unprofitable. Dry holes and wells that are productive but do not produce sufficient net revenues after drilling, operating and other costs are unprofitable. In addition, our properties may be susceptible to hydrocarbon draining from production by other operations on adjacent properties.

         Our industry also experiences numerous operating risks. These operating risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, natural gas leaks, ruptures or discharges of toxic gases. If any of these industry operating risks occur, we could have substantial losses. Substantial losses also may result from injury or loss of life, severe damage to or destruction of property, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with industry practice, we maintain insurance against some, but not all, of the risks described above. We cannot assure you that our insurance will be adequate to cover losses or liabilities. Also, we cannot predict the continued availability of insurance at premium levels that justify its purchase.

         WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY WHICH MAY ADVERSELY AFFECT OUR OPERATIONS. We operate in a highly competitive environment. Competition is particularly intense with respect to the acquisition of desirable undeveloped crude oil and natural gas properties. The principal competitive factors in the acquisition of such undeveloped crude oil and natural gas properties include the staff and data necessary to identify, investigate and purchase such properties, and the financial resources necessary to acquire and develop such properties. We compete with major and independent crude oil and natural gas companies for properties and the equipment and labor required to develop and operate such properties. Many of these competitors have financial and other resources substantially greater than ours.

         The principal resources necessary for the exploration and production of crude oil and natural gas are leasehold prospects under which crude oil and natural gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of crude oil and natural gas operations. We must compete for such resources with both major crude oil and natural gas companies and independent operators. Although we believe our current operating and financial resources are adequate to preclude any significant disruption of our operations in the immediate future, we cannot assure you that such materials and resources will be available to us.

         We face significant competition for obtaining additional natural gas supplies for gathering and processing operations, for marketing NGLs, residue gas, helium, condensate and sulfur, and for transporting natural gas and liquids. Our principal competitors include major integrated oil companies and their marketing affiliates and national and local gas gatherers, brokers, marketers and distributors of varying sizes, financial resources and experience. Certain competitors, such as major crude oil and natural gas companies, have capital resources and control supplies of natural gas substantially greater than ours. Smaller local distributors may enjoy a marketing advantage in their immediate service areas.

         OUR CRUDE OIL AND NATURAL GAS OPERATIONS ARE SUBJECT TO VARIOUS U.S. FEDERAL, STATE AND LOCAL AND CANADIAN FEDERAL AND PROVINCIAL GOVERNMENTAL REGULATIONS THAT MATERIALLY AFFECT OUR OPERATIONS. Matters regulated include discharge permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells and unitization and pooling of properties and taxation. At various times, regulatory agencies have imposed price controls and limitations on production. In order to conserve supplies of crude oil and natural gas, these agencies have restricted the rates of flow of crude oil and natural gas wells below actual production capacity. Federal, state, provincial and local laws regulate production, handling, storage, transportation and disposal of crude oil and natural gas, by-products from crude oil and natural gas and other substances and materials produced or used in connection with crude oil and natural gas operations. To date, our expenditures related to complying with these laws and for remediation of existing environmental contamination have not been significant. We believe that we are in substantial compliance with all applicable laws and regulations. However, the requirements of such laws and regulations are frequently changed. We cannot predict the ultimate cost of compliance with these requirements or their effect on our operations.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the notes or the Abraxas common stock by the selling security holders pursuant to this prospectus.

                      RATIO OF EARNINGS TO FIXED CHARGES


         Earnings consist of income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing fees and premium on the old notes. Our earnings were inadequate to cover fixed charges in 1998, 1999, 2001, 2002, and pro forma 2002, by $79.0 million, $24.2 million, $15.5 million, $60.8 million and $52.1 million, respectively. For the quarters ended March 31, 2002, 2003 and pro forma 2003, our earnings were inadequate to cover fixed charges by $7.3 million, $4.7 million and $2.5 million, respectively. In 2000, we had earnings from continued operations of $37.4 million and fixed charges of $24.0 million. Our ratio of earnings to fixed charges during 2000 was 1.56x.


                                CAPITALIZATION


         The following table sets forth our cash position and total consolidated capitalization at December 31, 2002 and March 31, 2003, respectively, on a historical and pro forma basis.



                                                                   December 31, 2002              March 31, 2003
                                                          ------------------------------------ ----------------------
                                                            HISTORICAL     PRO FORMA (1)            HISTORICAL
                                                            ----------     -------------            ----------
                                                                (dollars in thousands)              (dollars in
                                                                                                     thousands)
Cash.............................................         $       557      $        557             $   2,510
                                                          ============     =============            ==========

Total debt, including current maturities:

  12?% Senior Secured Notes due 2003 (first lien notes)        63,500                --                    --
  11 1/2% Senior Secured Notes due 2004 (second lien notes)   190,178                --                    --
  11 1/2% Senior Notes due 2004 (old notes).........              801                --                    --
  New Senior Credit Agreement....................                  --            46,700                45,137
  11 1/2% Secured Notes due 2007 (new notes) (2)....               --           128,598               128,598
                                                          ------------     -------------            ----------
          Total debt.............................             254,479           175,298               173,735
Stockholders' equity (deficit)...................            (142,254)          (73,158)              (70,201)
                                                          ------------     -------------            ----------

  Total capitalization...........................         $   112,225      $    102,140             $ 103,534
                                                          ============     =============            ==========


(1) Reflects the exchange offer and each of the other transactions described under "Business--Recent Developments--Financial Restructuring."


(2) For financial reporting purposes, the new notes will be reflected at the carrying value of the second lien notes and old notes prior to the exchange of $191.0 million, net of the cash offered in the exchange of $47.5 million and net of the fair market value related to equity of $3.8 million offered in the exchange. In conjunction with the financial restructuring transaction, Abraxas paid cash of $11.5 million ($11.1 million in principal and $0.4 million in interest) to redeem certain of the outstanding old debt and accrued interest. The result of all of these items will be a remaining carrying value of the new notes of $128.6 million. At March 31, 2003, the face amount of the new notes was $109.7 million.

                     PRICE RANGE OF ABRAXAS COMMON STOCK

     Abraxas common stock began trading on the American Stock Exchange on August 18, 2000 under the symbol "ABP." The following table sets forth certain information as to the high and low bid quotations quoted for Abraxas' common stock on the American Stock Exchange.


                         PERIOD                                              HIGH         LOW
                         ------                                              ----         ---
            2001         First Quarter...................................   $5.32        $3.69
                         Second Quarter..................................    4.98         3.10
                         Third Quarter...................................    3.65         1.70
                         Fourth Quarter..................................    1.85         0.88

            2002
                         First Quarter...................................   $1.70        $0.89
                         Second Quarter..................................    1.41         0.52
                         Third Quarter...................................    0.98         0.42
                         Fourth Quarter..................................    0.80         0.52

            2003
                         First Quarter...................................   $0.99        $0.55
                         Second Quarter (through May 28, 2003)..........     1.25         0.50


DIVIDENDS


         Abraxas has not paid any cash dividends on its common stock and it is not presently determinable when, if ever, Abraxas will pay cash dividends in the future. In addition, the senior credit facility and the indenture governing the notes prohibit the payment of cash dividends and stock dividends on Abraxas' common stock. You should read the discussion under "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Continuing Operations" beginning on page 38 for more information regarding the restrictions on Abraxas' ability to pay dividends.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


         The Unaudited Pro Forma Statements of Operations of Abraxas for the year ended December 31, 2002 has been prepared assuming the divestiture of the East White Point and the repurchase of a production payment which occurred in the second quarter of 2002 (collectively, the "Sale of Properties") and the exchange offer and each of the other transactions described under "Business--Recent Developments--Financial Restructuring" had occurred on January 1, 2002. The Unaudited Pro Forma Condensed Consolidated Statements of Operations of Abraxas for the three months ended March 31, 2003 has been prepared assuming that the exchange offer and each of the other transactions described under "Business--Recent Developments--Financial Restructuring" had occurred on January 1, 2002. The pro forma financial data are based on assumptions and include adjustments as explained in the notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements. There are no operating income adjustments for the divestiture of Canadian operations since these amounts were included in discontinued operations in the Company's December 31, 2002 and March 31, 2003 financial statements. There is no adjustment for property sales included in the March 31, 2003 pro forma statement of operations since there were no amounts included in the historical statements related to these properties. The unaudited pro forma financial statements are not necessarily indicative of results that actually would have been achieved had the exchange offer and each of the other referenced transactions been consummated on the dates indicated or that may be achieved in the future.


         These unaudited pro forma condensed consolidated financial statements have been prepared from, and should be read along with, "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Selected Historical Financial Data", our Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                  FOR THE THREE MONTHS ENDED MARCH 31, 2003


                                             HISTORICAL
                                              ABRAXAS
                                             PETROLEUM          FINANCIAL
                                            CORPORATION       RESTRUCTURING      PRO FORMA
                                         ----------------    --------------    -------------
Revenues:
  Oil and gas production revenues...     $
                                                    9,653    $            -    $       9,653
  Rig revenues......................                  181                 -              181
  Other.............................                    2                 -                2
                                         ----------------    --------------    -------------
         Total revenues.............                9,836                 -            9,836
Operating costs and expenses:
  Lease operating and production taxes              2,347                 -            2,347
  Depreciation, depletion and
    amortization....................                2,350                 -            2,350
  Rig operations....................                  166                 -              166
  General and administrative........                1,230                 -            1,230
  General and administrative
    (stock-based compensation)......                   36                 -               36
                                         ----------------    --------------    -------------
         Total operating expenses...               6,129                  -            6,129
                                         ---------------     --------------    -------------
Operating income (loss) from
continuing operations...............               3,707                  -            3,707
Other (income) expense:
  Interest income...................                  (10)                -              (10)
  Amortization of deferred
    financing fees..................                  329               105  (1)         434
  Interest expense..................                4,523               867  (2)       5,390
  Financing costs...................                3,601            (3,601) (3)           -
                                         ----------------    -------------------------------
  Income (loss) from continuing
    operations before cumulative
    effect of accounting change.....               (4,736)            2,629           (2,107)
Cumulative effect of accounting change:              (395)                -             (395)
                                         -----------------   --------------    --------------
Net loss............................               (5,131)            2,629           (2,502)
                                         =================   ==============    ==============

Weighted average common shares:
    Basic...........................           34,181,118                 -       34,181,118
                                         ----------------    --------------    -------------
    Diluted.........................           34,500,590                 -       34,500,590
                                         ----------------    --------------    -------------

 Loss from  continuing  operations  per
common share - basic and diluted:        $        (0.14)                       $     (0.07)
                                         ---------------                        -----------



                      See notes to unaudited pro forma financial statements.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 2002


                                          HISTORICAL
                                           ABRAXAS
                                          PETROLEUM          SALE OF        FINANCIAL
                                         CORPORATION       PROPERTIES     RESTRUCTURING        PRO FORMA
                                         ----------      ------------     ------------       -----------
                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Oil and gas production revenues...     $   21,601      $    (1,066)(1)  $                  $    20,535
  Rig revenues......................            635                                 --               635
  Other.............................             71                --               --                71
                                         ----------      ------------     ------------       -----------
         Total revenues.............         22,307           (1,066)               --            21,241
Operating costs and expenses:
  Lease operating and production taxes        7,910             (213)(1)            --             7,697
  Depreciation, depletion and
    amortization....................          9,654             (803)(1)                           8,851
  Proved property impairment........         32,850               --                --            32,850
  Rig operations....................            567               --                --               567
  General and administrative........          5,082                ?                --             5,082
                                         ----------      -----------      ------------       -----------

         Total operating expenses...         56,063           (1,016 )              --            55,047
                                         ----------      -------------    ------------       -----------
Operating income (loss) from
continuing operations...............        (33,756)             (50 )              --           (33,806)
Other (income) expense:
  Interest income...................            (92)              --                --               (92)
  Amortization of deferred                                                      (1,325)(3)
    financing fees..................          1,325               --             1,724(3)          1,724
  Interest expense..................                                           (24,085)(3)
                                             24,689             (604)(2)        15,500(3)         15,500
  Financing costs...................            967               --                --               967
  Other.............................            201               --                --               201
                                         -----------     -----------      ------------       -----------
  Income (loss) from continuing
  operations before income tax......        (60,846)             554             8,186           (52,106)
Income tax expense (benefit):.......             --               --                --                --
                                         -----------     -----------      ------------        -----------


    Loss  from continuing operation.       $(60,846)            $554            $8,186          $(52,106)
                                         =============   ==============   ================   =============

Weighted average common shares:
    Basic...........................     29,979,397                          5,642,699(4)    35,622,096
                                         -----------                      -------------
    Diluted.........................     29,979,397                          5,642,699(4)    35,622,096
                                         -----------                      -------------      -----------

 Loss from continuing operations per
common share - basic and diluted:        $    (2.03)                                            $  (1.46)

                      See notes to unaudited pro forma financial statements.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                           AS OF DECEMBER 31, 2002

                                           HISTORICAL
                                            ABRAXAS
                                           PETROLEUM         FINANCIAL
                                          CORPORATION      RESTRUCTURING     PRO FORMA
                                          -----------     ---------------   -----------
Assets:
  Cash...............................     $       557              --       $      557
  Accounts receivable................           6,029              --            6,029
  Other..............................           1,337              --            1,337
  Assets  held for sale..............          74,247         (74,247)(1)           --
                                          -----------     ---------------   -----------
         Total current assets........          82,170         (74,247)           7,923
 Net property and equipment..........          95,926                           95,926
Deferred financing fees..............           2,970           2,465(5)         5,435
Other assets.........................             359                              359
                                          -----------     -----------       ----------
         Total assets................     $   181,425     $   (71,782)      $  109,643
                                          ============    ============      ==========

Liabilities and Stockholders' Equity
  (Deficit):
Current Liabilities:
   Accounts payable..................     $     5,808              --            5,808
   Current maturities of First Lien
      Notes..........................          63,500         (63,500)(2)           --
   Other current liabilities.........           6,162          (5,000)(2)        1,162
    Liabilities related to assets
       held for sale.................          56,697         (56,697)(1)           --
                                          -----------      -----------      ----------

        Total current liabilities....         132,167        (125,197)           6,970

Long-term debt:
  New Secured Notes..................              --         128,598(6)       128,598
  Senior Credit Agreement ...........              --          46,700(4)        46,700
                                                                                    --
  Old Notes..........................             801            (801)(5)           --
  Second Lien Notes..................         190,178        (190,178)(5)           --
                                          -----------     ------------      ----------
         Total.......................         190,979         (15,681)         175,298
Deferred income taxes................              --              --               --
Other liabilities....................             533              --              533
Stockholders' equity (deficit):
  Common stock.......................             301              56(3)           357
  Additional paid-in capital.........         136,830           3,724(3)       140,554
  Receivable from stock sale.........             (97)             --              (97)
  Accumulated deficit................        (269,621)         60,739(7)      (208,882)
  Accumulated other comprehensive
   income............................            (8,703)        4,577(1)        (4,126)
  Treasury stock.....................            (964)             --             (964)
                                          ------------    -----------       -----------
         Total stockholders' equity
           (deficit).................        (142,254)         69,096          (73,158)
                                          ------------    -----------       -----------
         Total liabilities and
           stockholders' equity
           (deficit).................     $   181,425     $   (71,782)      $  109,643
                                          ===========     ============      ==========

                      See notes to unaudited pro forma financial statements.

             NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                                   STATEMENTS

         Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Operations:


THREE MONTHS ENDED MARCH 31, 2003:

(1) To adjust amortization of deferred financing fees for additional fees paid in connection with new credit agreement, and to amortize balance of fees associated with exchanged notes over the life of the new notes.

(2) To adjust interest expense on long-term debt at the stated interest rates of the associated debt. Interest expense on the new debt includes cash interest expense on the new revolving credit facility and non-cash (additional notes) interest expense on the term loan and the new secured notes. Non cash interest expense is calculated at 9% on the term loan and at an imputed rate of 8.6% on the new notes based on the carrying value of the exchanged notes of $128.6 million.

(3) To eliminate nonrecurring charges attributable to the financing transactions.

YEAR ENDED DECEMBER 31, 2002:


(1) To adjust oil and gas production revenues, lease operating and production taxes and depreciation, depletion and amortization as if the East White Point property sale and the repayment of a production payment obligation which occurred in the second quarter of 2002 had been completed as of January 1, 2002.

(2) To adjust interest expense, giving effect to pay-down of Abraxas' long-term debt and current maturities of long-term debt, at the stated interest rates of the associated debt.

(3) To adjust the amortization of deferred financing fees for debt retired and record the amortization of additional fees related to the new senior credit agreement. To adjust interest expense to reflect debt retired and record expense on new debt. Interest expense on the new debt includes cash interest expense on the new revolving credit facility and non-cash (additional notes) interest expense on the term loan and the new secured notes. Non cash interest expense is calculated at 9% on the term loan and at an imputed rate of 8.6% on the new notes based on the carrying value of the exchanged notes of $128.6 million. See note 5 to the unaudited pro forma condensed consolidated balance sheet for the calculation of the carrying value of the new notes. Additionally, in connection with the exchange offer, Abraxas incurred expenses of $3.8 million of non-recurring cost which are not reflected in these pro forma financial statements.


(4) To reflect the issuance of approximately 5.64 million shares of common stock as part of the financial restructuring.


         Notes to the Unaudited Pro Forma Condensed Consolidated Balance Sheet:

(1) To adjust the balance sheet for disposal of Canadian operations, classified as discontinued operations as of December 31, 2002, as follows:

        Assets:                                        $
        Cash                                             4,325
        Accounts receivable                              4,940
        Net property                                    53,675
        Other                                           11,307
                                                       --------
                                                       $74,247
                                                       ========
        Liabilities:
        Accounts payable and accrued liabilities         7,279
        Long-term debt                                  45,964
        Other                                            3,454
                                                        -------
                                                        56,697
                                                        =======

         Additionally, the adjustment to the Accumulated Other Comprehensive Income represents the estimated portion of the foreign currency translation adjustments which will be allocated to the divested operations.

(2) To adjust the balance sheet for the retirement of the existing first lien notes and payment of accrued interest.

(3) To adjust the balance sheet for the issuance of approximately 5.64 million shares of common stock as part of the financial restructuring at a market price of $0.67.

(4) To adjust the balance sheet for borrowings under the new senior credit agreement.

(5) To adjust the balance sheet for the restructuring of the second lien notes and old notes, to recognize $2.5 million in financing fees which were incurred in connection with the new senior credit agreement.

(6) For financial reporting purposes, the new notes are reflected on the books at the carrying value of the second lien notes and old notes prior to the exchange ($191.0 million), net of the cash offered in the exchange ($47.5 million) and net of the fair market value related to equity ($3.8 million) offered in the exchange. In conjunction with this transaction, Abraxas paid cash of $11.5 million ($11.1 million in principal and $0.4 million in interest) to redeem certain of the outstanding notes and accrued interest. The result of all of these items is a remaining carrying value of the new notes of $128.6 million.

(7) To adjust the accumulated deficit for the estimated gain on the sale of Canadian operations. Net proceeds of the sale of the common stock of Old Grey Wolf and Canadian Abraxas were $132.1 million reduced by the book value of the assets sold ($67.8 million) and accrued interest and debt discount on the Old Grey Wolf credit facility retired ($3.6 million).

                      SELECTED HISTORICAL FINANCIAL DATA


         The following historical selected consolidated financial data from continuing operations are derived from our Consolidated Financial Statements and the notes thereto included elsewhere in this prospectus. The Statement of Operations Data for the three months ended March 31, 2003, is not necessarily indicative of results of a full year. The consolidated financial data for the three months ended March 31, 2002 and March 31, 2003 are derived from our unaudited financial statements and, in the opinion of management, include all adjustments that are of a normal and a recurring nature and necessary for a full presentation. Separate financial statements for Old Grey Wolf, as of December 31, 2001 and 2002 and for the years ended December 31, 2000, 2001 and 2002 are included elsewhere in this prospectus. The selected historical consolidated financial information should be read in conjunction with our Consolidated Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.



                                                                                                          THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                            MARCH 31,
                                          --------------------------------------------------------     ----------------------
                                            1998       1999        2000        2001         2002         2002          2003
                                          --------   --------    --------    --------     --------     --------       -------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Operating revenue:
  Oil and gas production revenues......  $ 33,705     $21,331   $ 32,165    $ 34,934      $  21,601     $   4,461     $  9,653
  Rig and other revenue................     2,562       3,255        721         841            706           155          183
                                         ---------   ---------  ---------   ---------      ---------     ---------    ---------
          Total operating revenue......    36,267      24,586     32,886      35,775         22,307         4,616        9,836
                                         ---------   ---------  ---------   ----------     ---------     ---------    ---------
Operating costs and expenses:
Lease operating and production taxes...    10,298       6,627      7,755       9,302          7,910         1,878        2,347
Depreciation, depletion and
     amortization expense..............    17,633       9,930     12,328      12,336          9,654         2,253        2,350
General and administrative expense.....     4,434       3,634      4,840       4,937          5,082         1,093        1,230
General and administrative (Stock-based
     compensation).....................        --          --      2,767      (2,767)            --            --           36
Other..................................       521         624        717         702            567           121          166
Proved property impairment.............    61,224          --         --          --         32,850            --           --
                                         ---------   ---------  ---------   ----------     ---------     ---------    ---------
          Total operating expenses.....    94,110      20,815     28,407      24,510         56,063         5,345        6,129
                                         ---------   ---------  ---------   ----------     ---------     ---------    ---------
Operating income (loss)................   (57,843)      3,771      4,479      11,265        (33,756)         (729)       3,707
Net interest expense..................     20,039      26,445     22,317      23,844         24,597         6,202        4,513
Amortization of deferred financing
    Fees...............................     1,140       1,484      1,660       1,907          1,325           331          329
Financing cost.........................        --          --         --          --             --            --        3,601
(Gain) loss  on sale of equity investment      --          --    (33,983)        845             --            --           --
Other (income) expense.................        --          --      1,016         207          1,168            --           --
                                         ---------   ---------  ---------   ----------     ---------     ---------    ---------
Income (loss) from continuing
   operations before taxes and
   cumulative effect of accounting
   change..............................   (79,022)    (24,158)    13,369     (15,538)       (60,846)       (7,262)      (4,736)
Income tax expense.....................        --       4,158      3,433         505             --            --           --
                                         ---------   ---------  ---------   ----------     ---------     ---------    ---------
Income (loss) from continuing
operations ............................  $(79,022)   $(28,316)  $  9,936    $(16,043)     $ (60,846)    $  (7,262)    $ (4,736)
                                         =========   =========  =========   ==========     =========     =========    =========

Income (loss) from continuing operations
  per common share:
  Basic................................  $ (12.48)   $  (3.56)  $   0.43    $  (0.62)     $   (2.03)    $   (0.24)    $  (0.14)
  Diluted..............................    (12.48)      (3.56)      0.31       (0.62)         (2.03)        (0.24)       (0.14)

CONSOLIDATED BALANCE SHEET DATA:
Total assets...........................  $291,498    $322,284   $335,560    $303,616      $ 181,425                   $117,647
Long-term debt - excluding current
maturities.............................   299,698     273,421    266,441     262,240        190,979                    173,735
Stockholder's equity (deficit).........   (63,522)     (9,505)    (6,503)    (28,585)      (142,254)                   (70,201)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         The following is a discussion of our consolidated financial condition, results of operations, liquidity and capital resources. This discussion should be read in conjunction with our Consolidated Financial Statements and the Notes thereto. The discussion reflects the sale of our Canadian subsidiaries, Canadian Abraxas and Old Grey Wolf, and the completion of our financial restructuring in January 2003. The results of operations of Canadian Abraxas and Old Grey Wolf are included in "discontinued operations" and our remaining operations are included in "continuing operations" in our Consolidated Financial Statements.


GENERAL


         We have incurred net losses in five of the last six years, and there can be no assurance that operating income and net earnings will be achieved in future periods. Our revenues, profitability and future rate of growth are substantially dependent upon prevailing prices for crude oil and natural gas and the volumes of crude oil, natural gas and natural gas liquids we produce. During 2002, crude oil and natural gas prices began to increase from 2001 levels and increased further in the first quarter of 2003. In addition, because our proved reserves will decline as crude oil, natural gas and natural gas liquids are produced, unless we acquire additional properties containing proved reserves or conduct successful exploration and development activities, our reserves and production will decrease. Our ability to acquire or find additional reserves in the near future will be dependent, in part, upon the amount of available funds for acquisition, exploitation, exploration and development projects. In order to provide us with liquidity and capital resources, we have sold certain of our producing properties. However, our production levels have declined as we have been unable to replace the production represented by the properties we have sold with new production from the producing properties we have invested in with the proceeds of our property sales. In addition, under the terms of our new senior credit agreement and our new notes, we are subject to limitations on capital expenditures. As a result, we will be limited in our ability to replace existing production with new production and might suffer a decrease in the volume of crude oil and natural gas we produce. If crude oil and natural gas prices return to depressed levels or if our production levels continue to decrease, our revenues, cash flow from operations and financial condition will be materially adversely affected. For more information, see "--Liquidity and Capital Resources--Continuing Operations" and "--Future Capital Resources."


RESULTS OF OPERATIONS

         GENERAL. Our financial results depend upon many factors, particularly the following factors which most significantly affect our results of operations:

           o the sales prices of crude oil, natural gas liquids and natural gas;

           o the level of total sales volumes of crude oil, natural gas liquids and natural gas;

           o the ability to raise capital resources and provide liquidity to meet cash flow needs;

           o  the level of and interest rates on borrowings; and

           o  the level and success of exploration and development activity.


         COMMODITY PRICES. Our results of operations are significantly affected by fluctuations in commodity prices. Price volatility in the natural gas market has remained prevalent in the last few years. In the first quarter of 2003, we experienced an increase in energy commodity prices from the prices that we received in the first quarter of 2002. Price declines experienced in 2001 continued during the first quarter of 2002, primarily due to the economic downturn. Beginning in March 2002, commodity prices began to increase and continued higher through 2002 and have continued to increase during the first part of 2003.



         The table below illustrates how natural gas prices fluctuated over the eight quarters ended March 31, 2003. The table below also contains the last three day average of NYMEX traded contracts price and the prices we realized during each quarter presented for continuing operations, including the impact of our hedging activities.

         NATURAL GAS PRICES BY QUARTER (IN $ PER MCF)


              ----------------------------------------------------------------------------------------
              Quarter Ended
              ----------------------------------------------------------------------------------------
               June 30,  Sept. 30,   Dec. 31,   March 31,   June 30,  Sept. 30,  Dec. 31,   March 31,
                 2001      2001        2001       2002        2002      2002       2002       2003
              ---------- --------- ----------- ----------- ---------- --------- ---------- -----------
Index           $  4.82   $  2.98    $  2.47     $ 2.38      $ 3.36    $  3.28   $   3.99    $  6.61
Realized           3.38      2.38       2.07       2.27        2.60       2.35       3.46       5.29



The NYMEX natural gas price on May 8, 2003 was $5.77 per Mcf.



         Prices for crude oil have followed a similar path as the commodity market fell throughout 2001 and the first quarter of 2002. The table below contains the last three day average of NYMEX traded contracts price and the prices we realized from continuing operations during each quarter presented.


         CRUDE OIL PRICES BY QUARTER (IN $ PER BBL)


              ----------------------------------------------------------------------------------------
              Quarter Ended
              ----------------------------------------------------------------------------------------
               June 30,  Sept. 30,   Dec. 31,   March 31,   June 30,  Sept. 30,  Dec. 31,   March 31,
                 2001      2001        2001       2002        2002      2002       2002       2003
              ---------- --------- ----------- ----------- ---------- --------- ---------- -----------
Index          $  27.94   $ 26.50    $  22.12    $  19.48    $ 26.40   $ 27.50    $ 28.29     $ 33.71
Realized          26.23     25.88       19.20       16.30      23.49     27.32      30.91       33.33



The NYMEX crude oil price on May 8, 2003 was $26.98 per Bbl.



         HEDGING ACTIVITIES. We seek to reduce our exposure to price volatility by hedging our production through swaps, options and other commodity derivative instruments. During the first quarter of 2002 we experienced hedging losses of $250,000, attributable to continuing operations. In October 2002, all of these hedge agreements expired. Under the expired hedge agreements, we made total payments over the term of these arrangements to various counterparties in the amount of $35.1 million, of which $13.0 million was attributable to discontinued operations.



         Under the terms of our new senior credit agreement, we are required to maintain hedging positions with respect to not less than 25% nor more than 75% of our crude oil and natural gas production for a rolling six month period. On January 23, 2003, we entered into a collar option agreement with respect to 5,000 MMBtu per day, or approximately 25% of our production, at a call price of $6.25 per MMBtu and a put price of $4.00 per MMBtu agreement, for the calendar months of February through July 2003. In February 2003, we entered into a second hedge agreement for the calendar months of March 2003 through February 2004, related to 5,000 MMBtu, which provides for a floor price of $4.50 per MMBtu. During the first quarter of 2003, we incurred hedging losses of $470,890 in connection with our collar option agreement.

         SELECTED OPERATING DATA. The following table sets forth certain of our operating data for our continuing operations for the periods presented.


                                                                                         THREE MONTHS
                                                                                        ENDED MARCH 31,
                                                       YEARS ENDED DECEMBER 31,           (UNAUDITED)
                                                 -----------------------------------------------------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER UNIT DATA)

                                                     2002        2001        2000       2003       2002
                                                 -----------------------------------------------------------
   Crude oil sales*............................       $6,461      $9,141      $5,701     $2,101     $1,107
   NGLs sales .................................          142         801       2,710        106         25
   Natural gas sales*..........................       14,998      24,992      23,754      7,446      3,329
   Rig and other...............................          706         841         721        183        155
                                                 ------------------------------------
   Total operating revenues ...................      $22,307     $35,775     $32,886     $9,836      4.616
                                                 ==========================================================

   Operating income (loss) from continuing
     operations................................     $(33,756)    $11,265      $4,479     $3,707      (729)

   Crude oil production (MBbls)................        264.5       364.6       406.8       63.0       67.6
   NGLs production (MBbls).....................          9.5        51.3       132.0        4.0        2.2
   Natural gas production (MMcf)...............      5,679.6     7,823.1     8,363.6    1,406.4    1,465.7

   Average crude oil sales price (per Bbl)*           $24.42      $25.07      $14.01      33.33      16.37
   Average NGLs sales price (per Bbl)                 $14.88      $15.61      $20.53      26.28      11.55
   Average natural gas sales price (per Mcf)*          $2.64       $3.19       $2.84       5.29       2.27



         *Revenue and average sales prices are net hedging activities.



COMPARISON OF THREE MONTHS ENDED MARCH 31, 2003 TO THREE MONTHS ENDED MARCH 31, 2002



CONTINUING OPERATIONS:



    OPERATING REVENUE. During the three months ended March 31, 2003, operating revenue from crude oil, natural gas and natural gas liquid sales increased to $9.7 million compared to $4.5 million in the three months ended March 31, 2002. The increase in revenue was primarily due to increased prices realized during the period, partially offset by a decline in production volumes. Higher commodity prices impacted crude oil and natural gas revenue by $5.4 million while reduced production volumes had a $179,000 negative impact on revenue.



Average sales prices net of hedging losses for the quarter ended March 31, 2003 were:



o      $33.33 per Bbl of crude oil,
o      $26.28 per Bbl of natural gas liquid, and
o      $ 5.29 per Mcf of natural gas



Average sales prices net of hedging losses for the quarter ended March 31, 2002 were:



o      $16.37 per Bbl of crude oil,
o      $11.55 per Bbl of natural gas liquid, and
o      $ 2.27 per Mcf of natural gas



Crude oil production volumes declined by 4.6 MBbls from 67.6 MBbls during the quarter ended March 31, 2002 to 63.0 MBbls for the same period of 2003. The decline in crude oil production was primarily due to the sale of properties in the second quarter of 2002. These properties contributed 4.9 MBbbls of crude oil in the first quarter of 2002. Natural gas production volumes declined by 59.3 MMcf to 1,406.4 MMcf for the three months ended March 31, 2003 from 1,465.7 MMcf for the same period of 2002. This decline was primarily due to the sale of properties in the second quarter of 2002. These properties contributed 152.2 MMcf for the quarter ended March 31, 2002. The decrease in production applicable to the properties which were sold was offset by new production from drilling activities which contributed 4.5 MBbls of crude oil and 225.4 MMcf of natural gas during the first quarter of 2003.



    LEASE OPERATING EXPENSES. Lease operating expenses ("LOE") for the three months ended March 31, 2003 increased to $2.3 million from $1.9 million for the same period in 2002. The increase in LOE was primarily due to an increase in production tax expense due to higher commodity prices in the quarter ended March 31, 2003 compared to the same period of 2002. LOE on a per Mcfe basis for the three months ended March 31, 2003 was $1.30 per Mcfe compared to $1.00 for the same period of 2002. The increase in the per Mcfe expense was primarily due to the increase in production tax expense described above and by a decline in production volumes in the first quarter of 2003 compared to the same period in 2002.



    GENERAL AND ADMINISTRATIVE ("G&A") EXPENSES. G&A expenses increased by $0.1 million to $1.2 million during the quarter ended March 31, 2003 for the first three months of 2003 from $1.1 million for the first three months of 2002. G&A expense on a per Mcfe basis was $0.68 for the first quarter of 2003 compared to $0.58 for the same period of 2002. The increase in G&A expense was due to a general increase in cost, primarily insurance in the first quarter of 2003 compared to the first quarter of 2002. The increase in G&A expense on a per Mcfe basis was due to a decline in production volumes during the first quarter of 2003 compared to the same period in 2002.



    G&A STOCK-BASED COMPENSATION. Effective July 1, 2000, the Financial Accounting Standards Board ("FASB") issued FIN 44, "Accounting for Certain Transactions Involving Stock Compensation", an interpretation of Accounting Principles Board Opinion No. ("APB") 25. Under the interpretation, certain modifications to fixed stock option awards which were made subsequent to December 15, 1998, and not exercised prior to July 1, 2000, require that the awards be accounted for as variable until they are exercised, forfeited, or expired. In January 2003, we amended the exercise price to $0.66 per share on certain options with an existing exercise price greater than $0.66 per share. We recognized approximately $36,000 as stock-based compensation expense during the quarter ended March 31, 2003 related to these repricings. During 2002, we did not recognize any stock -based compensation due to the decline in the price of our common stock.



    DEPRECIATION, DEPLETION AND AMORTIZATION EXPENSES. Depreciation, depletion and amortization ("DD&A") expense increased slightly to $2.4 million for the three months ended March 31, 2003 from $2.3 million for the same period of 2002. Our DD&A on a per Mcfe basis for the three months ended March 31, 2003 was $1.30 per Mcfe compared to $1.20 in 2002. The increases in the per Mcfe rate was due to lower production volumes in the first quarter of 2003 as compared to the same period of 2002.



    INTEREST EXPENSE. Interest expense decreased from $6.2 million for the first three months of 2002 to $4.9 million in 2003. The decrease in interest expense was due to the reduction in long-term debt in the first quarter of 2003 as compared to the same period of 2002. The reduction in debt was the result of the financial transactions which occurred on January 23, 2003 as described in Note 3 in the Notes to Consolidated Financial Statements.



DISCONTINUED OPERATIONS:



    Discontinued operations for the first quarter of 2003 represent the results of operations relating to the discontinued operations for the period January 1, 2003 through January 23, 2003. Income (loss) from discontinued operations increased to income of $873,000 for the first quarter of 2003, compared to a loss of $1.4 million for the same period of 2002. The increase in the profitability of discontinued operations was primarily due to higher commodity prices received during the first quarter of 2003 as compared to the same period of 2002. Additionally, during the first quarter of 2002, discontinued operations incurred significantly higher depletion expense due to a higher full cost pool prior to the ceiling limitation write down that was incurred in the second quarter of 2002.

COMPARISON OF YEAR ENDED DECEMBER 31, 2002 TO YEAR ENDED DECEMBER 31, 2001

         CONTINUING OPERATIONS

         OPERATING REVENUE. During the year ended December 31, 2002, operating revenue from crude oil, natural gas and natural gas liquids sales decreased by $13.3 million from $34.9 million in 2001 to $21.6 million in 2002. This decrease was primarily attributable to a decrease in production volumes. Crude oil and natural gas revenue was impacted $3.2 million from a decline in commodity prices and $10.1 million from reduced production. The decline in production was due to the disposition of certain properties in south Texas and natural field declines.

         Natural gas liquids volumes declined from 51.3 MBbls in 2001 to 9.5 MBbls in 2002. Crude oil sales volumes declined from 364.6 MBbls in 2001 to
264.5 MBbls during 2002. Natural gas sales volumes decreased from 7.8 Bcf in 2001 to 5.7 Bcf in 2002. Production declines were primarily attributable to our disposition of assets during 2002 and natural field declines. During 2002, we sold producing properties which had contributed 14.0 MBbls of crude oil, and
259.5 MMcf of natural gas during 2002 prior to their disposition. These properties contributed 43.2 Mbbls of crude oil and natural gas liquids and 815.5 MMcf of natural for the year ended December 31, 2001. In 2001, we drilled a total of 6.0 gross wells (5.3 net wells) relating to our continuing operations. Total production from these wells during 2002 contributed a total of 9.8 MBbls of crude oil and 485.2 MMcf of natural gas. During 2001, we sold producing properties which had contributed 49.8 MBbls of crude oil, 22.3 MBbls of NGLs and
661.5 MMcf of natural gas during 2001 through the date of disposition. In 2000 we drilled a total of 17 gross wells (16 net wells) relating to our continuing operations. Total production from these wells during 2001 contributed a total of
63.2 MBbls of crude oil, 6.5 MBbls of NGLs and 890.5 MMcfs of natural gas.

         Average sales prices in 2002 net of hedging losses were:

                  o        $ 24.42  per Bbl of crude oil,

                  o        $ 14.88  per Bbl of natural gas liquids, and

                  o        $   2.64  per Mcf of natural gas.

         Average sales prices in 2001 net of hedging losses were:

                  o        $25.07 per Bbl of crude oil,

                  o        $15.61 per Bbl of natural gas liquids, and

                  o        $  3.19 per Mcf of natural gas.

         LEASE OPERATING EXPENSE. Lease operating expense ("LOE") decreased from $9.3 million in 2001 to $7.9 million in 2002. LOE on a per Mcfe basis for 2002 was $1.08 per Mcfe as compared to $0.90 per Mcfe in 2001. The increase in the per Mcfe cost is due to a decline in production volumes. The increase in LOE from continuing operations is due to additional operations personnel and increased natural gas lifting cost.

         G&A EXPENSE. General and administrative ("G&A") expense increased slightly from $4.9 million in 2001 to $5.1 million in 2002. This increase was due primarily to increased legal expenses related to ongoing litigation in 2002. Our G&A expense on a per Mcfe basis increased from $0.48 in 2001 to $0.69 in 2002. The increase in the per Mcfe cost was due primarily to lower production volumes in 2002 as compared to 2001.

         G&A - STOCK-BASED COMPENSATION EXPENSE. Effective July 1, 2000, the Financial Accounting Standards Board ("FASB") issued FIN 44, "Accounting for Certain Transactions Involving Stock Compensation", an interpretation of Accounting Principles Board Opinion No. ("APB") 25. Under the interpretation, certain modifications to fixed stock option awards which were made subsequent to December 15, 1998, and not exercised prior to July 1, 2000, require that the awards be subject to variable accounting until they are exercised, forfeited, or expired. In March 1999, we amended the exercise price to

$2.06 on all options with an existing exercise price greater than $2.06. We charged approximately $2.8 million to stock-based compensation expense in 2000 compared to crediting approximately $2.8 million in 2001. This was due to the decline in the market price of our Common stock during 2001. During 2002, we did not recognize any stock-based compensation due to the decline in the price of our common stock.

         DD&A EXPENSE. Depreciation, depletion and amortization ("DD&A") expense decreased by $2.7 million from $12.3 million in 2001 to $9.6 million in 2002. The decline in DD&A is due to reductions in our full cost pool resulting from ceiling test write-downs in prior years, as well as lower production volumes. Our DD&A expense on a per Mcfe basis for 2002 was $1.32 per Mcfe as compared to $1.20 per Mcfe in 2001.

         INTEREST EXPENSE. Interest expense increased slightly from $23.9 million to $24.7 million for 2002 compared to 2001. The increase was the result of additional sales pursuant to our production payment arrangement with Mirant Americas. The production payment was reacquired in June 2002 for approximately $6.8 million.

         CEILING LIMITATION WRITE-DOWN. We record the carrying value of our crude oil and natural gas properties using the full cost method of accounting. For more information on the full cost method of accounting, you should read the description under "--Critical Accounting Policies--Full Cost Method of Accounting for Crude Oil and Natural Gas Activities". As of December 31, 2001, our net capitalized costs of crude oil and natural gas properties exceeded the present value of its estimated proved reserves by $71.3 million ($38.9 million on the U.S. properties and $32.4 million on the discontinued operations Canadian properties). These amounts were calculated considering 2001 year-end prices of $19.84 per Bbl for crude oil and $2.57 per Mcf for natural gas as adjusted to reflect the expected realized prices for each of the full cost pools. We did not adjust our capitalized costs for its U.S. properties because subsequent to December 31, 2001, crude oil and natural gas prices increased such that capitalized costs for its U.S. properties did not exceed the present value of the estimated proved crude oil and natural gas reserves for its U.S. properties as determined using increased realized prices on March 22, 2002 of $24.16 per Bbl for crude oil and $2.89 per Mcf for natural gas

    At June 30, 2002, our net capitalized costs of crude oil and natural gas properties exceeded the present value of our estimated proved reserves by $138.7 million ($28.2 million on the U.S. properties and $110.5 million on the Canadian properties). These amounts were calculated considering June 30, 2002 prices of $26.12 per Bbl for crude oil and $2.16 per Mcf for natural gas as adjusted to reflect the expected realized prices for each of the full cost pools. Subsequent to June 30, 2002, commodity prices increased in Canada and we utilized these increased prices in calculating the ceiling limitation write-down. The write-down for our discontinued Canadian operations was $83.1 million and $32.9 million relating to continuing operations at June 30, 2002. The total write-down was approximately $116.0 million. At December 31, 2002 our net capitalized cost of crude oil and natural gas properties did not exceed the present value of our estimated reserves, due to increased commodity prices during the fourth quarter and, as such, no further write-down was recorded. We cannot assure you that we will not experience additional ceiling limitation write-downs in the future.

         The risk that we will be required to write-down the carrying value of our crude oil and natural gas assets increases when crude oil and natural gas prices are depressed or volatile. In addition, write-downs may occur if we have substantial downward revisions in our estimated proved reserves or if purchasers or governmental action cause an abrogation of, or if we voluntarily cancel, long-term contracts for our natural gas. We cannot assure you that we will not experience additional write-downs in the future. If commodity prices decline or if any of our proved resources are revised downward, a further write-down of the carrying value of our crude oil and natural gas properties may be required. See Note 18 of Notes to Consolidated Financial Statements.

         INCOME TAXES. Income tax expense decreased from an expense of $505,000 for the year ended December 31, 2001 to zero for the year ended December 31, 2002. The decrease was primarily due to the tax benefit relating to the retained Canadian properties.

         DISCONTINUED OPERATIONS

         Loss from discontinued operations increased to $57.7 million in 2002 from a loss of $3.7 million for the year ended 2001. The primary reason for the increased loss was an impairment charge of $83.1 million in 2002 related to discontinued Canadian operations. The impairment charge was offset by a deferred tax benefit of $29.7 million. Discontinued operations also experienced increased interest expense and general and administrative expense in 2002 as compared to 2001. Interest expense relating to discontinued operations increased to $9.5 million in 2002 compared to $7.6 million in 2001. The increase in interest expense was due to higher debt levels in 2002 related to the Old Grey Wolf credit facility with Mirant Canada.

COMPARISON OF YEAR ENDED DECEMBER 31, 2001 TO YEAR ENDED DECEMBER 31, 2000

         CONTINUING OPERATIONS

         OPERATING REVENUE. During the year ended December 31, 2001, operating revenue from crude oil, natural gas and natural gas liquids sales applicable to continuing operations increased by $2.8 million from $32.1 million in 2000 to $34.9 million in 2001. This increase was primarily attributable to an increase in commodity prices offset by a decline in production volumes. Increased prices contributed $7.1 million in additional revenue, which was offset by $4.3 million due to a decrease in production volumes. The decline in production was due to the disposition of certain properties and natural field declines.

         Natural gas liquids volumes declined from 132.0 MBbls in 2000 to 51.3 MBbls in 2001. Crude oil sales volumes declined from 406.8 MBbls in 2000 to
364.6 MBbls during 2001. Natural gas sales volumes decreased from 8.4 Bcf in 2000 to 7.8 Bcf in 2001. Production declines were primarily attributable to our property dispositions and natural field declines. During 2001, we sold properties that had contributed 49.8 MBbls of crude oil, 22.3 MBbls of NGLs and
661.5 MMcf of natural gas during 2001 through the date of disposition. These properties contributed 24.4 Mbbls of crude oil and natural gas liquids and
425.3 MMcf of natural gas during the year ended December 2000.

         Average sales prices in 2001 net of hedging losses were:

                  o        $ 25.07  per Bbl of crude oil,

                  o        $ 15.61  per Bbl of natural gas liquids, and

                  o        $   3.19  per Mcf of natural gas.

         Average sales prices in 2000 net of hedging losses were:

                  o        $14.01  per Bbl of crude oil,

                  o        $20.53  per Bbl of natural gas liquids, and

                  o        $  2.84  per Mcf of natural gas.

         LEASE OPERATING EXPENSE. Lease operating expense increased from $7.8 million in 2000 to $9.3 million in 2001. LOE on a per Mcfe basis for 2001 was $0.90 per Mcfe as compared to $0.67 per Mcfe in 2000. The increase in the per Mcfe cost is due to a decline in production volumes.

         G&A EXPENSE. General and administrative expense increased from $4.8 million in 2000 to $4.9 million in 2001. Our G&A expense on a per Mcfe basis increased from $0.42 in 2000 to $0.48 in 2001. The increase in the per Mcfe cost was due primarily to lower production volumes in 2001 as compared to 2000.

         G&A - STOCK-BASED COMPENSATION EXPENSE. Effective July 1, 2000, the Financial Accounting Standards Board ("FASB") issued FIN 44, "Accounting for Certain Transactions Involving Stock Compensation", an interpretation of Accounting Principles Board Opinion No. ("APB") 25. Under the interpretation, certain modifications to fixed stock option awards which were made subsequent to December 15, 1998, and not exercised prior to July 1, 2000, require that the awards be subject to variable accounting until they are exercised, forfeited, or expired. In March 1999, we amended the exercise price to

$2.06 on all options with an existing exercise price greater than $2.06. We charged approximately $2.8 million to stock-based compensation expense in 2000 compared to crediting approximately $2.8 million in 2001. This was due to the decline in the market price of our common stock during 2001.

         DD&A EXPENSE. Depreciation, depletion and amortization expense was constant at $12.3 million in 2001 and 2000. Our DD&A expense on a per Mcfe basis for 2001 was $1.20 per Mcfe as compared to $1.06 per Mcfe in 2000. The decline in DD&A is due to reductions in our full cost pool resulting from ceiling test write-downs in prior years, as well as lower production volumes.

         INTEREST EXPENSE. Interest expense increased by $1.1 million from $22.8 million to $23.9 million for 2001 compared to 2000. This increase resulted from an increase in debt levels during 2001 compared to 2000. The increase in our debt level was the result of additional sales pursuant to our production payment arrangement with Mirant Americas.

         CEILING LIMITATION WRITE-DOWN. We record the carrying value of our crude oil and natural gas properties using the full cost method of accounting for crude oil and natural gas properties. As of December 31, 2001, our net capitalized costs of crude oil and natural gas properties exceeded the present value of estimated proved reserves by $38.9 million on U.S. properties. These amounts were calculated considering 2001 year-end prices of $19.84 per Bbl for crude oil and $2.57 per Mcf for natural gas as adjusted to reflect the expected realized prices for each of the full cost pools. We did not adjust capitalized costs for U.S. properties because subsequent to December 31, 2001, crude oil and natural gas prices increased such that capitalized costs for U.S. properties did not exceed the present value of the estimated proved crude oil and natural gas reserves for U.S. properties as determined using increased realized prices on March 22, 2002 of $24.16 per Bbl for crude oil and $2.89 per Mcf for natural gas.

         INCOME TAXES. Income tax expense decreased from $3.4 million for the year ended December 31, 2000 to $505,000 for the year ended December 31, 2001. Income taxes for the year ended December 31, 2000 related to deferred taxes on the sale of the Wamsutter partnership.

         OTHER. In March 2000, Abraxas Wamsutter L.P. ("Partnership") sold all of its interest in its crude oil and natural gas properties to a third party. Prior to the sale of these properties, effective January 1, 2000, our equity investee share of crude oil and natural gas property cost, results of operations and amortization were not material to consolidated operations or financial position. As a result of the sale, we received approximately $34 million, which represented a proportional interest in the Partnership's proved properties.

         In June 2000, we retired $3.5 million of the old notes and $3.6 million of the second lien notes at a discount of $1.8 million.

         DISCONTINUED OPERATIONS

         Our loss from discontinued operations increased slightly in 2001 compared to 2000. Loss from discontinued operations for the year ended December 31, 2001 was $3.7 million compared to a loss of $3.3 million in 2000. Higher incomes taxes in 2001 contributed to this larger loss.

LIQUIDITY AND CAPITAL RESOURCES--CONTINUING OPERATIONS

         GENERAL. The crude oil and natural gas industry is a highly capital intensive and cyclical business. Our capital requirements are driven principally by our obligations to service debt and to fund the following costs:

           o the development of existing properties, including drilling and completion costs of wells;

           o  acquisition of interests in crude oil and natural gas properties;
              and

           o  production and transportation facilities.

The amount of capital available to us will affect our ability to service our existing debt obligations and to continue to grow the business through the development of existing properties and the acquisition of new properties.

         Our sources of capital are primarily cash on hand, cash from operating activities, funding under the new senior credit agreement and the sale of properties. Our overall liquidity depends heavily on the prevailing prices of crude oil and natural gas and our production volumes of crude oil and natural gas. Significant downturns in commodity prices, such as that experienced in the last nine months of 2001 and the first quarter of 2002, can reduce our cash from operating activities. Although we have hedged a portion of our natural gas and crude oil production and will continue this practice as required pursuant to the new senior credit agreement, future crude oil and natural gas price declines would have a material adverse effect on our overall results, and therefore, our liquidity. Low crude oil and natural gas prices could also negatively affect our ability to raise capital on terms favorable to us.


         If the volume of crude oil and natural gas we produce decreases, our cash flow from operations will decrease. Our production volumes will decline as reserves are produced. In addition, due to sales of properties in 2002 and January 2003, we now have significantly reduced reserves and production levels. In the future we may sell additional properties, which could further reduce our production volumes. To offset the loss in production volumes resulting from natural field declines and sales of producing properties, we must conduct successful exploration, exploitation and development activities, acquire additional producing properties or identify additional behind-pipe zones or secondary recovery reserves. While we have had some success in pursuing these activities, historically, we have not been able to fully replace the production volumes lost from natural field declines and property sales.


         WORKING CAPITAL. At March 31, 2003, our current liabilities of approximately $12.9 million exceeded our current assets of $11.0 million resulting in a working capital deficit of $1.9 million. This compares to a working capital deficit of approximately $50.0 million at December 31, 2002. However, as a result of the financial restructuring completed in January 2003, our current liabilities were significantly reduced. Current liabilities at March 31, 2003 consisted of trade payables of $5.2 million, revenues due third parties of $2.5 million and accrued interest of $2.5 million related to our new notes, which was paid on May 1 with the issuance of additional notes. After giving effect to the scheduled principal reductions required during 2003 under our new senior credit agreement, we will have cash interest expense of approximately $4.0 million. We do not expect to make cash interest payments with respect to the outstanding new notes, and the issuance of additional new notes in lieu of cash interest payments thereon will not affect our working capital balance.



         CAPITAL EXPENDITURES. Capital expenditures in 2000, 2001 and 2002 and for the three months ended March 31, 2003 were $39.8 million, $19.1 million, $15.9 million and $4.4 million, respectively. The table below sets forth the components of these capital expenditures for continuing operations for the three years ended December 31, 2000, 2001 and 2002 and for the three months ended March 31, 2002 and 2003.



                                        Year Ended December 31,                Three Months Ended March 31,
                              -------------------------------------------------------------------------------
                                  2002           2001             2000             2003             2002
                              -------------------------------------------------------------------------------
                                                          (dollars in thousands)
Expenditure category:

      Development                 $15,770          $18,867       $39,631            $4,816          $2,007
      Facilities and other            126              259           136               166             112
                              -------------------------------------------------------------------------------

      Total                       $15,896          $19,126       $39,767            $4,352          $2,119
                              ===============================================================================



         During the three months ended March 31, 2003 and 2002 and during 2000, 2001 and 2002, capital expenditures were primarily for the development of existing properties. For 2003, our capital expenditures are subject to limitations imposed under the new senior credit agreement and new notes, including a maximum annual capital expenditure budget of $15 million for 2003, which is subject to reduction in the event of a reduction in our net assets. Our capital expenditures could include expenditures for acquisition of producing properties if such opportunities arise, but we currently have no agreements, arrangements or undertakings regarding any material acquisitions. We have no material long-term capital commitments and are consequently able to adjust the level of our expenditures as circumstances dictate. Additionally, the level of capital expenditures will vary during future periods depending on market conditions and other related economic factors. Should the prices of crude oil and natural gas decline from current levels, our cash flows will decrease which may result in a reduction of the capital expenditures budget. If we decrease our capital expenditures budget, we may not be able to offset crude oil and natural gas production volumes decreases caused by natural field declines and sales of producing properties.


         SOURCES OF CAPITAL. The net funds provided by and/or used in each of the operating, investing and financing activities for continuing operations are summarized in the following table and discussed in further detail below:


                                                                                            Three Months Ended
                                                                                                 March 31,
                                                                                                 ---------
                                                            2002        2001      2000        2003       2002
                                                            ----        ----      ----        ----       ----
Net cash provided by operating activities                    $1,721    $11,810     $1,050        $35     $8,223
Net cash provided by (used in) investing activities          (6,171)   (12,128)       257     81,235    (17,408)
Net cash provided by (used in) financing activities          (9,692)     2,390     (3,634)   (79,326)     5,377

                                                          ---------   --------  ---------   --------  ---------
Total                                                      $(14,142)    $2,072   $ (2,327)    $1,944   $ (3,808)
                                                          =========   ========  =========   ========  =========



         Operating activities related to continuing operations during the three months ended March 31, 2003 provided us $89,000 cash compared to using $1.2 million in the same period in 2002. Net income plus non-cash expense items during 2003 and net changes in operating assets and liabilities accounted for most of these funds. Operating activities for the year ended December 31, 2002, from continuing operations provided us $1.7 million of cash. Investing activities provided $81.2 million for the quarter ended March 31, 2003 compared to using $17.4 million for the same period of 2002. The sale of our Canadian subsidiaries contributed $85.8 million in 2003 reduced by $4.4 million in exploration and development expenditures. Expenditures in 2002 were primarily for the development of crude oil and natural gas properties. Investing activities related to continuing operations used $6.2 million during 2002. Our investing activities included the sale of properties which provided $9.7 million, and the use of $15.6 million primarily for the development of producing properties. Financing activities from continuing operations used $79.3 million for the first three months of 2003 compared to using $698,000 for the same period of 2002. Most of these funds used were to reduce our long-term debt and were generated by the sale of our Canadian subsidiaries and the exchange offer completed in January 2003. Financing activities used $9.7 million during 2002, relating primarily to the repurchase of a production payment.


         Operating activities for the year ended December 31, 2001, from continuing operations, provided us $11.8 million of cash. Investing activities used $12.1 million during 2001 primarily for the development of producing properties. Financing activities provided $2.4 million during 2001.


         FUTURE CAPITAL RESOURCES. We will have four principal sources of liquidity going forward: (i) cash on hand, (ii) cash from operating activities,
(iii) funding under the new senior creditagreement, and (iv) sales of producing properties. However, covenants under the indenture for the outstanding new notes and the new senior credit agreement restrict our use of cash on hand, cash from operating activities and any proceeds from asset sales. We may attempt to raise additional capital through the issuance of additional debt or equity securities, though the terms of the indenture and the new senior credit agreement substantially restrict our ability to:


           o   incur additional indebtedness;

           o   incur liens;

           o   pay dividends or make certain other restricted payments;

           o   consummate certain asset sales;

           o   enter into certain transactions with affiliates;

           o   merge or consolidate with any other person; or

           o sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.

We believe that our best opportunity for additional sources of liquidity and capital will be through the issuance of equity securities or through the disposition of assets.

CONTRACTUAL OBLIGATIONS

    We are committed to making cash payments in the future on the following types of agreements:


     o   Long-term debt
     o   Operating leases for office facilities



We have no off-balance sheet debt or unrecorded obligations and we have not guaranteed the debt of any other party. Below is a schedule of the future payments that we are obligated to make based on agreements in place as of March 31, 2003:



                                                            Payments due in:
                             --------------------------------------------------------------------
Contractual Obligations          Total      Less than                                 More than
(dollars in thousands)                      one year      1-3 years     3-5 years      5 years
--------------------------   ------------  ------------  -----------  -------------  ------------
Long-Term Debt (1)            $  230,638    $      -      $  46,394     $ 184,244            -
Operating Leases (2)          $    1,545    $    351      $     929     $     265            -



(1) These amounts represent the balances outstanding under the term loan facility, the revolving credit facility and the new notes. These repayments assume that interest will be capitalized under the term loan facility and that periodic interest on the revolving credit facility will be paid on a monthly basis and that we will not draw down additional funds thereunder.

(2) Office lease obligations. Leases for office space for Abraxas and New Grey Wolf expire in April 2006 and December 2008, respectively.


         OTHER OBLIGATIONS. We make and will continue to make substantial capital expenditures for the acquisition, exploitation, development, exploration and production of crude oil and natural gas. In the past, we have funded our operations and capital expenditures primarily through cash flow from operations, sales of properties, sales of production payments and borrowings under our bank credit facilities and other sources. Given our high degree of operating control, the timing and incurrence of operating and capital expenditures is largely within our discretion.


         LONG-TERM INDEBTEDNESS. The recently completed financial restructuring resulted in the retirement of our first lien notes, second lien notes and old notes, together with the Old Grey Wolf credit facility. As of March 31, 2003, our long-term indebtedness consists of the new senior credit facility and the new notes issued in connection with the financial restructuring. The following table sets forth our long-term indebtedness as of December 31, 2002, and March 31, 2003 and pro forma information at December 31, 2002 reflecting the consummation of the restructuring transactions.

                             LONG-TERM INDEBTEDNESS


                                                                ---------------------------------------------------------------
                                                                                                PRO FORMA
                                                                                               DECEMBER 31,
                                                                                                   2002
                                                                                                  AFTER
                                                                                              RESTRUCTURING
                                                                      DECEMBER 31, 2002            (1)        MARCH 31, 2003
                                                                ---------------------------------------------------------------
12?% Senior Secured Notes due 2003 (first lien notes).........           $63,500                                        $
11 1/2% Senior Secured Notes due 2004 (second lien notes).....           190,178                                        -
11 1/2% Senior Notes due 2004 (old notes).....................               801                                        -
Production Payment  ..........................................                 -                                        -
11 1/2% Secured Notes due 2007 (new notes)....................                 -                 128,600          128,598
New Senior Credit Agreement...................................                 -                  46,700           45,137
                                                                ---------------------------------------------------------------
                                                                         254,479                 175,300          173,735
Less current maturities ......................................            63,500                       -                -
                                                                ---------------------------------------------------------------
                                                                        $190,979                $175,300          173,735
                                                                 ===============================================================


(1) For financial reporting purposes, the new notes will be reflected at the carrying value of the second lien notes and old notes prior to the exchange of $191.0 million, net of the cash offered in the exchange of $47.5 million and net of the fair market value related to equity of $3.8 million offered in the exchange. In conjunction with the financial restructuring transaction, Abraxas paid cash of $11.5 million ($11.1 in principal and $0.4 million in interest) to redeem certain of the outstanding old debt and accrued interest. The result of all of these items will be a remaining carrying value of the new notes of $128.6 million. The face amount of the new notes is $109.7 million.


         11 1/2% SECURED NOTES. In connection with the financial restructuring, Abraxas issued $109.7 million in principal amount of 11 1/2% Secured Notes due 2007, Series A, in exchange for the second lien notes and old notes tendered in the exchange offer. The notes were issued under an indenture with U.S. Bank, N. A. For a more complete description of the notes, see "Description of the Notes" beginning on page 81 of this prospectus.


         NEW SENIOR CREDIT AGREEMENT. In connection with the financial restructuring, Abraxas entered into a new senior credit agreement providing a term loan facility and a revolving credit facility as described below. Subject to earlier termination on the occurrence of events of default or other events, the stated maturity date for both the term loan facility and the revolving credit facility is January 22, 2006. In the event of an early termination, we will be required to pay a prepayment premium, except in the limited circumstances described in the new senior credit agreement. Outstanding amounts under both facilities bear interest at the prime rate announced by Wells Fargo Bank, N.A. plus 4.5%. Any amounts in default under the term loan facility will accrue interest at an additional 4%. At no time will the amounts outstanding under the new senior credit agreement bear interest at a rate less than 9%.

         TERM LOAN FACILITY. Upon closing of the financial restructuring, we borrowed $4.2 million pursuant to a term loan facility, all of which was used to make cash payments in connection with the financial restructuring. Accrued interest under the term loan facility will be capitalized and added to the principal amount of the term loan facility until maturity.


         REVOLVING CREDIT FACILITY. Lenders under the new senior credit agreement have provided a revolving credit facility to Abraxas with a maximum borrowing base of up to $50 million. Our current borrowing base under the revolving credit facility is $49.9 million, subject to adjustments based on periodic calculations and mandatory prepayments under the senior credit agreement. We have borrowed $42.5 million under the revolving credit facility, all of which was used to make cash payments in connection with the financial restructuring. Portions of accrued interest under the revolving credit facility may be capitalized and added to the principal amount of the revolving credit facility. As of March 31, 2003, the outstanding balance was $40.9 million under the revolving credit facility. We plan to use the remaining borrowing availability under the new senior credit agreement to fund our operations, including capital expenditures.



         COVENANTS. Under the new senior credit agreement, Abraxas is subject to customary covenants and reporting requirements. Certain financial covenants require Abraxas to maintain minimum levels of consolidated EBITDA (as defined in the new senior credit agreement), minimum ratios of consolidated EBITDA to cash interest expense and a limitation on annual capital expenditures. In addition, at the end of each fiscal quarter, if the aggregate amount of our cash and cash equivalents exceeds $2.0 million, we are required to repay the loans under the new senior credit agreement in an amount equal to such excess. The new senior credit agreement also requires us to enter into hedging agreements on not less than 25% or more than 75% of our projected oil and gas production. We are also required to establish deposit accounts at financial institutions acceptable to the lenders and we are required to direct our customers to make all payments into these accounts. The amounts in these accounts will be transferred to the lenders upon the occurrence and during the continuance of an event of default under the new senior credit agreement.

         In addition to the foregoing and other customary covenants, the new senior credit agreement contains a number of covenants that, among other things, restrict our ability to:

     o        incur additional indebtedness;

     o create or permit to be created any liens on any of our properties;

     o        enter into any change of control transactions;

     o        dispose of our assets;

     o        change our name or the nature of our business;

     o make any guarantees with respect to the obligations of third parties;

     o        enter into any forward sales contracts;

     o make any payments in connection with distributions, dividends or redemptions relating to our outstanding securities, or

     o        make investments or incur liabilities.


         SECURITY. The obligations of Abraxas under the new senior credit agreement are secured by a first lien security interest in all of Abraxas' assets, including all crude oil and natural gas properties.



         GUARANTEES. The obligations of Abraxas under the new senior credit agreement are guaranteed by Sandia Oil & Gas, Sandia Operating, Wamsutter, New Grey Wolf, Western Associated Energy and Eastside Coal and all future subsidiaries. The guarantees under the new senior credit agreement are secured by a first lien security interest in substantially all of the guarantors' assets, including all crude oil and natural gas properties.


         EVENTS OF DEFAULT. The new senior credit facility contains customary events of default, including nonpayment of principal or interest, violations of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, material judgments and liabilities, change of control and any material adverse change in our financial condition.

HEDGING ACTIVITIES


         Our results of operations are significantly affected by fluctuations in commodity prices and we seek to reduce our exposure to price volatility by hedging our production through swaps, options and other commodity derivative instruments. Under the new senior credit agreement, we are required to maintain hedge positions on not less than 25% or more than 75% of our projected oil and gas production for a six month rolling period. In January 2003, we entered into a collar option agreement with respect to 5,000

MMBtu per day, or approximately 25% of our production, at a call price of $6.25 per MMBtu and a put price of $4.00 per MMBtu, for the calendar months of February through July 2003. In February 2003, we entered into a second hedge agreement related to an additional 5,000 MMBtu, or approximately 25% of our production, for the calendar months of March 2003 through February 2004 which provides for a floor price of $4.50 per MMBtu. See "--Quantitative and Qualitative Disclosures about Market Risk--Hedging Sensitivity" for further information.


NET OPERATING LOSS CARRYFORWARDS

         At December 31, 2002 we had, subject to the limitation discussed below, $167.1 million of net operating loss carryforwards for U.S. tax purposes. These loss carryforwards will expire from 2003 through 2022 if not utilized. At December 31, 2002, we had approximately $1.0 million of net operating loss carryforwards for Canadian tax purposes. These carryforwards will expire from 2003 through 2009 if not utilized. In connection with financial restructuring transactions described in Note 3, in Notes to Consolidated Financial Statements, certain of the loss carryforwards may be utilized.

         As a result of the acquisition of certain partnership interests and crude oil and natural gas properties in 1990 and 1991, an ownership change under Section 382 occurred in December 1991. Accordingly, it is expected that the use of the U.S. net operating loss carryforwards generated prior to December 31, 1991 of $3,203,000 will be limited to approximately $235,000 per year.

         During 1992, we acquired 100% of the common stock of an unrelated corporation. The use of net operating loss carryforwards of the acquired corporation of $257,000 acquired in the acquisition are limited to approximately $115,000 per year.

         As a result of the issuance of additional shares of common stock for acquisitions and sales of common stock, an additional ownership change under
Section 382 occurred in October 1993. Accordingly, it is expected that the use of all U.S. net operating loss carryforwards generated through October 1993 (including those subject to the 1991 and 1992 ownership changes discussed above) of $6,590,000 will be limited as described above and in the following paragraph.

         An ownership change under Section 382 occurred in December 1999, following the issuance of additional shares, as described in Note 7. It is expected that the annual use of U.S. net operating loss carryforwards subject to this Section 382 limitation will be limited to approximately $363,000, subject to the lower limitations described above. Future changes in ownership may further limit the use of our carryforwards. In 2000 assets with built-in gains were sold, increasing the Section 382 limitation for 2001 by approximately $31,000,000.

         The annual Section 382 limitation may be increased during any year, within 5 years of a change in ownership, in which built-in gains that existed on the date of the change in ownership are recognized.

         In addition to the Section 382 limitations, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109. Therefore, we have established a valuation allowance of $39.7 million and $99.1 million for deferred tax assets at December 31, 2001 and 2002, respectively, related to continuing operations.

OUTLOOK FOR 2003



        We have previously communicated the following guidance for 2003:



        Production:
                 BCFE (approximately 80% gas)
                                                               7 - 8
        Price differentials (Pre Hedge):
                 $ per Bbl of oil                               0.64

                 $ per Mcf of natural gas                       0.51

        LOE, $ per MCFE                                         1.21

        G&A, $ per MCFE                                         0.69

        Capital Expenditures ($ millions)                      15.0



        Actual results could materially differ and will depend on, among other things, our ability to successfully increase our production of crude oil, natural gas liquids and natural gas through our drilling activities. We undertake no duty to update these forward-looking statements.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

COMMODITY PRICE RISK


    As an independent crude oil and natural gas producer, our revenue, cash flow from operations, other income and profitability, reserve values, access to capital and future rate of growth are substantially dependent upon the prevailing prices of crude oil, natural gas and natural gas liquids. Declines in commodity prices will materially adversely affect our financial condition, liquidity, ability to obtain financing and operating results. Lower commodity prices may reduce the amount of crude oil and natural gas that we can produce economically. Prevailing prices for such commodities are subject to wide fluctuation in response to relatively minor changes in supply and demand and a variety of additional factors beyond our control, such as global political and economic conditions. Historically, prices received for crude oil and natural gas production have been volatile and unpredictable, and such volatility is expected to continue. Most of our production is sold at market prices. Generally, if the commodity indexes fall, the price that we receive for our production will also decline. Therefore, the amount of revenue that we realize is partially determined by factors beyond our control. Assuming the production levels we attained during the year ended December 31, 2002 from continuing operations, a 10% decline in crude oil, natural gas and natural gas liquids prices would have reduced our operating revenue, cash flow and net income by approximately $2.2 million for the year.


HEDGING SENSITIVITY


         On January 1, 2001, we adopted SFAS 133 as amended by SFAS 137 and SFAS 138. Under SFAS 133, all derivative instruments are recorded on the balance sheet at fair value. If the derivative does not qualify as a hedge or is not designated as a hedge, the gain or loss on the derivative is recognized currently in earnings. To qualify for hedge accounting, the derivative must qualify either as a fair value hedge, cash flow hedge or foreign currency hedge. Currently, we use only cash flow hedges and the remaining discussion will relate exclusively to this type of derivative instrument. If the derivative qualifies for hedge accounting, the gain or loss on the derivative is deferred in Other Comprehensive Income (Loss), a component of Stockholders' Equity, to the extent that the hedge is effective.


         The relationship between the hedging instrument and the hedged item must be highly effective in achieving the offset of changes in cash flows attributable to the hedged risk both at the inception of the contract and on an ongoing basis. Hedge accounting is discontinued prospectively when a hedge instrument becomes ineffective. Gains and losses deferred in accumulated Other Comprehensive Income/Loss related to a cash flow hedge that becomes ineffective, remain unchanged until the related production is delivered. If we determine that it is probable that a hedged transaction will not occur, deferred gains or losses on the hedging instrument are recognized in earnings immediately.


         Gains and losses on hedging instruments related to Accumulated other comprehensive income and adjustments to carrying amounts on hedged production are included in natural gas or crude oil production revenue in the period that the related production is delivered. In 2000, 2001 and 2002, we experienced hedging losses of $20.2 million, $12.1 million and $3.2 million, respectively, of which $14.0 million, $6.6 million and $1.5 million respectively were applicable to continuing operations. In October 2002, all of these hedge agreements expired. Under the expired hedge agreements, we made total payments to various counterparties in the amount of $35.1 million.



         Under the terms of the new senior credit agreement, we are required to maintain hedging positions with respect to not less than 25% nor more than 75% of our crude oil and natural gas production for a rolling six month period. On January 23, 2003, we entered into a collar option agreement with respect to 5,000 MMBtu per day, or approximately 25% of our production, at a call price of $6.25 per MMBtu and a put price of $4.00 per MMBtu. In February of 2003 we entered into an additional hedge agreement for 5,000 MMBtu per day with a floor of $4.50 per MMBtu. For Abraxas, the fair value of the hedging instrument was determined based on the base price of the hedged item and NYMEX forward price quotes.



         The following table sets forth the Company's hedge position as of March 31, 2003:



              Time Period                     Notional Quantities                   Price                Fair Value
---------------------------------------- ------------------------------ ------------------------------ ----------------
February 1, 2003--July 31, 2003           5,000 MMBtu of production      Collar with floor of $4.00       $   -
                                          per day                        and ceiling of $6.25

March 1, 2003 - February 29, 2004         5,000 MMBtu of production      Floor of $4.50                   $ 361,769
                                          per day


         All hedge transactions are subject to our risk management policy, which has been approved by the Board of Directors. We formally document all relationships between hedging instruments and hedged items, as well as our risk management objectives and strategy for undertaking the hedge. This process includes specific identification of the hedging instrument and the hedged transaction, the nature of the risk being hedged and how the hedging instrument's effectiveness will be assessed. Both at the inception of the hedge and on an ongoing basis, we assess whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

         INTEREST RATE RISK

         At December 31, 2002, substantially all of Abraxas' long-term debt was at fixed interest rates from 11.5% to 12.875% and not subject to fluctuations in market rates and Old Grey Wolf's long-term debt was at a fixed interest rate of 9.5%.


         As of March 31, 2003, we had approximately $45.1 million in outstanding indebtedness under the new senior credit agreement, accruing interest at a rate of prime plus 4.5%, subject to a minimum interest rate of 9.0%. In the event that the prime rate (currently 1.5%) rises above 4.5% the interest rate applicable to our outstanding indebtedness under the new senior credit agreement will rise accordingly. For every percentage point that the prime rate rises above 4.5%, our interest expense would increase by approximately $451,000 on an annual basis. Our notes accrue interest at a fixed rate and, accordingly, are not subject to fluctuations in market rates.

         FOREIGN CURRENCY


         Our Canadian operations are measured in the local currency of Canada. As a result, our financial results are affected by changes in foreign currency exchange rates or weak economic conditions in the foreign markets. Canadian operations reported a pre-tax income of $304,000 for the quarter ended March 31, 2003. It is estimated that a 5% change in the value of the U.S. dollar to the Canadian dollar would have changed our net income by approximately $15,000. Canadian operations reported a pre-tax loss of $5.7 million for the year ended December 31, 2002. It is estimated that a 5% change in the value of the U.S. dollar to the Canadian dollar would have changed our net loss by approximately $284,000. We do not maintain any derivative instruments to mitigate the exposure to translation risk. However, this does not preclude the adoption of specific hedging strategies in the future.


CRITICAL ACCOUNTING POLICIES

         The preparation of financial statements in conformity with generally accepted accounting principles requires that management apply accounting policies and make estimates and assumptions that affect results of operations and the reported amounts of assets and liabilities in the financial statements. The following represents those policies that management believes are particularly important to the financial statements and that require the use of estimates and assumptions to describe matters that are inherently uncertain.

         FULL COST METHOD OF ACCOUNTING FOR CRUDE OIL AND NATURAL GAS ACTIVITIES. SEC Regulation S-X defines the financial accounting and reporting standards for companies engaged in crude oil and natural gas activities. Two methods are prescribed: the successful efforts method and the full cost method. Abraxas has chosen to follow the full cost method under which all costs associated with property acquisition, exploration and development are capitalized. We also capitalize internal costs that can be directly identified with our acquisition, exploration and development activities and do not include any costs related to production, general corporate overhead or similar activities. Under the successful efforts method, geological and geophysical costs and costs of carrying and retaining undeveloped properties are charged to expense as incurred. Costs of drilling exploratory wells that do not result in proved reserves are charged to expense. Depreciation, depletion, amortization and impairment of crude oil and natural gas properties are generally calculated on a well by well or lease or field basis versus the "full cost" pool basis. Additionally, gain or loss is generally recognized on all sales of crude oil and natural gas properties under the successful efforts method. As a result our financial statements will differ from companies that apply the successful efforts method since we will generally reflect a higher level of capitalized costs as well as a higher depreciation, depletion and amortization date on our crude oil and natural gas properties.

         At the time it was adopted, management believed that the full cost method would be preferable, as earnings tend to be less volatile than under the successful efforts method. However, the full cost method makes us susceptible to significant non-cash charges during times of volatile commodity prices because the full cost pool may be impaired when prices are low. These charges are not recoverable when prices return to higher levels. We have experienced this situation several times over the years, most recently in 2002 with respect to our continuing operations. Our crude oil and natural gas reserves have a relatively long life. However, temporary drops in commodity prices can have a material impact on our business including impact from the full cost method of accounting.

         Under full cost accounting rules, the net capitalized cost of crude oil and natural gas properties may not exceed a "ceiling limit" which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. If net capitalized costs of crude oil and natural gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings. This is called a "ceiling limitation write-down." This charge does not impact cash flow from operating activities, but does reduce our stockholders' equity and reported earnings. The risk that we will be required to write down the carrying value of crude oil and natural gas properties increases when crude oil and natural gas prices are depressed or volatile. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves or if purchasers cancel long-term contracts for our natural gas production. An expense recorded in one period may not be reversed in a subsequent period even though higher crude oil and natural gas prices may have increased the ceiling applicable to the subsequent period.

         For the year ended December 31, 2002, we recorded a write-down of $32.9 million, related to our continuing proved reserves. The write-down in 2002 was due to low commodity prices. We cannot assure you that we will not experience additional write-downs in the future. Should commodity prices decline, a further write-down of the carrying value of our crude oil and natural gas properties may be required.

         ESTIMATES OF PROVED OIL AND NATURAL GAS RESERVES. Estimates of our proved reserves included in this prospectus are prepared in accordance with GAAP and SEC guidelines. The accuracy of a reserve estimate is a function of:

     o        the quality and quantity of available data;

     o        the interpretation of that data;

     o        the accuracy of various mandated economic assumptions;

     o        and the judgment of the persons preparing the estimate.

         Our proved reserve information included in this prospectus was based on evaluations prepared by independent petroleum engineers. Estimates prepared by other third parties may be higher or lower than those included herein. Because these estimates depend on many assumptions, all of which may substantially differ from future actual results, reserve estimates will be different from the quantities of oil and gas that are ultimately recovered. In addition, results of drilling, testing and production after the date of an estimate may justify material revisions to the estimate.

         You should not assume that the present value of future net cash flows is the current market value of our estimated proved reserves. In accordance with SEC requirements, we based the estimated discounted future net cash flows from proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate.

         The estimates of proved reserves materially impact DD&A expense. If the estimates of proved reserves decline, the rate at which we record DD&A expense will increase, reducing future net income. Such a decline may result from lower market prices, which may make it uneconomic to drill for and produce higher cost fields.

         HEDGE ACCOUNTING. From time to time, we use commodity price hedges to limit our exposure to fluctuations in crude oil and natural gas prices. Results of those hedging transactions are reflected in crude oil and natural gas sales.

         Statement of Financial Accounting Standards, ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", was effective for us on January 1, 2001. SFAS 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Under this statement, all derivatives, whether designated in hedging relationships or not, are required to be recorded at fair value on our balance sheet. The accounting for changes in the fair value of a derivative instrument depends on the intended use of the derivative and the resulting designation, which is established at the inception of a derivative. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results of the hedged item in the consolidated statement of operations. For derivative instruments designated as cash flow hedges, changes in fair value, to the extent the hedge is effective, are recognized in other comprehensive income until the hedged item is recognized in earnings. For derivative instruments designated as fair value hedges, changes in fair value, to the extent the hedge is effective, are recognized as an increase or decrease to the value of the hedged item until the hedged item is recognized in earnings. Hedge effectiveness is measured at least quarterly based on the relative changes in fair value between the derivative contract and the hedged item over time. Any change in the fair value resulting from ineffectiveness, as defined by SFAS 133, is recognized immediately in earnings. Changes in fair value of contracts that do not meet the SFAS 133 definition of a cash flow or fair value hedge are also recognized in earnings through risk management income. All amounts initially recorded in this caption are ultimately reversed within the same caption and included in oil and gas sales or interest expense, as applicable, over the respective contract terms.

         One of the primary factors that can have an impact on our results of operations is the method used to value our derivatives. We have established the fair value of all derivative instruments using estimates determined by our counterparties and subsequently evaluated internally using established index prices and other sources. These values are based upon, among other things, futures prices, volatility, time to maturity and credit risk. The values we report in our financial statements change as these estimates are revised to reflect actual results, changes in market conditions or other factors, many of which are beyond our control.

         Another factor that can impact our results of operations each period is our ability to estimate the level of correlation between future changes in the fair value of the hedge instruments and the transactions being hedged, both at the inception and on an ongoing basis. This correlation is complicated because energy commodity prices, the primary risk we hedge, have quality and location differences that can be difficult to hedge effectively. The factors underlying our estimates of fair value and our assessment of correlation of our hedging derivatives are impacted by actual results and changes in conditions that affect these factors, many of which are beyond our control.

         Due to the volatility of crude oil and natural gas prices and, to a lesser extent, interest rates, our financial condition and results of operations can be significantly impacted by changes in the market value of our derivative instruments. As of December 31, 2001 the net market value of our derivatives was a liability of $658,000. As of December 31, 2002 we did not have any outstanding derivatives.

NEW ACCOUNTING PRONOUNCEMENTS

         In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, BUSINESS COMBINATIONS, which requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. In July 2001, the FASB also issued SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, which discontinues the practice of amortizing goodwill and indefinite lived intangible assets and initiates an annual review for impairment. Intangible assets with a determinable useful life will continue to be amortized over that period. The amortization provisions apply to goodwill and intangible assets acquired after June 30, 2001. We have applied these standards to the purchase of the minority interest of Old Grey Wolf.

         In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for us January 1, 2003. SFAS No. 143 requires that the fair value of a liability for an asset's retirement obligation be recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its then present value each period, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized. For all periods presented, we have included estimated future costs of abandonment and dismantlement in our full cost amortization base and amortize these costs as a component of our depletion expense.


         We have completed our assessment of SFAS No. 143 and based on our estimates, we do not expect the statement to have a material effect on our financial position, results of operations and cash flows for future periods. The Company adopted SFAS 143 effective January 1, 2003. For the quarter ended March 31, 2003 the Company recorded an additional liability of $711,732, a charge of $395,341 for the cumulative effect of the change in accounting principal and current expense of $19,108.


         In August 2001, the FASB issued SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, which requires a single accounting model to be used for long-lived assets to be sold and broadens the presentation of discontinued operations to include a "component of an entity" (rather than a segment of a business). A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. A component of an entity that is classified as held for sale, or has been disposed of, is presented as a discontinued operation if the operations and cash flows of the component will be (or have been) eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations of the component. We adopted SFAS 144, consequently, the operating results of the Canadian business segment operations, which were held for sale at December 31, 2002 (and sold after year end) are included in discontinued operations.

         In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB No. 4, 44, and 64, Amendments of FASB Statement No. 13 and Technical Corrections." SFAS No. 145 clarifies guidance related to the reporting of gains and losses from extinguishment of debt and resolves inconsistencies related to the required accounting treatment of certain lease modifications. SFAS No. 145 also amends other existing pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. The provisions relating to the reporting of gains and losses from extinguishment of debt become effective for us beginning January 1, 2003 with earlier adoption encouraged. All other provisions of this standard have been effective for the us as of May 15, 2002 and did not have a significant impact on our financial condition or results of operations.


         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires costs associated with exit of disposal activities to be recognized when they are incurred rather than at the date of commitment to an exit or disposal plan. SFAS No. 146 is effective for us beginning January 1, 2003. For the period ended March 31, 2003 this standard had no impact on the Company's financial condition or results of operation.


         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-based Compensation--Transition and Disclosure, an amendment of FASB Statement No. 123," which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of SFAS No. 148 are effective for annual financial statements for fiscal years ending after December 15, 2002, and for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. We will continue to use APB No. 25 to account for stock based compensation while providing the disclosures required by SFAS No. 123 as amended by SFAS No. 148.

                                    BUSINESS

GENERAL

         We are an independent energy company engaged primarily in the exploration, exploitation, development and production of crude oil and natural gas. Since January 1, 1991, our principal means of growth has been through the acquisition and subsequent development and exploitation of producing properties and related assets. As a result of our historical acquisition activities, we believe we have a substantial inventory of low risk opportunities, the exploitation and development of which are critical to the maintenance and growth of our current production levels. We seek to complement our exploitation and development activities by selectively participating in exploration projects with experienced industry partners.

         Our principal areas of operation are Texas, western Canada and Wyoming. At December 31, 2002, we owned interests in 459,880 gross acres (370,589 net acres) relating to our continuing operations and operated properties accounting for 87% of our PV-10, affording us substantial control over the timing and incurrence of operating and capital expenditures. At December 31, 2002, estimated total proved reserves of our continuing operations were 112.5 Bcfe with an aggregate PV-10 of $136.6 million.

BUSINESS STRATEGY

         Our primary business objectives are to increase reserves, production and cash flow through the following:

             * LOW COST OPERATIONS. We seek to maintain low lease operating and G&A expenses per Mcfe by operating a majority of our producing properties and by maintaining a high rate of production on a per well basis. As a result of this strategy, we have achieved per unit lease operating and G&A expenses that compare favorably with our peer companies.

             * EXPLOITATION OF EXISTING PROPERTIES. We will continue to allocate a portion of our operating cash flow to the exploitation of our proved oil and natural gas properties. We believe that the proximity of our undeveloped reserves to existing production makes development of these properties less risky and more cost-effective than other drilling opportunities available to us. Given our high degree of operating control, the timing and incurrence of operating and capital expenditures is largely within our discretion. Abraxas' inventory of development opportunities is considerable and growing, our ability to exploit that inventory will depend on our ability to raise additional capital and on our discretionary cash flow, which in turn is highly dependent on future crude oil and natural gas prices.

RECENT DEVELOPMENTS

         FINANCIAL RESTRUCTURING

         We recently completed a series of transactions designed to reduce our indebtedness, improve our ability to meet our debt service obligations and provide us with working capital necessary to develop our existing crude oil and natural gas properties. As a result of these transactions, which we sometimes refer to in this prospectus as the financial restructuring, we have reduced the principal amount of our overall outstanding long-term debt from approximately $300 million at December 31, 2002 to approximately $156.4 million in principal amount at January 23, 2003, and have reduced our annual cash interest payments from approximately $34 million (including $9.4 million included in discontinued operations), to approximately $4 million, assuming that, as required under the new senior credit agreement, Abraxas issues additional notes in lieu of cash interest payments on our outstanding notes. After giving effect to the financial restructuring on January 23, 2003, the principal amount of our outstanding indebtedness as of March 31, 2003 is approximately $156.4 million ($109.7 million in outstanding notes and $45.1 million related to the new senior credit agreement). Due to the accounting treatment under generally accepted accounting principles for financial restructurings, the reported carrying value of such total indebtedness will be approximately $175 million ($128.6 million related to the outstanding notes). The transactions comprising the financial restructuring are summarized below.

         EXCHANGE OFFER. On January 23, 2003 Abraxas completed an exchange offer, pursuant to which it offered to exchange cash and securities for all of the outstanding 11 1/2% Senior Secured Notes due 2004, Series A, or second lien notes, and 11 1/2% Senior Notes due 2004, Series D, or old notes, issued by Abraxas and Canadian Abraxas. In exchange for each $1,000 principal amount of notes tendered in the exchange offer, tendering noteholders received

              *      cash in the amount of $264;

              * an 11 1/2% Secured Note due 2007, Series A, with a principal amount equal to $610; and

              *      31.36 shares of Abraxas common stock.

         At the time the exchange offer was made, there were approximately $190.1 million of the second lien notes and $800,000 of the old notes outstanding. Holders of approximately 94% of the aggregate outstanding principal amount of the second lien notes and old notes tendered their notes for exchange in the offer. Pursuant to the procedures for redemption under the applicable indenture provisions, the remaining 6% of the aggregate outstanding principal amount of the second lien notes and old notes were redeemed at 100% of the principal amount plus accrued and unpaid interest, for approximately $11.5 million ($11.1 million in principal and $0.4 million in interest). The indentures for the second lien notes and old notes have been duly discharged. In connection with the exchange offer, Abraxas made cash payments of approximately $47.5 million and issued approximately $109.7 million in principal amount of notes and 5,642,699 shares of Abraxas common stock, each of which are being offered for resale under this prospectus. Fees and expenses incurred in connection with the exchange offer were approximately $3.8 million.

         SALE OF STOCK OF CANADIAN ABRAXAS AND OLD GREY WOLF. Contemporaneously with the closing of the exchange offer, on January 23, 2003, Abraxas completed the sale to a wholly-owned subsidiary of PrimeWest Energy Inc. of all of the outstanding capital stock of two of Abraxas' former wholly-owned subsidiaries, Canadian Abraxas and Old Grey Wolf for approximately $138 million before net adjustments of $3.4 million. The aggregate purchase price was allocated to the shares of capital stock of Canadian Abraxas and Old Grey Wolf as follows:

                        NUMBER OF SHARES               PURCHASE PRICE
                        ----------------               --------------

Canadian Abraxas        5,751 common shares            $68 million
Old Grey Wolf           12,804,628 common shares       $70 million

                                TOTAL PURCHASE PRICE:  $138  MILLION
                                                       -------------

         After purchase price adjustments and related costs and expenses of approximately $5.9 million were made, the purchase price realized for the sale of Canadian Abraxas and Old Grey Wolf was $132.1 million. Upon consummation of the sale, Old Grey Wolf repaid the outstanding indebtedness under its credit agreement with Mirant Canada Energy Capital, Ltd. in the amount of $46.3 million, which reduced the net proceeds from the sale by a corresponding amount. The net cash proceeds from the sale were $85.8 million, all of which has been utilized in connection with the financial restructuring.

         The properties transferred in conjunction with the sale of Canadian Abraxas and Old Grey Wolf amounted to approximately 35% of our total proved reserves at June 30, 2002 and approximately 60% of our production for the quarter ended September 30, 2002. Under the terms of the agreement with PrimeWest, Abraxas has retained certain assets formerly held by Canadian Abraxas and Old Grey Wolf, including all of Canadian Abraxas' and Old Grey Wolf's undeveloped acreage existing at the time of the sale, which includes all of our interests in the Ladyfern area. These assets have been contributed to New Grey Wolf, a new wholly-owned Canadian subsidiary of Abraxas. Portions of this undeveloped acreage will be developed by PrimeWest and New Grey Wolf under a farmout arrangement. Under the farmout arrangements, PrimeWest has agreed to participate in the development of certain lands of New Grey Wolf in the Caroline and Pouce Coupe areas of Alberta. PrimeWest has the right to obtain a 60% interest in certain wells if it bears 100% of the expense of drilling such wells. In addition, New Grey Wolf and PrimeWest will have an area of mutual interest in respect of the lands surrounding the Caroline area where each party will be entitled to participate in the acquisition of the other, with New Grey Wolf participating with a 40% interest and PrimeWest participating with a 60% interest.

         REDEMPTION OF FIRST LIEN NOTES. On January 24, 2003, we completed the redemption of 100% of our outstanding 12?% Senior Secured Notes, Series A, or first lien notes, with approximately $66.4 million of the proceeds from the sale of Canadian Abraxas and Old Grey Wolf. Prior to the redemption, we had $63.5 million of our first lien notes outstanding. Under the terms of the indenture for the first lien notes, as of March 15, 2002, we had the right to redeem the first lien notes at 100% of the outstanding principal amount of the notes, plus accrued and unpaid interest to the date of redemption, and to discharge the indenture upon call of the first lien notes for redemption and deposit of the redemption funds with the trustee. We exercised these rights on January 23, and upon the discharge of the indenture, the trustee released the collateral securing our obligations under the first lien notes.


         NEW SENIOR CREDIT AGREEMENT. Contemporaneously with the closing of the exchange offer and the sale of Canadian Abraxas and Old Grey Wolf, on January 23, 2003, Abraxas entered into a new senior credit agreement providing a term loan facility of $4.2 million and a revolving credit facility with a maximum borrowing base of up to $50 million. For a detailed description of the credit facilities under the new senior credit agreement, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Continuing Operations--Long-Term Indebtedness" beginning on page 41.


         SOURCES AND USES OF FUNDS IN FINANCIAL RESTRUCTURING

         The following table illustrates the sources and uses of funds for the financial restructuring.

                       SOURCES OF FUNDS                                         USES OF FUNDS
                       ----------------                                         -------------
                            (US DOLLARS IN MILLIONS)
Sale of Canadian Abraxas and
Old Grey Wolf (1)......................          $132.1    Redemption of First Lien Notes (3).....      $ 66.4
New Senior Credit Agreement (2)........            46.7    Exchange Offer Cash Payments (4).......        59.0
                                                           Repayment of Old Grey Wolf
                                                           Credit Facility (5)....................        46.3
                                                           Fees and Expenses......................         7.1
                                                                                                        ------
Total Sources..........................          $178.8    Total Uses.............................      $178.8
                                                 ======                                                 ======

         --------------

(1) Represents CDN $205.9 million converted to US $134.6 million at an exchange rate of US $0.6538 per CDN $1.00, less fees and expenses of $2.5 million.

(2) Includes term loan facility of $4.2 million and outstanding amounts under the revolving credit facility of $42.5 million at the time of the financial restructuring.

(3) Represents $63.5 million in principal amount of the first lien notes and accrued interest of $2.9 million.

(4) Represents payments of $47.5 million for the cash portion of the exchange offer consideration and payments of $11.5 million for the redemption of the second lien notes and old notes remaining outstanding upon closing of the exchange offer.

(5) Represents CDN $70.8 million converted to US $46.3 million at an exchange rate of US $0.6538 per CDN $1.00.

         2002 ASSET SALES

         In May 2002, our former wholly-owned Canadian subsidiaries, Old Grey Wolf and Canadian Abraxas, sold their interest in a natural gas processing plant and associated crude oil and natural gas reserves in the Quirk Creek and Mahaska fields in Alberta, Canada for approximately $22.9 million.

         In June 2002, Abraxas sold its interest in the East White Point field in Texas for approximately $9.7 million.

         In July 2002, Canadian Abraxas and Old Grey Wolf sold their interest in the Milarville field in Alberta, Canada for approximately $1.1 million.

         DRILLING RESULTS

         We have successfully completed two new 100% working interest wells in the Peace River Arch area of Canada which were not included in the sale of Canadian Abraxas and Old Grey Wolf. In the Ladyfern area of Northeastern British Columbia, we are participating for an approximate 17% working interest in two wells actively drilling. Two additional Ladyfern wells, with approximately 17% and 50% working interest ownership, are expected to commence during this winters drilling season.

MARKETS AND CUSTOMERS

         The revenue generated by our operations is highly dependent upon the prices of, and demand for, crude oil and natural gas. Historically, the markets for crude oil and natural gas have been volatile and are likely to continue to be volatile in the future. The prices we receive for our crude oil and natural gas production and the level of such production are subject to wide fluctuations and depend on numerous factors beyond our control including seasonality, the condition of the United States economy (particularly the manufacturing sector), foreign imports, political conditions in other crude oil-producing and natural gas-producing countries, the actions of the Organization of Petroleum Exporting Countries and domestic regulation, legislation and policies. Decreases in the prices of crude oil and natural gas have had, and could have in the future, an adverse effect on the carrying value of our proved reserves and our revenue, profitability and cash flow from operations. You should read the discussion under "Risk Factors--Risks Relating to Our Business--Crude oil and natural gas prices and their volatility could adversely our revenues, cash flows and profitability" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Critical Accounting Policies" for more information relating to the effects on us of decreases in crude oil and natural gas prices.

         In order to manage our exposure to price risks in the marketing of our crude oil and natural gas, from time to time we have entered into fixed price delivery contracts, financial swaps and crude oil and natural gas futures contracts as hedging devices. To ensure a fixed price for future production, we may sell a futures contract and thereafter either (i) make physical delivery of crude oil or natural gas to comply with such contract or (ii) buy a matching futures contract to unwind our futures position and sell our production to a customer. These contracts may expose us to the risk of financial loss in certain circumstances, including instances where production is less than expected, our customers fail to purchase or deliver the contracted quantities of crude oil or natural gas, or a sudden, unexpected event materially impacts crude oil or natural gas prices. These contracts may also restrict our ability to benefit from unexpected increases in crude oil and natural gas prices. You should read the discussion under "Management's Discussion and Analysis of Financial Condition And Results of Operations -- Liquidity and Capital Resources," and "Quantitative and Qualitative Disclosures about Market Risk--Commodity Price Risk" for more information regarding our historical hedging activities.

         Substantially all of our crude oil and natural gas is sold at current market prices under short-term arrangements, as is customary in the industry. During the year ended December 31, 2002, three purchasers accounted for approximately 41% of our crude oil and natural gas sales. We believe that there are numerous other companies available to purchase our crude oil and natural gas and that the loss of one or more of these purchasers would not materially affect our ability to sell crude oil and natural gas. The prices we realize for the sale of our crude oil and natural gas are subject to our hedging activities. You should read the discussion under "Management's Discussion and Analysis of Financial Condition And Results of

Operations -- Liquidity and Capital Resources" and "Quantitative and Qualitative Disclosures about Market Risk--Commodity Price Risk" for more information regarding our hedging activities.

PRIMARY OPERATING AREAS--CONTINUING OPERATIONS

         TEXAS

         Our U.S. operations are concentrated in South and West Texas with over 99% of the PV-10 of our U.S. crude oil and natural gas properties at December 31, 2002 located in those two regions. We operate 94% of our wells in Texas. Operations in South Texas are concentrated along the Edwards trend in Live Oak and Dewitt Counties the Frio/Vicksburg trend in San Patricio County and the Wilcox trend in Goliad County. In total in South Texas we own an average 88% working interest in 44 wells with average daily production of 291 net Bbls of crude oil and NGLs and 8,177 net Mcf of natural gas per day for the year ended December 31, 2002. As of December 31, 2002 we had estimated net proved reserves in South Texas of 31,103 Mmcfe (83% natural gas) with a PV-10 of $47.2 million, 70% of which was attributable to proved developed reserves. Our West Texas operations are concentrated along the deep Devonian/Ellenberger formations and shallow Cherry Canyon sandstones in Ward County, the Spraberry trend in Midland County and in the Sharon Ridge Clearfork Field in Scurry County. Abraxas entered into a farmout agreement with EOG Resources Inc. whereby EOG earned a 75% working interest in Abraxas' then existing Montoya acreage by paying Abraxas $2.5 million and paying 100% of the cost of the first five wells, the last of which came on line in December 2002. EOG remains under an obligation to continue developing the acreage; however, Abraxas will be responsible for its pro-rata share of the drilling and development costs going forward. Two wells are planned for 2003. In total in West Texas we own an average 75% working interest in 157 wells with average daily production of 389 net Bbls of crude oil and NGLs and 6,814 net Mcf of natural gas per day for the year ended December 31, 2002. As of December 31, 2002, we had estimated net proved reserves in West Texas of 65,957 Mmcfe (80% natural gas) with a PV 10 of $62.7 million, 39% of which was attributable to proved developed reserves. During 2002, we drilled a total of 3 new wells (1.06 net) in Texas with a 67% success rate.

         WYOMING

         We currently hold over 60,000 contiguous acres in the Powder River Basin in east central Wyoming. We have drilled and operate five wells in Converse and Niobrara counties that were completed in the Turner and Niobrara formations. We own 100% working interest in these wells that produced an average of 43 net barrels of crude oil per day in 2002. As of December 31, 2002, we had estimated net proved producing reserves in Wyoming of 91,791 barrels of crude oil with a PV-10 of $427,000.

         WESTERN CANADA

         We own properties in western Canada, consisting primarily of natural gas reserves and undeveloped acreage in the provinces of Alberta and British Columbia. Our Alberta properties are in two concentrated areas; the Caroline field, 60 miles northwest of Calgary and the Peace River Arch area in northwestern Alberta. We have entered into a farmout agreement with PrimeWest to jointly develop these areas in the future. Our other Canadian operations are located in the Ladyfern area of northeast British Columbia. In this area we participated in six wells being drilled during 2002 with a 50% success rate. As of December 31, 2002, New Grey Wolf had estimated net proved reserves, applicable to continuing operations, of 14,904 Mmcfe (91% natural gas) with a PV-10 of $26.3 million, 61% of which was attributable to proved developed reserves. For the year ended December 31, 2002, the Canadian properties, applicable to continuing operations, produced an average of approximately 27.5 net Bbls of crude oil and NGLs per day and 570 net Mcf of natural gas per day. During 2002, we drilled a total of 7 new wells (3.0 net) related to continuing operations in Canada with a 71% success rate.

EXPLORATORY AND DEVELOPMENTAL ACREAGE

         Our principal crude oil and natural gas properties consist of non-producing and producing crude oil and natural gas leases, including reserves of crude oil and natural gas in place. The following table indicates our interest in developed and undeveloped acreage applicable to continuing operations as of December 31, 2002:


                                                   Developed and Undeveloped Acreage
                                 -----------------------------------------------------------------------
                                                        As of December 31, 2002
                                 -----------------------------------------------------------------------
                                        Developed Acreage                   Undeveloped Acreage
                                 ---------------------------------  ------------------------------------
                                  Gross Acres        Net Acres       Gross Acres          Net Acres
                                 ---------------   ---------------  ---------------   ------------------
  Canada(1)                              10,495             5,432          352,218           277,539
  Texas                                  24,775            19,911           10,881            10,029
  Wyoming                                 3,200             3,200           58,311            54,478
                                 ---------------   ---------------  ---------------   ------------------
           Total                         38,470            28,543          421,410           342,046
                                 ===============   ===============  ===============   ==================

---------------
(1)      Represents acreage applicable to continuing operations.

PRODUCTIVE WELLS

         The following table sets forth our total gross and net productive wells applicable to continuing operations, expressed separately for crude oil and natural gas, as of December 31, 2002:

                                                 Productive Wells (1)
                         ---------------------------------------------------------------------
                                               As of December 31, 2002
                         ---------------------------------------------------------------------
State/Country                       Crude Oil                          Natural Gas
                         --------------------------------   ----------------------------------
                             Gross              Net             Gross               Net
                         ---------------   --------------   ---------------   ----------------
Canada (1)                      15.0               1.3              7.0               1.4
Texas                          139.0             111.3             62.0              45.2
Wyoming                          5.0               5.0              -                 -
                         ---------------   --------------   ---------------   ----------------
         Total                 159.0             117.6             69.0              46.6
                         ===============   ==============   ===============   ================

------------
(1)      Represents wells applicable to continuing operations.

RESERVES INFORMATION

         The crude oil and natural gas reserves of our continuing operations have been estimated as of January 1, 2003, January 1, 2002, and January 1, 2001, by DeGolyer and MacNaughton, of Dallas, Texas. The reserves attributable to New Grey Wolf as of January 1, 2003 have been estimated by DeGolyer and MacNaughton. The reserves of Old Grey Wolf as of January 1, 2002 and January 1, 2001 have been estimated by McDaniel and Associates Consultants Ltd. of Calgary, Alberta. All Canadian Abraxas and Old Grey Wolf reserves are reflected as discontinued operations. Crude oil and natural gas reserves, and the estimates of the present value of future net revenues therefrom, were determined based on then current prices and costs. Reserve calculations involve the estimate of future net recoverable reserves of crude oil and natural gas and the timing and amount of future net revenues to be received therefrom. Such estimates are not precise and are based on assumptions regarding a variety of factors, many of which are variable and uncertain.

         The following table sets forth certain information regarding estimates of our crude oil, natural gas liquids and natural gas reserves as of January 1, 2003, January 1, 2002 and January 1, 2001 related to continuing operations:

                                                               ESTIMATED PROVED RESERVES (1)
                                                  ---------------------------------------------------------
                                                     Proved              Proved                Total
                                                    Developed          Undeveloped            Proved
                                                  --------------      --------------     ------------------
 Continuing Operations:
     As of January 1, 2001
       Crude oil (MBbls)                                2,986                 1,407              4,393
       NGLs (MBbls)                                     1,322                   366              1,688
       Natural gas (MMcf)                              48,177                66,731            114,908

     As of January 1, 2002
       Crude oil (MBbls)                                1,841                 1,170              3,011
       NGLs (MBbls)                                     1,051                   352              1,403
       Natural gas (MMcf)                              40,514                75,154            115,668

     As of January 1, 2003
       Crude oil (MBbls)                                1,714                 1,317              3,031
       NGLs (MBbls)                                       144                   284                428
       Natural gas (MMcf)                              43,308                48,458             91,766

------------------
(1) Reserves on a Mcf equivalent at December 31, 2002 were 112,520 Mmcfe. Crude oil and natural gas liquids are converted to a Mcf equivalent
         (Mcfe) on the basis of 1 Bbl of crude oil and natural gas liquid equals 6 Mcf of natural gas.

         The process of estimating crude oil and natural gas reserves is complex and involves decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data. Therefore, these estimates are imprecise.

         Actual future production, crude oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable crude oil and natural gas reserves most likely will vary from those estimated. Any significant variance could materially affect the estimated quantities and present value of reserves set forth in this prospectus. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing crude oil and natural gas prices and other factors, many of which are beyond our control.

         You should not assume that the present value of future net revenues referred to in this prospectus is the current market value of our estimated crude oil and natural gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the end of the year of the estimate, or alternatively, if prices subsequent to that date have increased, a price near the periodic filing date of our financial statements. As of December 31, 2001, our net capitalized costs of crude oil and natural gas properties exceeded the present value of our estimated proved reserves by $38.9 million on U.S. properties - continuing operations. This amount was calculated considering 2001 year-end prices of $19.84 per Bbl for crude oil and $2.57 per Mcf for natural gas as adjusted to reflect the expected realized prices for each of the full cost pools. We did not adjust our capitalized costs for U.S. properties because subsequent to December 31, 2001, crude oil and natural gas prices increased such that capitalized costs for U.S. properties did not exceed the present value of the estimated proved crude oil and natural gas reserves for U.S. properties as determined using increased realized prices on March 22, 2002 of $24.16 per Bbl for crude oil and $2.89 per Mcf for natural gas.

         At June 30, 2002, our net capitalized costs of crude oil and natural gas properties exceeded the present value of our estimated proved reserves by $138.7 million ($28.2 million on the U.S. properties and $110.5 million on the Canadian properties). These amounts were calculated considering June 30, 2002 prices of $26.12 per Bbl for crude oil and $2.16 per Mcf for natural gas as adjusted to reflect the expected realized prices for each of the full cost pools. Subsequent to June 30, 2002, commodity prices increased in Canada and we utilized these increased prices in calculating the ceiling limitation write-down. The write-down for our discontinued Canadian operations was $83.1 million at June 30, 2002 and the total write-down was approximately $116.0 million. At December 31, 2002, our net capitalized cost of crude oil and natural gas properties did not exceed the present value of our estimated reserves, due to increased commodity prices during the fourth quarter and, as such, no further write-down was recorded. We cannot assure you that we will not experience additional ceiling limitation write-downs in the future.

         Actual future prices and costs may be materially higher or lower than the prices and costs as of the end of the year of the estimate. Any changes in consumption by natural gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of crude oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves and their present value In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with us or the crude oil and natural gas industry in general will affect the accuracy of the 10% discount factor.

         The estimates of our reserves are based upon various assumptions about future production levels, prices and costs that may not prove to be correct over time. In particular, estimates of crude oil and natural gas reserves, future net revenue from proved reserves and the PV-10 thereof for the crude oil and natural gas properties described in this prospectus are based on the assumption that future crude oil and natural gas prices remain the same as crude oil and natural gas prices at December 31, 2002. The average sales prices as of such date used for purposes of such estimates were $29.69 per Bbl of crude oil, $18.89 per Bbl of NGLs and $3.79 per Mcf of natural gas. It is also assumed that we will make future capital expenditures of approximately $50.4 million in the aggregate, which are necessary to develop and realize the value of proved undeveloped reserves on our properties. Any significant variance in actual results from these assumptions could also materially affect the estimated quantity and value of reserves set forth herein.

         We file reports of our estimated crude oil and natural gas reserves with the Department of Energy and the Bureau of the Census. The reserves reported to these agencies are required to be reported on a gross operated basis and therefore are not comparable to the reserve data reported herein.

CRUDE OIL, NATURAL GAS LIQUIDS, AND NATURAL GAS PRODUCTION AND SALES PRICES

         The following table presents our net crude oil, net natural gas liquids and net natural gas production, the average sales price per Bbl of crude oil and natural gas liquids and per Mcf of natural gas produced and the average cost of production per BOE of production sold, for the three years ended December 31, 2002 adjusted for the impact of discontinued operations:

                                          2002               2001               2000
                                   ------------------ ------------------ ------------------
Crude oil production (Bbls)                  264,531            364,638            406,829
Natural gas production (Mcf)               5,679,639          7,823,098          8,363,611
Natural gas liquids production
     (Bbls)                                    9,530             51,304            132,005
Mmcfe                                          7,324             10,318             11,597
Average sales price per Bbl of
     crude oil                             $   24.42           $  25.07            $ 14.01
Average sales price per MCF of
     natural gas (1)                        $   2.64            $  3.19            $  2.84
Average sales price per Bbl of
     natural gas liquids                   $   14.88           $  15.61            $ 20.53
Average sales price per Mcfe (1)            $   2.95            $  3.39            $  2.77
Average cost of production  per
     Mcfe produced (2)                      $   1.08            $  0.90            $  0.67

--------------------

(1)      Average sales prices are net of hedging activity.
(2) Crude oil and natural gas were combined by converting crude oil and natural gas liquids to a Mcf equivalent ("Mcfe") on the basis of 1 Bbl of crude oil and natural gas liquid equals 6 Mcf of natural gas. Production costs include direct operating costs, ad valorem taxes and gross production taxes.

DRILLING ACTIVITIES

         The following table sets forth our gross and net working interests in exploratory and development wells drilled during the three years ended December 31 2002, adjusted for the impact of discontinued operations:

                                     2002                              2001                             2000
                         -----------------------------      ----------------------------      -------------------------
                            Gross            Net(1)            Gross            Net(1)          Gross           Net(1)
                         ------------       ----------      ------------       ---------      -----------      --------
Exploratory
  Productive
          Crude oil              1.0              1.0                 -               -                -             -
          Natural gas            3.0               .5                 -               -                -             -
          Dry holes              3.0              1.5                 -               -              1.0           1.0
                         ------------       ----------      ------------       ---------      -----------      --------
                  Total          7.0              3.0                 -               -              1.0           1.0
                         ============       ==========      ============       =========      ===========      ========
Development
  Productive
          Crude oil                -                -               1.0             1.0              9.0           9.0
          Natural gas            3.0              1.1               5.0             4.3              6.0           5.0
          Dry holes                -                -                 -               -              1.0           1.0
                         ------------       ----------      ------------       ---------      -----------      --------
                                 3.0              1.1               6.0             5.3             16.0          15.0
                         ============       ==========      ============       =========      ===========      ========

------------------
(1) The number of net wells represents the total percentage of working interests held in all wells (e.g., total working interest of 50% is equivalent to 0.5 net well. A total working interest of 100% is equivalent to 1.0 net well).

COMPETITION

         We operate in a highly competitive environment. Competition is particularly intense with respect to the acquisition of desirable undeveloped crude oil and natural gas properties. The principal competitive factors in the acquisition of such undeveloped crude oil and natural gas properties include the staff and data necessary to identify, investigate and purchase such properties, and the financial resources necessary to acquire and develop such properties. We compete with major and independent crude oil and natural gas companies for properties and the equipment and labor required to develop and operate such properties. Many of these competitors have financial and other resources substantially greater than ours.

         The principal resources necessary for the exploration and production of crude oil and natural gas are leasehold prospects under which crude oil and natural gas reserves may be discovered, drilling rigs and related equipment to explore for such reserves and knowledgeable personnel to conduct all phases of crude oil and natural gas operations. We must compete for such resources with both major crude oil and natural gas companies and independent operators. Although we believe our current operating and financial resources are adequate to preclude any significant disruption of our operations in the immediate future we cannot assure you that such materials and resources will be available to us.

         We face significant competition for obtaining additional natural gas supplies for gathering and processing operations, for marketing NGLs, residue gas, helium, condensate and sulfur, and for transporting natural gas and liquids. Our principal competitors include major integrated oil companies and their marketing affiliates and national and local gas gatherers, brokers, marketers and distributors of varying sizes, financial resources and experience. Certain competitors, such as major crude oil and natural gas companies, have capital resources and control supplies of natural gas substantially greater than ours. Smaller local distributors may enjoy a marketing advantage in their immediate service areas.

         We compete against other companies in our natural gas processing business both for supplies of natural gas and for customers to which we sell our products. Competition for natural gas supplies is based primarily on location of natural gas gathering facilities and natural gas gathering plants, operating efficiency and reliability and ability to obtain a satisfactory price for products recovered. Competition for customers is based primarily on price and delivery capabilities.

REGULATION OF CRUDE OIL AND NATURAL GAS ACTIVITIES

         The exploration, production and transportation of all types of hydrocarbons are subject to significant governmental regulations. Our operations are affected from time to time in varying degrees by political developments and federal, state, provincial and local laws and regulations. In particular, crude oil and natural gas production operations and economics are, or in the past have been, affected by industry specific price controls, taxes, conservation, safety, environmental, and other laws relating to the petroleum industry, by changes in such laws and by constantly changing administrative regulations.

         PRICE REGULATIONS

         In the past, maximum selling prices for certain categories of crude oil, natural gas, condensate and NGLs in the United States were subject to significant federal regulation. At the present time, however, all sales of our crude oil, natural gas, condensate and NGLs produced in the United States under private contracts may be sold at market prices. Congress could, however, reenact price controls in the future. If controls that limit prices to below market rates are instituted, our revenue would be adversely affected.

         Crude oil and natural gas exported from Canada is subject to regulation by the National Energy Board ("NEB") and the government of Canada. Exporters are free to negotiate prices and other terms with purchasers, provided that export contracts in excess of two years must continue to meet certain criteria prescribed by the NEB and the government of Canada. Crude oil and natural gas exports for a term of less than two years must be made pursuant to an NEB order, or, in the case of exports for a longer duration, pursuant to an NEB license and Governor in Council approval.

         The provincial governments of Alberta, British Columbia and Saskatchewan also regulate the volume of natural gas that may be removed from these provinces for consumption elsewhere based on such factors as reserve availability, transportation arrangements and marketing considerations.

         THE NORTH AMERICAN FREE TRADE AGREEMENT

         On January 1, 1994, the North American Free Trade Agreement ("NAFTA") among the governments of the United States, Canada and Mexico became effective. In the context of energy resources, Canada remains free to determine whether exports to the U.S. or Mexico will be allowed provided that any export restrictions do not: (i) reduce the proportion of energy resources exported relative to the total supply of the energy resource (based upon the proportion prevailing in the most recent 36 month period); (ii) impose an export price higher than the domestic price; or (iii) disrupt normal channels of supply. All three countries are prohibited from imposing minimum export or import price requirements.

         NAFTA contemplates the reduction of Mexican restrictive trade practices in the energy sector and prohibits discriminatory border restrictions and export taxes. The agreement also contemplates clearer disciplines on regulators to ensure fair implementation of any regulatory changes and to minimize disruption of contractual arrangements, which is important for Canadian natural gas exports. The Texas Railroad Commission has recently become the lead agency for Texas for coordinating permits governing Texas to Mexico cross border pipeline projects. The availability of selling natural gas into Mexico may substantially impact the interstate natural gas market on all producers in the coming years.

         UNITED STATES NATURAL GAS REGULATION

         Historically, the natural gas industry as a whole has been more heavily regulated than the crude oil or other liquid hydrocarbons market. Most regulations focused on transportation practices. In the recent past interstate pipeline companies in the United States generally acted as wholesale merchants by purchasing natural gas from producers and reselling the natural gas to local distribution companies and large end users. Commencing in late 1985, the Federal Energy Regulatory Commission (the "FERC") issued a series of orders that have had a major impact on interstate natural gas pipeline operations, services, and rates, and thus have significantly altered the marketing and price of natural gas.
The FERC's key rule making action, Order No. 636 ("Order 636"), issued in
April 1992, required each interstate pipeline to, among other things, "unbundle" its traditional bundled sales services and create and make available on an open and nondiscriminatory basis numerous constituent services (such as gathering services, storage services, firm and interruptible transportation services, and standby sales and natural gas balancing services), and to adopt a new ratemaking methodology to determine appropriate rates for those services. To the extent the pipeline company or its sales affiliate markets natural gas as a merchant, it does so pursuant to private contracts in direct competition with all of the sellers, such as us; however, pipeline companies and their affiliates were not required to remain "merchants" of natural gas, and most of the interstate pipeline companies have become "transporters only," although many have affiliated marketers.
Order 636 and related FERC orders have resulted in increased competition within all phases of the natural gas industry. We do not believe that Order
636 and the related restructuring proceedings affect us any differently than other natural gas producers and marketers with which we compete.

         Transportation pipeline availability and cost are major factors affecting the production and sale of natural gas. Our physical sales of natural gas are affected by the actual availability, terms and cost of pipeline transportation. The price and terms for access onto the pipeline transportation systems remain subject to extensive Federal regulation. Although Order 636 does not directly regulate our production and marketing activities, it does affect how buyers and sellers gain access to and use of the necessary transportation facilities and how we and our competitors sell natural gas in the marketplace. The courts have largely affirmed the significant features of Order No. 636 and the numerous related orders pertaining to individual pipelines, although some appeals remain pending and the FERC continues to review and modify its regulations regarding the transportation of natural gas. For example, the FERC has recently begun a broad review of its natural gas transportation regulations, including how its regulations operate in conjunction with state proposals for natural gas marketing restructuring and in the increasingly competitive marketplace for all post-wellhead services related to natural gas.

         In recent years the FERC also has pursued a number of other important policy initiatives which could significantly affect the marketing of natural gas in the United States. Some of the more notable of these regulatory initiatives include:

(1) a series of orders in individual pipeline proceedings articulating a policy of generally approving the voluntary divestiture of interstate pipeline owned gathering facilities by interstate pipelines to their affiliates (the so-called "spin down" of previously regulated gathering facilities to the pipeline's nonregulated affiliates).

(2) Order No. 497 involving the regulation of pipelines with marketing affiliates.

(3) various FERC orders adopting rules proposed by the Gas Industry Standards Board which are designed to further standardize pipeline transportation tariffs and business practices.

(4) a notice of proposed rulemaking that, among other things, proposes (a) to eliminate the cost-based price cap currently imposed on natural gas transactions of less than one year in duration, (b) to establish mandatory "transparent" capacity auctions of short-term capacity on a daily basis, and (c) to permit interstate pipelines to negotiate terms and conditions of service with individual customers.

(5) issuance of Policy Statements regarding Alternate Rates and Negotiated Terms and Conditions of Service covering (a)the pricing of long-term pipeline transportation services by alternative rate mechanism options, including the pricing of interstate pipeline capacity utilizing market-based rates, incentive rates, or indexed rates, and (b) investigating of whether FERC should permit pipelines to negotiate the terms and conditions of service, in addition to rates of service.

(6) a notice of proposed rulemaking that proposes generic procedures to expedite the FERC's handling of complaints against interstate pipelines with the goals of encouraging and supporting consensual resolutions of complaints and organizing the complaint procedures so that all complaints are handled in a timely and fair manner.

         Several of these initiatives are intended to enhance competition in natural gas markets, although some, such as "spin downs," may have the adverse effect of increasing the cost of doing business on some in the industry, including us, as a result of the geographic monopolization of those facilities by their new, unregulated owners. As to all of these FERC initiatives, the ongoing, or, in some instances, preliminary and evolving nature of these regulatory initiatives makes it impossible at this time to predict their ultimate impact on our business. However, we do not believe that these FERC initiatives will affect us any differently than other natural gas producers and marketers with which we compete.

         Since Order 636, FERC decisions involving onshore facilities have been more liberal in their reliance upon traditional tests for determining what facilities are "gathering" and therefore exempt from federal regulatory control. In many instances, what was once classified as "transmission" may now be classified as "gathering." We ship certain of our natural gas through gathering facilities owned by others, including interstate pipelines, under existing long term contractual arrangements. Although these FERC decisions have created the potential for increasing the cost of shipping our natural gas on third party gathering facilities, our shipping activities have not been materially affected by these decisions.

         In summary, all of the FERC activities related to the transportation of natural gas have resulted in improved opportunities to market our physical production to a variety of buyers and market places, while at the same time increasing access to pipeline transportation and delivery services. Additional proposals and proceedings that might affect the natural gas industry in the United States are considered from time to time by Congress, the FERC, state regulatory bodies and the courts. We cannot predict when or if any such proposals might become effective or their effect, if any, on our operations. The crude oil and natural gas industry historically has been very heavily regulated; thus there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue indefinitely into the future.

         STATE AND OTHER REGULATION

         All of the jurisdictions in which we own producing crude oil and natural gas properties have statutory provisions regulating the exploration for and production of crude oil and natural gas, including provisions requiring permits for the drilling of wells and maintaining bonding requirements in order to drill or operate wells and provisions relating to the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandoning of wells. Our operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units on an acreage basis and the density of wells which may be drilled and the unitization or pooling of crude oil and natural gas properties. In this regard, some states and provinces allow the forced pooling or integration of tracts to facilitate exploration while other states and provinces rely on voluntary pooling of lands and leases. In addition, state and provincial conservation laws establish maximum rates of production from crude oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability of production. Some states, such as Texas and Oklahoma, have, in recent years, reviewed and substantially revised methods previously used to make monthly determinations of allowable rates of production from fields and individual wells. The effect of all of these conservation regulations is to limit the speed, timing and amounts of crude oil and natural gas we can produce from our wells, and to limit the number of wells or the location at which we can drill.

         State and provincial regulation of gathering facilities generally includes various safety, environmental, and in some circumstances, non-discriminatory take requirements, but does not generally entail rate regulation. In the United States, natural gas gathering has received greater regulatory scrutiny at both the state and federal levels in the wake of the interstate pipeline restructuring under Order 636. For example, the Texas Railroad Commission enacted a Natural Gas Transportation Standards and Code of Conduct to provide regulatory support for the State's more active review of rates, services and practices associated with the gathering and transportation of natural gas by an entity that provides such services to others for a fee, in order to prohibit such entities from unduly discriminating in favor of their affiliates.

         For those operations on U.S. Federal or Indian oil and gas leases, such operations must comply with numerous regulatory restrictions, including various non-discrimination statutes, and certain of such operations must be conducted pursuant to certain on-site security regulations and other permits issued by various federal agencies. In addition, in the United States, the Minerals Management Service ("MMS") has recently issued a final rule to clarify or severely limit the types of costs that are deductible transportation costs for purposes of royalty valuation of production sold off the lease. In particular, MMS will not allow deduction of costs associated with marketer fees, cash out and other pipeline imbalance penalties, or long-term storage fees. Further, the MMS has been engaged in a process of promulgating new rules and procedures for determining the value of crude oil produced from federal lands for purposes of calculating royalties owed to the government. The crude oil and natural gas industry as a whole has resisted the proposed rules under an assumption that royalty burdens will substantially increase. We cannot predict what, if any, effect any new rule will have on our operations.

         CANADIAN ROYALTY MATTERS

         In addition to Canadian federal regulation, each province has legislation and regulations that govern land tenure, royalties, production rates, environmental protection and other matters. The royalty regime is a significant factor in the profitability of crude oil and natural gas production. Royalties payable on production from lands other than Crown lands are determined by negotiations between the mineral owner and the lessee. Crown royalties are determined by governmental regulation and are generally calculated as a percentage of the value of the gross production, and the rate of royalties payable generally depends in part on prescribed preference prices, well productivity, geographical location, field discovery date and the type and quality of the petroleum product produced.

         From time to time the governments of Alberta and British Columbia, the provinces where almost all of New Grey Wolf's production is located, have established incentive programs which have included royalty rate reductions, royalty holidays and tax credits for the purpose of encouraging crude oil and natural gas exploration or enhanced planning projects. All of New Grey Wolf's production is from oil and gas rights which have been granted by the Provinces.

         The Province of Alberta requires the payment from lessees of oil and gas rights of annual rental payments as well as royalty payments. Regulations made pursuant to the Mines and Minerals Act (Alberta) provide various incentives for exploring and developing crude oil reserves in Alberta. Crude oil produced from horizontal extensions commenced at least five years after the well was originally spudded may qualify for a royalty reduction. An 8,000 cubic metres exemption is available to production from a well that has not produced for a 12-month period prior to January 31, 1993 or 24 months following such date. In addition, crude oil production from eligible new field and new pool wildcat wells and deeper pool test wells spudded or deepened after September 30, 1992, is entitled to a 12-month royalty exemption (to a maximum of CDN $1 million). Crude oil produced from low productivity wells, enhanced recovery schemes (such as injection wells) and experimental projects is also subject to royalty reductions.

         The Alberta government classifies conventional crude oil into three categories, being Old Oil, New Oil and Third Tier Oil. Each have a base royalty rate of 10%. The rate caps on the categories are 25% for oil from crude oil pools discovered after September 30, 1992, being the Third Tier Oil, 30% for oil from pools or pool extensions discovered after April 1, 1974, from wells drilled or deepened after October 31, 1991 or from reactivated wells and which are not Third Tier Oil, and 35% for Old Oil.

         Effective January 1, 1994, the calculation and payment of natural gas royalties became subject to a simplified process. The royalty reserved to the Crown, subject to various incentives, is between 15% or 30%, in the case of new natural gas, and between 15% and 35%, in the case of old natural gas, depending upon a prescribed or corporate average reference price. Natural gas produced from qualifying exploratory gas wells spudded or deepened after July 1, 1985 and before June 1, 1988 are eligible for a royalty exemption for a period of 12 months, or such later time that the value of the exempted royalty quantity equals a prescribed maximum amount. Natural gas produced from qualifying intervals in eligible natural gas wells spudded or deepened to a depth below 2,500 meters is also subject to a royalty exemption, the amount of which depends on the depth of the well.

         In Alberta, a producer of crude oil or natural gas is entitled to credit against the royalties payable to the Crown by virtue of the Alberta Royalty Tax Credit ("ARTC") program. The ARTC program is based on a price-sensitive formula, and the ARTC rate currently varies between 75% for prices for crude oil at or below CDN $100 per cubic metre and 35% for prices above CDN $210 per cubic metre. The ARTC rate is currently applied to a maximum of CDN $2.0 million of Alberta Crown royalties payable for each producer or associated group of producers. Crown royalties on production from producing properties acquired from corporations claiming maximum entitlement to ARTC will generally not be eligible for ARTC. The rate is established quarterly based on average "par price", as determined by the Alberta Department of Energy for the previous quarterly period.

         Producers of crude oil and natural gas in British Columbia are also required to pay annual rental payments in respect of Crown leases and royalties and freehold production taxes in respect of crude oil and natural gas produced from Crown and freehold lands respectively. British Columbia also classifies conventional crude oil into the three categories of Old Oil, New Oil and Third Tier Oil. The amount payable as a royalty in respect of crude oil depends on the vintage of the crude oil (whether it was produced from a pool discovered before or after October 31, 1975) or a pool in which no well was completed on June 1,
1998), the quantity of crude oil produced in a month and the value of the crude oil. Crude oil produced from a discovery well may be exempt from the payment of a royalty for the first 36 months of production to a maximum production of 11,450 m3. The royalty payable on natural gas is determined by a sliding scale based on a classification of the gas based on whether it is conservation gas (gas associated with marketed oil production) and by drilling and land lease date and on a reference price which is the greater of the amount obtained by the producer and at prescribed minimum price. Conservation gas has a minimum royalty of 8%. The royalty rate ranges from between 9% and 27% for wells drilled on lands issued after May 31, 1998 and before January 1, 2003 and completed within 5 years of the date the lands were issued and between 12% and 27% for wells spudded after May 31, 1998 on lands where rights had been issued as of May 31, 1998.

         ENVIRONMENTAL MATTERS

         Our operations are subject to numerous federal, state, provincial and local laws and regulations controlling the generation, use, storage, and discharge of materials into the environment or otherwise relating to the protection of the environment. These laws and regulations may require the acquisition of a permit or other authorization before construction or drilling commences; restrict the types, quantities, and concentrations of various substances that can be released into the environment in connection with drilling, production, and natural gas processing activities; suspend, limit or prohibit construction, drilling and other activities in certain lands lying within wilderness, wetlands, and other protected areas; require remedial measures to mitigate pollution from historical and on-going operations such as use of pits and plugging of abandoned wells; restrict injection of liquids into subsurface strata that may contaminate groundwater; and impose substantial liabilities for pollution resulting from our operations. Environmental permits required for our operations may be subject to revocation, modification, and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations and permits, and violations are subject to injunction, civil fines, and even criminal penalties. Our management believes that we are in substantial compliance with current environmental laws and regulations, and that we will not be required to make material capital expenditures to comply with existing laws. Nevertheless, changes in existing environmental laws and regulations or interpretations thereof could have a significant impact on us as well as the crude oil and natural gas industry in general, and thus we are unable to predict the ultimate cost and effects of future changes in environmental laws and regulations.

         In the United States, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as "Superfund," and comparable state statutes impose strict, joint, and several liability on certain classes of persons who are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of a disposal site or sites where a release occurred and companies that generated, disposed or arranged for the disposal of the hazardous substances released at the site. Under CERCLA such persons or companies may be retroactively liable for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is common for neighboring land owners and other third parties to file claims for personal injury, property damage, and recovery of response costs allegedly caused by the hazardous substances released into the environment. The Resource Conservation and Recovery Act ("RCRA") and comparable state statutes govern the disposal of "solid waste" and "hazardous waste" and authorize imposition of substantial civil and criminal penalties for failing to prevent surface and subsurface pollution, as well as to control the generation, transportation, treatment, storage and disposal of hazardous waste generated by crude oil and natural gas operations. Although CERCLA currently contains a "petroleum exclusion" from the definition of "hazardous substance," state laws affecting our operations impose cleanup liability relating to petroleum and petroleum related products, including crude oil cleanups. In addition, although RCRA regulations currently classify certain oilfield wastes which are uniquely associated with field operations as "non-hazardous," such exploration, development and production wastes could be reclassified by regulation as hazardous wastes thereby administratively making such wastes subject to more stringent handling and disposal requirements.

         We currently own or lease, and have in the past owned or leased, numerous properties that for many years have been used for the exploration and production of crude oil and natural gas. Although we utilized standard industry operating and disposal practices at the time, hydrocarbons or other wastes may have been disposed of or released on or under the properties we owned or leased or on or under other locations where such wastes have been taken for disposal. In addition, many of these properties have been operated by third parties whose treatment and disposal or release of hydrocarbons or other wastes was not under our control. These properties and the wastes disposed thereon may be subject to CERCLA, RCRA, and analogous state laws. Our operations are also impacted by regulations governing the disposal of naturally occurring radioactive materials ("NORM"). We must comply with the Clean Air Act and comparable state statutes which prohibit the emissions of air contaminants, although a majority of our activities are exempted under a standard exemption. Moreover, owners, lessees and operators of crude oil and natural gas properties are also subject to increasing civil liability brought by surface owners and adjoining property owners. Such claims are predicated on the damage to or contamination of land resources occasioned by drilling and production operations and the products derived therefrom, and are usually causes of action based on negligence, trespass, nuisance, strict liability and fraud.

         United States federal regulations also require certain owners and operators of facilities that store or otherwise handle crude oil, such as us, to prepare and implement spill prevention, control and countermeasure plans and spill response plans relating to possible discharge of crude oil into surface waters. The federal Oil Pollution Act ("OPA") contains numerous requirements relating to prevention of, reporting of, and response to crude oil spills into waters of the United States. For facilities that may affect state waters, OPA requires an operator to demonstrate $10 million in financial responsibility. State laws mandate crude oil cleanup programs with respect to contaminated soil.

         Our Canadian operations are also subject to environmental regulation pursuant to local, provincial and federal legislation which generally require operations to be conducted in a safe and environmentally responsible manner. Canadian environmental legislation provides for restrictions and prohibitions relating to the discharge of air, soil and water pollutants and other substances produced in association with certain crude oil and natural gas industry operations, and environmental protection requirements, including certain conditions of approval and laws relating to storage, handling, transportation and disposal of materials or substances which may have an adverse effect on the environment. Environmental legislation can affect the location of wells and facilities and the extent to which exploration and development is permitted. In addition, legislation requires that well and facilities sites be abandoned and reclaimed to the satisfaction of provincial authorities. A breach of such legislation may result in the imposition of fines or issuance of clean-up orders.

         Certain federal environmental laws that may affect us include the Canadian Environmental Assessment Act which ensures that the environmental effects of projects receive careful consideration prior to licenses or permits being issued, to ensure that projects that are to be carried out in Canada or on federal lands do not cause significant adverse environmental effects outside the jurisdictions in which they are carried out, and to ensure that there is an opportunity for public participation in the environmental assessment process; the Canadian Environmental Protection Act ("CEPA") which is the most comprehensive federal environmental statute in Canada, and which controls toxic substances (broadly defined), includes standards relating to the discharge of air, soil and water pollutants, provides for broad enforcement powers and remedies and imposes significant penalties for violations; the National Energy Board Act which can impose certain environmental protection conditions on approvals issued under the Act; the Fisheries Act which prohibits the depositing of a deleterious substance of any type in water frequented by fish or in any place under any condition where such deleterious substance may enter any such water and provides for significant penalties; the Navigable Waters Protection Act which requires any work which is built in, on, over, under, through or across any navigable water to be approved by the Minister of Transportation, and which attracts severe penalties and remedies for non-compliance, including removal of the work.

         In Alberta, environmental compliance has been governed by the Alberta Environmental Protection and Enhancement Act ("AEPEA") since September 1, 1993. In addition to consolidating a variety of environmental statutes, the AEPEA also imposes certain new environmental responsibilities on crude oil and natural gas operators in Alberta. The AEPEA sets out environmental standards and compliance for releases, clean-up and reporting. The Act provides for a broad range of liabilities, enforcement actions and penalties.

         We are not currently involved in any administrative, judicial or legal proceedings arising under domestic or foreign federal, state, or local environmental protection laws and regulations, or under federal or state common law, which would have a material adverse effect on our financial position or results of operations. Moreover, we maintain insurance against costs of clean-up operations, but we are not fully insured against all such risks. A serious incident of pollution may result in the suspension or cessation of operations in the affected area.

         We believe that we have obtained and are in compliance with all material environmental permits, authorizations and approvals.

TITLE TO PROPERTIES

         As is customary in the crude oil and natural gas industry, we make only a cursory review of title to undeveloped crude oil and natural gas leases at the time we acquire them. However, before drilling commences, we require a thorough title search to be conducted, and any material defects in title are remedied prior to the time actual drilling of a well begins. To the extent title opinions or other investigations reflect title defects, we, rather than the seller of the undeveloped property, are typically obligated to cure any title defect at our expense. If we were unable to remedy or cure any title defect of a nature such that it would not be prudent to commence drilling operations on the property, we could suffer a loss of our entire investment in the property. We believe that we have good title to our crude oil and natural gas properties, some of which are subject to immaterial encumbrances, easements and restrictions. The crude oil and natural gas properties we own are also typically subject to royalty and other similar non-cost bearing interests customary in the industry. We do not believe that any of these encumbrances or burdens will materially affect our ownership or use of our properties.

EMPLOYEES

         As of March 31, 2003, we had 48 full-time employees in the United States, including 3 executive officers, 3 non-executive officers, 1 petroleum engineer, 1 geologist, 6 managers, 1 landman, 12 secretarial and clerical personnel and 21 field personnel. Additionally, we retain contract pumpers on a month-to-month basis. We retain independent geological and engineering consultants from time to time on a limited basis and expect to continue to do so in the future.

         As of March 31, 2003, New Grey Wolf in Canada had 13 full-time employees, including 3 executive officers, 1 non-executive officers, 2 petroleum engineers, 2 geologists, 1 geophysicist and, 4 technical and clerical personnel.

OFFICE FACILITIES

          Our executive and administrative offices are located at 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232. We also have an office in Midland, Texas. These offices, consisting of approximately 12,650 square feet in San Antonio and 570 square feet in Midland, are leased until March 2006 at an aggregate base rate of $19,500 per month.

         New Grey Wolf leases 17,522 square feet of office space in Calgary, Alberta pursuant to a lease, which expires in April, 2003.

OTHER PROPERTIES

          We own 10 acres of land, an office building, workshop, warehouse and house in Sinton, Texas, 2.8 acres of land, an office building and 600 acres of fee land in Scurry County, Texas and 160 acres of land in Coke County, Texas. All three properties are used for the storage of tubulars and production equipment. We also own 19 vehicles which are used in the field by employees. We own 2 workover rigs, which are used for servicing our wells.

LITIGATION

         In 2001, Abraxas and Abraxas Wamsutter L.P. were named as defendants in a lawsuit filed in U.S. District Court in the District of Wyoming. The claim asserts breach of contract, fraud and negligent misrepresentation by Abraxas and Abraxas Wamsutter, L.P. related to the responsibility for year 2000 ad valorem taxes on crude oil and natural gas properties sold by Abraxas and Abraxas Wamsutter, L.P. In February 2002, a summary judgment was granted to the plaintiff in this matter and a final judgment in the amount of $1.3 million was entered. Abraxas has filed an appeal. We believe these charges are without merit. We have established a reserve in the amount of $845,000, which represents our estimated share of the judgment.

         In late 2000, Abraxas received a Final De Minimis Settlement Offer from the United States Environmental Protection Agency concerning the Casmalia Disposal Site, Santa Barbara County, California. Abraxas' liability for the cleanup at the Superfund site is based on a 1992 acquisition, which is alleged to have transported or arranged for the transportation of oil field waste and drilling muds to the Superfund site. Abraxas has engaged California counsel to evaluate the notice of proposed de minimis settlement and its notice of potential strict liability under the Comprehensive Environmental Response, Compensation and Liability Act. Defense of the action is handled through a joint group of crude oil companies, all of which are claiming a petroleum exclusion that limits Abraxas' liability. The potential financial exposure and any settlement posture has yet not been developed, but is considered by Abraxas to be immaterial.

         Additionally, from time to time, we are involved in litigation relating to claims arising out of operations in the normal course of business. At December 31, 2002, we were not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on our operations.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

         New Grey Wolf is an Alberta corporation, certain of its officers and directors may be residents of various jurisdictions outside the United States and its Canadian counsel, Osler, Hoskin & Harcourt, LLP, are residents of Canada. All or a substantial portion of the assets of New Grey Wolf and of such persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to enforce judgments obtained against such persons in United States courts and predicated upon the civil liability provisions of the Securities Act. Notwithstanding the foregoing, New Grey Wolf has irrevocably agreed that it may be served with process with respect to actions based on offers and sales of securities made hereby in the United States by serving Chris
E. Williford, c/o Abraxas Petroleum Corporation, 500 North Loop 1604 East, Suite 100, San Antonio, Texas 78232, Canadian Abraxas' United States agent appointed for that purpose. Canadian Abraxas has been advised by its Canadian counsel, Osler, Hoskin & Harcourt, LLP, that there is doubt as to the enforceability in Canada against Canadian Abraxas or against any of its directors, controlling persons, officers or experts who are not residents of the United States, in original actions for enforcement of judgments of United States courts, of liabilities predicated solely upon United States federal securities laws.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below are the names, ages, years of service and positions of the executive officers and directors of Abraxas, as well as certain executive officers of New Grey Wolf. The term of the Class I directors of Abraxas expires in 2003, the term of the Class II directors expires in 2005 and the term of the Class III directors expires in 2004.


NAME AND MUNICIPALITY OF RESIDENCE                   AGE  OFFICE                                         CLASS
Robert L. G. Watson,                                      Chairman of the Board, President and Chief
San Antonio, Texas.................................  52   Executive Officer                               III

Chris E. Williford,                                       Executive Vice President, Chief Financial
San Antonio, Texas.................................  52   Officer and Treasurer                           --

Robert W. Carington, Jr.,
San Antonio, Texas.................................  42   Executive Vice President                        --

Craig S. Bartlett, Jr.,
Montclair, New Jersey..............................  69   Director                                        II

Franklin A. Burke,
Doyleston, Pennsylvania............................  69   Director                                         I

Ralph F. Cox,
Ft. Worth, Texas...................................  70   Director                                        II

Dennis E. Logue
Norman, Oklahoma................................     59   Director                                        II

James C. Phelps,
San Antonio, Texas.................................  80   Director                                        III

Joseph A. Wagda,
Danville, California...............................  59   Director                                        II


         ROBERT L. G. WATSON has served as Chairman of the Board, President, Chief Executive Officer and a director of Abraxas since 1977. From May 1996 to January 2003, Mr. Watson also served as Chairman of the Board and a director of Old Grey Wolf. Since January 2003, he has served as Chairman of the Board and a director of New Grey Wolf. In November 1996, Mr. Watson was elected Chairman of the Board, President and as a director of Canadian Abraxas, a former wholly owned Canadian subsidiary of Abraxas. Prior to joining Abraxas, Mr. Watson was employed in various petroleum engineering positions with Tesoro Petroleum Corporation, a crude oil and natural gas exploration and production company, from 1972 through 1977, and DeGolyer and MacNaughton, an independent petroleum engineering firm, from 1970 to 1972. Mr. Watson received a Bachelor of Science degree in Mechanical Engineering from Southern Methodist University in 1972 and a Master of Business Administration degree from the University of Texas at San Antonio in 1974.

         CHRIS E. WILLIFORD was elected Vice President, Treasurer and Chief Financial Officer of Abraxas in January 1993, and as Executive Vice President and a director of Abraxas in May 1993. In November 1996, Mr. Williford was elected Vice President and Assistant Secretary of Canadian Abraxas. In December 1999, Mr. Williford resigned as a director of Abraxas. Prior to joining Abraxas, Mr. Williford was Chief Financial Officer of American Natural Energy Corporation, a crude oil and natural gas exploration and production company, from July 1989 to December 1992 and President of Clark Resources Corp., a crude oil and natural gas exploration and production company, from January 1987 to May 1989. Mr. Williford received a Bachelor of Science degree in Business Administration from Pittsburgh State University in 1973.

         ROBERT W. CARINGTON, JR. was elected Executive Vice President and a director of Abraxas in July 1998. In December 1999, Mr. Carington resigned as a director of Abraxas. Prior to joining Abraxas, Mr. Carington was a Managing Director with Jefferies & Company, Inc. Prior to joining Jefferies & Company, Inc. in January 1993, Mr. Carington was a Vice President at Howard, Weil, Labouisse, Friedrichs, Inc. Prior to joining Howard, Weil, Labouisse, Friedrichs, Inc., Mr. Carington was a petroleum engineer with Unocal Corporation from 1983 to 1990. Mr. Carington received a Bachelor of Science in Mechanical Engineering from Rice University in 1983 and a Masters of Business Administration from the University of Houston in 1990.

         CRAIG S. BARTLETT JR., a director of Abraxas since December 1999, has over forty years of commercial banking experience, the most recent being with National Westminster Bank USA, rising to the position of Executive Vice President, Senior Lending Officer and Chairman of the Credit Policy Committee. Mr. Bartlett currently serves on the boards of NVR, Inc. and Janus Hotels and Resorts, Inc. and is active in securities arbitration. Mr. Bartlett attended Princeton University, and has a certificate in Advanced Management from Pennsylvania State University.

         FRANKLIN A. BURKE, a director of Abraxas since June 1992, has served as President and Treasurer of Venture Securities Corporation since 1971, where he is in charge of research and portfolio management. He has also been a general partner and director of Burke, Lawton, Brewer & Burke, a securities brokerage firm, since 1964, where he is responsible for research and portfolio management. Mr. Burke also serves as a director of Suburban Community Bank in Chalfont, Pennsylvania. Mr. Burke received a Bachelor of Science degree in Finance from Kansas State University in 1955, a Master's degree in Finance from University of Colorado in 1960 and studied at the graduate level at the London School of Economics from 1962 to 1963.

         RALPH F. COX, a director of Abraxas since December 1999, has over 45 years of oil and gas industry experience, over thirty of which was with Arco. Mr. Cox retired from Arco in 1985 after having become Vice Chairman. Mr. Cox then joined what was known as Union Pacific Resources prior to its acquisition by Anadarko Petroleum in July 2000, retiring in 1989 as President and Chief Operating Officer. Mr. Cox then joined
Greenhill Petroleum Corporation as President until leaving in 1994 to pursue his consulting business. Mr. Cox has in the past and continues to serve on many boards including CH2M Hill Companies, and is a trustee for the Fidelity group of funds. Mr. Cox earned Petroleum and Mechanical
Engineering degrees from Texas A&M University with advanced studies at Emory University.


         DENNIS E. LOGUE, a director of Abraxas since April 2003, is Dean and Fred E. Brown Chair at the Michael F. Price College of business at the University of Oklahoma. Prior to joining Price College in 2001, he was the Steven Roth Professor at the Amos Tuck School at Dartmouth Collage where he had been since 1974. He is currently a director of Sallie Mae (GSE) and Waddell & Reed Financial, Inc. He is also on the editorial boards of several scholarly journals, including the Journal of Banking and Finance, the Journal of Portfolio Management, and the Journal of Management Strategy Education. Mr. Logue holds degrees from Fordham College, Rutgers, and Cornell University.


         JAMES C. PHELPS, a director of Abraxas since December 1983, has been a consultant to crude oil and natural gas exploration and production companies such as Panhandle Producing Company and Tesoro Petroleum Corporation since April 1981. Mr. Phelps served as a director of Old Grey Wolf from January 1996 to January 2003. From April 1995 to May 1996, Mr. Phelps served as Chairman of the Board and Chief Executive Officer of Old Grey Wolf, and from January 1996 to May 1996, he served as President of Old Grey Wolf. From March 1983 to September 1984, he served as President of Osborn Heirs Company, a privately owned crude oil exploration and production company based in San Antonio. Mr. Phelps was President and Chief Operating Officer of Tesoro Petroleum Corporation from 1971 to 1981 and prior to that was Senior Vice President and Assistant to the President of Continental Oil Company. He received a Bachelor of Science degree in Industrial Engineering and a Master of Science degree in Industrial Engineering from Oklahoma State University.

         JOSEPH A. WAGDA, a director of Abraxas since December 1999, has had a varied twenty-five year career involving the financial and legal aspects of private and corporate business transactions. Currently Mr. Wagda is Chairman, Chief Executive Officer and a director of BrightStar Information Technology Group, Inc., and is also an attorney and president of Altamont Capital Management, Inc. Mr. Wagda's business expertise emphasizes special situation consulting and investing, including involvement in distressed investments and venture capital opportunities. Previously, Mr. Wagda was a senior managing director and co-founder of the Price Waterhouse corporate finance practice. He also served with the finance staff of Chevron Corporation and in the general counsel's office at Ford Motor Company. Mr. Wagda received an undergraduate degree from Fordham College, a Masters of Business Administration, with distinction, from the Johnson Graduate School of Management, Cornell University, and a JD, with honors, from Rutgers University.

                               EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

         The following table sets forth a summary of compensation for the fiscal years ended December 31, 2000, 2001 and 2002 paid by Abraxas to Robert L.G. Watson, Abraxas' Chairman of the Board, President and Chief Executive Officer, Chris E. Williford, Abraxas' Executive Vice President, Chief Financial Officer and Treasurer, Robert W. Carington, Jr., Abraxas' Executive Vice President, Lee T. Billingsley, Abraxas' Vice President--Exploration, and to William H. Wallace, Abraxas' Vice President--Operations.


                                       SUMMARY COMPENSATION TABLE

                                                                                              LONG TERM
                                                                                            COMPENSATION
                                                                                              AWARDS -
                                                                                             SECURITIES
                                                                                             UNDERLYING
NAME AND PRINCIPAL POSITION                   YEAR             SALARY($)        BONUS($)     OPTIONS (#)
                                              ----             ---------        --------
                                                        ANNUAL COMPENSATION
-------------------------------------------------------------------------------------------------------------
Robert  L. G. Watson,                         2000              $259,615         $29,175         962,562 (1)
Chairman of the Board,                        2001              $259,615         $27,388              60,000
President and Chief Executive Officer         2002              $271,442         $24,592              90,000
-------------------------------------------------------------------------------------------------------------
Chris E. Williford,                           2000              $155,769         $17,505          392,701(1)
Executive Vice President,                     2001              $155,769         $16,433              20,000
Chief Financial Officer and Treasurer         2002              $163,653         $14,848              43,000
-------------------------------------------------------------------------------------------------------------
Robert  W. Carington, Jr.,                    2000              $207,629         $23,340          549,456(1)
Executive Vice President                      2001              $207,629         $21,910              20,000
                                              2002              $215,577         $19,488              55,000
-------------------------------------------------------------------------------------------------------------
Lee T. Billingsley                            2000              $134,077         $22,004           97,972(1)
Vice President--                              2001              $134,077         $10,331              15,000
Exploration                                   2002              $156,885          $9,792              22,000
-------------------------------------------------------------------------------------------------------------
William H. Wallace,                           2000              $131,577          $9,425           97,972(1)
Vice President--                              2001              $131,577         $10,331              15,000
Operations                                    2002              $156,885          $9,792              22,000
-------------------------------------------------------------------------------------------------------------

-------------------



(1) In March 2002, each named officer voluntarily forfeited a substantial number of options to purchase Abraxas common stock, which were issued in 2000. The exercise price for the forfeited options was $5.03 per share, and the named officers each forfeited the following number of options: Mr. Watson - 842,562; Mr. Williford - 352,701; Mr. Carington - 509,456; Mr. Billingsley - 97,972; Mr. Wallace - 97,972. See note (1) to the Option Exercises table on page 71.



GRANTS OF STOCK OPTIONS AND STOCK APPRECIATION RIGHTS DURING THE FISCAL YEAR ENDED DECEMBER 31, 2002

         Pursuant to the Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan (the "ISO Plan"), the Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan (the "1993 Plan"), and the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan (the "LTIP"), Abraxas grants to its employees and officers (including its directors who are also employees) incentive stock options and non-qualified stock options. The ISO Plan, the 1993 Plan, and the LTIP are administered by the Compensation Committee which, based upon the recommendation of the Chief Executive Officer, determines the number of shares subject to each option.

         The table below contains certain information concerning stock options granted to Messrs. Watson, Williford, Carington and Wallace and Dr. Billingsley during 2002:

                                            OPTION GRANTS IN FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                       NUMBER OF                                             ANNUAL RATES OF STOCK
                                      SECURITIES                     EXERCISE                 PRICE APPRECIATION
                                      UNDERLYING     % OF TOTAL      PRICE PER                        FOR
                                       OPTIONS         OPTIONS         SHARE                      OPTION TERM
                                       GRANTED       GRANTED TO      (PRICE AT   EXPIRATION      -----------
NAME                                     (1)          EMPLOYEES       GRANT)        DATE            5% 10%
-------------------------------------------------------------------------------------------------------------------
Robert L.G. Watson.........             90,000          17.2           $0.65     11/22/12     $36,900    $93,600
-------------------------------------------------------------------------------------------------------------------
Chris E. Williford.........             43,000           8.2           $0.65     11/22/12     $17,630    $44,720
-------------------------------------------------------------------------------------------------------------------
Robert W. Carington, Jr....             55,000          10.5           $0.65     11/22/12     $22,550    $57,200
-------------------------------------------------------------------------------------------------------------------
Lee T. Billingsley.........             22,000           4.2           $0.65     11/22/12      $9,020    $22,880
-------------------------------------------------------------------------------------------------------------------
William H. Wallace.........             22,000           4.2           $0.65     11/22/12      $9,020    $22,880
-------------------------------------------------------------------------------------------------------------------

------------------------------
(1) One-fourth of the options become exercisable on each of the first four anniversaries of the date of grant.

AGGREGATED OPTION EXERCISES IN FISCAL 2002 AND FISCAL YEAR END OPTION VALUES

         The table below contains certain information concerning exercises of stock options during the fiscal year ended December 31, 2002, by Messrs. Watson, Williford, Carington and Wallace and Dr. Billingsley and the fiscal year end value of unexercised options held by Messrs. Watson, Williford, Carington and Wallace and Dr. Billingsley. Effective January 23, 2003, the Abraxas Board of Directors approved a reduction in the exercise price to $0.66 per share of one-half of all options to purchase Abraxas common stock held by Mr. Watson (320,282 options), and a reduction in the exercise price of all of stock options previously issued to other Abraxas employees (approximately 1.8 million options).


                                       OPTION EXERCISES IN FISCAL YEAR

                                                            NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                       SHARES     VALUE     OPTIONS ON DECEMBER 31,     OPTIONS ON DECEMBER 31,
                                    ACQUIRED BY  REALIZED          2002(#)                     2002 ($)
NAME                                 EXERCISE(#)   ($)    EXERCISABLE/UNEXERCISABLE(1) EXERCISABLE/UNEXERCISABLE
----------------------------------------------------------------------------------------------------------------
Robert L. G. Watson..........            0          0          521,240/205,285                   0/0
----------------------------------------------------------------------------------------------------------------
Chris E. Williford...........            0          0           180,000/78,000                   0/0
----------------------------------------------------------------------------------------------------------------
Robert W. Carington, Jr......            0          0           345,000/90,000                   0/0
----------------------------------------------------------------------------------------------------------------
Lee T. Billingsley...........            0          0            84,250/40,750                   0/0
----------------------------------------------------------------------------------------------------------------
William H. Wallace...........            0          0            46,750/40,750                   0/0
----------------------------------------------------------------------------------------------------------------

----------------------
(1) In March 2002, a significant number of stock options granted in 2000 were voluntarily forfeited by the named officers. All forfeited options had an exercise price in excess of the market price on the date of forfeiture. Such forfeitures reduced the total number of exercisable/unexercisable options held by each named officer to the following at the forfeiture date: Mr. Watson--464,435/176,128;
         Mr. Williford - 160,000/55,000; Mr. Carington - 250,000/130,000;
         Mr. Billingsley - 58,500/44,500; Mr. Wallace - 32,375/33,125.

EMPLOYMENT AGREEMENTS

         Abraxas has entered into employment agreements with each of Messrs. Watson, Williford, Carington and Wallace and with Dr. Billingsley pursuant to which each of Messrs. Watson, Williford, Carington and Wallace and Dr. Billingsley will receive compensation as determined from time to time by the board in its sole discretion.

         The employment agreements for Messrs. Watson, Williford, and Carington are scheduled to terminate on December 21, 2003, and shall be automatically extended for additional one-year terms unless Abraxas gives the officer 120 days notice prior to the expiration of the original term or any extension thereof of its intention not to renew the employment agreement. If, during the term of the employment agreements for each of such officers, the officer's employment is terminated by Abraxas other than for cause or disability, by the officer other than by reason of such officer's death or retirement, or by the officer, for "good reason" (as defined in each officer's respective employment agreement), then such officer will be entitled to receive a lump sum payment equal to the greater of (a) his annual base salary for the last full year during which he was employed by Abraxas or (b) his annual base salary for the remainder of the term of each of their respective employment agreements.

         If a change of control occurs during the term of the employment agreement for Mr. Watson, Mr. Williford or Mr. Carington, and if subsequent to such change of control, such officer's employment is terminated by Abraxas other than for cause or disability, by reason of the officer's death or retirement or by such officer, for good reason, then such officer will be entitled to the following, as applicable:

         MR. WATSON:
         ----------

                  (1) if such termination occurs prior to the end of the first year of the initial term of his employment agreement, a lump sum payment equal to five times his annual base salary;

                  (2) if such termination occurs after the end of the first year of the initial term of his employment agreement but prior to the end of the second year of the initial term of his employment agreement, a lump sum payment equal to four times his annual base salary;

                  (3) if such termination occurs after the end of the second year of the initial term of his employment agreement but prior to the end of the third year of the initial term of his employment agreement, a lump sum payment equal to three times his annual base salary; and

                  (4) if such termination occurs after the end of the third year of the initial term of his employment agreement a lump sum payment equal to 2.99 times his annual base salary.

         MR. WILLIFORD OR MR. CARINGTON:
         ------------------------------

                  (1) if such termination occurs prior to the end of the first year of the initial term of the officer's employment agreement, a lump sum payment equal to four times the officer's annual base salary;

                  (2) if such termination occurs after the end of the first year of the initial term of the officer's employment agreement but prior to the end of the second year of the initial term of the employment agreement, a lump sum payment equal to three times the officer's annual base salary; and

                  (3) if such termination occurs after the end of the second year of the initial term of the officer's employment agreement, a lump sum payment equal to 2.99 times the officer's annual base salary.

         Abraxas has entered into employment agreements with Mr. Wallace and Dr. Billingsley pursuant to which each of Mr. Wallace and Dr. Billingsley will receive compensation as determined from time to time by the board in its sole discretion. The employment agreements, originally scheduled to terminate on December 31, 1998 for Dr. Billingsley and December 31, 2000 for Mr. Wallace, were automatically extended and will terminate on December 31, 2003, and may be automatically extended for an additional year if by December 1 of the prior year neither Abraxas nor Mr. Wallace or Dr. Billingsley, as the case may be, has given notice to the contrary. Except in the event of a change in control, at all times during the term of the employment agreements, each of Mr. Wallace's and Dr. Billingsley's employment is at will and may be terminated by Abraxas for any reason without notice or cause. If a change in control occurs during the term of the employment agreement or any extension thereof, the expiration date of Mr. Wallace's and Dr. Billingsley's employment agreement is automatically extended to a date no earlier than three years following the effective date of such change in control. If, following a change in control, either Mr.

Wallace's or Dr. Billingsley's employment is terminated other than for Cause (as defined in each of the employment agreements) or Disability (as defined in each of the Employment Agreements), by reason of Mr. Wallace's or Dr. Billingsley's death or retirement or by Mr. Wallace or Dr. Billingsley, as the case may be, for Good Reason (as defined in each of the employment agreements), then the terminated officer will be entitled to receive a lump sum payment equal to three times his annual base salary.

         If any lump sum payment to Messrs. Watson, Williford, Carington, Wallace or Dr. Billingsley would individually or together with any other amounts paid or payable constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and applicable regulations there under, the amounts to be paid will be increased so that Messrs. Watson, Williford, Carington, Wallace or Dr. Billingsley, as the case may be, will be entitled to receive the amount of compensation provided in his contract after payment of the tax imposed by Section 280G.

COMPENSATION OF DIRECTORS

         NON-QUALIFIED STOCK OPTION PLAN. Messrs. Burke and Phelps have previously been granted options to purchase 8,900 shares of common stock under the Abraxas 1984 Non-Qualified Stock Option Plan (the "Non-Qualified Plan"). There are currently outstanding options to purchase 8,900 shares of Abraxas common stock under the Non-Qualified Plan. Mr. Burke holds an option to purchase 8,900 Abraxas shares of common stock at an exercise price of $2.06 per share.

          STOCK OPTIONS. In 1999, each of Messrs. Bartlett, Cox and Wagda were each granted options to purchase 75,000 shares of common stock at an exercise price of $0.98 per share.

         OTHER COMPENSATION. During 2002, each director who was not an employee of Abraxas or its affiliates, received an annual fee of $8,000 plus $1,000 for each board meeting attended and $500 for each committee meeting attended. Aggregate fees paid to directors in 2002 were $131,500. Except for the foregoing, the directors of Abraxas received no other compensation for services as directors, except for reimbursement of travel expenses to attend board meetings.

                           CERTAIN TRANSACTIONS

         Wind River Resources Corporation ("Wind River"), all of the capital stock of which is owned by Mr. Watson, owns a twin-engine airplane. The airplane is available for business use by employees of Abraxas from time to time at Wind River's cost. Abraxas paid Wind River a total of $345,000 for use of the plane during 2002.

         Abraxas has adopted a policy that transactions, including loans, between Abraxas and its officers, directors, principal stockholders, or affiliates of any of them, will be on terms no less favorable to Abraxas than can be obtained on an arm's length basis in transactions with third parties and must be approved by the vote of at least a majority of the disinterested directors.

                             PRINCIPAL STOCKHOLDERS

         Based upon information received from the persons concerned, each person known to Abraxas to be the beneficial owner of more than five percent of the outstanding shares of common stock of Abraxas, each director and nominee for director, each of the named executive officers and all directors and officers of Abraxas as a group, owned beneficially as of March 31, 2003, the number and percentage of outstanding shares of common stock of Abraxas indicated in the following table:


NAME AND ADDRESS OF BENEFICIAL OWNER                            NUMBER OF SHARES(1)    PERCENTAGE(%)
Venture Securities Corp.
516 N. Bethlehem Pike
Spring House, PA 19477                                            2,274,740(2)             6.38

Peter S. Lynch
82 Devonshire St. 58A
Boston, MA 02109                                                  2,873,000                8.06

Robert L. G. Watson                                                 934,195(3)             2.58
Franklin A. Burke                                                 1,713,720(4)             4.81
James C. Phelps                                                     539,749(5)             1.51
Chris E. Williford                                                  203,003(6)                *
Lee T. Billingsley                                                  159,425(7)                *
Robert W. Carington, Jr.                                            443,340(8)             1.23
William H. Wallace                                                   51,775(9)                *
C. Scott Bartlett, Jr.                                               87,000(10)               *
Ralph F. Cox                                                        335,000(10)               *
Joseph A. Wagda                                                      75,000(10)               *
All Officers and Directors as a Group (10 persons)                4,542,207               12.25
(3)(4)(5)(6)(7)(8)(9)(10)


------------------
*  Less than 1%
(1) Unless otherwise indicated, all shares are held directly with sole voting and investment power.
(2)  Includes 1,188,154 shares with sole voting power held by Venture
     Securities and Franklin A. Burke, a director of Abraxas, the sole owner of Venture Securities, and 1,038,536 shares managed by Venture Securities on behalf of third parties.
(3) Includes 41,353 shares issuable upon exercise of options granted pursuant to Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan, 479,887 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive
     Plan and 300 shares in a retirement account. Does not include a total of 75,880 shares owned by the Robert L. G. Watson, Jr. Trust and the Carey B. Watson Trust, the trustees of which are Mr. Watson's brothers and the beneficiaries of which are Mr. Watson's children.
     Mr. Watson disclaims beneficial ownership of the shares owned by these trusts.
(4) Includes 25,750 shares issuable upon exercise of options granted pursuant to the Amended and Restated Director Stock Option Plan (the "Director Option Plan").
(5) Includes 340,000 shares owned by Marie Phelps, Mr. Phelps' wife, 88,762 shares owned by JMRR LP, 2,000 shares issuable upon exercise of options granted pursuant to an option agreement and 25,750 shares issuable upon exercise of options granted pursuant to the Director Option Plan.
(6) Includes 1,786 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan, 18,214 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan and 160,000 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan.
(7) Includes 62,250 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive
     Plan and 5,000 shares in a retirement account.
(8) Includes 345,000 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan.
(9) Includes 46,750 shares issuable upon exercise of options granted pursuant to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan.
(10) Includes 75,000 shares issuable upon exercise of certain option agreements.

                            SELLING SECURITY HOLDERS


         The notes and shares of common stock are being offered by the selling security holders listed in the table below or referred to in a prospectus supplement. The shares of common stock and $109,523,000 principal amount of notes being offered were issued in connection with an overall financial restructuring through a private exchange offer exempt from, or not subject to, the registration requirements of the Securities Act. Since the restructuring, additional notes being offered hereunder were issued to selling security holders in lieu of cash interest payments. The remaining 950,000 shares of common stock represent shares underlying outstanding warrants. The selling security holders may offer and sell, from time to time, any or all of their common stock or notes, including any notes issued in lieu of cash interest payements.


         No offer or sale under this prospectus may be made by a holder of the securities unless that holder is listed in the table in this prospectus or until that holder has notified us and a supplement to this prospectus has been filed or an amendment to the related registration statement has become effective. We will supplement or amend this prospectus to include additional selling security holders upon request and upon provision of all required information to us.


         The following table sets forth, as of April 23, 2003 (unless subsequent information has been provided to us in writing from the selling security holders), the name, principal amount of notes, and number of shares received in the exchange offer by the selling security holders eligible to sell the notes or common stock. Based on information provided to us by the selling security holders, the table also discloses whether any selling security holder selling in connection with the prospectus or prospectus supplement has held any position or office with, been employed by, or otherwise has had a material relationship with us or any of our affiliates during the three years prior to the date of the prospectus or prospectus supplement. The selling security holders may sell under this prospectus up to the number of shares and the principal amount of notes indicated below, in addition to any notes issued to the selling security holders in lieu of cash interest payments.



                                                                     NUMBER OF SHARES
                                              PRINCIPAL AMOUNT OF       OF COMMON
                                               NOTES THAT MAY BE        STOCK THAT            MATERIAL
                   NAME                         SOLD HEREBY ($)     MAY BE SOLD HEREBY      RELATIONSHIP
                   ----                         ---------------     ------------------      ------------
ABN Amro Inc ..............................      2,890,000              148,605                 None
Ahab International Ltd ....................        244,000               12,544                 None
Ahab Partners LP ..........................        366,000               18,816                 None
Basil Street Company ......................              0              750,000                 None
BBH Broad Market Fixed Fund ...............        268,000               13,798                 None
BBH High Yield Fixed Income Fund ..........        835,000               42,963                 None
Cathy A. Wichert Trustee ..................         60,000                3,136                 None
Cebron Family Trust .......................         27,000                1,411                 None
Charles Schwab & Co. Inc ..................         21,000                1,097                 None
Concordian Partners .......................      1,830,000               94,080                 None
Claire E. Fox..............................         89,000                    0                 None
Credit Suisse First Boston ................     11,586,000              595,651                 None
Craig Kaplan Irrevocable Trust
David A Kaplan & Samuel Kaplan TR UA.......          6,000                    0                 None
David H. Vahlsing IRA #2
FCC as Custodian...........................          3,000                    0                 None
David Hilty ...............................         55,000                2,871                 None
David Stein IRA Bear Stearns
Fee. Corp Cust ............................          4,000                  219                 None
Dean Witter Reynolds ......................         30,000                1,568                 None
Deborah Z. Corson Family Trust ............         15,000                  784                 None
Delaware Charter Guar & Trust TTEE FBO
Eileen P. May .............................          7,000                  376                 None


                                      75


Delaware Charter Guar & Trust TTEE Rhonda
J. Keefer IRA..............................          3,000                    0                 None
Deutsche Bank Securities ..................        305,000               15,680                 None
Doris M. Clarke IRA
FCC as Custodian...........................          7,000                    0                 None
Embassy & Co ..............................      1,387,000               71,344                 None
EV Emerald US High Yield Fund .............        771,000               39,670                 None
First Clearing Corp........................      2,888,000              170,635                 (1)
Fishingboat & Co ..........................        305,000               15,680                 None
Frank Parmet & Nancy M. Parmet
JTWROS.....................................          3,000                    0                 None
Franklin A. Burke
TR UA Marion J Hill-Kelly Trust............         25,000                    0                 None
George G. Steele III IRA
FCC as Custodian...........................          3,000                    0                 None
Goldman Sachs .............................      1,169,000               60,117                 None
Gryphon Hidden Values L.P..................            (2)               26,335                 None
Gryphon Hidden Values Ltd..................            (2)              186,599                 None
Gryphon Hidden Values 2000.................            (2)              324,507                 None
Halcyon Fund, L.P. and related funds.......            (3)                  (3)                 None
Hare & Co .................................     15,304,000              786,885                 None
Harriett L. Manning .......................          6,000                  313                 None
Harry John Cornbleet ......................         15,000                  784                 None
Houlihan Lokey Howard Zukin Capital Inc....        523,000               26,938                 None
Hugo Ciccotosto IRA
FCC as Custodian...........................          6,000                    0                 None
Ingalls & Snyder LLC ......................     27,599,870              994,122                 None
Irenc S. Zorensky Family Trust ............         15,000                  784                 None
Irwin Gold ................................        156,000                8,022                 None
Jacqueline Heffernen
IRA FCC as Custodian.......................          3,000                    0                 None
Jane Baker Macpherson Trustee Carington
2503 (C) Childrens.........................         40,000                2,068                 (4)
Janet A. Lawton IRA
FCC as Custodian...........................          6,000                    0                 None
Jeff Werbalowsky ..........................        156,000                8,022                 None
Jesup & Lamont Holdings, TNC, Inc. and
Charles K. Butler..........................              0              200,000                 None
JMB Capital Partners LP ...................      3,050,000              156,800                 None
JoAnne Tauber IRA
FCC as Custodian...........................          3,000                    0                 None
John L. and Dorothy F. Greenly Jr. JT Ten..          6,000                    0                 None
John S. Ingrilli And Janc Ann Ingrilli Jt           12,000                  627                 None
Wros ......................................
Joseph R. and Nancy C. Hafner, Jr. JT Ten..          3,000                    0                 None
Joseph Manning Jr .........................          9,000                  470                 None
Joseph O. Supper IRA
FCC as Custodian...........................         15,000                    0                 None
JP Morgan .................................      1,067,000               54,880                 None
Karl L. and Betty J. Henning JT Ten........          5,000                    0                 None
Lami Trading Company ......................      3,050,000              156,800                 None
Linda Harrington IRA
FCC as Custodian...........................          6,000                    0                 None
Lonestar Partners LP ......................      1,662,000               85,456                 None


                                      76


Margaret G. Nuttycombe IRA
FCC as Custodian...........................          3,000                    0                 None
Mark Grasmeder SEP IRA
FCC as Custodian...........................          3,000                    0                 None
Martin H. Orliner Trustee, ................         30,000                1,568                 None
Mary E Edwards ............................         30,000                1,568                 None
Maryjo Simjian Garre Trustee ..............         15,000                  784                 None
Merrill Lynch Professional CC .............     23,954,000            1,232,038                 None
Merrill Lynch, Pierce, Fenner & Smith
Incorporated...............................      2,154,000              110,855                 None
Merrill Lynch, Pierce, Fenner & Smith
Incorporated...............................        101,000                    0                 None
Milton L. Zorensky Insurance Trust #1 .....         12,000                  627                 None
Morgan Stanley & Co. Inc ..................      2,962,000              152,715                 None
Morgan Stanley D W Inc ....................          3,000                  156                 None
Mr. Harold D. Carter IRA...................         21,000                1,097                 None
Mulberry Ltd ..............................        410,000               21,109                 None
Murphy & Durien ...........................          5,000                  344                 None
Nancy S. Nettelbladt IRA
FCC as Custodian...........................          6,000                    0                 None
Ned K. Ryder & Ann K. Ryder, Trustees......         42,000                2,195                 None
NFS/FMTC IRA FBO Herbert L Eisen ..........         15,000                  784                 None
NFS/FMTC IRA FBO R. Scott Williams ........         61,000                3,136                 None
NFS/FMTC IRA FBO Samuel Garre III .........         15,000                  784                 None
Nicholas W. Iadicicco IRA
FCC as Custodian...........................          3,000                    0                 None
Patricia J. Silver.........................          6,000                    0                 None
Peter Tyler IRA R/O
FCC as Custodian...........................          3,000                    0                 None
Philip Lebovitz Marilyn Lebovitz ..........         15,000                  784                 None
Raymond Albert Wagner......................          6,000                    0                 None
Recap International (BVI) Ltd .............        796,000               40,972                 None
Recap Partners LP .........................        396,000               20,394                 None
Regiment Capital Ltd ......................      1,958,000              100,665                 None
Robert W. and Joyce M. Clarke, Jr.
JT Ten.....................................          8,000                    0                 None
Robert A. Iadicicco IRA
FCC Custodian..............................          6,000                    0                 None
Roger H. Nettelbladt IRA
FCC as Custodian...........................          3,000                    0                 None
Rosemary Jung .............................         15,000                  784                 None
Salomon Smith Barney ......................     15,702,000              807,360                 None
Saltship & Co .............................        115,000                5,958                 None
Sis Segainterse TT LE AG ..................        152,000                7,840                 None
South Lake & Co ...........................      1,342,000               68,992                 None
Spindrift Investors (Bermuda), LP .........        405,000               20,854                 None
Spindrift Partners, LP ....................        406,000               20,885                 None
Stanley H. Shatz Geraloine A. Shatz .......         30,000                1,568                 None
Sterneck Value & Opportunity LP ...........         97,000                5,017                 None
Venezuela Recovery FD NY ..................        610,000               31,360                 None
Vibration Specialty Corp...................          4,000                    0                 None
Zurich Institutional Benchmark ............        240,000               12,387                 None


---------------
(1) Notes in the principal amount of $2,557,000 and 131,680 shares of common stock beneficially owned by Franklin A. Burke, a current director of Abraxas, are held of record by First Clearing Corporation.
(2) Notes in the aggregate principal amount of $6,165,000 beneficially owned by Gryphon Hidden Values, L.P., Gryphon Hidden Values, Ltd. and Gryphon Hidden Values 2000 are held of record by Salomon Smith Barney on their behalf.
(3) Notes in the aggregate principal amount of up to $27,457,000 and an aggregate number of 861,053 shares of common stock beneficially owned by Halcyon Fund, L.P. and related funds (collectively, "Halcyon") are held of record by Merrill Lynch Professional CC and Morgan Stanley & Co. Inc on Halcyon's behalf.
(4) Securities are held in trust on behalf of the children of Robert A. Carington, Executive Vice President of Abraxas. Mr. Carington has disclaimed beneficial ownership of these securities.

         We prepared this table based on the information supplied to us by the selling security holders named in the table, and we have not sought to verify such information.

         The selling security holders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes or shares of common stock since the date on which the information in the above table was provided to us. Information about selling security holders may change over time.


         Because the selling security holders may offer all or some of their notes or shares of common stock from time to time, we cannot estimate the amount of notes or the number of shares of common stock that will be held by the selling security holders upon the termination of any particular offering by such selling security holder. Please refer to "Plan of Distribution" beginning on page 79 of this prospectus.

                              PLAN OF DISTRIBUTION

         This prospectus covers the resale of the notes and the shares of Abraxas common stock by the selling security holders and their donees, pledgees, transferees or other successors in interest. The selling security holders may sell their notes and shares of Abraxas common stock under this prospectus:

           - through one or more broker-dealers acting as either principal or agent;

           -  through underwriters;

           -  directly to investors; or

           -  any combination of these methods.

         The selling security holders will fix a price or prices, and may change the price, of the notes and shares of Abraxas common stock offered based upon:

           -  market prices prevailing at the time of sale;

           -  prices related to those market prices; or

           -  negotiated prices.

         These sales may be effected in one or more of the following transactions (which may involve crosses and block transactions):

           - on any securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

           -  in the over-the-counter market;

           -  in private transactions;

           - through the writing of options, whether the options are listed on an option exchange or otherwise; or

           -  through the settlement of short sales.

         Broker-dealers, underwriters or agents may receive compensation in the form of discounts or concessions from the selling security holders or the purchasers. These discounts, concessions or commissions may be more than those customary for the transaction involved. If any broker-dealer purchases the notes or shares of common stock as principal, it may effect resales of the shares through other broker-dealers, and other broker-dealers may receive compensation from the purchasers for whom they act as agents.

         To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         The selling security holders and any underwriters, broker-dealers or agents that participate in the sale of the securities may be "underwriters" within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Any selling security holders who are "underwriters" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

         Any securities covered by this prospectus which qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The selling security holders may not sell any securities described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

         To the extent required, the specific securities to be sold, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

         Under Abraxas' registration rights agreement with the selling security holders, we have agreed to indemnify the selling security holders and each underwriter, if any, against certain liabilities, including certain liabilities under the Securities Act, or will contribute to payments the selling security holders or underwriters may be required to make in respect of those liabilities.

         We have agreed to pay substantially all of the expenses in connection with the registration, offering and sale of the securities covered by this prospectus, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

         We have agreed to keep the registration statement, of which this prospectus is a part, effective for two years from the time this registration statement becomes effective, subject to extension for any suspension or blackout periods during which securities covered by this prospectus can not be sold.

                            DESCRIPTION OF THE NOTES

         Abraxas issued an aggregate principal amount of $109,706,000 of notes on January 23, 2003 under an indenture entered into on that date among Abraxas, the subsidiary guarantors and U.S. Bank, N.A., as trustee. The indenture is governed by certain provisions contained in the Trust Indenture Act of 1939, as amended. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

         The indenture provides for original issuance of up to $118,250,000.00 of notes, plus such additional principal amounts as may be necessary for the issuance of additional notes in lieu of cash interest payments. The indenture also provides for issuance of registered exchange notes to be issued only in exchange for a like principal amount of outstanding notes issued on January 23, 2003 and any additional notes issued in lieu of cash interest payments on such outstanding notes. The term "notes" as used herein refers to all of the currently outstanding notes, the exchange notes, any additional notes issued in lieu of cash interest payments and any notes issued pursuant to the CEO Note Options (as defined below), all of which are deemed to be a single class of securities under the indenture for purposes of any waiver, consent or amendment.


         The following description is a summary of the material provisions of the notes, the indenture, the documents providing for the security interests of the holders of the notes and an intercreditor and subordination agreement to which the notes are subject. It does not restate those agreements in their entirety. You can find definitions of certain terms used in this description under the subheading "Certain Definitions" beginning on page 108 of this prospectus.


BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

         THE NOTES

         The notes:

          o provide that the Issuer will make current payments of interest in cash to the extent not prohibited by the terms of the Senior Credit Agreement or the Intercreditor Agreement;

          o provide for interest not paid in cash to be paid in the form of additional notes;

          o       are general obligations of the Issuer;

          o are secured by a second Lien on all of the current and future Oil and Gas Assets of the Issuer and its Subsidiaries, and substantially all other current and future assets of the Issuer and its Subsidiaries;

          o are subordinate to Indebtedness of Issuer under the Senior Credit Agreement and Qualified Senior Affiliate Indebtedness (as described under the section below entitled "Certain Definitions"), and rank equally with all of the Issuer's other current and future senior Indebtedness, if any;

          o rank senior to all of the Issuer's current and future Subordinated Indebtedness, if any; and

          o       are unconditionally guaranteed by the Subsidiary Guarantors.

         THE GUARANTEES

         The notes are jointly and severally guaranteed (the "Guarantees") by all current and future Subsidiaries of the Issuer, including (but not limited to) the following:

          o       Sandia;

          o       Wamsutter;

          o       Sandia Operating;

          o       Eastside Coal;

          o       Western Associated; and

          o       New Grey Wolf.

         The Guarantees of the notes are:

          o       general obligations of each current and future Subsidiary
                  Guarantor;

          o senior in right of payment to all existing and future Subordinated Indebtedness, if any, of each Subsidiary Guarantor;

          o subordinate to Indebtedness of each Subsidiary Guarantor under the Senior Credit Agreement and Qualified Senior Affiliate Indebtedness (as described under the section below entitled "Certain Definitions"), and rank equally with all other existing and future senior Indebtedness of each Subsidiary Guarantor, if any;

          o secured by a second lien on all of the current and future Oil and Gas Assets of each Subsidiary Guarantor, and on substantially all other current and future assets of each Subsidiary Guarantor; and

          o limited for each Subsidiary Guarantor to the maximum amount which will result in each Guarantee not being a fraudulent conveyance or fraudulent transfer.

         Each Subsidiary Guarantor that makes a payment or distribution under its Guarantee will be entitled to a contribution from each other Subsidiary Guarantor in a prorata amount based on the net assets of each Subsidiary Guarantor.

         Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Issuer or another Subsidiary Guarantor that is a Wholly Owned Subsidiary without limitation, or with or to other Persons upon the terms and conditions set forth in the indenture. See the description of the covenant in "Merger, Consolidation and Sale of Assets" below. In the event all of the Capital Stock of a Subsidiary Guarantor is sold by the Issuer and/or one or more of its Subsidiaries and the sale complies with the provisions set forth in "Limitation on Asset Sales," such Subsidiary Guarantor's Guarantee and any related Collateral owned by such Subsidiary Guarantor will be released.

PRINCIPAL, MATURITY AND INTEREST

         The indenture provides for original issuance of up to $118,250,000.00 of notes, plus such additional principal amounts as may be necessary for the issuance of additional notes in lieu of cash interest payments. The notes will be issued in full registered form only, without coupons. The notes will mature on May 1, 2007. The indenture also provides for issuance of exchange notes.

         Interest on the notes accrues at the rate of 11.5% per annum and, to the extent not prohibited by the terms of the Senior Credit Agreement or the Intercreditor Agreement, is payable in cash semi-annually on each May 1 and November 1, commencing on May 1, 2003, to the Persons who are registered holders at the close of business on the April 15 and October 15 immediately preceding the applicable interest payment date. If the payment of such interest in cash is prohibited by the terms of the Senior Credit Agreement or the Intercreditor Agreement, that interest will be paid in the form of notes (the "PIK notes") in a principal amount equal to the amount of accrued and unpaid interest on the notes plus an additional 1% per annum accrued interest for the applicable period, on each May 1 and November 1, commencing on May 1, 2003, to the Persons who are registered holders at the close of business on the April 15 and October 15 immediately preceding the applicable interest payment date.

         Additional interest is payable on the notes, pursuant to a registration rights agreement, under the circumstances described in "Registration Rights; Liquidated Damages." All references to interest in this description include such additional interest, unless the context otherwise requires.

         Upon and during the continuation of an Event of Default, interest on the notes will accrue at the rate of 16.5% per annum, unless the terms of the registration rights agreement apply and provide for a higher rate of interest. See "Registration Rights; Liquidated Damages" for a summary of the registration rights agreement.

         Unpaid interest shall be due and payable at stated maturity or, to the extent the notes are earlier redeemed or repurchased, on the date of such early redemption or repurchase. Interest due and payable at the maturity of the notes shall be paid to the Persons to whom principal is paid. Interest shall accrue and be payable both before and after the filing of any bankruptcy petition at the rates stated above.

         Interest on the notes has been accruing from and including the issue date of the notes. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

PAYING AGENT AND REGISTRAR; TRANSFER AND EXCHANGE

         Initially, the Trustee is acting as registrar for the notes and as paying agent. The notes may be presented for registration of transfer and exchange at the office of the registrar, which currently is the Trustee's corporate trust office at 180 East Fifth Street, Saint Paul, Minnesota 55101. The Issuer will pay principal (and premium, if any) and interest on the notes upon surrender of the notes at the office of the paying agent in the Borough of Manhattan in the City of New York, State of New York. The Issuer may change the paying agent, registrar, and the agent for service of demands and notices in connection with the notes and the guarantees without notice to the holders of the notes.

REDEMPTION

         OPTIONAL REDEMPTION

         The Issuer may redeem the notes, at its option, in whole at any time or in part from time to time, at redemption prices expressed as percentages of the principal amount set forth below. If the Issuer redeems all or any notes, the Issuer must also pay all interest accrued and unpaid to the applicable redemption date. The redemption prices for the notes during the indicated time periods are as follows:

PERIOD                                                                                   PERCENTAGE
------                                                                                   ----------
From January 24, 2003 to June 23, 2003........................................             80.0429%
From June 24, 2003 to January 23, 2004........................................             91.4592%
From January 24, 2004 to June 23, 2004........................................             97.1674%
From June 24, 2004 to January 23, 2005........................................             98.5837%
Thereafter....................................................................            100.0000%

         Notwithstanding the foregoing, the redemption price for notes to be redeemed will in no event be less than the then current Adjusted Issued Price.

         If the Issuer redeems less than all of the notes, selection of notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed or, if the notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such other method as the Trustee deems fair and appropriate. The Issuer will not redeem in part notes in principal amounts of less than $1,000. Except as provided above, the Issuer will mail notice of redemption at least 30 and not more than 60 days before the redemption date. The notice will describe the amount of notes being redeemed, if less than the entire principal amount. Interest will cease to accrue on notes which are redeemed on the redemption date.

SECURITY

         All of the Obligations of the Issuer under the notes and the indenture and the Guarantees are secured by a second priority Lien, but subject to certain Permitted Liens, on all of the current and future Oil and Gas Assets of the Issuer and its Subsidiaries, and substantially all other current and future assets of the Issuer and the Subsidiary Guarantors (other than assets securing Acquired Indebtedness to the extent granting additional Liens would be prohibited by the terms of the instruments relating to such Acquired Indebtedness). The Oil and Gas Assets included in the assets that initially secure such Obligations represent approximately 100% of the PV-10 value at June 30, 2002 attributable to Oil and Gas Assets that remain

Property of the Issuer and its Subsidiaries after the sale of stock described under the discussion above entitled "Business--Recent Developments--Financial Restructuring--Sale of Stock of Canadian Abraxas and Old Grey Wolf."

         If the notes become due and payable prior to maturity or are not paid in full at maturity, the Trustee may take all actions it deems necessary or appropriate, including, but not limited to, foreclosing upon the Collateral in accordance with the security documents and applicable law. The right to foreclose on the Collateral is, however, subject to certain limitations for the benefit of the Senior Credit Facility Lenders described below under the discussion entitled "Intercreditor Agreement." Subject to the rights of the Senior Credit Facility Lenders and the holder of any Qualified Senior Affiliate Indebtedness, the proceeds received from the sale of any Collateral that is the subject of a foreclosure or collection suit will be applied first to pay the expenses of such foreclosure or suit and amounts then payable to the Trustee, then to pay the principal of and interest on the notes. Subject to the rights of the Senior Credit Facility Lenders, the Trustee has the power to institute and maintain such suits and proceedings as it may deem expedient to prevent impairment of, or to preserve or protect its and the holders' interest in, the Collateral.

         We cannot assure you that the Trustee will be able to sell the Collateral without substantial delays or compromises in addition to delays resulting from limitations on the right to foreclose on the Collateral described below under the discussion entitled "Intercreditor Agreement," or that the proceeds obtained will be sufficient to pay all amounts owing to holders of the notes or. You should read the discussion under the heading "Risk Factors --Risks Related to the Offering--The security for the notes may be inadequate to satisfy all amounts due and owing to the holders of our notes" for a further discussion regarding the adequacy of the collateral securing the notes. Third parties that have Permitted Liens (including, without limitation, the Senior Credit Facility Lenders) may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral. In addition, the ability of the holders to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. You should read the discussion under the heading "Risk Factors" for more information regarding these bankruptcy law limitations.

         The collateral release provisions of the indenture permit the release of Collateral without substitution of collateral of equal value under certain circumstances. See "Possession, Use and Release of Collateral." As described under the summary of the covenant "Limitation on Asset Sales," the Net Cash Proceeds of Asset Sales will be required to be utilized to Pay Down Debt.

CHANGE OF CONTROL

         If a Change of Control occurs, each holder will have the right to require that the Issuer purchase all or a portion of such holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to the percentage of the principal amount thereof then applicable to optional redemptions by the Issuer, plus all accrued and unpaid interest to the date of purchase.

         The Issuer must mail a notice of any Change of Control to each holder and the Trustee no later than 30 days after the Change of Control occurs. The notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). A Change of Control Offer must remain open for a period of 20 Business Days or such longer period as may be required by law. Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent for the notes at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

         The Issuer will not be required to make a Change of Control Offer if a third party makes the Change of Control Offer at the Change of Control purchase price, at the same times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Issuer and purchases the notes validly tendered and not withdrawn under such Change of Control Offer.

         If a Change of Control Offer is made, there can be no assurance that the Issuer will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In addition, the Senior Credit Agreement may have similar change of control provisions as the indenture, which may further restrict the ability of the Issuer to purchase the notes. Also, the terms of the Intercreditor Agreement will limit the Issuer's ability to make a Change of Control Offer under certain circumstances. See the discussion below entitled "Intercreditor Agreement." In the event the Issuer is required to purchase notes pursuant to a Change of Control Offer, the Issuer expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Issuer would be able to obtain such financing.

         Neither the Board of Directors of the Issuer nor the Trustee may waive the covenant relating to the Issuer's obligation to make a Change of Control Offer. Restrictions in the indenture described in this Description of the notes on the ability of the Issuer and its Subsidiaries to incur additional Indebtedness, to grant liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Issuer, whether favored or opposed by the management of the Issuer. Consummation of any such transaction in certain circumstances may require repurchase of the notes, and there can be no assurance that the Issuer or the acquiring party will have sufficient financial resources to effect such repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Issuer by the management of the Issuer. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders of notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

         The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. These rules require that the Issuer keep the offer open for 20 Business Days. They also require that the Issuer notify holders of notes of changes in the offer and extend the offer for specified time periods if the Issuer amends the offer. If the provisions of any securities laws or regulations conflict with the "Change of Control" provisions in the indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Change of Control" provisions of the indenture.

INTERCREDITOR AGREEMENT

         The notes are subject to an intercreditor and subordination agreement. In general, the Junior Indebtedness will be subordinated to the Senior Indebtedness. The liens securing the Junior Indebtedness will also be subordinated to the liens securing the Senior Indebtedness. The following description is a summary of the material provisions of the intercreditor and subordination agreement. It does not restate that agreement in its entirety. The description is qualified in its entirety by the terms of the intercreditor and subordination agreement.

         The intercreditor and subordination agreement has the following material terms:

          o Upon a payment default under the Senior Credit Agreement, the holders of the notes will not be entitled to be paid until all Senior Indebtedness is paid in full in cash.

          o Upon a default (other than a payment default) under the Senior Credit Agreement, for a period of 180 days commencing upon receipt by the Trustee of written notice of such non-payment default (each a "Payment Blockage Period"), the holders of the notes will not be entitled to be paid. There will be at least 180 consecutive days during which no Payment Blockage Period is in effect during any period of 365 consecutive days.

          o Upon any acceleration of the Junior Indebtedness or any payment or distribution of assets of the Issuer or any of its Subsidiaries following a bankruptcy or insolvency proceeding, all amounts due or to become due upon the Senior Indebtedness shall be first paid in full in cash before any payment is made on account of any of the Junior Indebtedness. Following the commencement of a bankruptcy or insolvency proceeding, any payment or distribution of assets of the Issuer or any of its Subsidiaries to which the holders of the notes would be entitled (excluding securities that are subordinated to the Senior

                  Indebtedness to the same extent as, or more deeply than, the Junior Indebtedness is subordinated to the Senior Indebtedness pursuant to the intercreditor and subordination agreement), will be paid by the Issuer or its Subsidiaries, or by the holders of the notes or the Trustee if received by them or it, directly to the Senior Credit Facility Lenders until the Senior Indebtedness is paid in full in cash.

          o During a bankruptcy or insolvency proceeding, (a) the Senior Credit Facility Lenders will be permitted to file claims and proofs of claims in respect of the Junior Indebtedness if there shall remain not more than 30 days before such action is barred, prohibited or otherwise cannot be taken and (b) the holders of the notes and the Trustee will use commercially reasonable best efforts to take such actions as the Senior Credit Facility Lenders may reasonably request (at the Senior Credit Facility Lenders' expense) to collect the Junior Indebtedness for the account of the Senior Credit Facility Lenders and file claims or proof of claims with respect thereto, to execute such documents or instruments to enable the Senior Credit Facility Lenders to enforce any and all claims and the liens and security interests securing payment of the Junior Indebtedness and to collect and receive for the account of the Senior Credit Facility Lenders any and all payments or distributions which may be payable or deliverable upon or with respect to the Junior Indebtedness.

          o Any payment or other distribution of assets of the Issuer or any of its Subsidiaries received by the holders of the notes or the Trustee prior to the payment in full of the Senior Indebtedness will be held by the holders of the notes or the Trustee, as the case may be, in trust and paid over to the Senior Credit Facility Lenders.

          o As between the Senior Credit Facility Lenders and the holders of the notes, the liens and security interests of the Senior Credit Facility Lenders securing the Senior Indebtedness will be a first priority lien on and security interest in all of the property and assets on the Issuer and its Subsidiaries (the "Collateral") and the liens and security interests of the holders of the notes securing the Junior Indebtedness will be a second priority lien on and security interest in the Collateral. Neither the holders of the notes nor the Trustee will challenge or contest the validity, legality, perfection, priority, availability or enforceability of the security interests and liens of the Senior Credit Facility Lenders upon the Collateral or seek to have the same avoided, disallowed, set aside, or otherwise invalidated in any judicial proceeding or otherwise.

          o Until the payment in full in cash of the Senior Indebtedness, the Senior Credit Facility Lenders shall have the exclusive right to exercise and enforce all privileges and rights to the Collateral and to manage the disposition of the Collateral and neither the holders of the notes nor the Trustee will exercise any Secured Creditor Remedies or commence a bankruptcy, insolvency or other proceeding against the Issuer or any of its Subsidiaries; provided, however, that, upon the occurrence and during an event of default with respect to the Junior Indebtedness, commencing 180 days after receipt by the Senior Credit Facility Lenders of written notice of such default and intention to exercise remedies, the holders of the notes or the Trustee may commence a bankruptcy, insolvency or other proceeding against the Issuer or any of its Subsidiaries or exercise any Secured Creditor Remedies unless, in the case of any exercise of Secured Creditor Remedies, only so long as the Senior Credit Facility Lenders are not diligently pursuing in good faith the exercise of their Secured Creditor Remedies, or attempting to vacate any stay of enforcement of their liens on a material portion of the Collateral. The holders of the notes and the Trustee will waive any and all rights to affect the method or challenge the appropriateness of any action by the Senior Credit Facility Lenders with respect to the Collateral. Upon an event of default with respect to the Senior Indebtedness, the holders of the notes and the Trustee will, immediately upon the request of the Senior Credit Facility Lenders, release or otherwise terminate their liens and security interests upon the Collateral, to permit the Senior Credit Facility Lenders or the Issuer or its Subsidiaries (with the consent of the Senior Credit Facility Lenders) to sell or otherwise dispose of the Collateral to the extent the proceeds of such sale or other disposition is used to repay in full and in cash the Senior Indebtedness. If such sale or other disposition of the

                  Collateral by the Senior Credit Facility Lenders or the Issuer or its Subsidiaries (with the consent of the Senior Credit Facility Lenders) result in a surplus after the payment in full of the Senior Indebtedness, such surplus will be paid to the holders of the notes or the Trustee.

         o The intercreditor and subordination agreement will remain applicable if the Issuer or any of its Subsidiaries is subject to a bankruptcy or insolvency proceeding.

          o If, during a bankruptcy or insolvency proceeding of the Issuer or any of its Subsidiaries, the Senior Credit Facility Lenders decide to permit the use of cash collateral or provide post-petition financing to the Issuer or any of its Subsidiaries, the holders of the notes and the Trustee will not object to the use of such cash collateral or post-petition financing by the Senior Credit Facility Lenders (or their agent), provided that (i) the holders of the notes or the Trustee are granted the same liens and security interests on the post-petition Collateral that may be granted to or for the benefit of the Senior Credit Facility Lenders (or their agent), junior only to the liens and security interests of the Senior Credit Facility Lenders (or their agent) and (ii) the aggregate principal amount of pre-petition secured indebtedness together with the aggregate principal amount of financing in such bankruptcy or insolvency proceeding will not exceed, at the time of determination, the sum of
                  (a) $50 million less the aggregate amount applied from time to time to repay the principal amount of the Senior Indebtedness which is accompanied by a corresponding permanent reduction of the Revolver Commitment under the Senior Credit Agreement plus (b) (x) $15 million, if the then applicable Revolver Commitment under the Senior Credit Agreement is $25 million or greater, (y) $10 million, if the then applicable Revolver Commitment under the Senior Credit Agreement is less than $25 million and greater than or equal to $15 million or (z) $5 million, if the then applicable Revolver Commitment under the Senior Credit Agreement is less than $15 million (the sum of the immediately preceding clauses (a) and (b), the "Maximum Senior Indebtedness"); provided, however, that in no event shall Indebtedness constituting Bank Product Obligations or Related Senior Indebtedness (as such terms are defined in the Intercreditor Agreement) be included in the calculation of Maximum Senior Indebtedness. Neither the holders of the notes nor the Trustee will object to a motion for relief from the automatic stay in any proceeding to foreclose on and sell the Collateral.

          o The Senior Credit Facility Lenders will have absolute power and discretion, without notice to the holders of the notes or the Trustee, to deal in any manner with the Senior Indebtedness including, without limitation, amendments, modifications, supplements, refinancings, renewals, refundings, extensions or terminations of the documents related to the Senior Indebtedness, provided that the Senior Credit Facility Lenders may not (i) increase the principal amount of the Senior Indebtedness (excluding any Related Senior Indebtedness and Senior Indebtedness under any Bank Product Agreement) to a principal amount in excess of the Maximum Senior Indebtedness, less the outstanding Term Loan under the Senior Credit Agreement or (ii) extend the final maturity of the Senior Indebtedness beyond January 23, 2008. Neither the holders of the notes nor the Trustee will amend, modify or supplement any terms of the documents related to such notes in a manner adverse to the Senior Credit Facility Lenders without the prior written consent of the Senior Credit Facility Lenders.

          o Until the payment in full of the Senior Secured Obligations, neither the holders of the notes nor the Trustee will cancel or otherwise discharge any of the indebtedness evidenced by the notes or subordinate such indebtedness to any other indebtedness of the Issuer or any of its Subsidiaries, other than the Senior Indebtedness.


         CERTAIN DEFINITIONS WITH RESPECT TO THE INTERCREDITOR AGREEMENT

         "BANK PRODUCT AGREEMENT" means any agreement for any service or facility extended to the Issuer or any of its Subsidiaries by the Senior Credit Facility Representative or any Senior Credit Facility Lender or any Affiliate of the Senior Credit Facility Representative or any such lender including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system), (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

         "HEDGING AGREEMENT" means any Currency Protection Agreement (a currency swap, cap or collar agreement or similar arrangement entered into with the intent of protecting against fluctuations in currency values, either generally or under specific contingencies), any Interest Rate Protection Agreement (an interest rate swap, cap or collar agreement or similar arrangement entered into with the intent of protecting against fluctuations in interest rates or the exchange of notional interest obligations, either generally or under specific contingencies), or Commodity Hedging Agreement (a commodity hedging or purchase agreement or similar arrangement entered into with the intent of protecting against fluctuations in commodity prices or the exchange of notional commodity obligations, either generally or under specific contingencies).

         "JUNIOR INDEBTEDNESS" means any and all presently existing or hereafter arising Indebtedness, claims, debts, liabilities, obligations (including, without limitation, any prepayment premium), fees, expenses or indemnities of the Issuer or any of its Subsidiaries owing to the holders of the notes (or their agents or trustees) under the indenture, the notes and any other agreement, instrument or document related thereto, whether direct or indirect, whether contingent (including in respect of any guaranty or the registration rights agreement) or of any other nature, character, or description (including all interest and other amounts accruing after commencement of any bankruptcy or insolvency proceeding, and any interest and other amounts that, but for the provisions of the bankruptcy code, would have accrued and become due or otherwise would have been allowed), and any refinancings, renewals, refundings, or extensions of such amounts to the extent permitted under the Intercreditor Agreement.

         "SECURED CREDITOR REMEDIES" means any action by the Senior Credit Facility Representative, the Senior Credit Facility Lenders, the holders of the notes or their trustee (each a "Secured Creditor") in furtherance of the sale, foreclosure, realization upon, or the repossession or liquidation of any of the Collateral, including, without limitation: (i) the exercise of any remedies or rights of a "Secured Creditor" under Article 9 of the applicable Uniform Commercial Code, such as, without limitation, the notification of account debtors; (ii) the exercise of any remedies or rights as a mortgagee or beneficiary (or by the trustee on behalf of the beneficiary), including, without limitation, the appointment of a receiver, or the commencement of any foreclosure proceedings or the exercise of any power of sale, including, without limitation, the placing of any advertisement for the sale of any Collateral; (iii) the exercise of any remedies available to a judgment creditor; (iv) the exercise of any rights of forfeiture, recession or repossession of any assets, or (v) any other remedy available in respect of the Collateral available to such Secured Creditor under any agreement, instrument or other document to which it is a party or under applicable law, provided that Secured Creditor Remedies shall not include any action taken by a Secured Creditor solely to (A) correct any mistake or ambiguity in any agreement, instrument or other document or (B) remedy or cure any defect in or lapse of perfection of the lien of a Secured Creditor in the Collateral.

         "SENIOR INDEBTEDNESS" means any and all presently existing or hereafter arising indebtedness, reimbursement obligations, claims, debts, liabilities, obligations (including, without limitation, any prepayment premium), expenses, fees or indemnities of the Issuer or any of its Subsidiaries owing to the Senior Credit Facility Lenders (or their agents) under the Senior Credit Agreement or any other agreement, instrument or document related thereto (including under any Bank Product Agreement), whether direct or indirect, whether contingent (including in respect of any guaranty) or of any other nature, character, or description (including all interest and other amounts accruing after commencement of any bankruptcy or insolvency proceeding, and all interest and other amounts that, but for the provisions of the bankruptcy code, would have accrued and become due or otherwise would have been allowed), and any refinancings, renewals, refundings, or, to the extent permitted in the intercreditor and subordination agreement, extensions of such amounts.

CERTAIN COVENANTS

         The indenture contains, among others, the following covenants:

         LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS

         Other than Permitted Indebtedness, the Issuer may not, and may not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness.

         Indebtedness of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition of Capital Stock or otherwise) or is merged with or into the Issuer or any Subsidiary or which is secured by a Lien on an asset acquired by the Issuer or a Subsidiary (whether or not such Indebtedness is assumed by the acquiring Person) shall be deemed incurred at the time the Person becomes a Subsidiary or at the time of the asset acquisition.

         The Issuer will not, and will not permit any Subsidiary Guarantor, to incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated in right of payment to any other Indebtedness (other than to senior Indebtedness under the Senior Credit Agreement and Qualified Senior Affiliate Indebtedness) of the Issuer or such Subsidiary Guarantor unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the notes or the Guarantee of such Subsidiary Guarantor, as the case may be, pursuant to subordination provisions that are substantively identical to the subordination provisions of such Indebtedness (or such agreement) that are most favorable to the holders of any other Indebtedness (other than to senior Indebtedness under the Senior Credit Agreement and Qualified Senior Affiliate Indebtedness) of the Issuer or such Subsidiary Guarantor, as the case may be. Notwithstanding the foregoing, the provisions of this paragraph do not prohibit tranches of Indebtedness under the Senior Credit Agreement being subordinated to other tranches of Indebtedness under the Senior Credit Agreement. The Issuer will not, and will not permit any Subsidiary to, incur or suffer to exist Indebtedness that is senior in right of payment to the notes or any Guarantee, as the case may be, and expressly contractually subordinate in right of payment to any other Indebtedness of the Issuer or such Subsidiary, as the case may be.

         LIMITATION ON RESTRICTED PAYMENTS

         The indenture defines and prohibits the following as Restricted Payments if done by the Issuer or any of its Subsidiaries:

          o declare or pay any dividend or make any distribution (other than dividends or distributions payable solely in Qualified Capital Stock of the Issuer) on or in respect of shares of the Issuer's Capital Stock to holders of such Capital Stock;

          o purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Issuer or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock other than through the exchange therefore solely of Qualified Capital Stock of the Issuer or warrants, rights or options to purchase or acquire shares of Qualified Capital Stock of the Issuer;

          o make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness of the Issuer or a Subsidiary Guarantor; or

          o        make any Investment (other than a Permitted Investment).

         However, the Issuer may take the following actions:

          o if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Issuer solely in exchange for shares of Qualified Capital Stock of the Issuer, and

          o if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Issuer or a Subsidiary Guarantor that is subordinate or junior in right of payment to the notes or such Subsidiary Guarantor's Guarantee, as the case may be, the incurrence of which was not in violation of the indenture, solely in exchange for shares of Qualified Capital Stock of the Issuer.

         LIMITATION ON ASSET SALES

         The Issuer may not, and may not cause or permit any of its Subsidiaries to, consummate an Asset Sale unless the consideration received is at least equal to the fair market value of the assets sold or otherwise disposed of, as determined in good faith by the Issuer's Board of Directors or senior management of the Issuer, and at least 95% of the consideration received is cash or Cash Equivalents and is received at the time of such disposition.

         The Issuer will be required to apply Net Cash Proceeds received from any Asset Sale to Pay Down Debt.

         If at any time any consideration (other than cash or Cash Equivalents) received in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, then such conversion or disposition shall be treated like an Asset Sale and the Net Cash Proceeds will be applied as described above.

         The Issuer may defer the action to Pay Down Debt until there is an aggregate Available Proceeds Amount equal to or in excess of $500,000.00 resulting from one or more Asset Sales (at which time the entire unutilized Available Proceeds Amount, and not just the amount in excess of $500,000.00, will be applied as required pursuant to this paragraph).

         All Collateral Proceeds delivered to the Trustee will constitute Trust Moneys, and all Collateral Proceeds will be delivered by the Issuer:

          o so long as any Indebtedness under the Senior Credit Agreement or any Qualified Senior Affiliate Indebtedness remains outstanding, to the Senior Credit Facility Representative; and

          o otherwise to the Trustee and all Collateral Proceeds delivered to the Trustee will be deposited in the Collateral Account in accordance with the indenture. These Collateral Proceeds may be withdrawn from the Collateral Account for application by the Issuer as set forth above or otherwise pursuant to the indenture as summarized in "Deposit; Use and Release of Trust Moneys."

         In the event of the transfer of substantially all (but not all) of the consolidated assets of the Issuer as an entirety to a Person in a transaction permitted under the covenant described in "Merger, Consolidation and Sale of Assets," the successor corporation will be deemed to have sold the consolidated assets of the Issuer not so transferred and must comply with the provisions of this covenant as if it were an Asset Sale. In addition, the fair market value of the consolidated assets of the Issuer deemed to be sold will be deemed to be Net Cash Proceeds.

         The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes as a result of an action to Pay Down Debt.

         LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

         The Issuer may not, and may not cause or permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction (each, a "Payment Restriction") on the ability of any Subsidiary to:

          o pay dividends or make any other distributions on or in respect of its Capital Stock;

          o make loans or advances, or to pay any Indebtedness or other obligation owed, to the Issuer or any other Subsidiary;

          o guarantee any Indebtedness or any other obligation of the Issuer or any Subsidiary; or

          o transfer any of its property or assets to the Issuer or any other Subsidiary.

         The preceding will not apply, however, to encumbrances or restrictions existing under or by reason of the following (which are excluded from the term "Payment Restriction"):

         (1) applicable law;

         (2) the indenture, the Senior Credit Agreement, any security document or any of the security documents entered into in connection with the Senior Credit Agreement, and any document or instrument evidencing, governing or securing any of the Qualified Senior Affiliate Indebtedness;

         (3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Subsidiary;

         (4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to such Subsidiary, or the properties or assets of such Subsidiary, other than the Person or the properties or assets of the Person so acquired;

         (5) agreements existing on the Issue Date to the extent and in the manner such agreements were in effect on the Issue Date;

         (6) customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of Capital Stock or assets of such Subsidiary to be consummated in accordance with the terms of the indenture solely in respect of the assets or Capital Stock to be sold or disposed of;

         (7) any instrument governing a Permitted Lien, to the extent and only to the extent such instrument restricts the transfer or other disposition of assets subject to such Permitted Lien; or

         (8) an agreement governing Refinancing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4) or (5) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Refinancing Indebtedness are no less favorable to the holders in any material respect as determined by the Board of Directors of the Issuer in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in the applicable agreement referred to in such clause (2), (4) or (5).

         LIMITATION ON PREFERRED STOCK OF SUBSIDIARIES

         The Subsidiaries may not issue any Preferred Stock (other than to the Issuer or to a Wholly Owned Subsidiary) or permit any Person (other than the Issuer or a Wholly Owned Subsidiary) to own any Preferred Stock of any Subsidiary.

         LIMITATION ON LIENS

         The Issuer may not, and may not cause or permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist or remain in effect any Liens upon any properties or assets of the Issuer or of any of its Subsidiaries, whether owned on the Issue Date or acquired after the Issue Date, or on any income or profits therefrom, or assign or otherwise convey any right to receive income or profits thereon, other than Permitted Liens.

         MERGER, CONSOLIDATION AND SALE OF ASSETS

         The Issuer shall not, in a single transaction or series of related transactions;

          o       consolidate or merge with or into any Person,

          o or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the assets owned directly or indirectly by the Issuer (determined on a consolidated basis for the Issuer and its Subsidiaries), whether as an entirety or substantially as an entirety to any Person, unless:

          o       either

                  (A) the Issuer shall be the surviving or continuing corporation, or

                  (B) the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the assets of the Issuer and its Subsidiaries substantially as an entirety (the "Surviving Entity")

                      (i) shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia; and

                      (ii) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the notes and the performance of every covenant of the notes, the indenture, and the security documents on the part of the Issuer to be performed or observed;

          o immediately after giving effect to such transaction and the assumption contemplated above (including giving effect to any Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of such transaction), the Issuer or such Surviving Entity, as the case may be,

                  (A) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Issuer immediately prior to such transaction, and

                  (B) both (i) the Issuer's or such Surviving Entity's (calculated as if such Surviving Entity was the Issuer), as the case may be, Consolidated EBITDA Coverage Ratio is at least equal to 2.5 to 1.0; and (ii) the Issuer's or such Surviving Entity's (calculated as if such Surviving Entity was the Issuer), as the case may be, Adjusted Consolidated Net Tangible Assets are equal to or greater than 150% of the aggregate consolidated Indebtedness of the Issuer and its Subsidiaries;

          o immediately before and immediately after giving effect to such transaction and the assumption contemplated above (including, without limitation, giving effect to any Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

          o the Issuer or the Surviving Entity, as the case may be, shall have delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to such transaction have been satisfied.

         For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more Subsidiaries the Capital Stock of which constitutes all or substantially all of the assets of the Issuer, shall be deemed to be the transfer of all or substantially all of the assets of the Issuer.

         Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing, in which the Issuer is not the continuing corporation, the successor

Person formed by such consolidation or into which the Issuer is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the indenture and the notes and thereafter (except in the case of a lease), the Issuer will be relieved of all further obligations and covenants under the indenture and the notes.

         Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the indenture in connection with any transaction complying with the provisions of the indenture described under "Merger, Consolidation and Sale of Assets") may not, and the Issuer may not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person other than the Issuer or another Subsidiary Guarantor that is a Wholly Owned Subsidiary unless:

          o the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) is a Person organized and existing under the laws of the United States or any state thereof or the District of Columbia (or if such Subsidiary Guarantor was formed under the laws of Canada or any province or territory thereof, such Surviving Entity shall be a Person organized and validly existing under the laws of Canada or any province or territory thereof);

          o such entity assumes by execution of a supplemental indenture all of the obligations of the Subsidiary Guarantor under its Guarantee;

          o immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          o immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Issuer could satisfy the Consolidated Net Worth and Consolidated EBITDA Coverage Ratio and Adjusted Consolidated Net Tangible Assets tests set forth above.

         Any merger or consolidation of a Subsidiary Guarantor with and into the Issuer (with the Issuer being the Surviving Entity) need only comply with the officer's certificate and opinion of counsel provisions set forth above.

         LIMITATIONS ON TRANSACTIONS WITH AFFILIATES

         The Issuer may not, and may not cause or permit any of its Subsidiaries to, directly or indirectly, engage in any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property, the guaranteeing of any Indebtedness or the rendering of any service) with any of its Affiliates unless:

          o such transaction or series of related transactions is not otherwise prohibited by the terms of the indenture and is on terms that are fair and reasonable to the Issuer or the applicable Subsidiary and are no less favorable to the Issuer or the applicable Subsidiary than would have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate; and

          o with respect to a transaction or series of related transactions involving aggregate payments or other property with a fair market value in excess of $250,000.00, the Issuer obtains Board approval which is evidenced by a resolution stating that the Board has determined that such transaction complies with the foregoing provisions.

         In addition, if the transaction or series of related transactions involves an aggregate fair market value of more than $2,000,000.00, the Issuer must, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Issuer or the relevant Subsidiary, as the case may be, from a financial point of view, from an Independent Advisor and file the same with the Trustee.

         The foregoing shall not apply to:

          o reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Issuer or any Subsidiary as determined in good faith by the Board of Directors or senior management of the Issuer or such Subsidiary, as the case may be;

          o transactions exclusively between or among the Issuer and any of its Subsidiaries or exclusively between or among such Subsidiaries if such transactions are not otherwise prohibited by the indenture; and

          o Restricted Payments permitted by the indenture, or any guarantee or assumption by the Issuer or any of its Subsidiaries of Indebtedness of the Issuer or any of its Subsidiaries if the incurrence of such Indebtedness was not prohibited by the indenture.

         ADDITIONAL SUBSIDIARY GUARANTEES

         All Subsidiaries of the Issuer shall be Subsidiary Guarantors. If any Subsidiary of the Issuer is formed after the Issue Date, or if a Person otherwise becomes a Subsidiary of the Issuer after the Issue Date, the Issuer shall cause such Subsidiary to:

          o execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of the Issuer's obligations under the notes and the indenture on the terms set forth in the indenture;

          o grant to the Trustee a second priority Lien (subject to certain Permitted Liens) on all of the current and future Oil and Gas Assets of such Subsidiary, and substantially all of its other current and future assets using applicable security documents substantially in the same form as those executed and delivered on January 23, 2003; and

          o deliver to the Trustee an opinion of counsel and an officers' certificate, stating that no event of default shall occur as a result of such supplemental indenture or security documents, that each such instrument complies with the terms of the indenture and that each such instrument has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary.

         Thereafter, such Subsidiary shall be a Subsidiary Guarantor for all purposes of the indenture.

         LIMITATION ON IMPAIRMENT OF SECURITY INTEREST

         Neither the Issuer nor any of its Subsidiaries may take or omit to take any action which would have the result of adversely affecting or impairing the security interest in favor of the Trustee, on behalf of itself and the holders, with respect to the Collateral, and neither the Issuer nor any of its Subsidiaries may grant to any Person, or suffer any Person (other than the Issuer and its Subsidiaries) to have (other than to the Trustee on behalf of the Trustee and the holders) any interest whatsoever in the Collateral other than Permitted Liens. Neither the Issuer nor any of its Subsidiaries may enter into any agreement or instrument that by its terms requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness, other than Indebtedness under the Senior Credit Agreement, Qualified Senior Affiliate Indebtedness, and the security documents entered into in connection therewith, and other than pursuant to the indenture and the security documents.

         LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF SUBSIDIARIES

         The Issuer may not, and may not permit any Subsidiary to, sell or otherwise dispose of any shares of Capital Stock of any Subsidiary, and shall not permit any of its Subsidiaries, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except:

          o       to the Issuer or a Wholly Owned Subsidiary; or

          o if all shares of Capital Stock of such Subsidiary owned by the Issuer and its Subsidiary are sold or otherwise disposed of.

         In connection with any sale or disposition of Capital Stock of any Subsidiary, the Issuer will be required to comply with the covenant described under the caption "Limitation on Asset Sales."

         LIMITATION ON CONDUCT OF BUSINESS

         The Issuer will not, and will not permit any of its Subsidiaries to, engage in the conduct of any business other than the Crude Oil and Natural Gas Business.

         REPORTS TO HOLDERS

         The Issuer will deliver to the Trustee within 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Issuer is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer will file with the SEC, to the extent permitted, and provide the Trustee and Holders with such annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. The Issuer will also comply with the other provisions of Section 314(a) of the Trust Indenture Act.

         The reports and information delivered pursuant to the preceding paragraph shall include quarterly financials, including details regarding sources and uses of cash or of any assets of the Issuer and its Subsidiaries. Such financials will provide details on both a consolidated and unconsolidated basis.

         WAIVER OF STAY, EXTENSION OR USURY LAWS

         The Issuer and each Subsidiary Guarantor will covenant (to the extent that they may lawfully do so) that they will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Issuer or such Subsidiary Guarantor from paying all or any portion of the principal of or interest on the notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of the indenture; and (to the extent that they may lawfully do so) the Issuer and each Subsidiary Guarantor will expressly waive in the indenture all benefit or advantage of any such law, and covenant that they will not hinder, delay or impede the execution of any power herein granted to the trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

         LEVERAGE COVENANT

         The Issuer must not allow the Issuer's Consolidated EBITDA to Cash Interest Expense Ratio, as of the last day of any calendar quarter after the Issue Date, to be less than 3.0:1, except on the last day of the first calendar quarter of 2003, at which time this ratio must not be less than 2.0:1.

         EXCESS CASH FLOW AND EXCESS CASH

         Without duplication with respect to the requirement to Pay Down Debt set forth in the next paragraph, within 30 days after the last day of each calendar quarter ending after the Issue Date, the Issuer must apply an amount to Pay Down Debt equal to 90% of the Excess Cash Flow of the Issuer for such calendar quarter.

         Without duplication with respect to the requirement to Pay Down Debt set forth in the previous paragraph, with respect to each calendar quarter ending after the Issue Date and on the same date that the Issuer applies an amount to Pay Down Debt pursuant to the preceding paragraph with respect to such calendar quarter, and on a date that is 7 days after the Issue Date, the Issuer must apply an amount to Pay Down Debt equal to all cash of the Issuer and its Subsidiaries as of such date (each such date a "Cash Sweep Payment Date"), after the application of an amount to Pay Down Debt pursuant to the preceding paragraph, on that date (provided that if there is no Excess Cash Flow with respect to such calendar quarter, the Cash Sweep Payment Date with respect to such calendar quarter shall be the first business day that is 30 days after the last day of such calendar quarter), minus

          o       $2.5 million,

          o       Restricted Cash as of such Cash Sweep Payment Date,

          o the amount of Capital Expenditures the Issuer is permitted to make pursuant to the terms of the indenture during the next calendar quarter pursuant to the covenant described below under the heading "Limitations on Capital Expenditures," minus amounts available for making Capital Expenditures under any revolving credit facility under the Senior Credit Agreement as of such Cash Sweep Payment Date,

          o cash of the Issuer as of such Cash Sweep Payment Date otherwise applied or required to be applied to Pay Down Debt, and

          o without duplication with respect to the previous bullet point, any such cash of the Issuer and its Subsidiaries as of the Cash Sweep Payment Date constituting proceeds of any equity offering by the Issuer or proceeds of any Subordinated Indebtedness of the Issuer or any of its Subsidiaries complying with the provisions of the indenture described below under "Proceeds from Issuances of Equity and Subordinated Debt."

         The Issuer will manage the cash of the Issuer and its Subsidiaries in the ordinary course of business consistent with past practices and in compliance with the terms of the Senior Credit Agreement.

         LIMITATION ON EXPENDITURES FOR SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

         The Issuer must observe the following covenants with respect to expenditures by the Issuer and its Subsidiaries on SG&A:

          o The amount expended by the Issuer and its Subsidiaries on SG&A in any calendar quarter ending after the Issue Date shall not exceed the applicable SG&A Quarterly Amount, subject, however, to the following carryforward and carryback provisions:

               o to the extent the SG&A in any one quarter (excluding the amount of SG&A due to any Rollover Increase because of a prior quarter's SG&A Deficit Amount) exceeds the applicable SG&A Quarterly Amount, the SG&A Quarterly Amount for the two succeeding quarters shall be reduced in the aggregate by an amount equal to the applicable SG&A Excess Amount, and

               o to the extent the SG&A in any one quarter (excluding the amount of SG&A due to any Rollover Decrease because of a prior quarter's SG&A Excess Amount) is less than the applicable SG&A Quarterly Amount, the SG&A Quarterly Amount for the two succeeding quarters shall be increased in the aggregate by an amount equal to the applicable SG&A Deficit Amount,

          o In no event shall the amount expended by the Issuer and its Subsidiaries on SG&A in any calendar year ending after the Issue Date exceed the SG&A Annual Amount.

         LIMITATIONS ON CAPITAL EXPENDITURES

         The Issuer must observe the following covenants with respect to Capital Expenditures by the Issuer and its Subsidiaries:

          o For the first calendar quarter in 2003, Capital Expenditures of the Issuer and its Subsidiaries shall not exceed the Q1-2003 CapEx Amount, and for each other calendar quarter in 2003, Capital Expenditures of the Issuer and its Subsidiaries shall not exceed the Q2,3,4-2003 CapEx Amount, subject, however, to the following carryforward and carryback provisions:

               o to the extent Capital Expenditures in the first calendar quarter of 2003 (excluding the amount of Capital Expenditures due to any Rollover Increase because of a prior quarter's CapEx Deficit Amount) exceed the Q1-2003 CapEx Amount or to the extent Capital

                  Expenditures in any other calendar quarter of 2003 (excluding the amount of Capital Expenditures due to any Rollover Increase because of a prior quarter's CapEx Deficit Amount) exceed the Q2,3,4-2003 CapEx Amount, as applicable, the CapEx Quarterly Amount for the two succeeding quarters shall be decreased in the aggregate by an amount equal to the applicable CapEx Excess Amount, and

               o to the extent Capital Expenditures in the first calendar quarter of 2003 (excluding the amount of Capital Expenditures due to any Rollover Decrease because of a prior quarter's CapEx Excess Amount) fall below the Q1-2003 CapEx Amount or to the extent Capital Expenditures in any other calendar quarter of 2003 (excluding the amount of Capital Expenditures due to any Rollover Decrease because of a prior quarter's CapEx Excess Amount) fall below the Q2,3,4-2003 CapEx Amount, as applicable, the CapEx Quarterly Amount for the two succeeding quarters shall be increased in the aggregate by an amount equal to the applicable CapEx Deficit Amount.

          o In no event shall the Capital Expenditures of the Issuer and its Subsidiaries for calendar year 2003 exceed the 2003 CapEx Amount.

          o For each calendar quarter in calendar year 2004 and each calendar quarter in any following calendar year, Capital Expenditures of the Issuer and its Subsidiaries shall not exceed the applicable 2004-Plus CapEx Quarterly Amount, subject, however, to the following carryforward and carryback provisions:

               o to the extent Capital Expenditures in any such quarter (excluding the amount of Capital Expenditures due to any Rollover Increase because of a prior quarter's CapEx Deficit Amount) exceed the applicable 2004-Plus CapEx Quarterly Amount, the 2004-Plus CapEx Quarterly Amount for the two succeeding quarters shall be decreased in the aggregate by an amount equal to the applicable CapEx Excess Amount, and

               o to the extent the Capital Expenditures in any such quarter (excluding the amount of Capital Expenditures due to any Rollover Decrease because of a prior quarter's CapEx Excess Amount) fall below the applicable 2004-Plus CapEx Quarterly Amount, the 2004-Plus CapEx Quarterly Amount for the two succeeding quarters shall be increased in the aggregate by an amount equal to the applicable CapEx Deficit Amount.

          o In no event shall the Capital Expenditures of the Issuer and its Subsidiaries for calendar year 2004 or any following calendar year exceed the 2004-Plus CapEx Annual Amount.

         With respect to the limitations on Capital Expenditures set forth above, the Issuer will be allowed to reallocate capacity for making up to an aggregate of $3 million of Capital Expenditures which are to be used for satisfying capital calls with respect to non-operating mineral interests of the Issuer and its Subsidiaries for development expenses with respect to such non-operating mineral interests as follows:

          o any such reallocation will increase the annual permissible Capital Expenditures by the amount of such reallocation for the calendar year to which such reallocation was made, and will decrease the annual permissible Capital Expenditures by the amount of such reallocation for the calendar year from which such reallocation was made;

          o the amount reallocated to a calendar year must be allocated by the Issuer to the calendar quarters within that calendar year to increase the permissible Capital Expenditures for such calendar quarters, and the amount reallocated from a calendar year must be allocated by the Issuer to the calendar quarters within that calendar year to decrease the permissible Capital Expenditures for such calendar quarters.

          o any amount reallocated to a particular period (i.e., to a particular calendar year or a particular calendar quarter) can be used only for Capital Expenditures to satisfy capital calls with respect to non-operating mineral interests of the Issuer and its Subsidiaries for development expenses with respect to such non-operating mineral interests

         LIMITATION ON TAX SHARING ARRANGEMENTS

         Neither the Issuer nor any of its Subsidiaries may enter into any agreement, arrangement or understanding with respect to liability for payment or sharing of any other Person's taxes, including any tax sharing or similar arrangement, except to the extent of any covenant pursuant to which funds or money actually paid or transferred to or from the Issuer or its Subsidiary, as the case may be, are thereupon actually used to pay the applicable taxes.

         LIMITATION ON USES OF CASH

         The indenture provides that the Issuer and its Subsidiaries will make cash expenditures only for the following and only to the extent not otherwise prohibited by the terms of the indenture:

          o Qualified Lease Operating Costs, SG&A costs, taxes (e.g., income, severance, ad valorem, franchise) in each case not prohibited by the terms of the indenture;

          o   cash interest requirements;

          o   Capital Expenditures not prohibited by the terms of the indenture;

          o any oil and gas hedge settlements requiring a cash payment from the Issuer pursuant to oil and gas hedge agreements entered into
              (a) pursuant to approval by the Board of Directors of the Issuer,
              (b) in the ordinary course of business, and (c) to provide protection against oil and gas price fluctuations with respect to reasonably anticipated oil and gas production of the Issuer and its Subsidiaries and not for the purpose of speculating;

          o any payment to reduce debt to the extent such payment is not prohibited by the terms of the indenture, provided that the average days outstanding for payables paid shall not be less than the greater of (a) 45 days and (b) the industry standard therefor, subject to adjustment by the Board of Directors of the Issuer;

          o payments due to the settling of a natural gas balancing deficiency not to exceed $45,000 in the aggregate in any calendar year unless a higher amount is approved by the Board of Directors of the Issuer;

          o   payment of judgments rendered by a court of law;

          o   assessments issued by any governmental entity;

          o additional cash expenditures not to exceed $2 million in the aggregate in any calendar year; provided, however, that the Issuer and its Subsidiaries may make aggregate cash expenditures in excess of $2 million in any calendar year under this provision if the Board of Directors of the Issuer approves such expenditures;

          o obligations under the Senior Credit Agreement and Qualified Senior Affiliate Indebtedness including, but not limited to, fees and expenses incurred in connection therewith and fees related to any amendment, waiver, consent or similar actions taken by the agent and lenders related thereto (the payment of which obligations will not be prohibited by the terms of the indenture); and

          o   payment of any Stark Fees.

         PROCEEDS FROM ISSUANCES OF EQUITY AND SUBORDINATED DEBT

                  The Issuer may issue common equity, or preferred equity with no maturity or required or allowed cash dividend, at any time and may use the net proceeds from any such issuance in any manner consistent with other provisions of the indenture. Such net proceeds will not be included in the calculation of Excess Cash Flow.

                  The Issuer may also issue preferred equity with a maturity or required or allowed cash dividends if such issuance complies with the following requirements:

          o no portion of any such equity may be redeemed or repurchased or, except as permitted pursuant to the third bullet point, have any other cash distribution or dividend until the notes are completely repaid,

          o at least 50% of the proceeds of such issuance must immediately be used to Pay Down Debt, and

          o       no cash dividends can be paid on such equity unless:

                  |X|      at least 75% of such proceeds are used to Pay Down
                           Debt,

                  |X| the cash dividend payable to the holders of such equity does not exceed the Cash Coupon on the notes, and

                  |X| the holders of the notes receive in cash (in full) current interest payments due and payable.

         The Issuer and its Subsidiaries may also incur Subordinated Indebtedness that complies with the following requirements (such Indebtedness is referred to as "Permitted Subordinated Indebtedness"):

          o no portion of any principal of any such Subordinated Indebtedness may be repaid, or refinanced if such refinancing results in a shorter Weighted Average Life to Maturity or in the terms of such Subordinated Indebtedness being less favorable to the holders of the notes, until the notes are completely repaid,

          o at least 50% of the proceeds of such issuance must immediately be used to Pay Down Debt, and

          o       no cash interest can be paid on such Subordinated
                  Indebtedness unless:

                  |X|      at least 75% of such proceeds are used to Pay Down
                           Debt,

                  |X| the cash portion of any interest payable to the holders of such Subordinated Indebtedness does not exceed the Cash Coupon on the notes, and

                  |X| the holders of the notes receive in cash (in full) current interest payments due and payable.

         ACCOUNTING

         The Issuer will keep its financial accounts in accordance with GAAP and, except as GAAP may require, consistent with past practices.

         FARMOUTS

         The indenture provides that the Issuer and its Subsidiaries will be able to enter into and perform with respect to farmouts covering any of their undeveloped wells and properties, provided that the Issuer must, prior to any properties being transferred pursuant to such farmout, obtain written confirmation from F. John Stark, III stating that such farmout is in the best interests of the holders of the notes, and file the same with the Trustee, further provided that such written confirmation will not be required for any farmout with a farmout value (as determined as provided below) of less than $100,000, but the total aggregate farmout value of farmouts so exempted from the written confirmation requirement cannot exceed $500,000 in any twelve calendar month period. For the purposes of this provision, the value of a farmout will be the portion of the capital commitments made by the farmee(s) under the farmout relating to the interests of the Issuer or its Subsidiaries being farmed out. The Issuer anticipates entering into a retainer arrangement with F. John Stark, III in connection with his services with respect to such written confirmations, with such retainer arrangement calling for the payment to him of fees for his services with respect to such written confirmations (the "Stark Fees"), with the Stark Fees being excluded from the calculation of SG&A.

         In addition, the indenture provides that the Issuer and its Subsidiaries will be able to enter into and perform farmouts not complying with the preceding paragraph if consent to such farmout is obtained from the holders of not less than a majority of the principal amount of the then outstanding notes issued under the indenture.

         Furthermore, the indenture provides that the farmouts referenced in the Purchase and Sale Agreement dated November 21, 2002 between the Issuer, as seller, and PrimeWest Gas Inc., as purchaser, as the Farmout Agreement and included as Schedule P in such agreement, are permitted farmouts under the indenture.

         Farmouts permitted by the preceding three paragraphs are referred to as "Permitted Farmout Agreements." The following shall apply to each Permitted Farmout Agreement:

         o the applicable portions of Liens of the security documents securing the notes will be released with respect to the undeveloped wells and/or properties that are subject to such Permitted Farmout Agreement, provided that all retained interests of the Issuer and the Subsidiaries in such wells and/or properties will remain subject to such Liens;

         o such Permitted Farmout Agreement will be deemed not to be an Asset Sale, including, but not limited to, the purchase options in the farmout agreements referenced above in connection with the November 21, 2002 Purchase and Sale Agreement with PrimeWest Gas Inc.;

         o obligations of the Issuer and its Subsidiaries under such Permitted Farmout Agreement that constitute Indebtedness will be Permitted Indebtedness so long as any such Indebtedness is non-recourse with respect to the Issuer and its Subsidiaries and their properties and assets other than the wells and/or properties that are the subject of such Permitted Farmout Agreement; and

         o to the extent such Permitted Farmout Agreement would constitute an Investment by the Issuer or any of its Subsidiaries, such Investment will be a Permitted Investment.

         CEO NOTE OPTIONS

         The Issuer may issue to its Chief Executive Officer (the "Issuer's CEO") options to purchase notes ("CEO Note Options") as follows:

     o Issuance to the Issuer's CEO on the Issue Date of options to purchase $750,000 principal amount of notes for the market price therefor at the Issue Date;

     o Issuance to the Issuer's CEO of options to purchase $250,000 principal amount of notes for the market price therefor at the Issue Date if the notes trade for greater than 70% of the face amount thereof for 60 consecutive trading days, with the first of such consecutive 60 days being in January of 2003;

     o Issuance to the Issuer's CEO of options to purchase $500,000 principal amount of notes for the market price therefor at the Issue Date if the notes trade for greater than 70% of the face amount thereof for any 60 consecutive trading days during the first 365 calendar days after the Issue Date; and

     o Issuance to the Issuer's CEO of options to purchase $250,000 principal amount of notes for the market price therefor at the Issue Date if the notes trade for greater than 90% of the face amount thereof for any 60 consecutive trading days during the 365 calendar day period commencing on the 366th day after the Issue Date, provided that if the condition set forth in the previous bullet point is not achieved, the amount applicable for this bulletin point shall be increased from $250,000 to $750,000.

         For determining consecutive trading days with respect to the notes, a trading day will be a day on which there are at least $500,000 in aggregate principal amount of notes traded and either Jefferies & Company, Inc., or its successor, or Imperial Capital, LLC, or its successor, (as long as they did not execute the trade) confirms to the Issuer that the trade was in the context of the market.

         LIMITATION ON ABRAXAS WAMSUTTER, LTD.

         So long as the Issuer continues to have a partnership interest in Abraxas Wamsutter, Ltd., the Issuer will not permit Abraxas Wamsutter, Ltd. to be an operating entity.

         CONDUCT OF BUSINESS IN THE INTERIM PERIOD

         The Issuer shall have conducted, and shall have caused its Subsidiaries to conduct, business consistent with past practices during the interim period between the date that the Offer to Exchange was made and the Issue Date.

         CALCULATION OF ORIGINAL ISSUE DISCOUNT

         The Issuer will file with the Trustee promptly at the end of each calendar year (a) a written notice specifying the amount of original issue discount accrued on the outstanding notes as of the end of such year and (b) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code or applicable U.S. Treasury regulation.

EVENTS OF DEFAULT

         Each of the following is an "Event of Default":

       o the failure to pay interest on any notes when the same becomes due and payable;

       o the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer or to Pay Down Debt in connection with an Asset Sale);

       o a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 30 days after the Issuer or any Subsidiary Guarantor receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to observance or performance of any of the terms or provisions of the covenants described above under "Change of Control" or "Merger, Consolidation and Sale of Assets" or "Limitation on Asset Sales" which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

       o a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Issuer or of any Subsidiary (or the payment of which is guaranteed by the Issuer or any Subsidiary), whether such Indebtedness now exists or is created after the Issue Date, which default:

                      (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness after any applicable grace period provided in such Indebtedness (a "payment default"), or

                      (B) results in the acceleration of such Indebtedness prior to its express maturity,

            and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates at least $2,000,000.00;

       o one or more judgments in an aggregate amount in excess of $2,000,000.00 (unless covered by insurance by a reputable insurer as to which the insurer has acknowledged coverage) are rendered against the Issuer or any of its Subsidiaries and such judgments remain undischarged, unvacated, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

       o    certain events of bankruptcy; or

       o any of the Guarantees or any of the security documents ceases to be in full force and effect or any of the Guarantees or any of the security documents is declared to be null and void or invalid and unenforceable or any of the Subsidiary Guarantors denies or disaffirms its liability under its Guarantees (other than by reason of release of a Subsidiary Guarantor in accordance with the terms of the indenture) or any obligor or any Related Person denies or disaffirms its liability under any security document to which it is a party.

         If any Event of Default (other than the Event of Default relating to certain events of bankruptcy) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of, premium, if any, and accrued and unpaid interest on all the notes to be due and payable by notice in writing to the Issuer and the Trustee specifying the Event of Default and that it is a "notice of acceleration", and the same shall become immediately due and payable. If an Event of Default relating to certain events of bankruptcy occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes will be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

         After a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration if:

         o   the rescission would not conflict with any judgment or decree;

         o all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;

         o to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

         o the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

         o the Trustee shall have received an officer's certificate and an opinion of counsel that such Event of Default has been cured or waived in the event of the cure or waiver of an Event of Default relating to certain events of bankruptcy.

         No such rescission shall affect any subsequent Default or impair any right consequent thereto.

         Prior to the declaration of acceleration of the notes, the holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

         Holders of the notes may not enforce the indenture or the notes except as provided in the indenture and under the Trust Indenture Act. During the existence of an Event of Default, the Trustee is required to exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise thereof as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to the provisions of the indenture relating to the duties of the Trustee, whether or not an Event of Default shall occur and be continuing, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the indenture, the Intercreditor Agreement and applicable law, the holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

         The Issuer is required to provide an officer's certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

POSSESSION, USE AND RELEASE OF COLLATERAL

         Unless an Event of Default shall have occurred and be continuing, the Issuer and the Subsidiary Guarantors will have the right to remain in possession and retain exclusive control of the Collateral securing the notes (other than any cash, securities, obligations and Cash Equivalents constituting part of the Collateral and deposited with the Trustee in the Collateral Account or with the Senior Credit Facility Representative and other than as set forth in the security documents), to freely operate the Collateral and to collect, invest and dispose of any income thereon.

         RELEASE OF COLLATERAL

         Upon compliance by the Issuer with the conditions set forth below in respect of any sale, transfer or other disposition, the Trustee will release the Released Interests (as defined below) from the Lien of the indenture and the security documents and reconvey the Released Interests to the Issuer or the grantor of the Lien on such property. The Issuer will have the right to obtain a release of items of Collateral (the "Released Interests") subject to any sale, transfer or other disposition, or owned by a Subsidiary the Capital Stock of which is sold in compliance with the indenture such that it ceases to be a Subsidiary, or that is the subject of a farmout allowed by the terms of the indenture, upon compliance with the condition that the Issuer deliver to the Trustee the following:

         o    a notice from the Issuer requesting the release of Released
              Interests:

                          (A)   describing the proposed Released Interests,

                          (B) specifying the value of such Released Interests or such Capital Stock, as the case may be, on a date within 60 days of the Issuer notice (the "Valuation Date"),

                          (C) stating that the consideration to be received is at least equal to the fair market value of the Released Interests, provided that this clause (C) is not applicable with respect to a release to be given in connection with a farmout permitted pursuant to the indenture,

                          (D) stating that the release of such Released Interests will not interfere with the Trustee's ability to realize the value of the remaining Collateral and will not impair the maintenance and operation of the remaining Collateral,

                          (E) confirming the sale or exchange of, or an agreement to sell or exchange, such Released Interests or such Capital Stock, as the case may be, is a bona fide sale to or exchange with a Person that is not an Affiliate of the Issuer or, in the event that such sale or exchange is to or with a Person that is an Affiliate, confirming that such sale or exchange is made in compliance with the provisions summarized in the description of certain covenants under "Limitation on Transactions with Affiliates," provided that this clause (E) is not applicable with respect to a release to be given in connection with a farmout permitted pursuant to the indenture,

                          (F) in the event there is to be a contemporaneous substitution of property for the Collateral subject to the sale, transfer or other disposition, specifying the property intended to be substituted for the Collateral to be disposed of; and

                          (G) with respect to a release to be given in connection with afarmout permitted pursuant to the indenture stating that the farmout to which the released interests are (or are to be)subject complies with the indenture;

         o    an officer's certificate of the Issuer stating that:

                      (A) such sale, transfer or other disposition complies with the terms and conditions of the indenture, including the provisions summarized in the description of certain covenants under " Limitation on Asset Sales," "Limitation on Transactions with Affiliates," "Farmouts" and "Limitation on Restricted Payments" above, to the extent any of the foregoing are applicable,

                      (B) all Net Cash Proceeds from the sale, transfer or other disposition of any of the Released Interests or such Capital Stock, as the case may be, will be applied pursuant to the provisions of the indenture in respect of the deposit of proceeds into the Collateral Account or with the Senior Credit Facility Representative as contemplated by the indenture and in respect of Asset Sales, to the extent applicable, provided that this clause (B) is not applicable with respect to a release to be given in connection with a farmout permitted pursuant to the indenture,

                      (C) there is no Default or Event of Default in effect or continuing on the date thereof or the date of such sale, transfer or other disposition,

                      (D) the release of the Collateral will not result in a Default or Event of Default under the indenture,

                      (E) upon delivery of such officer's certificate, all conditions precedent in the indenture relating to the release in question will have been complied with,

                      (F) such sale, transfer or other disposition is not between the Issuer or any Subsidiary or between Subsidiaries, provided that this clause (F) is not applicable with respect to a release to be given in connection with a farmout permitted pursuant to the indenture, and

                       (G) such sale, transfer or other disposition is not a sale, transfer or other disposition that is excluded from the definition of "Asset Sale" because it was a sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Issuer in a transaction which was made in compliance with the provisions of the covenants described under "Merger, Consolidation and Sale of Assets," provided that this clause (G) is not applicable with respect to a release to be given in connection with a farmout permitted pursuant to the indenture; and

         o all documentation required by the Trust Indenture Act, if any, prior to the release of Collateral by the Trustee and, in the event there is to be a contemporaneous substitution of property for the Collateral subject to such sale, transfer or other disposition, all documentation necessary to effect the substitution of such new Collateral.

         Notwithstanding the provisions described above, so long as no Event of Default shall have occurred and be continuing, the Issuer may, without satisfaction of the conditions described above, dispose of Hydrocarbons or other mineral products for value in the ordinary course and engage in any number of ordinary course activities in respect of the Collateral, in limited dollar amounts specified by the Trust Indenture Act, upon satisfaction of certain conditions. For example, among other things, subject to certain dollar limitations and conditions, the Issuer would be permitted to:

         o sell or otherwise dispose of any property subject to the Lien of the indenture and the security documents, which may have become worn out or obsolete;

         o abandon, terminate, cancel, release or make alterations in or substitutions of any leases or contracts subject to the Lien of the indenture or any of the security documents;

         o surrender or modify any franchise, license or permit subject to the Lien of the indenture or any of the security documents which it may own or under which it may be operating;

         o alter, repair, replace, change the location or position of and add to its structures, machinery, systems, equipment, fixtures and appurtenances;

         o demolish, dismantle, tear down or scrap any obsolete Collateral or abandon any portion thereof; and

         o grant leases or sub-leases in respect of real property to the extent the foregoing does not constitute an Asset Sale.

DEPOSIT; USE AND RELEASE OF TRUST MONEYS

         The Net Cash Proceeds associated with any Asset Sale and any Net Cash Proceeds associated with any sale, transfer or other disposition of Collateral, to the extent such sale, transfer or other disposition is not an Asset Sale by virtue of clause (F) of the definition thereof, insurance proceeds with respect to any Collateral and condemnation (or similar) proceeds with respect to any Collateral shall be deposited so long as any Indebtedness under the Senior Credit Agreement or any Qualified Senior Affiliate Indebtedness remains outstanding, with the Senior Credit Facility Representative and otherwise into a securities account maintained by the Trustee at its corporate trust offices or at any securities intermediary selected by the Trustee having a combined capital and surplus of at least $250,000,000 and having a long-term debt rating of at least "A3" by Moody's and at least "A--" by S&P styled the "Abraxas Collateral Account" (such account being the "COLLATERAL ACCOUNT") which shall be under the exclusive dominion and control of the Trustee. All amounts on deposit in the Collateral Account shall be treated as financial assets and cash funds on deposit in the Collateral Account may be invested by the Trustee, at the direction of the Issuer, in Cash Equivalents. The Issuer will not have the right to withdraw funds or assets from the Collateral Account except in compliance with the terms of the indenture and all assets credited to the Collateral Account shall be subject to a Lien in favor of the Trustee and the holders.

         Any funds deposited with the Trustee may be released to the Issuer by its delivering to the Trustee an officer's certificate stating:

         o no Event of Default has occurred and is continuing as of the date of the proposed release;

         o    if:

                        (A) such Trust Moneys represent Collateral Proceeds in respect of an Asset Sale, that such funds are otherwise being applied in accordance with the covenant "Limitation on Asset Sales" above, or

                        (B) such Trust Moneys represent proceeds in respect of a casualty, expropriation or taking, such funds will be applied to repair or replace property subject of a casualty or condemnation or reimburse the Issuer for amounts spent to repair or replace such property and that attached thereto are invoices or other evidence reflecting the amounts spent or to be spent, or

                        (C) such Trust Moneys represent proceeds derived from any other manner, that such amounts are being utilized in connection with business of the Issuer and its Subsidiaries in compliance with the terms of the indenture; and

         o all conditions precedent in the indenture relating to the release in question have been complied with; and

         o all documentation required by the Trust Indenture Act, if any, prior to the release of such Trust Moneys by the Trustee has been delivered to the Trustee.

         Notwithstanding the foregoing,

        o if the maturity of the notes has been accelerated, and the acceleration has not been rescinded as permitted by the indenture, the Trustee shall apply the Trust Moneys credited to the Collateral Account, subject to the rights of the Senior Credit Facility Lenders under the Intercreditor Agreement, to pay the principal of, premium, if any and accrued and unpaid interest on the notes to the extent of such Trust Moneys;

        o if the Issuer so elects, by giving written notice to the Trustee, the Trustee shall apply Trust Moneys credited to the Collateral Account to the payment of interest due on any interest payment date; and

        o if the Issuer so elects, by giving written notice to the Trustee, the Trustee shall apply Trust Moneys credited to the Collateral Account to Pay Down Debt.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

         As long as the Issuer takes steps to make sure that holders will receive all of their payments under the notes and are able to transfer the notes, the Issuer can elect to legally release itself and any of the Subsidiary Guarantors for any Obligations on the notes (called "LEGAL DEFEASANCE") other than:

         o the rights of holders to receive payments from the trust described below in respect of the principal of, premium, if any, and interest on the notes when such payments are due;

         o the Issuer's obligations with respect to the notes to issue temporary notes, register notes, replace mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

         o the rights, powers, trust, duties and immunities of the Trustee; and

         o    the Legal Defeasance provisions of the indenture.

         In addition, the Issuer may, at its option and at any time, elect to have the obligations of the Issuer and the Subsidiary Guarantors, if any, released with respect to certain covenants that are described in the indenture ("COVENANT DEFEASANCE"). In the event Covenant Defeasance occurs, certain events (other than non-payment, bankruptcy, receivership, reorganization and insolvency events and maintenance of the Guarantees) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes. The occurrence of either Legal Defeasance or Covenant Defeasance would result in a release of all Collateral from the Lien of the indenture and the security documents.

         In order to exercise either Legal Defeasance or Covenant Defeasance:

        o the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the holders cash in U.S. dollars and/or non-callable U.S. government obligations in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes at maturity or redemption, as the case may be:

        o in the case of Legal Defeasance, the Issuer must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

                      (A) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or

                      (B) since the Issue Date, there has been a change in the applicable federal income tax law,

              in either case to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

       o in the case of Covenant Defeasance, the Issuer must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

       o no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

       o such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture or any other agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which the Issuer or any of its Subsidiaries is bound;

       o the Issuer must deliver an officer's certificate to the Trustee stating that the deposit was not made by the Issuer with the intent of preferring the holders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others;

       o the Issuer must deliver an officer's certificate and an opinion of counsel to the Trustee, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; and

       o the Issuer must deliver an opinion of counsel to the Trustee to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

SATISFACTION AND DISCHARGE

         The Issuer and the Subsidiary Guarantors will have no further obligations under the indenture, the security documents and the Guarantees as to all outstanding notes, other than surviving rights of registration of transfer or exchange of the notes, when:

        o     either

                     (A) all the notes have been delivered to the Trustee for cancellation except for (i) lost, stolen or destroyed notes which have been replaced or paid, and (ii) notes for whose payment money has been deposited in trust by the Issuer or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust, or

                     (B) all notes not theretofore delivered to the Trustee for cancellation have become due and payable, or are to become due and payable within 180 days, and the Issuer has deposited with the Trustee funds sufficient to pay and discharge the entire Indebtedness on such notes at maturity or redemption, as the case may be;

        o the Issuer has paid all other sums payable under the indenture by the Issuer; and

        o the Issuer has delivered to the Trustee an officer's certificate and an opinion of counsel stating that the Issuer has complied with all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture.

MODIFICATION OF THE INDENTURE

         From time to time, the Issuer, the Subsidiary Guarantors and the Trustee, without the consent of the holders, may amend the indenture, the notes, the Guarantees, the Intercreditor Agreement or any security document for certain specified purposes, including curing ambiguities, defects or inconsistencies, to comply with any requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act or to make any change that would provide any additional benefit or rights to the holders or that does not adversely affect the rights of any holder. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel.

         Other modifications and amendments of the indenture, the notes, the Guarantees, the Intercreditor Agreement or any security document may be made with the consent of the holders of not less than a majority of the principal amount of the then outstanding notes issued under the indenture, except that, without the consent of each holder affected thereby, no amendment may:

        o reduce the amount of notes whose holders must consent to an amendment;

        o reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any notes or reduce the amount of liquidated damages payable under the registration rights agreement;

        o reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption or repurchase, or reduce the redemption or repurchase price therefor;

        o make any notes payable in a currency other than that stated in the notes;

        o make any change in provisions of the indenture, the notes, the Guarantees, the Intercreditor Agreement or any security document protecting the right of each holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of notes to waive Defaults or Events of Default;

        o amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control or to Pay Down Debt with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

        o modify or change any provision of the indenture, the notes, the Guarantees, the Intercreditor Agreement, any security document or the related definitions affecting ranking of the notes or any Guarantee in a manner which adversely affects the holders; or

        o release any Subsidiary Guarantor from any of its obligations under its Guarantee, in any case otherwise than in accordance with the terms of the indenture.

         Also, the indenture will provide that a farmout not otherwise qualifying as a Permitted Farmout Agreement is a Permitted Farmout Agreement if consent to such farmout is obtained from the holders of not less than a majority of the principal amount of the then outstanding notes issued under the indenture.

         The provisions of the Intercreditor Agreement may not be amended without the consent of the Senior Credit Facility Representative.

GOVERNING LAW

         The indenture, the notes, the Guarantees and the security documents are governed by, and construed in accordance with, the laws of the State of New York, except to the extent the laws of another jurisdiction may be mandatorily applicable to certain matters under the security documents.

CONCERNING THE TRUSTEE

         U.S. Bank, N.A. acts as Trustee. Its address is 180 East Fifth Street, Saint Paul, Minnesota 55101, attn: Corporate Trust Department.

         Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

         The indenture and the provisions of the Trust Indenture Act incorporated by reference into the indenture contain certain limitations on the rights of the Trustee, should it become a creditor of the Issuer or any Subsidiary Guarantor, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the Trustee is permitted to engage in other transactions. If the Trustee acquires any conflicting interest as described in the Trust Indenture Act after a Default has occurred and is continuing, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

         Set forth below is a summary of certain of the defined terms that are used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

         "2003 CAPEX AMOUNT" equals the lesser of $15 million and the 2003 CapEx Annual Budget.

         "2003 CAPEX ANNUAL BUDGET" equals the 2003 Closing CapEx Ratio multiplied by Total Assets at December 31, 2003.

         "2003 CLOSING CAPEX RATIO" equals, for calendar year 2003, (a) $15 million or such lower amount budgeted prior to the Issue Date by the Issuer for Capital Expenditures for such calendar period, divided by (b) Total Assets at the end of the calendar quarter in which the Issue Date occurs.

         "2004-PLUS CAPEX ANNUAL AMOUNT" equals for any annual calendar period, the lesser of $10 million and the 2004-Plus CapEx Annual Budget.

         "2004-PLUS CAPEX ANNUAL BUDGET" equals, for any annual calendar period, 2004-Plus Closing CapEx Ratio multiplied by the Total Assets at the start of such calendar period.

         "2004-PLUS CAPEX QUARTERLY AMOUNT" equals, the lesser of $2.5 million and one quarter of the 2004-Plus CapEx Annual Amount.

         "2004-PLUS CLOSING CAPEX RATIO" equals, for any annual calendar period starting January 1, 2004, (a) $10 million or such lower amount budgeted prior to the Issue Date by the Issuer for Capital Expenditures for such calendar period, divided by (b) the Total Assets at the end of the calendar quarter in which the Issue Date occurs.

         "ACQUIRED INDEBTEDNESS" means Subordinated Indebtedness of a Person or any of its Subsidiaries the incurrence of which does not violate the terms of the indenture:

         (1) existing at the time such Person becomes a Subsidiary of the Issuer or at the time it merges or consolidates with the Issuer or any of its Subsidiaries, or

         (2) which becomes Indebtedness of the Issuer or any of its Subsidiaries in connection with the acquisition of assets from such Person.

         Acquired Indebtedness does not include Indebtedness incurred in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Issuer or such acquisition, merger or consolidation.

         "ADJUSTED CONSOLIDATED NET TANGIBLE ASSETS" means (without duplication), as of the date of determination the sum of:

         (1) Discounted future net revenues from the proved oil and gas reserves of the Issuer and its Subsidiaries, calculated in accordance with SEC guidelines, but before any state or federal income tax, as estimated by a nationally recognized firm of independent petroleum engineers as of a date no earlier than the date of the Issuer's latest annual consolidated financial statements.

          Discounted future net revenues will be increased under clauses (a) and
(b) below and decreased under clauses (c) and (d) below, as of the date of determination, by the estimated discounted future net revenues, calculated in accordance with SEC guidelines but before any state of federal income taxes and utilizing the prices utilized in the Issuer's year-end reserve report, from:

              (a) estimated proved oil and gas reserves acquired since the date of the Issuer's year-end reserve report;

              (b) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since the date of the Issuer's year-end reserve report due to exploration, development or exploitation activities,

              (c) estimated proved oil and gas reserves produced or disposed of since the date of the Issuer's year-end reserve report; and

              (d) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since the date of the Issuer's year-end reserve report due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions.

         In the case of each of the determinations made under clauses (a) through (d), all increases and decreases will be as estimated by the Issuer's petroleum engineers, except that in the event that there is a Material Change as a result of acquisitions, dispositions or revisions, then the discounted future net revenues utilized for purposes of this clause will be confirmed by a nationally recognized firm of independent petroleum engineers.

         (2) The capitalized costs that are attributable to the oil and gas properties of the Issuer and its Subsidiaries to which no proved oil and gas reserves are attributable, based on the books and records of the Issuer and its Subsidiaries as of a date no earlier than the date of the Issuer's latest annual or quarterly financial statements.

         (3) The Net Working Capital plus cash of the Issuer and its Subsidiaries on a date no earlier than the date of the Issuer's latest consolidated annual or quarterly financial statements.

         (4)   The greater of

                          (a) the net book value of other tangible assets of the Issuer and its Subsidiaries on a date no earlier than the date of the Issuer's latest consolidated annual or quarterly financial statements, or

                          (b) the appraised value, as estimated by independent appraisers, of other tangible assets of the Issuer and its Subsidiaries as of a date no earlier than the date of the Issuer's latest audited financial statements.

Minus the sum of

        (1)   Minority interests; and

        (2) Any gas balancing liabilities as reflected in the Issuer's latest audited financial statements.

         Calculations of "Adjusted Consolidated Net Tangible Assets" will also give effect, on a pro forma basis, to:

        o Any Investment in another Person that becomes Subsidiary and which is not prohibited by the indenture, to and including the date of the transaction for which the calculation is necessary.

        o The acquisition, to and including the date of the transaction, of any business or assets, including Permitted Industry Investments.

        o Any sales or other dispositions of assets permitted by the indenture (except for sales of Hydrocarbons or other mineral products in the ordinary course of business) occurring on or after the date of the transaction.

         "ADJUSTED ISSUE PRICE" means an amount for the most recent accrual period equal to the initial issue price of the notes increased by the amount of original issue discount previously includable in the gross income of a holder, reduced by the amount of any payment previously made on the notes other than a payment of qualified stated interest on the notes.

         "AFFILIATE" of any specified Person means,

                        (1) any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or under common control with, such specified Person; and

                        (2)      any Related Person of such Person.

         For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "ASSET ACQUISITION" means:

         (1) an Investment by the Issuer or any Subsidiary in any other Person in which such Person becomes a Subsidiary, or merges with the Issuer or any Subsidiary; or

         (2) the acquisition by the Issuer or any Subsidiary of the assets of any Person (other than a Subsidiary) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

         "ASSET SALE" means any sale, issuance, conveyance, transfer, exchange, lease (other than operating leases entered into in the ordinary course of business consistent with past practices), assignment or other transfer for value by the Issuer or any Subsidiary to any Person other than the Issuer or any Subsidiary of:

         (1)   any Capital Stock of any Subsidiary; or

         (2) any other property or assets of the Issuer or any Subsidiary and any interests therein, including any disposition by a merger, consolidation or similar transaction.

     For purposes of this definition, the term "Asset Sale" does not include:

         (A) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Issuer in a transaction which is made in compliance with the provisions of the covenant described in "Merger, Consolidation and Sale of Assets;"

         (B) disposals or replacements of obsolete equipment in the ordinary course of business;

         (C) the sale, lease, conveyance, disposition or other transfer of assets or property to the Issuer or one or more Wholly Owned Subsidiaries;

         (D) any disposition of Hydrocarbons or other mineral products for value in the ordinary course of business;

         (E) the abandonment, surrender, termination, cancellation, release, lease or sublease of undeveloped oil and gas properties in the ordinary course of business or oil and gas properties which are not capable of production in economic quantities;

     or

         (F) the sale, lease, conveyance, disposition or other transfer by the Issuer or any Subsidiary of assets or property in the ordinary course of business if the total fair market value of all the assets and property sold, leased, conveyed, disposed or transferred since the Issue Date under this exception does not exceed $200,000.00 in any one year.

         "AVAILABLE PROCEEDS AMOUNT" means:

         (1) The sum of all Collateral Proceeds and all Non-Collateral Proceeds remaining after application to repay any Indebtedness secured by the assets that are the subject of the Asset Sale giving rise to such Non-Collateral Proceeds.

         (2) For the purpose of determining whether the Issuer must Pay Down Debt in connection with an Asset Sale and for determining the amount of such offer an amount equal to the amount set forth under clause (1) above minus the total amount of all of those Asset Sale proceeds previously spent in compliance with the terms of the section described under "Deposit; Use and Release of Trust Moneys."

         "CAPEX DEFICIT AMOUNT" equals, in any calendar quarter, the amount by which the Capital Expenditures in any such calendar quarter (excluding the amount of Capital Expenditures due to any Rollover Decrease because of a prior quarter's CapEx Excess Amount) is less than the applicable CapEx Quarterly Amount.

         "CAPEX EXCESS AMOUNT" equals, in any calendar quarter, the amount by which Capital Expenditures in any such quarter (excluding the amount of Capital Expenditures due to any Rollover Increase because of a prior quarter's CapEx Deficit Amount) exceed the applicable CapEx Quarterly Amount.

         "CAPEX QUARTERLY AMOUNT" means the Q1-2003 CapEx Amount, the Q2,3,4-2003 CapEx Amount or the 2004-Plus CapEx Quarterly Amount, as applicable.

         "CAPITAL EXPENDITURES" means, for any period, any direct or indirect expenditure made in such period, in each case, whether expensed or capitalized, in respect of the use of assets, including all Drilling Expenditures, and shall include all investments and cash expenses and other cash outflows of the Issuer and its Subsidiaries related to any Permitted Investments including but not limited to those relating to joint ventures, royalty arrangements, off-balance sheet financing, and farmout expenditures made by the Issuer or its Subsidiaries, and expenditures made in such period in any Investment other than Investments in cash equivalents or government backed securities, but excluding from the definition of "Capital Expenditures" any expenditures by the Issuer or any of its Subsidiaries to the extent the source of funds for which expenditures was the proceeds of an equity offering by the Issuer consummated after the Issue Date or the proceeds of any Subordinated Indebtedness incurred by the Issuer or any of its Subsidiaries after the Issue Date in compliance with the terms of the indenture, and further excluding from the definition of "Capital Expenditures" any expenditures by the Issuer or any of its Subsidiaries to the extent such expenditures constitute SG&A not prohibited by the terms of the indenture, and further excluding from the definition of "Capital Expenditures" any expenditures by the Issuer or any of its Subsidiaries for Qualified Lease Operating Costs.

         "CAPITALIZED LEASE OBLIGATION" means the discounted present value of the rental obligations under a lease or similar agreement that is required to be classified and accounted for as a capital lease under GAAP.

         "CAPITAL STOCK" means:

         (1) with respect to a corporation, any and all shares, interests, participations or other equivalents of corporate stock, including each class of common stock and Preferred Stock and including any warrants, options or rights to acquire any of the foregoing and instruments convertible into any of the foregoing, and

         (2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

         "CASH COUPON" means 11 1/2% or such higher coupon payable in cash to the holders of the notes pursuant to the indenture.

         "CASH EQUIVALENTS" means:

         (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by one of its agencies and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

         (2) marketable direct obligations issued by any state of the United States of America or any of its political subdivisions or public instrumentalities maturing within one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

         (3) commercial paper maturing no more than one year from its date of creation and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

         (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition issued by any domestic bank or any United States branch of a foreign bank having capital and surplus of at least $250,000,000;

         (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

         (6) money market mutual or similar funds having assets in excess of $100,000,000.

         "CHANGE OF CONTROL" means the occurrence of any of the following:

         (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Issuer to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act;

         (2) the adoption of any plan or proposal for the liquidation or dissolution of the Issuer;

         (3) any Person or group becomes the owner, directly or indirectly, beneficially or of record, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Issuer; or

         (4) the replacement of a majority of the Board of Directors of the Issuer over a two-year period from the directors who constituted the Board of Directors of the Issuer at the beginning of such period with directors whose replacement was not approved by a vote of at least a majority of the Board of Directors of the Issuer then still in office who either were members at the beginning of such period or whose election as a member was previously so approved.

         "CLOSING SG&A RATIO" means, for any applicable calendar period, (a) $5 million or such lower amount budgeted prior to the Issue Date by the Issuer for SG&A for such calendar period divided by (b) the Total Assets at the end of the calendar quarter in which the Issue Date occurs.

         "COLLATERAL" means, collectively, all of the property and assets (including Trust Moneys) that are from time to time subject to, or purported to be subject to, the Lien of the indenture or any of the security documents.

         "COLLATERAL PROCEEDS" means any Net Cash Proceeds received from an Asset Sale of Collateral.

         "CONSOLIDATED EBITDA" means, for any period, the sum (without duplication), on a consolidated basis and determined in accordance with GAAP, of:

         (1) Consolidated Net Income, and

         (2) to the extent Consolidated Net Income has been reduced thereby,

                  (a) all income taxes paid or accrued by the Issuer or any Subsidiary in accordance with GAAP for such period except for income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business,

                  (b) Consolidated Interest Expense,

                  (c) the amount of any Preferred Stock dividends paid by the Issuer, and

                  (d) Consolidated Non-cash Charges, less any non-cash items increasing Consolidated Net Income for such periods.

         "CONSOLIDATED EBITDA COVERAGE RATIO" means the ratio of:

         (1) Consolidated EBITDA during the four full fiscal quarters for which financial information is available (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated EBITDA Coverage Ratio (the "Transaction Date") to;

         (2) Consolidated Fixed Charges for the Four Quarter Period.

         For purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" will be calculated after giving effect, without duplication, on a pro forma basis for the calculation period to:

         (1) the incurrence or repayment of

                  (a) Indebtedness giving rise to the need to make such calculation, and

                  (b) other Indebtedness, other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities,

occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be, occurred on the first day of the Four Quarter Period, and

         (2) any Asset Sales or Asset Acquisitions occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition occurred on the first day of the Four Quarter Period. If the Issuer or any Subsidiary guarantees Indebtedness of a third Person, the preceding sentence will give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or such Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

         In addition, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of the Consolidated EBITDA Coverage Ratio:

          (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

         (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period;

         (3) notwithstanding clauses (1) and (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

         "CONSOLIDATED EBITDA TO CASH INTEREST EXPENSE RATIO" means, with respect to the last day of a particular fiscal quarter of the Issuer, the ratio of:

         (1) Consolidated EBITDA during such fiscal quarter to;

         (2) Consolidated Interest Expense paid in cash for such fiscal quarter.

         For purposes of this definition, "Consolidated EBITDA" and "Consolidated Interest Expense" will be calculated after giving effect, without duplication, on a pro forma basis for the calculation period to:

         (1) the incurrence or repayment of Indebtedness, other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the relevant fiscal quarter as if such incurrence or repayment, as the case may be, occurred on the first day of the relevant fiscal quarter, and

         (2) any Asset Sales or Asset Acquisitions occurring during the relevant fiscal quarter as if such Asset Sale or Asset Acquisition occurred on the first day of the relevant fiscal quarter. If the Issuer or any Subsidiary guarantees Indebtedness of a third Person, the preceding sentence will give effect to the incurrence of such guaranteed Indebtedness as if the Issuer or such Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

         In addition, in calculating "Consolidated Interest Expense" for purposes of determining the denominator (but not the numerator) of the Consolidated EBITDA to Cash Interest Expense Ratio:

         (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the last day of the relevant fiscal quarter of the Issuer and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate equal to the rate of interest on such Indebtedness in effect on such day;

         (2) if interest on any Indebtedness actually incurred on the last day of the relevant fiscal quarter of the Issuer may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on such day will be deemed to have been in effect during the relevant fiscal quarter; and

         (3) notwithstanding clauses (1) and (2) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

         "CONSOLIDATED FIXED CHARGES" means the sum, without duplication, of:

         (1) Consolidated Interest Expense including any premium or penalty paid in connection with redeeming or retiring Indebtedness prior to the stated maturity, and

         (2) the product of

                  (a) the amount of all dividend payments on any series of the Issuer's Preferred Stock (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period, times

                  (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

         "CONSOLIDATED INTEREST EXPENSE" for a period means the sum, without duplication, of:

         (1) the total interest expense of the Issuer and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including

         (a) any amortization of original issue discount,

         (b) the net costs under Interest Swap Obligations,

         (c) all capitalized interest, and

         (d) the interest portion of any deferred payment obligation;

         plus

         (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Issuer and its Subsidiaries during such period, as determined on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED NET INCOME" means, with respect to the Issuer for any period, the aggregate net income (or loss) of the Issuer and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP. The following will, however, be excluded from such calculation:

         (1) after-tax gains from Asset Sales or abandonments or reserves relating thereto,

         (2) after-tax items classified in accordance with GAAP as extraordinary or nonrecurring gains,

         (3) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Subsidiary or is merged or consolidated with the Issuer or any Subsidiary,

         (4) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by charter, contract, operation of law or otherwise,

         (5) the net income of any Person in which the Issuer or any Subsidiary has an interest, other than a Subsidiary, except to the extent of cash dividends or distributions actually paid to the Issuer or any Subsidiary by such Person,

         (6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), and

         (7) in the case of a successor to the Issuer by consolidation or merger or as a transferee of the Issuer's assets, any net income of the successor corporation prior to such consolidation, merger or transfer of assets.

         "CONSOLIDATED NET WORTH" of any Person as of any date means

         (1) the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication)

         (2) amounts attributable to Disqualified Capital Stock of such Person.

         "CONSOLIDATED NON-CASH CHARGES" means, for any period, total depreciation, depletion, amortization and other non-cash expenses reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP, but excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period.

         "CONSOLIDATION" means, with respect to any Person, the consolidation of the accounts of the Subsidiaries of such Person with those of such Person, all in accordance with GAAP.

         "CRUDE OIL AND NATURAL GAS BUSINESS" means:

         (1) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties located in North America, and

         (2) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties of the Issuer or those of others.

         "CRUDE OIL AND NATURAL GAS HEDGE AGREEMENTS" means any oil and gas agreements and other agreements or arrangements entered into by a Person in the ordinary course of business and that is designed to provide protection against oil and natural gas price fluctuations.

         "CRUDE OIL AND NATURAL GAS PROPERTIES" means all Properties, including equity or other ownership interests in those Properties, owned by any Person which have been assigned "proved oil and gas reserves" as defined in Rule 4-10 of Regulation S-X of the Securities Act as in effect on the Issue Date.

         "CRUDE OIL AND NATURAL GAS RELATED ASSETS" means any Investment or capital expenditure (but not including additions to working capital or repayments of any revolving credit or working capital borrowings) by the Issuer or any Subsidiary which is related to the business of the Issuer and its Subsidiaries as it is conducted on the date of the Asset Sale giving rise to the Net Cash Proceeds to be reinvested.

         "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect against fluctuations in currency values.

         "DEFAULT" means an event or condition that is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

         "DISQUALIFIED CAPITAL STOCK" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is mandatorily redeemable at the sole option of the holder thereof, in whole or in part, in either case, on or prior to the final maturity of the notes.

         "DRILLING EXPENDITURES" means any direct or indirect expenditure, in each case, whether expensed or capitalized, in respect of drilling.

         "EASTSIDE COAL" means Eastside Coal Company, Inc., a Colorado corporation.

         "EXCESS CASH FLOW" means, for any period, Consolidated EBITDA of the Issuer and its Subsidiaries for such period, minus any increase in the Net Working Capital of the Issuer and its Subsidiaries from the beginning of such period to the end of a such period or plus any decrease in the Net Working Capital of the Issuer and its Subsidiaries from the beginning of such period to the end of a such period (as the case may be), minus Capital Expenditures made by the Issuer and its Subsidiaries during that period to the extent such Capital Expenditures did not reduce Consolidated EBITDA, minus any cash interest paid by the Issuer and its Subsidiaries during that period, minus any cash taxes paid by the Issuer and its Subsidiaries during that period, minus any amount applied by the Issuer and its Subsidiaries to Pay Down Debt during that period, minus (to the extent included in Consolidated EBITDA) any proceeds received during that period from any equity offering by the Issuer or from any Subordinated Indebtedness of the Issuer or any of its Subsidiaries.

         "EQUITY OFFERING" means an offering of the Issuer's Qualified Capital Stock.

         "FAIR MARKET VALUE" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between an informed and willing seller and an informed and willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Issuer acting reasonably and in good faith; PROVIDED, HOWEVER, that if the aggregate non-cash consideration to be received by the Issuer or any Subsidiary from any Asset Sale shall reasonably be expected to exceed $5,000,000, then fair market value shall be determined by an Independent Advisor.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board as of any date of determination.

         "HYDROCARBONS" means oil, gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products processed therefrom.

         "INDEBTEDNESS" means with respect to any Person, without duplication:

         (1) all Obligations for borrowed money,

         (2) all Obligations evidenced by bonds, debentures, notes or other similar instruments,

         (3) all Capitalized Lease Obligations,

         (4) all Obligations for the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement but excluding trade accounts payable,

         (5) all Obligations for the reimbursement of any obligor on a letter of credit, banker's acceptance or similar credit transaction,

         (6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below,

         (7) all Obligations of any other Person of the type referred to in clauses (1) through (6) above which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured,

         (8) all Obligations under Currency Agreements and Interest Swap Obligations,

         (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price; and

         (10) all Obligations in respect of production payments and forward sales.

         For purposes of this definition:

         (1) the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if it were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of the Disqualified Capital Stock, the fair market value shall be determined reasonably and in good faith by the Board of Directors of the Issuer.

         (2) The "amount" or "principal amount" of Indebtedness at any time will be:

                  (a) for any Indebtedness issued at a price that is less than its principal amount at maturity, the face amount of the liability,

                  (b) for any Capitalized Lease Obligation, the amount determined in accordance with its definition above,

                  (c) for any Interest Swap Obligations included in the definition of Permitted Indebtedness, zero,

                  (d) for all other unconditional obligations, the amount determined in accordance with GAAP, and

                  (e) for all other contingent obligations, the maximum liability at such date of such Person.

         "INDEPENDENT ADVISOR" means a reputable accounting, appraisal or nationally recognized investment banking, engineering or consulting firm which:

         (1) does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect material financial interest in the Issuer, and

         (2) in the judgment of the Board of Directors of the Issuer, is otherwise disinterested, independent and qualified to perform the task for which it is to be engaged.

         "INTERCREDITOR AGREEMENT" means the Intercreditor Agreement to be dated on or about the Issue Date entered into by the Senior Credit Facility Representative and the Trustee and also acknowledged by the Issuer and certain Subsidiaries of the Issuer, or any successor or replacement agreement, as such agreement has been or may be amended (including any amendment and restatement thereof), supplemented, replaced, restated or otherwise modified from time to time.

         "INTEREST SWAP OBLIGATION" means obligations under interest rate swaps, caps, floors, collars and similar agreements, whereby, directly or indirectly, a Person is entitled to receive payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by another Person calculated by applying a fixed or a floating rate of interest on the same notional amount.

         "INVESTMENT" by a Person means any direct or indirect:

         (1) loan, advance or other extension of credit (including a guarantee) or capital contribution to others,

         (2) purchase or acquisition of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by another Person ,

         (3) guarantee or assumption of the Indebtedness of another Person (other than the guarantee or assumption of Indebtedness of the Person or a Subsidiary of the Person which is made in compliance with the provisions of "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" above), and

         (4) other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

         Notwithstanding the foregoing, "Investment" excludes extensions of trade credit on commercially reasonable terms in accordance with the normal trade practices of the Issuer and its Subsidiaries. The amount of any Investment will not be adjusted for increases or decreases in value, or write-ups, write-downs or write-offs with respect to that Investment. If the Issuer or its Subsidiaries sell or otherwise dispose of any Capital Stock of any Subsidiary such that, after giving effect to any such sale or disposition, it ceases to be a Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Subsidiary not sold or disposed of.

         "ISSUE DATE" means the date of original issuance of the notes.

         "ISSUER" means Abraxas Petroleum Corporation, a Nevada corporation.

         "ISSUER PROPERTIES" means all Properties, and equity, partnership or other ownership interests therein, that are related or incidental to, or used or useful in connection with, the conduct or operation of any business activities of the Issuer or any of its Subsidiaries, which business activities are not prohibited by the terms of the indenture.

         "LIEN" means any lien, mortgage, deed of trust, pledge, security interest, floating or other charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

         "MATERIAL CHANGE" means an increase or decrease of more than 10% during a fiscal quarter in the discounted future net cash flows (excluding changes that result solely from changes in prices) from proved oil and gas reserves of the Issuer and its Subsidiaries (before any state or federal income tax); PROVIDED, HOWEVER, that the following will be excluded from the calculation of Material Change:

         (1) any acquisitions during the quarter of oil and gas reserves that have been estimated by independent petroleum engineers and on which a report or reports exist,

         (2) any disposition of properties existing at the beginning of such quarter that have been disposed of as provided in "Limitation on Asset Sales," and

         (3) any reserves added during the quarter attributable to the drilling or recompletion of wells not included in previous reserve estimates, but which will be included in future quarters.

         "MORTGAGE" means a mortgage or deed of trust dated as of the Issue Date granted by the Issuer or any Subsidiary for the benefit of the Trustee and the holders, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof and of the indenture.

         "NET CASH PROCEEDS" means the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Issuer or any Subsidiary from any Asset Sale, sale, transfer or other disposition net of:

         (1) reasonable out-of-pocket expenses and fees relating to such Asset Sale, sale, transfer or other disposition (including, without limitation, legal, accounting and investment banking fees and sales commissions),

         (2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements,

         (3) appropriate amounts (determined by the Chief Financial Officer of the Issuer) to be provided by the Issuer or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any post closing adjustments or liabilities associated with such Asset Sale, sale, transfer or other disposition and retained by the Issuer or any Subsidiary, as the case may be, after such Asset Sale, sale, transfer or other disposition, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, sale, transfer or other disposition (but excluding any payments which, by the terms of the indemnities will not, be made during the term of the notes), and

         (4) the aggregate amount of cash and Cash Equivalents so received which is used to retire any then existing Indebtedness (other than Indebtedness under the Senior Credit Agreement, Qualified Senior Affiliate Indebtedness or the notes) which is secured by a Lien on the property subject of the Asset Sale, sale, transfer or other disposition.

         "NET WORKING CAPITAL" means:

         (1) all current assets of the Issuer and its Subsidiaries, MINUS

         (2) all current liabilities of the Issuer and its Subsidiaries, except current liabilities included in Indebtedness, MINUS

         (3) all cash of the Issuer and its Subsidiaries,

         in each case as set forth in the Issuer's financial statements prepared in accordance with GAAP.

         "OBLIGATIONS" means any principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "OIL AND GAS ASSETS" means the Crude Oil and Natural Gas Properties and natural gas processing facilities of the Issuer and/or any of its Subsidiaries.

         "PAY DOWN DEBT" means:

         o first, making a payment under the Senior Credit Agreement with a permanent reduction of the indebtedness outstanding under the Senior Credit Agreement to the extent making a payment on the Senior Credit Agreement with a permanent reduction of the indebtedness outstanding under the Senior Credit Agreement is required under the terms of the Senior Credit Agreement and/or the Intercreditor Agreement,

         o second, making a payment of principal and/or accrued interest on, or redeeming, exchanging, discharging, defeasing, or purchasing and retiring, notes in whole or in part, to the extent permitted by the Senior Credit Agreement and the Intercreditor Agreement,

         o third, (i) first, making scheduled or mandatory paydowns on Indebtedness under the Senior Credit Agreement and paying down any term loans under the Senior Credit Agreement to the extent permitted by the Senior Credit Agreement, whether or not then due and payable ("Term Loan Paydowns"), and if all Term Loan Paydowns are made (the "Term Loan Amounts") so that such outstanding amounts under the Senior Credit Agreement have been paid down completely, then (ii) second, any amount remaining after payment of the Term Loan Amounts will be applied to outstanding amounts under any revolving credit tranche under the Senior Credit Agreement for permanent reduction of the commitment under the revolving credit tranche, and if no amounts are outstanding under any such revolving credit tranche, then at that time the Issuer will terminate that credit facility, and

         o fourth, making a payment of principal and/or accrued interest on, or redeeming, exchanging, discharging, defeasing, or purchasing and retiring, notes in whole or in part.

         "PERMITTED INDEBTEDNESS" means, without duplication, each of the following:

         (1) Indebtedness under the notes, the indenture, the Guarantees and the security documents;

         (2) Obligations under Interest Swap Obligations covering
Indebtedness if these Interest Swap Obligations are entered into to protect against fluctuations in interest rates on Indebtedness incurred in accordance with the indenture to the extent the notional principal amount of such Interest Swap Obligations is not greater than the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

         (3) Indebtedness of a Subsidiary to the Issuer or to a Wholly Owned Subsidiary for so long as such Indebtedness is held by the Issuer or a Wholly Owned Subsidiary, in each case subject to no Lien held by a Person other than the Issuer or a Wholly Owned Subsidiary; PROVIDED, HOWEVER, that if as of any date any Person other than the Issuer or a Wholly Owned Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

         (4) Indebtedness of the Issuer to a Wholly Owned Subsidiary for so long as such Indebtedness is held by a Wholly Owned Subsidiary, in each case subject to no Lien; PROVIDED, HOWEVER, that

                  (a) any Indebtedness of the Issuer to any Wholly Owned Subsidiary that is not a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Issuer's Obligations under the indenture and the notes, and

                  (b) if as of any date any Person other than a Wholly Owned Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Issuer;

         (5) Indebtedness arising from a bank or other financial institution inadvertently honoring a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; PROVIDED, HOWEVER, that such Indebtedness is extinguished within two Business Days of incurrence;

         (6) Indebtedness of the Issuer or any of its Subsidiaries represented by letters of credit for the account of the Issuer or any such Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

         (7) Capitalized Lease Obligations and Purchase Money Indebtedness not exceeding $2,000,000 at any one time outstanding;

         (8) Permitted Operating Obligations in an aggregate amount at any time outstanding not to exceed $750,000;

         (9) Obligations arising in connection with Crude Oil and Natural Gas Hedge Agreements with financial institutions (excluding forward sales and production payments);

         (10) Indebtedness under Currency Agreements with financial institutions; PROVIDED, HOWEVER, that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase Indebtedness of the Issuer and its Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

         (11) Additional Indebtedness in an aggregate principal amount at any time outstanding not to exceed $500,000;

         (12) Indebtedness outstanding on the Issue Date except to the extent the Indebtedness thereunder was taken up by the notes;

         (13) Indebtedness under the Senior Credit Agreement (including (i) any fees and expenses incurred by the Issuer or any of its Subsidiaries incurred in connection with the Senior Credit Agreement (including, but not limited to, those owed to any Person not affiliated to the Issuer or any of its Subsidiaries) in connection with any amendment (including any amendment and restatement thereof), supplement, replacement, restatement or other modification from time to time, including any agreements (and related instruments and documents) extending the maturity of, refinancing, replacement or other restructuring of all or any portion of the Indebtedness under such Senior Credit Agreement (and related instruments and documents) or any successor or replacement agreements (and related instruments and documents) and (ii) any capitalized interest, fees, or other expenses incurred by the Issuer or any of its Subsidiaries whether or not charged to a loan account or any similar account created under the Senior Credit Agreement (clauses (i) and (ii), the "Related Indebtedness")); provided, that the principal amount of the Indebtedness under the Senior Credit Agreement (excluding the Related Indebtedness and excluding any Qualified Senior Affiliate Indebtedness) shall not at any time exceed the sum of (a) $50 million less the aggregate amount applied from time to time by the Issuer or any of its Subsidiaries to repay the Senior Credit Agreement Indebtedness which is accompanied by a corresponding permanent reduction of the Revolver Commitment under the Senior Credit Agreement plus (b) (x) $15 million, if the then applicable Revolver Commitment under the Senior Credit Agreement is $25 million or greater, (y) $10 million, if the then applicable Revolver Commitment under the Senior Credit Agreement is less than $25 million and greater than or equal to $15 million or (z) $5 million, if the then applicable Revolver Commitment under the Senior Credit Agreement is less than $15 million ("Indebtedness under the Senior Credit Agreement"); provided further that, the aggregate amount that has been applied by the Issuer or any of its Subsidiaries to repay the Indebtedness under the Senior Credit Agreement which was accompanied by a corresponding permanent commitment reduction can be established by the Issuer at any time by providing the Trustee with an officer's certificate of the Issuer stating such amount;

         (14) Qualified Senior Affiliate Indebtedness; and

         (15) Permitted Subordinated Indebtedness.

         "PERMITTED INDUSTRY INVESTMENTS" means:

         (1) capital expenditures, including acquisitions of Issuer Properties and interests therein;

         (2) (a) operating agreements, joint ventures, working interests, royalty interests, mineral leases, unitization agreements, pooling arrangements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection with such agreements, interests or arrangements, in each case made or entered into in the ordinary course of the oil and gas business,

         and

                  (b) exchanges of Issuer Properties for other Issuer Properties of at least equivalent value as determined in good faith by the Board of Directors of the Issuer; and

         (3) Investments of operating funds on behalf of co-owners of Crude Oil and Natural Gas Properties pursuant to joint operating agreements.

         "PERMITTED INVESTMENTS" means:

         (1) Investments by the Issuer or any Subsidiary in any Person that (i) is or will become immediately after such Investment a Subsidiary or that will merge or consolidate into the Issuer or a Subsidiary, and (ii) is not subject to any Payment Restriction;

         (2) Investments in the Issuer by any Subsidiary; PROVIDED, HOWEVER, that any Indebtedness evidencing any such Investment held by a Subsidiary that is not a Subsidiary Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Issuer's Obligations under the notes and the indenture;

         (3) Investments in cash and Cash Equivalents;

         (4) Investments made by the Issuer or its Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with "Certain Covenants -- Limitation on Asset Sales" above;

         (5) Permitted Industry Investments; and

         (6) Investments in any Person so long as such Investments are made on an arm's-length basis.

         "PERMITTED LIENS" means:

         (1) Liens arising under the indenture or the security documents;

         (2) Liens securing the notes;

         (3) Liens arising under the Senior Credit Agreement or the guarantees and security documents entered into in connection with the Senior Credit Agreement, and Liens securing Qualified Senior Affiliate Indebtedness;

         (4) Liens securing the Guarantees;

         (5) Liens for taxes, assessments or governmental charges or claims that are either

                  (a) not delinquent or

                  (b) contested in good faith by appropriate proceedings and as to which the Issuer has set aside on its books such reserves as may be required pursuant to GAAP;

         (6) statutory and contractual Liens of landlords to secure rent arising in the ordinary course of business to the extent such Liens relate only to the tangible property of the lessee which is located on such property and Liens of carriers, warehousemen, mechanics, builders, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

         (7) Liens incurred on deposits made in the ordinary course of business:

                  (a) in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or

                  (b) to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

         (8) easements, rights-of-way, zoning restrictions, restrictive covenants, minor imperfections in title and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Issuer and its Subsidiaries;

         (9) any interest or title of a lessor under any Capitalized Lease Obligation not prohibited by the terms of the indenture; provided that such Liens do not extend to any Property which is not leased Property subject to such Capitalized Lease Obligation;

         (10) Liens securing reimbursement obligations, not to exceed $100,000 in the aggregate at any time outstanding, with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

         (11) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements, including rights of offset and set-off;

         (12) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the indenture and Liens securing Crude Oil and Natural Gas Hedge Agreements;

         (13) statutory Liens on pipeline or pipeline facilities, Hydrocarbons or Properties which arise out of operation of law;

         (14) royalties, overriding royalties, net profit interests, reversionary interests, operating agreements and other similar interests, properties, arrangements and agreements, all as ordinarily exist with respect to Properties of the Issuer and its Subsidiaries or otherwise as are customary in the oil and gas business, and all as relate to mineral leases and mineral interests of the Issuer and its Subsidiaries;

         (15) any

                  (a) interest or title of a lessor or sublessor under any lease,

                  (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics' liens, builders' liens, tax liens, and easements), or

                  (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b);

         (16) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments on deposit with or in possession of such bank;

         (17) judgment and attachment Liens not giving rise to an Event of Default;

         (18) Liens securing Acquired Indebtedness incurred in accordance with "Certain Covenants -- Limitation on Incurrence of Additional Indebtedness" above; PROVIDED, HOWEVER, that

         (19) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Issuer or a Subsidiary and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Issuer or a Subsidiary, and

         (20) such Liens do not extend to or cover any property or assets of the Issuer or of any of its Subsidiaries other than the property or assets that secured the Acquired Indebtedness (and the proceeds of such property and assets) prior to the time such Indebtedness became Acquired Indebtedness of the Issuer or a Subsidiary and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Subsidiary.

         (21) Liens existing on the Issue Date;

         (22) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness permitted under the indenture and which has been secured by a Lien permitted under the indenture and which has been incurred in accordance with the provisions of the indenture; PROVIDED, HOWEVER, that such Liens

                  (a) are no less favorable to the holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and

                  (b) do not extend to or cover any Property of the Issuer or any of its Subsidiaries that would not have secured the Indebtedness so Refinanced under the terms of the documents governing the Liens securing the Indebtedness being Refinanced;

         (21) Liens securing Indebtedness of the Issuer or any Subsidiary in an aggregate principal amount at any time outstanding not to exceed the sum of $500,000.00; and

         (22) Permitted Farmout Agreements.

         "PERMITTED OPERATING OBLIGATIONS" means Indebtedness of the Issuer or any Subsidiary in respect of one or more standby letters of credit, bid, performance or surety bonds, or other reimbursement obligations, issued for the account of, or entered into by, the Issuer or any Subsidiary in the ordinary course of business consistent with past practices (excluding obligations related to the purchase by the Issuer or any Subsidiary of Hydrocarbons for which the Issuer or any Subsidiary has contracts to sell), or in lieu of any thereof or in addition to any thereto, guarantees and letters of credit supporting any such obligations and Indebtedness (in each case, other than for an obligation for borrowed money, other than borrowed money represented by any such letter of credit, bid, performance or surety bond, or reimbursement obligation itself, or any guarantee and letter of credit related thereto).

         "PERSON" means an individual, partnership, corporation, unincorporated organization, limited liability company, trust, estate, or joint venture, or a governmental agency or political subdivision thereof.

         "PREFERRED STOCK" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

         "PROPERTY" OR "PROPERTY" means, with respect to any Person, any interests of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock, partnership interests and other equity or ownership interests in any other Person.

         "PURCHASE MONEY INDEBTEDNESS" means Indebtedness the net proceeds of which are used to finance the cost (including the cost of construction) of property or assets acquired in the normal course of business by the Person incurring such Indebtedness.

         "Q1-2003 BUDGET" equals the Q1-2003 Closing Budget Ratio multiplied by the Total Assets at March 31, 2003.

         "Q1-2003 CAPEX AMOUNT" equals the lesser of $8 million and the Q1-2003 Budget.

         "Q1-2003 CLOSING BUDGET RATIO" equals (a) $8 million or such lower amount budgeted prior to the Issue Date by the Issuer for Capital Expenditures for the first calendar quarter of 2003 divided by (b) Total Assets at the end of the calendar quarter in which the Issue Date occurs.

         "Q2,3,4-2003 BUDGET" equals, for each of the last three calendar quarters of 2003, the applicable Q2,3,4-2003 Closing Budget Ratio multiplied by the Total Assets at the start of the applicable calendar quarter in 2003.

         "Q2,3,4-2003 CAPEX AMOUNT" equals, for each of the last three calendar quarters of 2003, the lesser of $2.5 million and the Q2,3,4-2003 Budget.

         "Q2,3,4-2003 CLOSING BUDGET RATIO" equals, for each of the last three calendar quarters of 2003, (a) $2.5 million or such lower amount budgeted prior to the Issue Date by the Issuer for Capital Expenditures for such calendar quarter divided by (b) Total Assets at the end of the calendar quarter in which the Issue Date occurs.

         "QUALIFIED CAPITAL STOCK" means any Capital Stock that is not Disqualified Capital Stock.

         "QUALIFIED SENIOR AFFILIATE INDEBTEDNESS" means Indebtedness of the Issuer to the Senior Credit Facility Representative, any Senior Credit Facility Lender or any Affiliate of the Senior Credit Facility Representative or any such lender in connection with (x) hedging activities (i.e., Indebtedness under Hedge Agreements) or (y) cash management services entered into in the ordinary course of business with any such Person (i.e., Indebtedness under Bank Products Agreements).

         "QUALIFIED LEASE OPERATING COSTS" means lease operating costs reasonably incurred in the ordinary course of business consistent with past practices and industry standards pursuant to a budget approved by the Board of Directors of the Issuer and relating to proved developed oil and gas properties.

         "REFINANCE" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part.

         "REFINANCING INDEBTEDNESS" means any Indebtedness that is the result of Refinancing by the Issuer or any Subsidiary of Indebtedness incurred in accordance with the covenant described in "Limitation on Incurrence of Additional Indebtedness" above (other than pursuant to clause (1) (2), (3), (4),
(5), (6), (7), (8), (9), (10), (11), (12), or (15) of the definition of
Permitted Indebtedness), in each case that does not:

         (1) result in an increase in the total principal amount of Indebtedness of the Issuer or such Subsidiary as of the date of such proposed Refinancing (other than increases from any premium required to be paid under the terms of the instrument governing such Indebtedness, capitalized interest, and the amount of reasonable expenses incurred by the Issuer or such Subsidiary in connection with such Refinancing, all of which are included in the term "Refinancing Indebtedness"), or

         (2) create Indebtedness with

                  (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or

                  (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

         PROVIDED, HOWEVER, that

(i) if such Indebtedness being Refinanced is Indebtedness solely of the Issuer or a Subsidiary Guarantor or is Indebtedness of the Issuer and any Subsidiary Guarantor or Subsidiary Guarantors, then such Refinancing Indebtedness shall be Indebtedness solely of the Issuer or such Subsidiary Guarantor or of the Issuer and such Subsidiary Guarantor or Subsidiary Guarantors, as the case may be, and
(ii) if such Indebtedness being Refinanced is subordinate or junior to the notes or a Guarantee, then such Refinancing Indebtedness shall be subordinate to the notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

         "RELATED PERSON" of any Person means any other Person directly or indirectly owning 10% or more of the outstanding voting common stock of such Person (or, in the case of a Person that is not a corporation, 10% or more of the equity interest in such Person).

         "RESTRICTED CASH" means, at any time, the lesser of (i) $5 million and
(ii) the minimum amount of cash required to be maintained at that time by the Issuer pursuant to the terms of the Senior Credit Agreement.

         "ROLLOVER DECREASE" means, for a particular calendar quarter, the amount of reduced availability of SG&A or Capital Expenditures, as the case may be, due to any a prior quarter's SG&A Excess Amount or CapEx Excess Amount.

         "ROLLOVER INCREASE" means, for a particular calendar quarter, the amount of increased availability of SG&A or Capital Expenditures, as the case may be, due to any a prior quarter's SG&A Deficit Amount or CapEx Deficit Amount.

         "SANDIA" means Sandia Oil and Gas Company, a Texas corporation.

         "SANDIA OPERATING" means Sandia Operating Corp., a Texas corporation, and Wholly-Owned Subsidiary of Sandia.

         "SALE AND LEASEBACK TRANSACTION" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Issuer or any Subsidiary of any property, whether owned by the Issuer or such Subsidiary at the Issue Date or later acquired which has been or is to be sold or transferred by the Issuer or any Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

         "SECURITY DOCUMENTS" means, collectively, the Mortgages and all security agreements, mortgages, deeds of trust, collateral assignments or other instruments evidencing or creating any security interests in favor of the Trustee in all or any portion of the Collateral, in each case as amended, supplemented or modified from time to time in accordance with their terms and the terms of the indenture.

         "SENIOR CREDIT AGREEMENT" means the Loan and Security Agreement, dated as of January 22, 2003, entered into by the Issuer and certain Subsidiaries of the Issuer, and the lenders named therein, or any successor or replacement agreements, whether with the same or any other lender, group of lenders, trustee, agent, note holder or group of note holders, together with the related documents thereto (including, without limitation, any promissory notes, guarantee agreements, security documents), in each case as such agreements, instruments and documents have been or may be amended (including any amendment and restatement thereof), supplemented, replaced, restated or otherwise modified from time to time, including any agreements (and related instruments and documents) extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreements (and related instruments and documents) or any successor or replacement agreements (and related instruments and documents).

         "SENIOR CREDIT FACILITY LENDERS" means any holders of any Indebtedness under the Senior Credit Agreement.

         "SENIOR CREDIT FACILITY REPRESENTATIVE" means the Person designated in the Intercreditor Agreement as the Senior Credit Facility Representative with respect to the Senior Credit Agreement.

         "SG&A" means, for any period, amounts expended by the Issuer and its Subsidiaries on selling, general and administrative expenses (as determined in accordance with GAAP consistent with past practices), but excluding (without duplication with respect to such exclusions):

            *     costs and expenses of the Issuer incurred in connection with
                  (i) issuing the notes and shares of common stock contemporaneously issued by the Issuer, (ii) obtaining the loan evidenced by the Senior Credit Agreement, and (iii) the sale of stock described under the discussion above entitled "Business--Recent Developments--Financial Restructuring--Sale of Stock of Canadian Abraxas and Old Grey Wolf,"

            * legal and accounting fees not to exceed $40,000 in any calendar year incurred by the Issuer in connection with preparing and filing the reports, information and documents required to be delivered to the Trustee as described above in the discussion entitled "Reports to Holders,"

            * bonuses paid to officers and employees of the Issuer to the extent not in violation of the covenant described below in the discussion entitled "Transactions with Affiliates";

            * expenditures with respect to any non-cash compensation to officers and employees of the Issuer and its Subsidiaries;

            * amounts expended by the Issuer and its Subsidiaries on selling, general and administrative expenses for Canadian Abraxas and Old Grey Wolf; and

            *     the Stark Fees.

         "SG&A ANNUAL AMOUNT" equals, for any annual calendar period, the lesser of $5 million and the SG&A Budget.

         "SG&A BUDGET" means, for any annual or quarter calendar period, as the case may be, Closing SG&A Ratio multiplied by the Total Assets at the start of such calendar period.

         "SG&A DEFICIT AMOUNT" means, for any calendar quarter, the amount by which the SG&A in any such quarter (excluding the amount of SG&A due to any Rollover Decrease because of a prior quarter's SG&A Excess Amount) is less than the applicable SG&A Quarterly Amount.

         "SG&A EXCESS AMOUNT" means, for any calendar quarter, the amount by which SG&A in any such quarter (excluding the amount of SG&A due to any Rollover Increase because of a prior quarter's SG&A Deficit Amount) exceeds the applicable SG&A Quarterly Amount.

         "SG&A QUARTERLY AMOUNT" means, for any calendar quarter, the lesser of
(a) $1.5 million and (b) one quarter of the SG&A Budget.

         "SUBORDINATED INDEBTEDNESS" means Indebtedness of the Issuer or a Subsidiary Guarantor that is subordinated or junior in right of payment to the notes, the relevant Guarantee and the security documents, as applicable, under a written agreement to that effect.

         "SUBSIDIARY" means, with respect to any Person:

         (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person, or

         (2) any other Person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person, or

         (3) any other Person required to be consolidated with such Person for financial reporting purposes under GAAP.

         "SUBSIDIARY GUARANTOR" means Sandia, Wamsutter, Sandia Operating, Western Associated, Eastside Coal and New Grey Wolf and each of the Issuer's Subsidiaries that in the future executes a supplemental indenture in which such Subsidiary agrees to be bound by the terms of the indenture as a Subsidiary Guarantor; PROVIDED, HOWEVER, that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its Guarantee is released in accordance with the terms of the indenture.

         "TOTAL ASSETS" means, as of any date, total assets of the Issuer and its Subsidiaries as reflected on the Issuer's consolidated balance sheet as of such date prepared in accordance with GAAP.

         "TRUST MONEYS" means all cash or Cash Equivalents received by the
Trustee:

         (1) upon the release of Collateral from the Lien of the indenture and the security documents, including investment earnings thereon; or

         (2) pursuant to the provisions of any Mortgage; or

         (3) as proceeds of any other sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the indenture or any of the security documents or otherwise; or

         (4) for application under the indenture as provided for in the indenture or the security documents, or whose disposition is not elsewhere specifically provided for in the indenture or in the security documents;

PROVIDED, HOWEVER, that Trust Moneys shall not include any property deposited with the Trustee pursuant to any Change of Control Offer, a payment to Pay Down Debt or redemption or defeasance of any notes.

         "WESTERN ASSOCIATED" means Western Associated Energy Corporation, a Texas corporation.

         "WAMSUTTER" means Wamsutter Holdings, Inc., a Wyoming corporation.

         "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

         (1) the then outstanding aggregate principal amount of such Indebtedness into

         (2) the sum of the total of the products obtained by multiplying:

                  (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

                  (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

         "WHOLLY OWNED SUBSIDIARY" means any Subsidiary of which all the outstanding voting securities normally entitled to vote in the election of directors are owned by the Issuer or another Wholly Owned Subsidiary.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

         Abraxas is currently authorized to issue up to 200,000,000 shares of common stock, par value $.01 per share.


         As of May 28, 2003 there were 35,630,115 shares of Abraxas common stock issued and outstanding. Holders of the common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders and are not entitled to cumulate votes for the election of directors. Holders of common stock do not have preemptive rights to subscribe for additional shares of common stock issued by Abraxas.


         Holders of the common stock are entitled to receive dividends as may be declared by the Board of Directors out of funds legally available therefore. Under the terms of the first lien notes indenture and the second lien notes indenture, Abraxas may not pay dividends on shares of its common stock. In the event of liquidation, holders of the common stock are entitled to share pro rata in any distribution of Abraxas' assets remaining after payment of liabilities, subject to the preferences and rights of the holders of any outstanding shares of preferred stock. All of the outstanding shares of the common stock are fully paid and nonassessable.


         References herein to Abraxas' common stock include the common share purchase rights distributed by Abraxas to its stockholders on November 17, 1994, as long as they trade with the common stock. See "-- Stockholder Rights Plan" beginning on page 132.


PREFERRED STOCK

         Abraxas' Articles of Incorporation authorize the issuance of up to 1,000,000 shares of preferred stock, par value $.01 per share, in one or more series. The Board of Directors is authorized, without any further action by the stockholders, to determine the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, liquidation preferences, sinking fund terms and other rights, preferences, privileges and restrictions of any series of preferred stock, the number of shares constituting any such series, and the designation thereof. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future.

WARRANTS

         Abraxas has warrants outstanding to purchase an aggregate of 950,000 shares of Abraxas common stock. Basil Street Company has warrants to purchase 750,000 shares at an exercise price of $3.50 per share and Jesup & Lamont Holdings, TNC, Inc. and Charles K. Butler (collectively "Jesup, et al") have warrants to purchase 200,000 shares at $3.50 per share. Basil Street and Jesup, et al have certain registration rights with respect to shares of the Abraxas common stock issued pursuant to the exercise of such warrants.

         All outstanding warrants contain provisions that protect Basil Street and Jesup, et al against dilution by adjusting the price at which the warrants are exercisable and the number of shares of the Abraxas common stock issuable upon exercise thereof upon the occurrence of certain events, including payment of stock dividends and distributions, stock splits, recapitalizations, reclassifications, mergers or consolidations. A holder of warrants has no rights as a stockholder of Abraxas until the warrants are exercised. All warrants are currently exercisable, although none have been exercised as of the date hereof.

         Under the terms of their warrants, Basil Street and Jesup, et al have the right to unlimited piggyback registrations. Abraxas has agreed to pay all expenses in connection with piggyback registrations by Basil Street and Jesup, et al, provided, however, all underwriting discounts and selling commissions shall be borne by Basil Street and Jesup, et al. The registration statement of which this prospectus forms a part fulfills Abraxas' registration obligations with respect to the holdings of Basil Street and Jesup, et al.

OPTION PLANS


         Pursuant to the ISO Plan, the 1993 Plan and the LTIP, Abraxas grants to employees and officers (including Abraxas' directors who are also employees) incentive stock options and non-qualified stock options. The ISO Plan, the 1993 Plan, and the LTIP are administered by the compensation committee which, based upon the recommendation of the Chief Executive Officer, determines the number of shares subject to each option. As of May 28, 2003, there were options to purchase 3,293,302 shares of Abraxas common stock outstanding, of which 2,215,788 were fully vested at an average exercise price of $0.99 per share.


         Effective as of the closing date of the exchange offer and subject to any requirements under applicable law, the Abraxas Board of Directors has approved a reduction in the exercise price of one-half of the options to purchase Abraxas common stock held by Mr. Watson (320,282 options), and a reduction in the exercise price of all of stock options previously issued to other Abraxas employees (approximately 1.8 million options). The exercise price on such options will be reduced to the price at which a share of Abraxas common stock is trading on the American Stock Exchange at 11:00 a.m. New York time on that date.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

         Abraxas' Articles of Incorporation and Bylaws provide for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. The Articles of Incorporation and Bylaws provide that the Board of Directors will consist of not less than three nor more than twelve members, with the exact number to be determined from time to time by the affirmative vote of a majority of directors then in office. The Board of Directors, and not the stockholders, has the authority to determine the number of directors. This provision could prevent any stockholder from obtaining majority representation on Abraxas' Board of Directors by enlarging the Board of Directors and by filling the new directorships with the stockholder's own nominees. In addition, directors may be removed by the stockholders only for cause.

         The Articles of Incorporation and Bylaws provide that special meetings of stockholders of Abraxas may be called only by the Chairman of the Board, the President or a majority of the members of the Board of Directors. This provision may make it more difficult for stockholders to take actions opposed by the Board of Directors.

         The Articles of Incorporation and Bylaws provide that any action required to be taken or which may be taken by holders of Abraxas common stock must be effected at a duly called annual or special meeting of such holders, and may not be taken by any written consent of such stockholders. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the persons set forth above. The provisions of the Articles of Incorporation and Bylaws prohibiting stockholder action by written consent could prevent the holders of a majority of the voting power of Abraxas from using the written consent procedure to take stockholder action and taking action by consent without giving all the stockholders of Abraxas entitled to vote on a proposed action the opportunity to participate in determining such proposed action.

STOCKHOLDER RIGHTS PLAN

         On November 17, 1994, the Board of Directors of Abraxas adopted a stockholder rights plan (the "Stockholder Rights Plan"). Under the terms of the Stockholder Rights Plan, the Board of Directors of Abraxas declared a dividend of one common share purchase right ("Stockholder Right") on each share of the Abraxas common stock outstanding on November 17, 1994. Each Stockholder Right entitles the holder thereof to buy one share of Abraxas common stock at an exercise price of $40 per share, subject to adjustment.

         The Stockholder Rights are not exercisable until the occurrence of specified events. Upon the occurrence of such an event (which events are generally those which would signify the commencement of a hostile bid to acquire Abraxas), the Stockholder Rights then become exercisable (unless redeemed by the Board of Directors) for a number of shares of Abraxas common stock having a market value of four times the exercise price of the Stockholder Right. If the acquirer were to conclude the acquisition of Abraxas, the Stockholder Rights would then become exercisable for shares of the controlling/surviving corporation having a value of four times the exercise price of the Stockholder Rights. If the Stockholder Rights were exercised at any time, significant dilution would result, thus making the acquisition prohibitively expensive for the acquirer.
In order to encourage a bidder to negotiate with the Board of Directors, the Stockholder Rights Plan provides that the Stockholder Rights may be redeemed under prescribed circumstances by the Board of Directors.

         The Stockholder Rights are not intended to prevent a takeover of Abraxas and will not interfere with any tender offer or business combination approved by the Board of Directors. The Stockholder Rights Plan is intended to protect the stockholders in the event of (a) an unsolicited offer to acquire Abraxas, including offers that do not treat all stockholders equally, (b) the acquisition in the open market of shares constituting control of Abraxas without offering fair value to all stockholders and (c) other coercive takeover tactics which could impair the Board's ability to fully represent the interests of the stockholders.

ANTI-TAKEOVER STATUTES

         The Nevada General Corporation Law (the "Nevada GCL") contains two provisions, described below as "Combination Provisions" and the "Control Share Act," that may make more difficult the accomplishment of unsolicited or hostile attempts to acquire control of a corporation through certain types of transactions.

         Restrictions on Certain Combinations Between Nevada Resident Corporations and Interested Stockholders. The Nevada GCL includes certain provisions (the "Combination Provisions") prohibiting certain "combinations" (generally defined to include certain mergers, disposition of assets transactions, and share issuance or transfer transactions) between a resident domestic corporation and an "interested stockholder" (generally defined to be the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation), except those combinations which are approved by the board of directors before the interested stockholder first obtained a 10% interest in the corporation's stock. There are additional exceptions to the prohibition, which apply to combinations if they occur more than three years after the interested stockholder's date of acquiring shares. The Combination Provisions apply unless the corporation elects against their application in its original articles of incorporation or an amendment thereto, or in its bylaws. Abraxas' Articles of Incorporation and Bylaws do not currently contain a provision rendering the Combination Provisions inapplicable.

         Nevada Control Share Act. Nevada's Control Share Acquisition Act (the "Control Share Act") imposes procedural hurdles on and curtails greenmail practices of corporate raiders. The Control Share Act temporarily disenfranchises the voting power of "control shares" of a person or group ("Acquiring Person") purchasing a "controlling interest" in an "issuing corporation" (as defined in the Nevada GCL) not opting out of the Control Share Act. In this regard, the Control Share Act will apply to an "issuing corporation" unless, before an acquisition is made, the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest provide that it is inapplicable. Abraxas' Articles of Incorporation and Bylaws do not currently contain a provision rendering the Control Share Act inapplicable.

         Under the Control Share Act, an "issuing corporation" is a corporation organized in Nevada which has 200 or more stockholders, at least 100 of whom are stockholders of record (which for this purpose includes registered and beneficial owners) and residents of Nevada, and which does business in Nevada directly or through an affiliated company. The status of Abraxas at the time of the occurrence of a transaction governed by the Control Share Act (assuming that Abraxas' Articles of Incorporation or Bylaws have not theretofore been amended to include an opting out provision) would determine whether the Control Share Act is applicable.

         The Control Share Act requires an Acquiring Person to take certain procedural steps before he or it can obtain the full voting power of the control shares. "Control shares" are the shares of a corporation (1) acquired or offered to be acquired which will enable the Acquiring Person to own a "controlling interest," and (2) acquired within 90 days immediately preceding that date. A "controlling interest" is defined as the ownership of shares which would enable the Acquiring Person to exercise certain graduated amounts

(beginning with one-fifth) of all voting power of the corporation. The Acquiring Person may not vote any control shares without first obtaining approval from the stockholders not characterized as "interested stockholders" (as defined below).

         To obtain voting Rights in control shares, the Acquiring Person must file a statement at the principal office of the issuer ("Offeror's Statement") setting forth certain information about the acquisition or intended acquisition of stock. The Offeror's Statement may also request a special meeting of stockholders to determine the voting Rights to be accorded to the Acquiring Person. A special stockholders' meeting must then be held at the Acquiring Person's expense within 30 to 50 days after the Offeror's Statement is filed. If a special meeting is not requested by the Acquiring Person, the matter will be addressed at the next regular or special meeting of stockholders.

         At the special or annual meeting at which the issue of voting rights of control shares will be addressed, "interested stockholders" may not vote on the question of granting voting rights to control the corporation or its parent unless the articles of incorporation of the issuing corporation provide otherwise. Abraxas' Articles of Incorporation do not currently contain a provision allowing for such voting power.

         If full voting power is granted to the Acquiring Person by the disinterested stockholders, and the Acquiring Person has acquired control shares with a majority or more of the voting power, then (unless otherwise provided in the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest) all stockholders of record, other than the Acquiring Person, who have not voted in favor of authorizing voting rights for the control shares, must be sent a notice advising them of the fact and of their right to receive "fair value" for their shares. Abraxas' Articles of Incorporation and Bylaws do not provide otherwise. By the date set in the dissenter's notice, which may not be less than 30 nor more than 60 days after the dissenter's notice is delivered, any such stockholder may demand to receive from the corporation the "fair value" for all or part of his shares. "Fair value" is defined in the Control Share Act as "not less than the highest price per share paid by the Acquiring Person in an acquisition."

         The Control Share Act permits a corporation to redeem the control shares in the following two instances, if so provided in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest: (1) if the Acquiring Person fails to deliver the Offeror's Statement to the corporation within 10 days after the Acquiring Person's acquisition of the control shares; or (2) an Offeror's Statement is delivered, but the control shares are not accorded full voting rights by the stockholders. Abraxas' Articles of Incorporation and Bylaws do not address this matter.

                     REGISTRATION RIGHTS; LIQUIDATED DAMAGES

SHELF REGISTRATION

         Pursuant to the registration rights agreement that we entered into with Jefferies & Company, Inc., acting on behalf of the holders of the notes and shares of common stock covered by this prospectus, we have filed a shelf registration statement of which this prospectus is a part, covering resales of the notes, any additional notes issued in lieu of cash interest payments and the shares of Abraxas common stock issued in the financial restructuring exchange offer. We will be permitted to withdraw the registration statement upon the soonest of (1) the passage of two years following the date of closing of this exchange offer, (2) the date on which all tendering noteholders have disposed of all of the securities covered by such shelf registration statement, or (3) the date that Jefferies & Company receives an opinion of counsel to Abraxas and the guarantors that all of the securities covered by such shelf registration statement may be sold under the provisions of Rule 144 without limitation as to volume or manner of sale.

         If the registration statement of which this prospectus is a part ceases to be effective or usable in connection with exchange or resales of the notes, any additional notes issued in lieu of cash interest payments, and the common stock during the periods specified in the registration rights agreement (and as qualified by the exceptions described in such agreement), or if we fail to meet other obligations under the registration rights agreement, then, as liquidated damages for such default under the registration rights agreement, the interest rate on the notes and any additional notes issued in lieu of cash interest payments, with respect to the first 90 day period immediately following the occurrence of such default under the registration rights agreement will increase, by 3.5% per annum and will increase by an additional 0.5% per annum with respect to each subsequent 30 day period until all such defaults have been cured, up to a maximum per annum interest rate on such notes of 18% with respect to all defaults under the registration rights agreement. All accrued liquidated damages will be paid by Abraxas in the same manner and at the same time as payments of interest on the notes and any additional notes issued in lieu of cash interest payments. Following the cure of all defaults under the registration rights agreement, the accrual of liquidated damages will cease. No liquidated damages will be payable to holders of the common stock who do not otherwise hold notes.

         With respect to the shelf registration statement of which this prospectus is a part, holders of any securities to be covered by such registration statement are required to deliver information to be used in connection with the registration statement in order to have their securities included in the registration statement and to benefit from the provisions regarding liquidated damages set forth above, to the extent applicable. We are not responsible for the failure of a selling security holder to provide accurate information in connection with this prospectus.

EXCHANGE OFFER REGISTRATION

         Pursuant to the registration rights agreement, we have also filed with the SEC a registration statement with respect to an offer to exchange the notes covered by this prospectus and any additional notes issued in lieu of cash interest payments for a new issue of notes registered under the Securities Act, with terms identical in all material respects to those of the outstanding notes. We have agreed that if we are not permitted to consummate the exchange offer or if fewer than all of the outstanding notes are successfully exchanged in the exchange offer, that we will use our reasonable best efforts to maintain the effectiveness of the shelf registration statement of which this prospectus is a part to cover the resales of such notes remaining outstanding. To the extent that outstanding notes are exchanged in the exchange offer for registered notes, such outstanding notes will be removed from this prospectus.

         This summary of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the shelf registration statement of which this prospectus is a part.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

SCOPE AND LIMITATIONS

         The following general discussion summarizes certain United States federal income tax aspects of the ownership of the notes and Abraxas common stock. This discussion is a summary for general information purposes only, and does not purport to describe all of the United States federal income tax consequences resulting from the acquisition, ownership and disposition of notes and Abraxas common stock nor does it describe United States federal income tax consequences resulting to Non-U.S. Holders, except as expressly indicated. This summary deals only with notes and Abraxas common stock that are held as capital assets by a purchaser and does not deal with special situations, such as those of brokers, dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, persons liable for alternative minimum tax, United States persons whose "functional currency" is not the U.S. dollar, persons holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, and traders in securities that elect to use a mark-to-market method of accounting for their securities holdings. The following summary does not address any state, local or non-United States tax consequences or United States federal tax consequences (e.g., estate or gift tax) other than those pertaining to the income tax.

         Furthermore, this discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations of the foregoing, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion will not be binding in any manner on the Internal Revenue Service (the "IRS") or the courts. No ruling has been or will be requested from the IRS on any of the matters relating to holding the notes and Abraxas common stock, and no assurance can be given that the IRS will not successfully challenge certain of the conclusions set forth below. If a partnership holds the notes and/or Abraxas common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold notes and/or Abraxas common stock, should consult their own tax advisors.

         As used herein, the term "U.S. Holder" means a holder of notes or Abraxas common stock that is, for United States federal income tax purposes:

         (1)      an individual who is a citizen or resident of the United
                  States;

         (2) a corporation or partnership created or organized in or under the law of the United States or of any political subdivision thereof;

         (3) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

         (4) a trust if (a) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) the trust was in existence on August 20, 1996, was treated as a United States person prior to that date, and elected to continue to be treated as a United States person.

         For purposes of this discussion, the term "non-U.S. Holder" means any person other than a U.S. Holder.

EACH U. S. HOLDER, NON-U.S. HOLDER, PROSPECTIVE U.S. HOLDERS AND PROSPECTIVE NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO SUCH HOLDER OR PROSPECTIVE HOLDER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND/OR ABRAXAS COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY OTHER RELEVANT FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION.

TAX CONSEQUENCES TO U.S. HOLDERS

         ORIGINAL ISSUE DISCOUNT ON THE NOTES. In general, subject to a de minimis rule, a debt obligation will be treated as being issued with original issue discount ("OID") if the "stated redemption price at maturity" of the instrument exceeds that instrument's "issue price"(as described below in "Issue Price").

         The stated redemption price at maturity of a debt obligation is the aggregate of all payments due to the U.S. Holder under that debt obligation at or prior to its maturity date, other than interest that is actually and unconditionally payable in cash or property (other than debt instruments of the issuer) at a single fixed (or a qualified floating) rate (or a permitted combination of the two) at least annually ("QSIPs"). Interest on the notes will be payable in cash, except that Abraxas may, subject to certain conditions, pay the interest due on any interest payment date through and including the maturity date of the notes by the issuance of additional notes ("PIK notes"). Because the interest on the notes due on any payment date may be paid through the issuance of additional PIK notes, none of the interest payments on the notes will qualify as QSIPs. Thus, the stated redemption price at maturity of the notes will include all payments of principal and all of the interest required under the notes. Furthermore, under the regulations issued pursuant to the OID provisions of the Code (the "OID Regulations"), a note and any PIK notes issued with respect thereto are treated as part of the same debt instrument. Accordingly, the adjusted issue price of the combined note and PIK note will not be reduced upon the issuance of the PIK note, and the stated redemption price at maturity of the combined note and PIK note will not change upon the issuance of the PIK note and will include the interest payable under the PIK note.

         Since the stated redemption price at maturity of the notes exceeds their issue price, the notes were issued with OID. A U.S. Holder of notes, subject to the adjustments discussed below, will be required to include in gross income for federal income tax purposes the sum of the daily portions of OID for each day during the taxable year or portion thereof during which the U.S. Holder holds the notes, whether or not the U.S. Holder actually receives a payment relating to OID in such year. The daily portion is determined by allocating to each day of the relevant "accrual period" a pro rata portion of an amount equal to (a) the product of (1) the "adjusted issue price" of the notes at the beginning of each accrual period, multiplied by (2) the yield to maturity of the notes (determined by semi-annual compounding) less (b) the sum of any QSIPs during the accrual period. The "adjusted issue price" of a note at any given time is its issue price increased by all accrued OID for prior accrual periods (without regard to the acquisition premium rules) and decreased by the amount of any payment previously made on the notes other than a QSIP. As discussed above, only a portion of the interest payments on the notes will qualify as QSIPs.

         A U.S. Holder of a note will be required to include OID in income as such OID accrues, regardless of the U.S. Holder's method of accounting and regardless of when such U.S. Holder receives cash payments relating to the OID. A U.S. Holder's tax basis in a note will be increased by the amount of OID included in the U.S. Holder's income and reduced by the portion of all interest payments not qualifying as QSIPs (other than payments in the form of PIK notes) received on the notes.

         The computation of OID and adjusted issue price with respect to the combined notes and PIK notes will take into account accruals and payments with respect to both instruments, with the result that the U.S. Holder of a note generally will be required to include in income as OID the portion of interest that accrues under the note that does not give rise to QSIPs and the interest that accrues under any PIK note issued in respect thereof, regardless of whether any cash payments are received. Each U.S. Holder of a note will be required to include in income cash payments of stated interest qualifying as QSIPs in accordance with their regular method of accounting.

         Upon a disposition of a note or a PIK note issued in respect thereof, the U.S. Holder will be required (unless it disposes of a note together with all PIK notes issued in respect thereof) to allocate adjusted issue price, stated redemption price at maturity and acquisition premium (discussed below), if any, of the combined note and PIK note among the instruments retained and the instruments disposed of in order to determine OID with respect to the retained instruments. Although it is not clear, it is likely that the adjusted tax basis and adjusted issue price of a note would be allocated between such note and any PIK notes issued with respect thereto at the time of such issuance, based on their respective principal amounts. OID on the PIK notes will accrue in the same manner as described above in respect of the notes.

         A purchaser of a note who purchases the note at a cost less than the remaining stated redemption price at maturity but greater than its adjusted issue price (a purchase at an "acquisition premium") also will be required to include in gross income the sum of the daily portions of OID on that note . (For purposes of these rules, a "purchase" is any acquisition of a debt instrument.) In computing the daily portions of OID for such a purchaser, however, the daily portion is reduced by the amount that would be the daily portion for such day (computed in accordance with the rules set forth above) multiplied by a fraction, the numerator of which is the amount, if any, by which the purchaser's basis in the note on the date of purchase exceeds the adjusted issue price of the note at that time, and the denominator of which is the sum of the daily portions for that notes for all days beginning on the day after the purchase date and ending on the maturity date.

         Abraxas will furnish annually to the IRS, and to each U.S. Holder of notes to whom Abraxas is required to report, information relating to the OID accruing during the calendar year. U.S. Holders will be required to determine for themselves whether, by reason of the rules described above, they are eligible to report a reduced amount of OID for federal income tax purposes.

         Pursuant to the OID Regulations, U.S. Holders of debt instruments are permitted to elect to include all interest, discount (including de minimis market discount) and premium on a debt instrument in income currently on a constant yield to maturity basis. Such election would constitute an election to include market discount currently in income on all market discount bonds held by such U.S. Holders. U.S. Holders of notes are urged to consult their own tax advisors regarding the availability and advisability of making such an election.

         ISSUE PRICE. The "issue price" of the notes was determined by reference to the fair market value of the second lien notes and old notes for which they were exchanged pursuant to the exchange offer. The fair market value of the second lien notes and old notes was allocated based upon the relative fair market value of the consideration received by Holders pursuant to the exchange offer. Information regarding the issue price of the notes may be obtained by sending a request in writing addressed to the Chief Financial Officer of Abraxas Petroleum Corporation at 500 North Loop 1604, Suite 100, San Antonio, Texas 78232.

         SALE, EXCHANGE OR REDEMPTION OF NOTES. As noted above, the OID Regulations treat a note and any PIK notes issued with respect thereto as a part of the same debt instrument. If, however, a U.S. Holder disposes of a note or a PIK note separately, in order to determine the amount of its gain or loss recognized, the U.S. Holder will be required to allocate adjusted issue price and acquisition premium of the combined note and the PIK notes issued with respect thereto among the debt instruments retained and disposed of, as described above. See "--Original Issue Discount on the Notes" above.

         Under the OID Regulations, an unscheduled payment made on a debt instrument such as a note prior to maturity that results in a substantially pro rata reduction of each payment of principal and interest remaining on the instrument is treated as a payment in retirement of a portion of the instrument, which may result in gain or loss to the U.S. Holder. The gain or loss is calculated by treating the debt obligation as consisting of two instruments, one that is retired and one that remains outstanding, and by allocating the adjusted issue price and the U.S. Holder's adjusted basis between the two instruments based upon the relative principal amount of the portion of the obligation that is treated as retired by the pro rata prepayment. The stated redemption price at maturity of and the OID on the remaining instrument will be determined according to the same principles discussed above. See "--Original Issue Discount on the Notes" above.

         Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement of the note (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the note . A U.S. Holder's adjusted tax basis in a note generally will equal such U.S. Holder's initial investment in the note increased by any original issue discount included in income and any accrued market discount included in income, decreased by the amount of any payments that are not deemed qualified stated interest payments and amortizable bond premium applied to reduce interest with respect to such note . Such gain or loss generally will be long term capital gain or loss if the note has been held for more than one year at the time of such sale, exchange or retirement.

         ACCRUED MARKET DISCOUNT. A debt instrument has "market discount" if its stated redemption price at maturity exceeds its tax basis in the hands of the U.S. Holder immediately after its acquisition, unless a statutorily defined de minimis exception applies. Any gain recognized on the maturity or disposition of a note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such note . Alternatively, a U.S. Holder of a note may elect to include market discount in income currently over the life of the note . Such election shall apply to all debt instruments with market discount acquired by the electing U.S. Holder on or after the first day of the first year to which the election applies and may not be revoked without the consent of the IRS.

         AMORTIZABLE BOND PREMIUM. Generally, a U.S. Holder of a note has "amortizable bond premium" to the extent that the purchase price of a note exceeds the note 's stated redemption price at maturity. Such a note will not be treated as issued with OID. If the U.S. Holder makes (or has made) a timely election under Section 171 of the Code, such U.S. Holder may amortize the bond premium, on a constant yield basis, by offsetting the interest income from the notes.

         If the U.S. Holder of a note makes an election to amortize bond premium, the tax basis of the debt instrument must be reduced by the amount of the aggregate amortization deductions allowable for the bond premium. Any such election to amortize bond premium would apply to all debt instruments held or subsequently acquired by the electing U.S. Holder and cannot be revoked without permission from the IRS.

         BACKUP WITHHOLDING. A U.S. Holder of a note may be subject to backup withholding at the rate of 31% with respect to "reportable payments," which include payments in respect of interest or accrued OID, and the proceeds of a sale, exchange or redemption of a note . Abraxas will be required to deduct and withhold the prescribed amount if (a) the U.S. Holder fails to furnish a taxpayer identification number ("TIN") to Abraxas in the manner required, (b) the IRS notifies Abraxas that the TIN furnished by the U.S. Holder is incorrect, (c) there has been a failure of the U.S. Holder to certify under penalty of perjury that the U.S. Holder is not subject to withholding under
Section 3406(a)(1)(C) of the Tax Code, or (d) the U.S. Holder is notified by the IRS that he or she failed to report properly payments of interest and dividends and the IRS has notified Abraxas that he or she is subject to backup withholding.

         Amounts paid as backup withholding do not constitute an additional tax and will be credited against the U.S. Holder's U.S. federal income tax liabilities, so long as the required information is provided to the IRS. Abraxas will report to the U.S. Holders of notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payments on such notes to any noncorporate U.S. Holder other than an "exempt recipient."

THE TAX RULES GOVERNING INSTRUMENTS ISSUED WITH OID AND THE DISCUSSION ABOVE UNDER "--ORIGINAL ISSUE DISCOUNT ON THE NOTES," "SALE, EXCHANGE AND RETIREMENT OF NOTES," "ACCRUED MARKET DISCOUNT" AND "AMORTIZABLE BOND PREMIUM" ARE COMPLEX AND THEIR APPLICATION TO A U.S. HOLDER WILL DEPEND UPON SUCH U.S. HOLDER'S INDIVIDUAL SITUATION. U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR ABOUT THE APPLICATION OF THESE RULES TO THE THEM.

         TAX CONSEQUENCES OF HOLDING COMMON STOCK

         RULES GENERALLY RELATING TO DISTRIBUTIONS WITH RESPECT TO STOCK. When a corporation makes a distribution with respect to its capital stock, the amount of the distribution received by the stockholder will be treated as a dividend which will be taxable to the stockholder as ordinary income, to the extent it is paid from the current or accumulated earnings and profits of the corporation. The amount of a distribution made in property other than cash is the fair market value of that property at the time of the distribution. U.S. Holders that are corporations are entitled to a dividends-received deduction subject to certain limitations. Earnings and profits for this purpose consists of an amount based on the taxable income of the corporation as adjusted by the application of detailed rules set forth in Treasury Regulations. A distribution will be treated as a dividend even though we have an overall deficit in our earnings and profits to the extent we have positive earnings and profits in the year in which we make the distribution (i.e., current earnings and profits). If the amount of a distribution exceeds the current and accumulated earnings and profits of the corporation, the excess will be treated first as a tax-free return of investment up to the basis of the stock, and this amount will reduce the stockholder's tax basis in the stock. If the distribution exceeds the current and accumulated earnings and profits, and the stockholder's tax basis in the stock, this excess amount will be treated as capital gain to the stockholder. If the stockholder is a U.S. corporation, the stockholder would generally be able to claim a deduction equal to a portion of the amount of the distribution treated as a dividend , subject to certain requirements under the Code, in accordance with the foregoing rules.

         REDEMPTION OF COMMON STOCK. Upon redemption of the common stock by Abraxas for cash or property other than capital stock, the redemption should be treated as a sale or exchange under Section 302 of the Code and the tendering holder should recognize capital gain or loss to the extent the redemption proceeds are greater or less than the holder's adjusted tax basis in the common stock if the redemption proceeds received in exchange for the common stock:

    o    are not essentially equivalent to a dividend distribution;

    o are substantially disproportionate with respect to the tendering holder;

    o    completely terminate the holder's equity interest in Abraxas; or

    o are distributed to an individual U.S. Holder as part of a partial liquidation of shares (as defined in Section 302 of the Code).

In determining whether a cash redemption qualifies for sale or exchange treatment under Section 302 of the Code, a tendering U.S. Holder must take into account shares of Abraxas stock that are actually owned by the tendering holder and, in certain situations, shares that such U.S. Holder is deemed to own through a related person or entity.

         If the redemption does not qualify for sale or exchange treatment under Section 302 of the Code, the redemption proceeds will be treated as a distribution with respect to the common stock. The distribution will be taxable as a dividend to the extent of current or accumulated earnings and profits. The amount of the distribution in excess of current or accumulated earnings and profits will be treated as a tax-free return of basis to the extent of the tendering U.S. Holder's basis in its common stock and as capital gain to the extent the distribution exceeds its basis in the common stock.

         SALE OF COMMON STOCK. U.S. Holders will generally recognize capital gain or loss on a sale or exchange of common stock. The gain or loss will equal the difference between the proceeds received and the adjusted tax basis in the stock. The gain or loss recognized by a U.S. Holder on a sale or exchange of stock will be long-term capital gain or loss if the holding period for the stock is more than one year.

NON-U.S. HOLDERS

         Subject to the discussion of backup withholding below, the interest income and gains that a non-U.S. Holder derives in respect of holding notes and Abraxas common stock generally will be exempt from United States federal income taxes, including withholding tax.

         Payments of interest or principal in respect of the notes by Abraxas or the paying agent to a holder that is a non-U.S. Holder will not be subject to withholding of United States federal income tax, provided that, in the case of payments of interest (including OID):

         (1) the income is effectively connected with the conduct by such non-U.S. Holder of a trade or business carried on in the United States and the non-U.S. Holder complies with applicable identification requirements (described below under "Backup Withholding and Information Reporting"); or

         (2) the non-U.S. Holder and/or each securities clearing organization, bank, or other financial institution that holds the notes on behalf of such non-U.S. Holder in the ordinary course of its trade or business, in the chain between the non-U.S. Holder and the paying agent, complies with applicable identification requirements (described below under "Backup Withholding and Information Reporting") to establish that the holder is a non-U.S. Holder and in addition, that the following requirements of the "portfolio interest" exemption under the Code are satisfied:

   o the non-U.S. Holder does not actually or constructively own 10% or more of the voting stock of Abraxas;

   o the non-U.S. Holder is not a controlled foreign corporation with respect to Abraxas; and

   o the non-U.S. Holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code.

         Any gain realized by a non-U.S. Holder on the sale or exchange of the notes, or Abraxas common stock generally will be exempt from U.S. federal income tax, including withholding tax, unless:

         (1) such gain is effectively connected with the conduct of a trade or business in the United States (or if a tax treaty applies, such gain is attributable to a permanent establishment of the non-U.S. Holder);

         (2) in the case of a non-U.S. Holder that is an individual, such non-U.S. Holder is present in the United States for 183 days or more during the taxable year in which such sale, exchange, or other disposition occurs; or

         (3) in the case of gain representing accrued interest, the requirements of the portfolio interest exemption are not satisfied.

         If the interest income (including OID) paid on the notes or gain recognized from a sale or exchange of the notes, or Abraxas common stock, is effectively connected with the conduct of a trade or business in the United States by a non-U.S. Holder, such non-U.S. Holder will generally be taxed under the same rules that govern the taxation of a U.S. Holder. In addition, if such holder is a foreign corporation, it may be subject to an additional branch profits tax.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         Payment of the proceeds of a sale of a note or payment of interest (including original issue discount) will be subject to information reporting requirements and backup withholding tax unless the beneficial owner certifies its non-United States status under penalties of perjury or otherwise establishes an exemption provided that the paying agent does not actually know, or has reason to know, that the holder is actually a U.S. Holder). Recently promulgated Treasury Regulations provide certain presumptions under which a non-U.S. Holder will be subject to backup withholding and information reporting unless such holder certifies as to its non-U.S. status or otherwise establishes an exemption. In addition, the recent Treasury Regulations change certain procedural requirements related to establishing a holder's non-United States status. Non-U.S. Holders should consult with their tax advisors regarding the above issues.

         Any amounts withheld from a payment to a non-U.S. Holder under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

         Applicable identification requirements generally will be satisfied if there is delivered to a securities clearing organization either directly, or indirectly, by the appropriate filing of a Form W-8IMY:

         (1) IRS Form W-8BEN signed under penalties of perjury by the non-U.S. Holder, stating that such holder of the notes is not a United States person and providing such non-U.S. Holder's name and address;

         (2) with respect to non-U.S. Holders of the notes residing in a country that has a tax treaty with the United States who seek an exemption or reduced tax rate (depending on the treaty terms), Form W-8BEN. If the treaty provides only for a reduced rate, withholding tax will be imposed at that rate unless the non-U.S. Holder qualifies under the portfolio interest rules set forth in the Code and files a W-8BEN; or

         (3) with respect to interest income "effectively connected" with the conduct by such non-U.S. Holder of a trade or business carried on in the United States, Form W-8ECI;

         provided that in any such case:

         o the applicable form is delivered pursuant to applicable procedures and is properly transmitted to the United States withholding agent, otherwise required to withhold tax; and

         o none of the entities receiving the form has actual knowledge or reason to know that the holder is a U.S. Holder.

                                  LEGAL MATTERS

         The validity of the issuance of the notes and the Abraxas common stock covered by this prospectus has been passed upon for Abraxas by Cox & Smith Incorporated, San Antonio, Texas.

                                     EXPERTS

         The consolidated financial statements of Abraxas as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to significant subsequent events), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Grey Wolf Exploration Inc. as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to their previously issued report on the 2000 financial statements of Grey Wolf Exploration Inc. which excluded differences between Canadian and United States generally accepted accounting principles), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The historical reserve information prepared by DeGolyer and MacNaughton and McDaniel and Associates Consultants Ltd. included in this prospectus has been included herein in reliance upon the authority of such firm as experts with respect to matters contained in such reserve reports.

                          WHERE YOU CAN FIND MORE INFORMATION

         Abraxas and the guarantors of the notes have filed the registration statement regarding the notes and Abraxas common stock with the SEC. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any other document is not necessarily complete. If we have filed any other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter. Each statement regarding any other document does not necessarily contain all of the information important to you.

         Abraxas files annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document Abraxas files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

                                GLOSSARY OF TERMS

         Unless otherwise indicated in this prospectus, natural gas volumes are stated at the legal pressure base of the State or area in which the reserves are located at 60 degrees Fahrenheit. Natural gas equivalents are determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or NGLs.

         The following definitions shall apply to the technical terms used in this prospectus.

TERMS USED TO DESCRIBE QUANTITIES OF CRUDE OIL AND NATURAL GAS

         "BBL" -- barrel or barrels.

         "BCF" -- billion cubic feet.

         "BCFE" -- billion cubic feet equivalent.

         "BOE" -- barrels of

         "BOPD" -- barrels of crude oil per day.

         "MBBL" -- thousand barrels.

         "MCF" -- thousand cubic feet.

         "MCFE" -- thousand cubic feet equivalent.

         "MMBBLS" -- million barrels.

         "MMBTU" -- million British Thermal Units.

         "MMBTUPD" -- million British Thermal Units per day.

         "MMCF" -- million cubic feet.

         "MMCFE" -- million cubic feet equivalent.

         "MMCFPD" -- million cubic feet per day.

TERMS USED TO DESCRIBE OUR INTERESTS IN WELLS AND ACREAGE

         "DEVELOPED ACREAGE" means acreage which consists of acres spaced or assignable to productive wells.

         "GROSS" natural gas and crude oil wells or "gross" wells or acres is the number of wells or acres in which we have an interest.

         "NET" natural gas and crude oil wells or "net" acres are determined by multiplying "gross" wells or acres by our working interest in such wells or acres.

         "UNDEVELOPED ACREAGE" means leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of crude oil and natural gas, regardless whether or not such acreage contains proved reserves.

TERMS USED TO ASSIGN A PRESENT VALUE TO OR TO CLASSIFY OUR RESERVES

         "PV-10" means estimated future net revenue, discounted at a rate of 10% per annum, before income taxes and with no price or cost escalation or de-escalation in accordance with guidelines promulgated by the SEC.

         "PROVED RESERVES" or "RESERVES" means natural gas and crude oil, condensate and NGLs on a net revenue interest basis, found to be commercially recoverable.

         "PROVED UNDEVELOPED RESERVES" includes those proved reserves expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

TERMS USED TO DESCRIBE COSTS

         "DD&A" means depletion, depreciation and amortization.

         "LOE" means lease operating expenses and production taxes.

TERMS USED TO DESCRIBE TYPES OF WELLS

         "DEVELOPMENT WELL" means a well drilled within the proved area of a crude oil or natural gas reservoir to the depth of stratigraphic horizon (rock layer or formation) known to be productive for the purpose of extraction of proved crude oil or natural gas reserves.

         "DRY HOLE" means an exploratory or development well found to be incapable of producing either crude oil or gas in sufficient quantities to justify completion as a crude oil or natural gas well.

         "EXPLORATORY WELL" means a well drilled to find and produce crude oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be producing crude oil or natural gas in another reservoir, or to extend a known reservoir.

         "PRODUCTIVE WELLS" mean producing wells and wells capable of production.

         "SERVICE WELL" is a well used for water injection in secondary recovery projects or for the disposal of produced water.

OTHER TERMS

         "CHARGE" means an encumbrance, lien, claim or other interest in property securing payment or performance of an obligation.

         "EBITDA" means earnings from continuing operations before income taxes, interest expense, DD&A and other non-cash charges.

         "NGL" means natural gas liquid.

         "NYMEX" means the New York Mercantile Exchange.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                                   PAGE
                                                                                                   ----
ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

Independent Auditors' Reports for the years ended December 31, 2000, 2001 and 2002..................F-2
Consolidated Balance Sheets at December 31, 2001 and 2002 ..........................................F-3
Consolidated Statements of Operations for the years ended December 31, 2000,
  2001 and 2002 ....................................................................................F-5
Consolidated Statements of Stockholders' Equity (Deficit) for the years ended
  December 31, 2000, 2001 and 2002 .................................................................F-7
Consolidated Statements of Cash Flows for the years ended December 31, 2000,
  2001 and 2002 ....................................................................................F-9
Notes to Consolidated Financial Statements .........................................................F-11

Unaudited Condensed Consolidated Balance Sheets - March 31, 2003
  and December 31, 2002.............................................................................F-43
Unaudited Condensed Consolidated Statements of Operations -
  Three Months Ended March 31, 2003 and 2002........................................................F-45
Unaudited Condensed Consolidated Statements of Cash Flows -
  Three Months Ended March 31, 2003 and 2002........................................................F-46
Notes to Unaudited Condensed Consolidated Financial Statements......................................F-47

GREY WOLF EXPLORATION INC.

Auditors' Reports for the years ended December 31, 2000, 2001 and 2002..............................F-59
Comments by Auditors' for US readers on Canada - US reporting differences...........................F-60
Balance Sheets at December 31, 2002 and 2001........................................................F-61
Statements of Earnings and Retained Earnings for the years ended December 31, 2000, 2001 and 2002..........................................................................................F-62
Statements of Cash Flows for the years ended December 31, 2000, 2001 and 2002.......................F-63
Notes to Financial Statements.......................................................................F-64

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Abraxas Petroleum Corporation

We have audited the accompanying consolidated balance sheets of Abraxas Petroleum Corporation and Subsidiaries (the "Company") as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 3 to the financial statements, on January 23, 2003, the Company sold all of the outstanding common stock of two wholly owned subsidiaries, Canadian Abraxas Petroleum Limited and Grey Wolf Exploration, Inc., repaid certain debt, and also entered into an agreement to exchange cash, new debt and common stock of the Company for certain other debt.


/s/ DELOITTE & TOUCHE LLP
San Antonio, Texas
March 10, 2003

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                          DECEMBER 31
                                                               ---------------------------------
                                                                    2001              2002
                                                               ---------------   ---------------
                                                                    (Dollars in thousands)
Current assets:
  Cash .....................................................   $         3,593   $           557
  Accounts receivable:
     Joint owners ..........................................               938               516
     Oil and gas production sales ..........................             2,988             5,292
     Other .................................................               135               221
                                                               ---------------   ---------------
                                                                         4,061             6,029
  Equipment inventory ......................................             1,061             1,021
  Other current assets .....................................               250               316
                                                               ---------------   ---------------
                                                                         8,965             7,923
  Assets held for sale .....................................           163,902            74,247
                                                               ---------------   ---------------
    Total current assets ...................................           172,867            82,170

Property and equipment:
    Oil and gas properties, full cost method of accounting:
     Proved ................................................           290,635           298,972
     Unproved, not subject to amortization .................             4,571             7,052
    Other property and equipment ...........................             2,587             2,713
                                                               ---------------   ---------------
       Total ...............................................           297,793           308,737
    Less accumulated depreciation, depletion, and
     amortization ..........................................           170,307           212,811
                                                               ---------------   ---------------
     Total property and equipment - net ....................           127,486            95,926

Deferred financing fees, net of accumulated amortization
  of $7,434 and $8,759 at December 31, 2001 and 2002,
  respectively .............................................             2,779             2,970

Other assets ...............................................               484               359
                                                               ---------------   ---------------
  Total assets .............................................   $       303,616   $       181,425
                                                               ===============   ===============

          See accompanying Notes to Consolidated Financial Statements.

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                          DECEMBER 31
                                                               ---------------------------------
                                                                    2001              2002
                                                               ---------------   ---------------
                                                                    (Dollars in thousands)
Current liabilities:
  Accounts payable .........................................   $         3,862   $         4,171
  Joint interest oil and gas production payable ............             1,180             1,637
  Accrued interest .........................................             5,000             5,000
  Other accrued expenses ...................................             1,052             1,162
  Hedge liability ..........................................               438                 -
  Current maturities of long-term debt .....................               415            63,500
                                                               ---------------   ---------------
                                                                        11,947            75,470
  Liabilities related to assets held for sale ..............            57,552            56,697
                                                               ---------------   ---------------
    Total current liabilities ..............................            69,499           132,167

Long-term debt .............................................           262,240           190,979

Future site restoration ....................................               462               533

Commitments and contingencies

Stockholders' equity (deficit):
  Common stock, par value $.01 per share - authorized
   200,000,000 shares; issued 30,145,280 at December 31,
   2001 and 2002 ...........................................               301               301
  Additional paid-in capital ...............................           136,830           136,830
  Receivables from stock sale ..............................               (97)              (97)
  Accumulated deficit ......................................          (151,094)         (269,621)
  Treasury stock, at cost, 165,883 .........................              (964)             (964)
  Accumulated other comprehensive income (loss) ............           (13,561)           (8,703)
                                                               ---------------   ---------------
Total stockholders' equity (deficit) .......................           (28,585)         (142,254)
                                                               ---------------   ---------------
  Total liabilities and stockholders' equity (deficit) .....   $       303,616   $       181,425
                                                               ===============   ===============

          See accompanying Notes to Consolidated Financial Statements.

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                             YEAR ENDED DECEMBER 31
                                                               -----------------------------------------------------
                                                                     2000              2001               2002
                                                               ---------------    ---------------    ---------------
                                                                       (In thousands except per share data)
Revenues:
  Oil and gas production revenues ..........................   $        32,165    $        34,934    $        21,601
  Rig revenues .............................................               505                756                635
  Other ....................................................               216                 85                 71
                                                               ---------------    ---------------    ---------------
                                                                        32,886             35,775             22,307
Operating costs and expenses:
  Lease operating and production taxes .....................             7,755              9,302              7,910
  Depreciation, depletion, and amortization ................            12,328             12,336              9,654
  Proved property impairment ...............................                 -                  -             32,850
  Rig operations ...........................................               717                702                567
  General and administrative ...............................             4,840              4,937              5,082
  General and administrative (Stock-based compensation) ....             2,767             (2,767)                 -
                                                               ---------------    ---------------    ---------------
                                                                        28,407             24,510             56,063
                                                               ---------------    ---------------    ---------------
Operating income (loss) from continuing operations .........             4,479             11,265            (33,756)

Other (income) expense:
  Interest income ..........................................              (530)               (78)               (92)
  Amortization of deferred financing fees ..................             1,660              1,907              1,325
  Interest expense .........................................            22,847             23,922             24,689
  Financing costs ..........................................                 -                  -                967
  (Gain) loss on sale of equity investment .................           (33,983)               845                  -
  Other ....................................................             1,016                207                201
                                                               ---------------    ---------------    ---------------
                                                                        (8,890)            26,803             27,090
                                                               ---------------    ---------------    ---------------
Income (loss) from continuing operations before income tax
  and extraordinary item ...................................            13,369            (15,538)           (60,846)
Income tax expense:
  Current ..................................................                 -                505                  -
  Deferred .................................................             3,433                  -                  -
                                                               ---------------    ---------------    ---------------
Income (loss) from continuing operations before
  extraordinary item .......................................             9,936            (16,043)           (60,846)
Loss from discontinued operations ..........................            (3,260)            (3,675)           (57,681)
                                                               ---------------    ---------------    ---------------
Income (loss) before extraordinary item ....................             6,676            (19,718)          (118,527)
Extraordinary item:
  Gain on debt extinguishment ..............................             1,773                  -                  -
                                                               ---------------    ---------------    ---------------
Net income (loss) ..........................................   $         8,449    $       (19,718)   $      (118,527)
                                                               ===============    ===============    ===============

Basic earnings (loss) per common share:
  Net income (loss) from continuing operations before
    extraordinary item .....................................   $          0.43    $         (0.62)   $         (2.03)
  Discontinued operations (loss) ...........................             (0.14)             (0.14)             (1.92)
  Extraordinary item .......................................              0.08                  -                  -
                                                               ---------------    ---------------    ---------------
Net income (loss) per common share - basic .................   $          0.37    $         (0.76)   $         (3.95)
                                                               ===============    ===============    ===============

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

Diluted earnings (loss) per common share:
  Net income (loss) from continuing operations before
    extraordinary item .....................................   $          0.31    $         (0.62)   $         (2.03)
  Discontinued operations (loss) ...........................             (0.10)             (0.14)             (1.92)
  Extraordinary item .......................................              0.05                  -                  -
                                                               ---------------    ---------------    ---------------
Net income (loss) per common share - diluted ...............   $          0.26    $         (0.76)   $         (3.95)
                                                               ===============    ===============    ===============

          See accompanying Notes to Consolidated Financial Statements.

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (In thousands except share amounts)

                                                            COMMON STOCK                TREASURY STOCK           ADDITIONAL
                                                     --------------------------    -------------------------      PAID-IN
                                                        SHARES         AMOUNT         SHARES        AMOUNT        CAPITAL
                                                     -----------    -----------    ----------    -----------    -----------
Balance at January 1, 2000........................    22,747,099    $       227       152,083    $    (1,071)   $   127,562
  Comprehensive income (loss):
  Net income......................................             -              -             -              -              -
   Other comprehensive income:
     Foreign currency translation adjustment .....             -              -             -              -              -
  Comprehensive income (loss)
  Stock-based compensation expense ...............             -              -             -              -          2,767
  Issuance of common stock and
   warrants for compensation .....................        12,753              -       (25,000)           185             80
  Purchase of treasury stock .....................             -              -        38,800            (78)             -
                                                     -----------    -----------    ----------    -----------    -----------
Balance at December 31, 2000 .....................    22,759,852    $       227       165,883    $      (964)   $   130,409
  Comprehensive income (loss):
  Net loss .......................................             -              -             -              -              -
   Other comprehensive income:
     Hedge loss ..................................             -              -             -              -              -
     Foreign currency
       translation adjustment ....................             -              -             -              -              -
  Comprehensive income (loss) ....................       (28,480)
  Stock-based compensation expense ...............             -              -             -              -         (2,767)
  Issuance of common stock for
   contingent value rights .......................     3,386,488             34             -              -            (34)
  Issuance of common stock and
   stock options for acquisition
   of minority interest in Old
   Grey Wolf Exploration, Inc. ...................     3,990,565             40             -              -          9,206
  Stock options exercised ........................         8,375              -             -              -             16
                                                     -----------    -----------    ----------    -----------    -----------
Balance at December 31, 2001 .....................    30,145,280    $       301       165,883    $      (964)   $   136,830
                                                     -----------    -----------    ----------    -----------    -----------

                                                                    ACCUMULATED
                                                                       OTHER       RECEIVABLES
                                                     ACCUMULATED   COMPREHENSIVE      FROM
                                                       DEFICIT     INCOME (LOSS)   STOCK SALE        TOTAL
                                                     -----------   -------------   -----------    -----------
Balance at January 1, 2000 .......................   $  (139,825)   $     3,602    $       (97)   $    (9,602)
  Comprehensive income (loss):
  Net income .....................................         8,449              -              -          8,449
   Other comprehensive income:
     Foreign currency translation adjustment .....             -         (8,401)             -         (8,401)
                                                                                                  -----------
  Comprehensive income (loss) ....................                                                         48
  Stock-based compensation  expense ..............             -              -              -          2,767
  Issuance of common stock and warrants
   for compensation ..............................             -              -              -            265
  Purchase of treasury stock .....................             -              -              -            (78)
                                                     -----------    -----------    -----------    -----------
Balance at December 31, 2000 .....................   $  (131,376)   $    (4,799)   $       (97)   $    (6,600)
  Comprehensive income (loss):
  Net loss .......................................       (19,718)             -                       (19,718)
   Other comprehensive income:
     Hedge loss ..................................             -           (566)             -           (566)
     Foreign currency translation
       adjustment ................................             -         (8,196)             -         (8,196)
                                                                                                  -----------
                                                                                                      (28,480)
  Comprehensive income (loss)
  Stock-based compensation expense ...............             -              -              -         (2,767)
  Issuance of common stock for contingent
   value rights ..................................             -              -              -              -
  Issuance of common stock and stock
   options for acquisition of minority
   interest in Old Grey Wolf
   Exploration, Inc. .............................             -              -              -          9,246
  Stock options exercised ........................             -              -              -             16
                                                     -----------    -----------    -----------    -----------
Balance at December 31, 2001 .....................   $  (151,094)   $   (13,561)   $       (97)   $   (28,585)
                                                     -----------    -----------    -----------    -----------

                                   (continued)

                                                          COMMON STOCK               TREASURY STOCK          ADDITIONAL
                                                  --------------------------   -------------------------      PAID-IN
                                                     SHARES         AMOUNT        SHARES       AMOUNT         CAPITAL
                                                  -----------    -----------   -----------   -----------    -----------
Balance at December 31, 2001 ..................    30,145,280    $       301       165,883   $      (964)   $   136,830
Comprehensive income (loss):
   Net loss ...................................             -              -             -             -              -
     Other comprehensive income:
       Hedge income ...........................             -              -             -             -              -
       Foreign currency translation adjustment              -              -             -             -              -
   Comprehensive income (loss):
                                                  -----------    -----------   -----------   -----------    -----------
Balance at December 31, 2002 ..................    30,145,280    $       301       165,883   $      (964)   $   136,830
                                                  ===========    ===========   ===========   ===========    ===========

                                                                  ACCUMULATED
                                                                     OTHER      RECEIVABLES
                                                  ACCUMULATED    COMPREHENSIVE     FROM
                                                    DEFICIT      INCOME (LOSS)  STOCK SALE        TOTAL
                                                  -----------    ------------   -----------    -----------
Balance at December 31, 2001 ..................   $  (151,094)   $   (13,561)   $       (97)   $   (28,585)
Comprehensive income (loss):
   Net loss ...................................      (118,527)             -              -       (118,527)
     Other comprehensive income:
        Hedge income ..........................             -            566              -            566
        Foreign currency translation adjustment             -          4,292              -          4,292
                                                                                               -----------
   Comprehensive income (loss) ................                                                   (113,669)
                                                  -----------    ------------   -----------    -----------
Balance at December 31, 2002 ..................   $  (269,621)   $    (8,703)   $       (97)   $  (142,254)
                                                  ===========    ===========    ===========    ===========

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             YEAR ENDED DECEMBER 31
                                                               -----------------------------------------------------
                                                                     2000              2001               2002
                                                               ---------------    ---------------    ---------------
                                                                                  (In thousands)
OPERATING ACTIVITIES
Net income (loss) ..........................................   $         8,449    $       (19,718)   $      (118,527)
Loss from discontinued operations ..........................            (3,260)            (3,675)           (57,681)
                                                               ---------------    ---------------    ---------------
Income (loss) from continuing operations ...................            11,709            (16,043)           (60,846)
Adjustments to reconcile net income
 (loss) to net cash provided by
  operating activities:
    Extraordinary gain on
     extinguishment of debt ................................            (1,773)                 -                  -
    (Gain) loss on sale of equity
     investment ............................................           (33,983)               845                  -
    Depreciation, depletion, and
     amortization ..........................................            12,329             12,336              9,654
    Proved property impairment .............................                 -                  -             32,850
    Deferred income tax  expense ...........................             3,433                  -                  -
    Amortization of deferred financing
     fees ..................................................             1,660              1,907              1,325
    Stock-based compensation ...............................             2,767             (2,767)                 -
    Issuance of common stock and
     warrants for compensation .............................               265                  -                  -
    Changes in operating assets and
     liabilities:
        Accounts receivable ................................                 8             28,804             18,088
        Equipment inventory ................................              (538)               (76)               201
        Other ..............................................              (184)              (281)               496
        Accounts payable ...................................             5,760            (12,386)                (3)
        Accrued expenses ...................................              (403)              (529)               (44)
                                                               ---------------    ---------------    ---------------
Net cash provided by continuing
 operations ................................................             1,050             11,810              1,721
Net cash provided by discontinued
 operations ................................................            20,515              2,119              7,891
                                                               ---------------    ---------------    ---------------
Net cash provided by operations ............................            21,565             13,929              9,612

INVESTING ACTIVITIES
Capital expenditures, including purchases
 and development of properties .............................           (39,767)           (19,126)           (15,896)
Proceeds from sale of oil and gas
 properties ................................................             5,542              9,677              9,725
Acquisition of minority interest ...........................                 -             (2,679)                 -
Proceeds from sale of equity investment ....................            34,482                  -                  -
                                                               ---------------    ---------------    ---------------
Net cash provided by continuing operations..................               257            (12,128)            (6,171)

Net cash used in discontinued operations ...................           (19,030)           (18,669)             1,135
                                                               ---------------    ---------------    ---------------
Net cash used in investing activities ......................           (18,773)           (30,797)            (5,036)

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                                                                             YEAR ENDED DECEMBER 31
                                                               -----------------------------------------------------
                                                                     2000              2001               2002
                                                               ---------------    ---------------    ---------------
                                                                                  (In thousands)
FINANCING ACTIVITIES
Purchase of treasury stock, net ............................   $          (78)    $             -    $             -
Proceeds from issuance of common stock .....................                 -                 16                  -
Proceeds from long-term borrowings .........................             6,400             11,700                  -
Payments on long-term borrowings ...........................            (9,979)            (9,326)            (8,176)
Deferred financing fees ....................................                23                  -             (1,516)
                                                               ---------------    ---------------    ---------------
Net cash (used) provided  by  continuing
   operations ..............................................            (3,634)             2,390             (9,692)
Net cash (used) provided by discontinued
   operations ..............................................              (184)            18,295              2,267
                                                               ---------------    ---------------    ---------------
Net cash (used) provided by financing
   activities ..............................................            (3,818)            20,685             (7,425)
                                                               ---------------    ---------------    ---------------
Increase (decrease) in cash ................................            (1,026)             3,817             (2,849)
                                                               ---------------    ---------------    ---------------
Effect of exchange rate changes on cash -
   discontinued operations .................................              (576)              (550)              (187)
                                                               ---------------    ---------------    ---------------
Increase (decrease) in cash ................................            (1,602)             3,267             (3,036)
Cash at beginning of year ..................................             1,928                326              3,593
                                                               ---------------    ---------------    ---------------
Cash at end of year ........................................   $           326    $         3,593    $           557
                                                               ===============    ===============    ===============

SUPPLEMENTAL DISCLOSURES
Supplemental disclosures of cash flow
 information:

   Interest paid ...........................................   $        22,847    $        23,922    $        24,689
                                                               ===============    ===============    ===============
   Taxes paid ..............................................   $             -    $           505    $             -
                                                               ===============    ===============    ===============

Supplemental schedule of noncash investing
 and financing activities:
     In May 2001 the Company issued 3,386,488 shares of common stock upon the expiration of the CVRs issued in connection with the December 1999 exchange.
      See Note 7.

     In September 2001 the Company issued 3,990,565
      shares of common stock and options and paid $2,679,000
      million in cash in connection with the acquisition of
       the minority  interestin Old Grey Wolf. See Note 5.
     Decrease in oil and gas properties and other assets....                      $        (2,925)
                                                                                  ===============
     Decrease in deferred income tax liability..............                      $         1,091
                                                                                  ===============
     Increase in stockholders equity........................                      $        (9,246)
                                                                                  ===============
     Decrease in minority interest in foreign subsidiary....                      $        13,759
                                                                                  ===============

          See accompanying Notes to Consolidated Financial Statements.

                 ABRAXAS PETROLEUM CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 2000, 2001 and 2002

    1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

          Abraxas Petroleum Corporation (the "Company" or "Abraxas") is an independent energy company engaged in the exploration for and the acquisition, development, and production of crude oil and natural gas primarily along the Texas Gulf Coast, in the Permian Basin of western Texas and in western Canada. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

          In January 2003, the Company sold all of the common stock of Canadian Abraxas Petroleum Limited ("Canadian Abraxas") and Grey Wolf Exploration Inc. ("Old Grey Wolf"). Certain oil and gas properties were retained and transferred into a new wholly-owned subsidiary that retained the name Grey Wolf Exploration, Inc. ("New Grey Wolf"). The Canadian operations had historically been reported as a geographical business segment. The results of operations, statement of position and cash flow for all periods presented of Canadian Abraxas and Grey Wolf, with the exception of the retained properties, is reflected in discontinued operations in the accompanying financial statements and related disclosures. See Note 2. Discontinued Operations for further details.

USE OF ESTIMATES

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that it is reasonably possible that estimates of proved crude oil and natural gas revenues could significantly change in the future.

CONCENTRATION OF CREDIT RISK

          Financial instruments which potentially expose the Company to credit risk consist principally of trade receivables, interest rate and crude oil and natural gas price swap agreements. Accounts receivable are generally from companies with significant oil and gas marketing activities. The Company performs ongoing credit evaluations and, generally, requires no collateral from its customers.

EQUIPMENT INVENTORY

          Equipment inventory principally consists of casing, tubing, and compression equipment and is carried at the lower of cost or market.

OIL AND GAS PROPERTIES

          The Company follows the full cost method of accounting for crude oil and natural gas properties. Under this method, all direct costs and certain indirect costs associated with acquisition of properties and successful as well as unsuccessful exploration and development activities are capitalized. Depreciation, depletion, and amortization of capitalized crude oil and natural gas properties and estimated future development costs, excluding unproved properties, are based on the unit-of-production method based on proved reserves. Net capitalized costs of crude oil and natural gas properties, less related deferred taxes, are limited, by country, to the lower of unamortized cost or the cost ceiling, defined as the sum of the present value of estimated future net revenues from proved reserves based on unescalated prices discounted at 10 percent, plus the cost of properties not being amortized, if any, plus the lower of cost or estimated fair value of unproved properties included in the costs being amortized, if any, less related income taxes. Excess costs are charged to proved property impairment expense. No gain or loss is recognized upon sale or disposition of crude oil and natural gas properties, except in unusual circumstances.

          Unproved properties represent costs associated with properties on which the Company is performing exploration activities or intends to commence such activities. These costs are reviewed periodically for possible impairments or reduction in value based on geological and geophysical data. If a reduction in value has occurred, costs being amortized are increased. The Company believes that the unproved properties will be substantially evaluated in six to thirty-six months and it will begin to amortize these costs at such time. During 2000, 2001 and 2002 the Company capitalized $451,000, $164,000 and $45,000 of interest expense related to continuing operations respectively, based on the cost of major development projects in progress.

OTHER PROPERTY AND EQUIPMENT

          Other property and equipment are recorded on the basis of cost. Depreciation of other property and equipment is provided over the estimated useful lives using the straight-line method. Major renewals and betterments are recorded as additions to the property and equipment accounts. Repairs that do not improve or extend the useful lives of assets are expensed.

HEDGING

          The Company periodically enters into agreements to hedge the risk of future crude oil and natural gas price fluctuations. Such agreements, primarily in the form of price swaps, may either fix or support crude oil and natural gas prices or limit the impact of price fluctuations with respect to the Company's sale of crude oil and natural gas. Gains and losses on such hedging activities are recognized in oil and gas production revenues when hedged production is sold. The net cash flows related to any recognized gains or losses associated with these hedges are reported as cash flows from operations. If the hedge is terminated prior to expected maturity, gains or losses are deferred and included in income in the same period as the physical production required by the contract is delivered.

          Statement of Financial Accounting Standards, ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", is effective for the Company on January 1, 2001. SFAS 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, will be required to be recorded on the balance sheet at fair value. If the derivative is designated a fair-value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated a cash-flow hedge, changes in the fair value of the derivative will be recorded in other comprehensive income (OCI) and will be recognized in the income statement when the hedged item affects earnings. SFAS 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value will be recognized in earnings.

STOCK-BASED COMPENSATION

          The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

          Effective July 1, 2000, the Financial Accounting Standards Board ("FASB") issued FIN 44, "Accounting for Certain Transactions Involving Stock Compensation", an interpretation of APB No. 25. Under the interpretation, certain modifications to fixed stock option awards which were made subsequent to December 15, 1998, and were not exercised prior to July 1, 2000, require that the awards be accounted for as variable until they are exercised, forfeited, or expired. In March 1999, the Company amended the exercise price to $2.06 on all options with an existing exercise price greater than $2.06. See Note 8. The Company recognized approximately $2.8 million in expense during 2000 and a credit of $2.8 million during 2001 as General and Administrative (Stock-based compensation). The credit for the year ended December 31, 2001 was due to a decline in the Company's common stock price.

          Pro forma information regarding net income (loss) and earnings (loss) per share is required by SFAS 123, "Accounting for Stock-Based Compensation", which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1995 under the fair value method prescribed by that SFAS. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 2000, 2001 and 2002, risk-free interest rates of 6.25%, 3.50% and 1.5%, respectively; dividend yields of -0-%; volatility factors of the expected market price of the Company's common stock of .916, .35 and .35, respectively; and a weighted-average expected life of the option of ten years.

          The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

          For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                                         Year Ended December 31
                                                      ------------------------------------------------------------
                                                             2002                  2001                2000
                                                      ------------------    ------------------    ----------------
Net income as reported                                $         (118,527)   $          (19,718)   $          8,449
Add: Stock-based employee compensation expense
   included in reported net income, net of related
   tax effects                                                         -                (2,767)              2,767
Deduct: Total stock-based employee compensation
   expense determined under fair value based method
   for all awards, net of related tax effects                       (670)               (1,284)             (1,127)
                                                      ------------------    ------------------    ----------------
Pro forma net income (loss)                           $         (119,197)   $          (23,769)   $         10,089
                                                      ==================    ==================    ================
Earnings (loss) per share:
   Basic - as reported                                $            (3.95)   $            (0.76)   $           0.37
                                                      ==================    ==================    ================
   Basic - pro forma                                  $            (3.98)   $            (0.92)   $           0.45
                                                      ==================    ==================    ================

   Diluted - as reported                              $            (3.95)   $            (0.76)   $           0.26
                                                      ==================    ==================    ================
   Diluted - pro forma                                $            (3.98)   $            (0.92)   $           0.31
                                                      ==================    ==================    ================

FOREIGN CURRENCY TRANSLATION

          The functional currency for Canadian Abraxas and Grey Wolf (Old and
New) is the Canadian dollar ($CDN). The Company translates the functional currency into U.S. dollars ($US) based on the current exchange rate at the end of the period for the balance sheet and a weighted average rate for the period on the statement of operations. Translation adjustments are reflected as Accumulated Other Comprehensive Income (Loss) in Stockholders' Equity (Deficit). See Note 2 for Canadian subsidiaries sold in 2003. A portion of the translation account will be eliminated at the closing of the sale in 2003.

FAIR VALUE OF FINANCIAL INSTRUMENTS

          The Company includes fair value information in the notes to consolidated financial statements when the fair value of its financial instruments is materially different from the book value. The Company assumes the book value of those financial instruments that are classified as current approximates fair value because of the short maturity of these instruments. For noncurrent financial instruments, the Company uses quoted market prices or, to the extent that there are no available quoted market prices, market prices for similar instruments.

RESTORATION, REMOVAL AND ENVIRONMENTAL LIABILITIES

          The estimated costs of restoration and removal of facilities are accrued on a straight-line basis over the life of the property. The estimated future costs for known environmental remediation requirements are accrued when it is probable that a liability has been incurred and the amount of remediation costs can be reasonably estimated. These amounts are the undiscounted, future estimated costs under existing regulatory requirements and using existing technology.

REVENUE RECOGNITION

          The Company recognizes crude oil and natural gas revenue from its interest in producing wells as crude oil and natural gas is sold from those wells, net of royalties. Revenue from the processing of natural gas is recognized in the period the service is performed. The Company utilizes the sales method to account for gas production volume imbalances. Under this method, income is recorded based on the Company's net revenue interest in production taken for delivery. The Company had no material gas imbalances.

DEFERRED FINANCING FEES

          Deferred financing fees are being amortized on a level yield basis over the term of the related debt arrangements.

INCOME TAXES

          The Company records income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

NEW ACCOUNTING PRONOUNCEMENTS

          In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, BUSINESS COMBINATIONS, which requires the purchase method of accounting for business combinations initiated after June 30, 2001 and eliminates the pooling-of-interests method. In July 2001, the FASB also issued SFAS No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS, which discontinues the practice of amortizing goodwill and indefinite lived intangible assets and initiates an annual review for impairment. Intangible assets with a determinable useful life will continue to be amortized over that period. The amortization provisions apply to goodwill and intangible assets acquired after June 30, 2001. The Company has applied these standards to its purchase of the minority interest in Old Grey Wolf.

          In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for us January 1, 2003. SFAS No. 143 requires that the fair value of a liability for an asset's retirement obligation be recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its then present value each period, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized. For all periods presented, we have included estimated future costs of abandonment and dismantlement in our full cost amortization base and amortize these costs as a component of our depletion expense.

          We have completed our assessment of SFAS No. 143 and based on our estimates, we do not expect the statement to have a material effect on our financial position, results of operations and cash flows for future periods. At January 1, 2003, we estimate that the present value of our future Asset Retirement Obligation ("ARO") for natural gas and oil property and related equipment is approximately $657,000. We estimate that the cumulative effect to the adoption of SFAS No. 143 and the change in the accounting principal will be a loss of $285,000, which will be recorded in the first quarter of 2003. The impact on each of the prior periods was not material.

          In August 2001, the FASB issued SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS, which requires a single accounting model to be used for long-lived assets to be sold and broadens the presentation of discontinued operations to include a "component of an entity" (rather than a segment of a business). A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. A component of an entity that is classified as held for sale, or has been disposed of, is presented as a discontinued operation if the operations and cash flows of the component will be (or have been) eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations of the component. The Company adopted SFAS 144, consequently, the operating results of Canadian operations, which were held for sale at December 31, 2002 (and sold after year end) are included in discontinued operations - see Note 2.

          In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB No. 4, 44, and 64, Amendments of FASB Statement No. 13 and Technical Corrections." SFAS No. 145 clarifies guidance related to the reporting of gains and losses from extinguishment of debt and resolves inconsistencies related to the required accounting treatment of certain lease modifications. SFAS No. 145 also amends other existing pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. The provisions relating to the reporting of gains and losses from extinguishment of debt become effective for us beginning January 1, 2003 with earlier adoption encouraged. All other provisions of this standard have been effective for the Company as of May 15, 2002 and did not have a significant impact on the Company's financial condition or results of operations.

          In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires costs associated with exit of disposal activities to be recognized when they are incurred rather than at the date of commitment to an exit or disposal plan. SFAS No. 146 is effective for us beginning January 1, 2003. The Company is currently evaluating the impact the standard will have on its results of operations and financial condition.

          In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-based Compensation--Transition and Disclosure, an amendment of FASB Statement No. 123," which amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of SFAS No. 148 are effective for annual financial statements for fiscal years ending after December 15, 2002, and for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. The Company will continue to use APB No. 25 to account for stock based compensation, while providing the disclosures required by SFAS 123 as amended by SFAS 148.

RECLASSIFICATIONS

          Certain prior years balances have been reclassified for comparative purposes.

2.   DISCONTINUED OPERATIONS

     In January 2003, the Company sold its wholly owned Canadian subsidiaries, Old Grey Wolf and Canadian Abraxas as part of a series of transactions related to a financial restructuring - see Note 3 for additional information regarding an exchange offer, redemption of certain notes and a new credit agreement. The operations of these subsidiaries, previously reported as a business segment in prior years, is reported as a discontinued operation for all periods presented in the accompanying financial statements and the operating results are reflected separately from the results of continuing operations. Summarized discontinued operating results and net loss for the years ended December 31, 2000, 2001 and 2002 were:

                                                                                 YEAR ENDED DECEMBER 31,
                                                                          2000            2001                2002
                                                                    ---------------  ---------------     ---------------
         Total revenue...........................................   $        43,714  $        41,468     $        32,013
         Loss from  operations  before  income tax (see Note 18)             (1,707)            (102)            (87,839)
         Income tax expense (benefit)............................                              1,897             (30,158)
                                                                                272
         Minority interest in income.............................            (1,281)          (1,676)                  -
                                                                    ---------------  ---------------     ---------------
         Loss from discontinued operations.......................   $        (3,260) $        (3,675)    $       (57,681)
                                                                    ===============  ===============     ===============

          Assets and liabilities of discontinued operations were as follows:

                                                                                            December 31,
                                                                                -----------------------------------
                                                                                      2001               2002
                                                                                ----------------   ----------------
         Assets:
         Cash                                                                   $          4,012   $          4,325
         Accounts receivable                                                               4,042              4,940
         Net property                                                                    154,408             53,675
         Other                                                                             1,440             11,307
                                                                                ----------------   ----------------
                                                                                $        163,902   $         74,247
                                                                                ================   ================

         Liabilities:
         Accounts payable and accrued liabilities                               $         10,391   $          7,279
         Long-tern debt                                                                   22,944             45,964
         Other                                                                            24,217              3,454
                                                                                ----------------   ----------------
                                                                                $         57,552   $         56,697
                                                                                ================   ================

          Included in the loss from discontinued operations are interest expense of $8,296, $7,601 and $9,461, and general and administrative expense of $1,693, $1,508 and $1,698 for the years ended December 31, 2000, 2001 and
     2002 respectively. The interest expense represents the amounts relating to an Old Grey Wolf senior credit facility which was repaid in conjunction with the transactions described in Note 3 and the amounts related to the balance of certain notes (approximately $52.6 million) which had historically been reflected by Canadian Abraxas. At the time of the subsidiary sale, the balance of the outstanding notes were transferred to the parent and subject to the financial restructuring described in Note 3. The general and administrative expense of the Canadian subsidiaries was allocated between continuing and discontinued operations by considering the on-going general and administrative cost associated with the Canadian properties retained by the Company.

3.   RECENT EVENTS

          EXCHANGE OFFER. On January 23, 2003, the Company completed an exchange offer, pursuant to which it offered to exchange cash and securities for all of the outstanding 11 1/2% Senior Secured Notes due 2004, Series A ("Second Lien Notes") and 11 1/2% Senior Notes due 2004, Series D, ("Old Notes") issued by Abraxas and Canadian Abraxas. In exchange for each $1,000 principal amount of such notes tendered in the exchange offer, tendering noteholders received:

               -  cash in the amount of $264;

               - an 11 1/2% Secured Note due 2007, Series A, ("New Notes") with a principal amount equal to $610; and

               -  31.36 shares of Abraxas common stock.

          At the time the exchange offer was made, there were approximately $190.1 million of the Second Lien Notes and $800,000 of the Old Notes outstanding - see Note 4. Holders of approximately 94% of the aggregate outstanding principal amount of the Second Lien Notes and Old Notes tendered their notes for exchange in the offer. Pursuant to the procedures for redemption under the applicable indenture provisions, the remaining 6% of the aggregate outstanding principal amount of the Second Lien Notes and Old Notes were redeemed at 100% of the principal amount plus accrued and unpaid interest, for approximately $11.5 million ($11.1 million in principal and $0.4 million in interest). The indentures for the Second Lien Notes and Old Notes have been duly discharged. In connection with the exchange offer, Abraxas made cash payments of approximately $47.5 million and issued approximately $109.7 million in principal amount of New Notes and 5,642,699 shares of Abraxas common stock. Fees and expenses incurred in connection with the exchange offer were approximately $3.8 million. ($967,000 was charged to expense in 2002 and is included in financing costs in the accompanying statement of operations.) The balance will be charged to expense in 2003 as the cost are incurred.

          NEW NOTES. The new notes will accrue interest from the date of issuance, at a fixed annual rate of 11 1/2%, payable in cash semi-annually on each May 1 and November 1, commencing May 1, 2003, provided that, if the Company fails, or is not permitted pursuant to the new senior secured credit agreement or the intercreditor agreement between the trustee under the indenture for the New Notes and the lenders under the new senior secured credit agreement, to make such cash interest payments in full, the Company will pay such unpaid interest in kind by the issuance of additional notes with a principal amount equal to the amount of accrued and unpaid cash interest on the notes plus an additional 1% accrued interest for the applicable period. Upon an event of default, interest will accrue at an annual rate of 16.5%. The New Notes are guaranteed by all of Abraxas' current subsidiaries, Sandia Oil & Gas Corp., Sandia Operating Corp., Wamsutter Holdings, Inc., Western Associated Energy Corporation, Eastside Coal Company, Inc., and New Grey Wolf, and will be guaranteed by all of Abraxas' future subsidiaries. The New Notes are secured by a second lien or charge on all of the Company's current and future assets, including, but not limited to, its crude oil and natural gas properties.

          REDEMPTION OF FIRST LIEN NOTES. On January 24, 2003, the Company completed the redemption of 100% of our outstanding 12?% Senior Secured Notes, Series A, ("First Lien Notes") - see Note 4, with approximately $66.4 million of the proceeds from the sale of Canadian Abraxas and Old Grey Wolf. Prior to the redemption, the Company had $63.5 million of its First Lien Notes outstanding. Under the terms of the indenture for the First Lien Notes the Company had the right to redeem the First Lien Notes at 100% of the outstanding principal amount of the notes, plus accrued and unpaid interest to the date of redemption, and to discharge the indenture upon call of the First Lien Notes for redemption and deposit of the redemption funds with the trustee. The Company exercised these rights on January 23, 2003 and upon the discharge of the indenture, the trustee released the collateral securing the Company's obligations under the First Lien Notes.

          NEW SENIOR SECURED CREDIT AGREEMENT. Contemporaneously with the closing of the exchange offer and the sale of Canadian Abraxas and Old Grey Wolf, on January 23, 2003, Abraxas entered into a new senior secured credit agreement providing a term loan facility of $4.2 million and a revolving credit facility with a maximum borrowing base of up to $50 million. Subject to earlier termination on the occurrence of events of default or other events, the stated maturity date for both the term loan facility and the revolving credit facility is January 22, 2006. In the event of an early termination, we will be required to pay a prepayment premium, except in the limited circumstances described in the new senior secured credit agreement. Outstanding amounts under both facilities bear interest at the prime rate announced by Wells Fargo Bank, N.A. plus 4.5%. Any amounts in default under the term loan facility will accrue interest at an additional 4%. At no time will the amounts outstanding under the new senior secured credit agreement bear interest at a rate less than 9%.

          TERM LOAN FACILITY. Abraxas has borrowed $4.2 million pursuant to a term loan facility at January 23, 2003, all of which was used to make cash payments in connection with the financial restructuring. Accrued interest under the term loan facility will be capitalized and added to the principal amount of the term loan facility until maturity.

          REVOLVING CREDIT FACILITY. Lenders under the new senior secured credit agreement have provided a revolving credit facility to Abraxas with a maximum borrowing base of up to $50 million. Our current borrowing base under the revolving credit facility is $49.9 million, subject to adjustments based on periodic calculations and mandatory prepayments under the senior secured credit agreement. Portions of accrued interest under the revolving credit facility may be capitalized and added to the principal amount of the revolving credit facility. At January 23, 2003, the Company has borrowed $42.5 million under the revolving credit facility, all of which was used to make cash payments in connection with the financial restructuring. The Company plans to use the remaining borrowing availability under the new senior secured credit agreement to fund its operations, including capital expenditures.

          COVENANTS. Under the new senior secured credit agreement, Abraxas is subject to customary covenants and reporting requirements. Certain financial covenants require Abraxas to maintain minimum levels of consolidated EBITDA (as defined in the new senior secured credit agreement), minimum ratios of consolidated EBITDA to cash interest expense and a limitation on annual capital expenditures. In addition, at the end of each fiscal quarter, if the aggregate amount of our cash and cash equivalents exceeds $2.0 million, the Company is required to repay the loans under the new senior secured credit agreement in an amount equal to such excess. The new senior secured credit agreement also requires the Company to enter into hedging agreements on not less than 25% or more than 75% of our projected oil and gas production. We are also required to establish deposit accounts at financial institutions acceptable to the lenders and we are required to direct our customers to make all payments into these accounts. The amounts in these accounts will be transferred to the lenders upon the occurrence and during the continuance of an event of default under the new senior secured credit agreement.

          In addition to the foregoing and other customary covenants, the new senior secured credit agreement contains a number of covenants that, among other things, restrict the Company's ability to:

               -  incur additional indebtedness;

               - create or permit to be created any liens on any of our properties;

               -  enter into any change of control transactions;

               -  dispose of our assets;

               -  change our name or the nature of our business;

               - make any guarantees with respect to the obligations of third parties;

               -  enter into any forward sales contracts;

               - make any payments in connection with distributions, dividends or redemptions relating to our outstanding securities, or

               -  make investments or incur liabilities.

          GUARANTEES. The obligations of Abraxas under the new senior secured credit agreement are guaranteed by Sandia Oil & Gas, Sandia Operating, Wamsutter, New Grey Wolf, Western Associated Energy and Eastside Coal. Obligations under the new senior secured credit agreement are secured by a first lien security interest in substantially all of Abraxas' and the guarantors' assets, including all crude oil and natural gas properties.

          EVENTS OF DEFAULT. The new senior credit facility contains customary events of default, including nonpayment of principal or interest, violations of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, material judgments and liabilities, change of control and any material adverse change in our financial condition.

          SALE OF STOCK OF CANADIAN ABRAXAS AND OLD GREY WOLF. Contemporaneously with the closing of the exchange offer, on January 23, 2003, Abraxas completed the sale to a wholly-owned subsidiary of PrimeWest Energy Inc. of all of the outstanding capital stock of Canadian Abraxas and Old Grey Wolf for approximately $138 million before net adjustments of $3.4 million. The aggregate purchase price was allocated to the shares of capital stock of Canadian Abraxas and Old Grey Wolf as follows:

                                       NUMBER OF SHARES                      PURCHASE PRICE
                                       ------------------------            -----------------
               Canadian Abraxas        5,751 common shares                   $  68 million
               Old Grey Wolf           12,804,628 common shares              $  70 million
                                                                           -----------------

                                           Total Purchase Price:             $ 138 million
                                                                           =================

          After purchase price adjustments and related costs and expenses of approximately $5.9 million were made, the purchase price realized for the sale of Canadian Abraxas and Old Grey Wolf was $132.1 .million. Upon consummation of the sale, Old Grey Wolf repaid the then current outstanding indebtedness under its credit agreement with Mirant Canada Energy Capital, Ltd. in the amount of $46.3 million - see Note 4, which reduced the net proceeds from the sale by a corresponding amount. The net cash proceeds from the sale were $85.8 million, all of which has been utilized in connection with the financial restructuring. The Company estimates a gain on the sale of Canadian Abraxas and Old Grey Wolf of approximately $69 million at the time of closing in 2003.

          Under the terms of the agreement with PrimeWest, Abraxas has retained certain oil and gas properties formerly held by Canadian Abraxas and Old Grey Wolf, including all of Canadian Abraxas' and Old Grey Wolf's undeveloped acreage existing at the time of the sale, which includes all of our interests in the Ladyfern area. These assets have been contributed to New Grey Wolf. Portions of this undeveloped acreage will be developed by PrimeWest and New Grey Wolf under a farmout arrangement. Under the farmout arrangements, PrimeWest has agreed to participate in the development of certain lands of New Grey Wolf in the Caroline and Pouce Coupe areas of Alberta. PrimeWest has the right to earn a 60% interest in certain wells if it bears 100% of the expense of drilling such wells. In addition, New Grey Wolf and PrimeWest will have an area of mutual interest in respect of the lands surrounding the Caroline area where each party will be entitled to participate in the acquisition of the other, with New Grey Wolf participating with a 40% interest and PrimeWest participating with a 60% interest.

4.   LONG-TERM DEBT

          As described in Note 3, the First Lien Notes were redeemed in January 2003. The Old Notes and the Second Lien Notes were either redeemed or exchanged for cash, common stock and New Notes in January 2003. Additionally, the 9.5% Mirant Canada Energy Capital, Ltd. credit facility, with a balance outstanding at December 31, 2002 of $45.9 million, was repaid in connection with the sale of the common stock of Old Grey Wolf in January 2003 and is included in, liabilities related to assets held for sale as of December 31, 2002.

          The following is a brief description of the Company's debt for continuing operations as of December 31, 2002. The pro forma unaudited information reflects the impact of the financial restructuring transactions - see Note 3.

          Long-term debt consists of the following:

                                                                                                        PRO FORMA
                                                                               DECEMBER 31             DECEMBER 31,
                                                                       -----------------------------     2002 (a)
                                                                          2001            2002         (UNAUDITED)
                                                                       -----------      -----------   -------------
                                                                                     (In thousands)
11.5% Senior Notes due 2004 ("Old Notes") .........................    $       801      $       801     $         -
12.875% Senior Secured Notes due 2003 ("First Lien Notes") ........         63,500           63,500               -
11.5% Second Lien Notes due 2004 ("Second Lien Notes").............        190,178          190,178               -
11.5% Secured Notes due 2007 ("New Notes") - January 2003..........              -                -         128,600
New Senior Secured Credit Agreement - January 2003.................              -                -          46,700
Production Payment  ...............................................          8,176                -               -
                                                                       -----------      -----------     -----------
                                                                           262,655          254,479         175,300
Less current maturities ...........................................            415           63,500               -
                                                                       -----------      -----------     -----------
                                                                       $   262,240      $   190,979     $   175,300
                                                                       ===========      ===========     ===========

(a) After transactions described in Note 3, for financial reporting purposes, the New Notes will be reflected at the carrying value of the Second Lien Notes and Old Notes prior to the exchange of $191.0 million, net of the cash offered in the exchange of $47.5 million and net of the fair market value related to equity of $3.8 million offered in the exchange. In conjunction with the financial restructuring s transaction, Abraxas paid cash of $11.5 million ($11.1 million in principal and $0.4 million in interest) to redeem certain of the outstanding old debt and accrued interest. The result of all of these items will be a remaining carrying value of the New Notes of $128.6 million. The face amount of the New Notes is $109.7 million. See Note 3 for terms and conditions of the New Notes and the New Senior Secured Credit Agreement.

          OLD NOTES. Interest on the Old Notes is payable semi-annually in arrears on May 1 and November 1 of each year at the rate of 11.5% per annum. The Old Notes are redeemable, in whole or in part, at the option of the Company.

          FIRST LIEN NOTES. Interest on the First Lien Notes is payable semi-annually in arrears on March 15 and September 15 of each year at the rate of 12.875% per annum.

          SECOND LIEN NOTES. Interest on the Second Lien Notes is payable semi-annually in arrears on May 1 and November 1, commencing May 1, 2000.

PRODUCTION PAYMENT

          In October 1999, the Company entered into a non-recourse dollar denominated production payment agreement (the "Production Payment") with a third party. The Production Payment had an aggregate total availability of up to $50 million at 15% interest. The Production Payment related to a portion of the production from several natural gas wells in South Texas. The Company reacquired the Production Payment in June 2002, for approximately $6.8 million.

EXTRAORDINARY ITEM

          In June 2000, the Company retired $3.5 million of the Old Notes and $3.6 million of the Second Lien Notes at a discount of $1.8 million.

5.   ACQUISITIONS AND DIVESTITURES

ABRAXAS WAMSUTTER L.P. DIVESTITURE

          In November 1998, the Company sold its interest in certain Wyoming properties to Abraxas Wamsutter L.P., a Texas limited partnership (the "Partnership"), for approximately $58.6 million and a minority equity ownership in the Partnership. Wamsutter Holdings, Inc. ("Wamsutter") initially owned a one percent interest and acted as general partner of the Partnership. The investment in the Partnership was accounted for by the equity method. After certain payback requirements were satisfied, the Company's interest would increase to 35% initially and could increase to as high as 65%. The Company also received a management fee and reimbursement of certain overhead costs from the Partnership which amounted to $112,700 for the year ended December 31, 2000.

          In March 2000, the Partnership sold all of its interest in its crude oil and natural gas properties to a third party. Prior to the sale of these properties, effective January 1, 2000, the Company's equity investee share of oil and gas property cost, results of operations and amortization were not material to consolidated operations or financial position. As a result of the sale, the Company received approximately $34 million, which represented a proportional interest in the Partnership's proved properties. See Note 11 regarding a litigation provision in 2001 of $845,000 related to ad valorem taxes.

ACQUISITION OF MINORITY INTEREST IN OLD GREY WOLF

          In September 2001, the Company completed a tender offer for the minority interest in Old Grey Wolf, acquiring the approximately 52% of capital stock that was not previously owned by the Company. The Company issued 3,990,565 common shares and 588,916 stock options, valued together at approximately $9.2 million. Additionally, the Company incurred direct costs of approximately $2.7 million related to the acquisition. The elimination of the minority interest through an acquisition at a purchase price less than Old Grey Wolf's book value in the Company's consolidated financial statements had the effect of reducing the property and other assets balances by $2.9 million and deferred income taxes by $1.1 million. The Company sold all of the common stock in Old Grey Wolf in January 2003 - see Note 3.

6.   PROPERTY AND EQUIPMENT

          The major components of property and equipment, at cost, are as follows:

                                                                                              DECEMBER 31
                                                                    ESTIMATED         ----------------------------
                                                                   USEFUL LIFE           2001            2002
                                                                   -----------        -----------   --------------
                                                                      Years                 (In thousands)
               Land, buildings, and improvements ..............        15             $       318   $          331
               Crude oil and natural gas properties ...........         -                 295,206          306,024
               Equipment and other ............................         7                   2,269            2,382
                                                                                      -----------   --------------
                                                                                      $   297,793   $      308,737
                                                                                      ===========   ==============

7.   STOCKHOLDERS' EQUITY

COMMON STOCK

          See Note 3 - Recent Events for common stock issued in January 2003 as part of an exchange offer.

          In 1994, the Board of Directors adopted a Stockholders' Rights Plan and declared a dividend of one Common Stock Purchase Right ("Rights") for each share of common stock. The Rights are not initially exercisable. Subject to the Board of Directors' option to extend the period, the Rights will become exercisable and will detach from the common stock ten days after any person has become a beneficial owner of 20% or more of the common stock of the Company or has made a tender offer or Exchange Offer (other than certain qualifying offers) for 20% or more of the common stock of the Company.

          Once the Rights become exercisable, each Right entitles the holder, other than the acquiring person, to purchase for $40 a number of shares of the Company's common stock having a market value of two times the purchase price. The Company may redeem the Rights at any time for $.01 per Right prior to a specified period of time after a tender or Exchange Offer. The Rights will expire in November 2004, unless earlier exchanged or redeemed.

CONTINGENT VALUE RIGHTS ("CVRs")

          As part of an exchange offer consummated by the Company in December 1999, Abraxas issued contingent value rights or CVRs, which entitled the holders to receive up to a total of 105,408,978 of Abraxas common stock under certain circumstances, as defined. In May 2001, Abraxas issued 3,386,488 shares upon the expiration of the CVRs.

TREASURY STOCK

          In March 1996, the Board of Directors authorized the purchase in the open market of up to 500,000 shares of the Company's outstanding common stock, the aggregate purchase price not to exceed $3,500,000. During the year ended December 31, 2000, 38,800 shares with an aggregate cost of $78,000 were purchased. During the years ended December 31, 2001 and 2002, the Company did not purchase any shares of its common stock for treasury stock.

8.   STOCK OPTION PLANS AND WARRANTS

STOCK OPTIONS

          The Company grants options to its officers, directors, and key employees under various stock option and incentive plans.

          During 2001, the Company's stockholders approved an amendment to the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan to increase the number of shares of Abraxas common stock reserved for issuance under the plan to 5,000,000. The additional shares were necessary to accommodate the grant of Abraxas options to Old Grey Wolf option holders in connection with the acquisition of the minority interest in Old Grey Wolf in September 2001 (see
Note 5), and for the re-issuance of outstanding options granted under the Abraxas Petroleum Corporation 2000 Long Term Incentive Plan, which was terminated in 2001. The options were re-issued at the same exercise price and term as the original issuances.

          The Company's various stock option plans have authorized the grant of options to management, employees and directors for up to approximately 5.7 million shares of the Company's common stock. All options granted have ten year terms and vest and become fully exercisable over three to four years of continued service at 25% to 33% on each anniversary date. At December 31, 2002 approximately 2.2 million options remain available for grant.

          A summary of the Company's stock option activity, and related information for the years ended December 31, follows:

                                       2000                           2001                           2002
                              ---------------------------   ---------------------------    --------------------------
                                            WEIGHTED-                      WEIGHTED-                     WEIGHTED-
                              OPTIONS    AVERAGE EXERCISE   OPTIONS    AVERAGE EXERCISE    OPTIONS    AVERAGE EXERCISE
                              (000s)         PRICE(          (000s)        PRICE (1)        (000s)         PRICE
                              -------    ----------------   -------    ----------------    -------    ---------------
Outstanding-beginning of
   year ...................    1,890         $  1.82          4,042         $  3.37          4,942         $  3.28
Granted ...................    2,240            4.62            918            2.81            521            0.68
Exercised .................        -               -             (8)           1.95              -               -
Forfeited/Expired .........      (88)           1.89            (10)           1.79         (2,158)           4.84
                              -------                        ------                         ------

Outstanding-end of year ...    4,042         $  3.37          4,942         $  3.28          3,305         $  1.85
                              =======                        ======                         ======

Exercisable at end of year     1,067         $  1.99          2,259         $  2.65          2,136         $  1.91
                              =======                        ======                         ======

Weighted-average fair
   value of options
   granted during the year                   $  1.21                        $  1.19                        $  0.63

 (1) In September 2001, the Abraxas Petroleum Corporation 2000 Long Term Incentive Plan was terminated, and options granted under the plan were reissued under the Abraxas Petroleum Corporation 1994 Long Term Incentive Plan at the same option price and term.

          The following table represents the range of option prices and the weighted average remaining life of outstanding options as of December 31, 2002:

                                            Options outstanding                              Exercisable
                                   ----------------------------------------       ---------------------------------
                                                    Weighted      Weighted
                                                    average        average
                                      Number       remaining      exercise           Number        Weighted average
             Exercise price        outstanding       life           price         exercisable       exercise price
             --------------        ------------    ---------      ---------       -----------      ----------------
              $0.50 - 0.97              795,000        8.8        $   0.77            300,000           $   0.97
              $1.22 - 1.85              688,996        6.9            1.46            336,895               1.43
              $2.01 - 2.21            1,507,494        4.5            2.08          1,394,107               2.07
              $3.00 - 3.71               79,812        6.5            3.11             43,609               3.17
              $4.13 - 4.83              234,035        8.1            4.82             61,538               4.78

STOCK AWARDS

          In addition to stock options granted under the plans described above, the 1994 Long-Term Incentive Plan also provides for the right to receive compensation in cash, awards of common stock, or a combination thereof. There were no awards in 2000, 2001 or 2002.

          The Company also has adopted the Restricted Share Plan for Directors which provides for awards of common stock to non-employee directors of the Company who did not, within the year immediately preceding the determination of the director's eligibility, receive any award under any other plan of the Company. In 2000, the Company made direct awards of common stock of 12,753 shares, at weighted average fair value $0.94 per share. The Company recorded compensation expense of $11,900 for the year ended December 31, 2000. There were no direct awards of common stock in 2001 or 2002.

STOCK WARRANTS AND OTHER

          In 2000, the Company issued 950,000 warrants in conjunction with a consulting agreement. Each is exercisable for one share of common stock at an exercise price of $3.50 per share. These warrants have a four-year term beginning July 1, 2000. The Company recorded approximately $219,000 of compensation expense which is included in Other expense in 2000. In addition, the Company paid cash compensation of $360,000 and $191,000 in 2000 and 2001, respectively, under the agreement.

          At December 31, 2002, the Company has approximately 6.4 million shares reserved for future issuance for conversion of its stock options, warrants, and incentive plans for the Company's directors, employees and consultants.

9.   INCOME TAXES

          Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                                       DECEMBER 31
                                                                                  ----------------------
                                                                                    2001          2002
                                                                                  --------      --------
                                                                                      (In thousands)
     Deferred tax liabilities:
       U.S. full cost pool .....................................................  $  2,714      $      -
                                                                                  --------      --------
     Total deferred tax liabilities ............................................     2,714
     Deferred tax assets:
       U.S. full cost pool......................................................         -         2,168
       Canadian full cost pool..................................................         -         1,967
       Depletion ...............................................................     2,035         2,778
       Net operating losses  ("NOL")............................................    39,393        58,811
       Investment in foreign subsidiaries.......................................         -        32,038
       Other ...................................................................       956         1,364
                                                                                  --------      --------
     Total deferred tax assets .................................................    42,384        99,126
     Valuation allowance for deferred tax assets ...............................   (39,670)      (99,126)
                                                                                  --------      --------
     Net deferred tax assets ...................................................     2,714             -
                                                                                  --------      --------
     Net deferred tax liabilities ..............................................  $      -      $      -
                                                                                  ========      ========

          Significant components of the provision (benefit) for income taxes are as follows:

                                                                             2000        2001         2002
                                                                          ----------   ---------    ---------
     Current:
       Federal..........................................................  $        -   $     505    $       -
       Foreign .........................................................                       -            -
                                                                          ----------   ---------    ---------
                                                                          $            $     505    $       -
                                                                          ==========   =========    =========

     Deferred:
       Federal .........................................................  $    3,433   $       -    $       -
       Foreign .........................................................                       -            -
                                                                          ----------   ---------    ---------
                                                                          $    3,433   $       -    $       -
                                                                          ==========   =========    =========

          At December 31, 2002 the Company had, subject to the limitation discussed below, $166.7 million of net operating loss carryforwards for U.S. tax purposes. These loss carryforwards will expire from 2003 through 2022 if not utilized. At December 31, 2002, the Company had approximately US $1.0 million of net operating loss carryforwards for Canadian tax purposes. These carryforwards will expire from 2003 through 2009 if not utilized. In connection with the January 2003 transactions described in Note 3, certain of the loss carryforward may be utilized.

          At December 31, 2002, the Company was no longer permanently reinvested with respect to its foreign subsidiaries. As a result, the Company recorded net deferred tax assets of $32.0 million related to its investment in foreign subsidiaries, offset by an equivalent valuaton allowance due to uncertainties as to the future utilization of these amounts.

          As a result of the acquisition of certain partnership interests and crude oil and natural gas properties in 1990 and 1991, an ownership change under
Section 382 occurred in December 1991. Accordingly, it is expected that the use of the U.S. net operating loss carryforwards generated prior to December 31, 1991 of $3.2 million will be limited to approximately $235,000 per year.

          During 1992, the Company acquired 100% of the common stock of an unrelated corporation. The use of net operating loss carryforwards of the acquired corporation of $257,000 acquired in the acquisition are limited to approximately $115,000 per year.

          As a result of the issuance of additional shares of common stock for acquisitions and sales of common stock, an additional ownership change under
Section 382 occurred in October 1993. Accordingly, it is expected that the use of all U.S. net operating loss carryforwards generated through October 1993 (including those subject to the 1991 and 1992 ownership changes discussed above) of $6.6 million will be limited as described above and in the following paragraph.

          An ownership change under Section 382 occurred in December 1999, following the issuance of additional shares, as described in Note 5. It is expected that the annual use of U.S. net operating loss carryforwards subject to this Section 382 limitation will be limited to approximately $363,000, subject to the lower limitations described above. Future changes in ownership may further limit the use of the Company's carryforwards. In 2000 assets with built in gains were sold, increasing the Section 382 limitation for 2001 by approximately $31.0 million.

          The annual Section 382 limitation may be increased during any year, within 5 years of a change in ownership, in which built-in gains that existed on the date of the change in ownership are recognized.

          In addition to the Section 382 limitations, uncertainties exist as to the future utilization of the operating loss carryforwards under the criteria set forth under FASB Statement No. 109. Therefore, the Company has established a valuation allowance of $39.7 million and $99.1 million for deferred tax assets at December 31, 2001 and 2002, respectively.

          The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory tax rates to income tax expense is:

                                                                           DECEMBER 31
                                                   ----------------------------------------------------------
                                                        2000                  2001                   2002
                                                   -------------          -------------         -------------
                                                                          (In thousands)
     Tax (expense) benefit at U.S.
       statutory rates (35%) ..............        $      (4,679)         $       5,438         $      21,296
     (Increase) decrease in deferred tax
       asset valuation allowance ..........                1,373                 (4,907)              (59,456)
      NOL utilization - extraordinary gain                  (603)                     -                     -
     Higher effective rate of foreign
       operations..........................                   69                     91                   403
     Percentage depletion .................                  363                    596                   683
      Investment in foreign subsidiaries ..                    -                      -                35,604
     Other ................................                   44                 (1,723)                1,470
                                                   -------------          -------------         -------------
                                                   $      (3,433)         $        (505)        $           -
                                                   =============          =============         =============

     Percentage depletion..................                  363                    596                   683
      Investment in foreign subsidiaries ..                    -                      -                35,604
     Other.................................                   44                 (1,723)                1,470
                                               --------------------   --------------------   ----------------------
                                                   $      (3,433)         $        (505)        $           -
                                               ====================   ====================   ======================

10.  RELATED PARTY TRANSACTIONS

          Accounts receivable - Other includes approximately $48,365 and $51,211 as of December 31, 2001 and 2002, respectively, representing amounts due from officers and stockholders relating to advances made to employees.

          Wind River Resources Corporation ("Wind River"), all of the capital stock of which is owned by the Company's President, owns a twin-engine airplane. The airplane is available for business use by the employees of the Company from time to time. The Company paid Wind River a total of $336,000, $314,000 and $345,000 in 2000, 2001 and 2002 respectively, for Wind River's operating cost associated with the Company's use of the plane.

11.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

          During the years ended December 31, 2000, 2001 and 2002, the Company incurred rent expense related to leasing office facilities of approximately $465,000, $519,000 and $236,000, respectively. Future minimum rental payments are as follows at December 31, 2002.

     2003................................................................................    $   336,000
     2004................................................................................        236,000
     2005................................................................................        236,000
     2006................................................................................        177,000
     Thereafter..........................................................................              -

LITIGATION AND CONTINGENCIES

          In 2001 the Company and the Partnership (see Note 5) were named in a lawsuit filed in U.S. District Court in the District of Wyoming. The claim asserts breach of contract, fraud and negligent misrepresentation by the Company related to the responsibility for year 2000 ad valorem taxes on crude oil and natural gas properties sold by the Company and the Partnership. In February 2002, a summary judgment was granted to the plaintiff in this matter and a final judgment in the amount of $1.3 million was entered. The Company has filed an appeal. The Company believes these charges are without merit. The Company has established a reserve in the amount of $845,000, which represents the Company's interest in the judgment. In 2002 the Company recorded $201,000 in other expense representing its share of the ongoing legal cost related to this matter.

          In late 2000, the Company received a Final De Minimis Settlement Offer from the United States Environmental Protection Agency concerning the Casmalia Disposal Site, Santa Barbara County, California. The Company's liability for the cleanup at the Superfund site is based on a 1992 acquisition, which is alleged to have transported or arranged for the transportation of oil field waste and drilling muds to the Superfund site. The Company has engaged California counsel to evaluate the notice of proposed de minimis settlement and its notice of potential strict liability under the Comprehensive Environmental Response, Compensation and Liability Act. Defense of the action is handled through a joint group of oil companies, all of which are claiming a petroleum exclusion that limits the Company's liability. The potential financial exposure and any settlement posture has yet not been developed, but is considered by the Company to be immaterial.

          Additionally, from time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. At December 31, 2002, the Company was not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company.

12.  EARNINGS PER SHARE

          The following table sets forth the computation of basic and diluted earnings per share:

                                                               2000             2001               2002
                                                       ------------------ -----------------  ------------------
Numerator:
   Numerator for basic and diluted earnings per share
    - net income (loss) before extraordinary item
    and discontinued operations......................      $ 9,936,000      $ (16,043,000)    $  (60,846,000)

   Discontinued operations...........................       (3,260,000)        (3,675,000)       (57,681,000)

   Extraordinary item................................        1,773,000                  -                  -
                                                       ------------------ -----------------  ------------------

   Numerator for basic and diluted earnings per share
    - net income (loss) available to common
    stockholders ....................................      $ 8,449,000      $ (19,718,000)    $ (118,527,000)
                                                       ================== =================  ==================

Denominator:
   Denominator for basic earnings per share -
    weighted-average shares .........................       22,615,777         25,788,571         29,979,397
   Effect of dilutive securities:
    Stock options, warrants and CVRs.................       10,011,987                  -                  -
                                                       ------------------ -----------------  ------------------

   Dilutive potential common shares
    Denominator for diluted earnings per share -
    adjusted weighted-average shares and assumed
    conversions......................................       32,627,764         25,788,571         29,979,397
                                                       ================== =================  ==================

  Basic earnings (loss) per share:
    Net income (loss) before extraordinary item......      $      0.43      $       (0.62)     $       (2.03)
    Discontinued operations..........................            (0.14)             (0.14)             (1.92)
    Extraordinary item...............................             0.08                  -                  -
                                                       ------------------ -----------------  ------------------
     Net income (loss) per common share..............      $      0.37      $       (0.76)     $       (3.95)
                                                       ================== =================  ==================
   Diluted earnings (loss) per share:
     Net income (loss) from continuing operations
   before extraordinary item.........................      $      0.31      $       (0.62)     $       (2.03)
     Discontinued operations.........................            (0.10)             (0.14)             (1.92)
     Extraordinary item..............................             0.05                  -                  -
                                                       ------------------ -----------------  ------------------
      Net income (loss) per common share - diluted...      $      0.26      $       (0.76)     $       (3.95)
                                                       ================== =================  ==================

          For the year ended December 31, 2002, 2001 and 2000 , 5.9 million shares, 4.3 million shares and 3.0 million shares respectively, were excluded from the calculation of diluted earnings per share since their inclusion would have been anti-dilutive.

13.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

          Selected results of operations from continuing operations for each of the fiscal quarters during the years ended December 31, 2001 and 2002 are as follows:

                                                    1ST             2ND               3RD                4TH
                                                  QUARTER         QUARTER           QUARTER            QUARTER
                                             --------------- ----------------   --------------- --------------------
                                                             (In thousands, except per share data)
Year Ended December 31, 2001
  Net revenue - as previously reported......     $   29,086       $   21,116         $   14,901      $   12,140
  Net revenue -  discontinued operations....        (15,869)         (11,298)            (7,124)         (7,177)
                                             --------------- ----------------   --------------- --------------------
   Net revenue- continuing operations.......         13,217            9,818              7,777           4,963
                                             --------------- ----------------   --------------- --------------------

   Operating income (loss) - as previously
    reported ..............................          12,112            9,002              2,113          (4,102)
   Operating income (loss) - discontinued
    operations...........................            (7,403)          (3,437)               171           2,809
                                             --------------- ----------------   --------------- --------------------
   Operating income (loss) - continuing
    operation............................             4,709            5,565              2,284          (1,293)
                                             --------------- ----------------   --------------- --------------------
   Net income (loss) ....................               255           (1,274)            (5,849)        (12,850)
   Net income (loss) per common share-
    basic ...............................          $   0.01       $    (0.05)        $    (0.22)     $    (0.43)
   Net income (loss) per common share-
    diluted .............................          $   0.01       $    (0.05)        $    (0.22)     $    (0.43)
Year Ended December 31, 2002
   Net revenue - as previously reported...         $ 11,807       $   14,235         $   11,061      $   17,217
   Net revenue - discontinued operations..           (7,191)          (8,476)            (6,049)        (10,297)
                                             --------------- ----------------   --------------- --------------------
   Net revenue - continuing operations....            4,616            5,759              5,012           6,920
                                             --------------- ----------------   --------------- --------------------
   Operating income (loss) - as previously
    reported ......................                    (735)        (115,879)               490           4,760
   Operating income (loss) - discontinued
    operations.....................                       6          (82,597)             1,050           3,933
                                             --------------- ----------------   --------------- --------------------
   Operating income (loss) - continuing
    operations.....................                    (741)         (33,282)              (560)            827
                                             --------------- ----------------   --------------- --------------------
   Net income (loss) ..............                $ (8,699)      $  (95,690)        $   (8,438)     $   (5,700)
   Net income (loss) per common share-
    basic and diluted .............                $  (0.29)      $    (3.19)        $    (0.28)     $    (0.19)
                                             =============== ================   =============== ====================

          During the second quarter of 2002, the Company incurred a ceiling limitation write-down of $116.0 million, $32.9 million relating to continuing operations and $83.1 million relating to discontinued operations. During the fourth quarter of 2001, the Company incurred a ceiling limitation write-down of $2.6 million relating to discontinued operations, which was determined using realized prices at March 22, 2002. Had year-end 2001 realized prices been used, the write-down would have been $71.3 million.

14.  BENEFIT PLANS

          The Company has a defined contribution plan (401(k)) covering all eligible employees of the Company. The Company did not contribute to the plan in 2001 or 2002. The employee contribution limitations are determined by formulas, which limit the upper one-third of the plan members from contributing amounts that would cause the plan to be top-heavy. The employee contribution is limited to the lesser of 20% of the employee's annual compensation or $11,000.

15.  GUARANTOR CONDENSED CONSOLIDATION FINANCIAL STATEMENTS.

          The following table presents condensed consolidating balance sheets of Abraxas, as a parent company, and its significant subsidiaries, Canadian Abraxas and Old Grey Wolf, as of December 31, 2001 and 2002 and the related consolidating statements of operations and cash flows for the years ended December 31, 2000, 2001 and 2002. Canadian Abraxas is a guarantor of the First Lien Notes ($63.5 million) and jointly and severally liable with Abraxas for the Second Lien Notes ($190.2 million) and the Old Notes ($801,000). Old Grey Wolf is a non-guarantor with respect to the First Lien Notes and the Old Notes.

       CONDENSED CONSOLIDATING PARENT COMPANY, RESTRICTED SUBSIDIARIES AND
                          NON-GUARANTOR BALANCE SHEET
                                DECEMBER 31, 2002
                                 (IN THOUSANDS)

                                                 ABRAXAS                             NON-                            ABRAXAS
                                                PETROLEUM       RESTRICTED        GUARANTOR       RECLASSIFI-      PETROLEUM
                                               CORPORATION      SUBSIDIARY        SUBSIDIARY        CATIONS        CORPORATION
                                               INC. PARENT      (CANADIAN         (OLD GREY           AND              AND
                                                COMPANY(1)       ABRAXAS)           WOLF)        ELIMINATIONS     SUBSIDIARIES
                                              -------------    -------------    -------------    -------------    -------------
ASSETS:
Current assets:
  Cash.....................................   $         557    $           -    $           -    $           -    $         557
  Accounts receivable, less allowance for
    doubtful accounts......................           4,482           10,539            2,165          (11,157)           6,029
  Equipment inventory......................             860              142               19                -            1,021
  Other current assets.....................             316                -                -                -              316
                                              -------------    -------------    -------------    -------------    -------------
                                                      6,215           10,681            2,184          (11,157)           7,923
  Assets held for sale.....................               -           25,515           48,732                -           74,247
                                              -------------    -------------    -------------    -------------    -------------
   Total current assets....................           6,215           36,196           50,916          (11,157)          82,170
Property and equipment - net...............          74,435           11,144           10,347                -           95,926
Deferred financing fees, net...............           2,970                -                -                -            2,970
Other assets...............................         108,558                -                -         (108,199)             359
                                              -------------    -------------    -------------    -------------    -------------
   Total assets............................   $     192,178    $      47,340    $      61,263    $    (119,356)   $     181,425
                                              =============    =============    =============    =============    =============
LIABILITIES AND STOCKHOLDER'S DEFICIT:
Current liabilities:
  Accounts payable.........................   $      15,928           $    -    $         894    $     (11,014)   $       5,808
  Accrued interest.........................           5,000                -                -                -            5,000
  Other accrued expenses...................           1,162                -                -                -            1,162
  Current maturities of long-term debt.....          63,500                -                -                -           63,500
                                              -------------    -------------    -------------    -------------    -------------
                                                     85,590                -              894          (11,014)          75,470
Liabilities related to assets held for sale               -            4,427           52,270                -           56,697
                                              -------------    -------------    -------------    -------------    -------------
    Total current liabilities..............          85,590            4,427           53,164          (11,014)         132,167
Long-term debt.............................         138,350           52,629                -                -          190,979
Future site restoration....................               -              519               14                -              533
                                              -------------    -------------    -------------    -------------    -------------
                                                    223,940           57,575           53,178          (11,014)         323,679
Stockholders' equity (deficit).............         (31,762)         (10,235)           8,085         (108,342)        (142,254)
                                              -------------    -------------    -------------    -------------    -------------
Total liabilities and stockholders' equity
 (deficit)                                          192,178    $      47,340    $      61,263    $    (119,356)   $     181,425
                                              =============    =============    =============    =============    =============

     (1) Includes amounts for insignificant U.S. subsidiaries, Sandia and Wamsutter, which are guarantors of the First and Second Lien Notes. Sandia is also a guarantor of the Old Notes. Additionally, these subsidiaries are designated as Restricted Subsidiaries along with Canadian Abraxas.

       CONDENSED CONSOLIDATING PARENT COMPANY, RESTRICTED SUBSIDIARIES AND
                          NON-GUARANTOR BALANCE SHEET
                                DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                                 ABRAXAS                             NON-                            ABRAXAS
                                                PETROLEUM       RESTRICTED        GUARANTOR       RECLASSIFI-      PETROLEUM
                                               CORPORATION      SUBSIDIARY        SUBSIDIARY        CATIONS        CORPORATION
                                               INC. PARENT      (CANADIAN         (OLD GREY           AND              AND
                                                COMPANY(1)       ABRAXAS)           WOLF)        ELIMINATIONS     SUBSIDIARIES
                                              -------------    -------------    -------------    -------------    -------------
ASSETS:
Current assets:
  Cash ....................................   $       3,593      $         -    $           -      $         -    $       3,593
  Accounts receivable, less allowance for
   doubtful accounts ......................          17,184                -            9,905          (23,028)           4,061
  Equipment inventory .....................           1,061                -                -                -            1,061
  Other current assets ....................             250                -                -                -              250
                                              -------------    -------------    -------------    -------------    -------------

                                                     22,088                -            9,905          (23,028)           8,965
Assets held for sale ......................               -          115,528           48,374                           163,902
                                              -------------    -------------    -------------    -------------    -------------
   Total current assets ...................          22,088          115,528           58,279          (23,028)         172,867
Property and equipment - net ..............         116,462           10,314              710                -          127,486
Deferred financing fees, net ..............           2,779                -                -                -            2,779
Other assets ..............................         108,801              784                -         (109,101)             484
                                              -------------    -------------    -------------    -------------    -------------
  Total assets ............................   $     250,130    $     126,626    $      58,989    $    (132,129)   $     303,616

                                              =============    =============    =============    =============    =============
LIABILITIES AND STOCKHOLDER'S DEFICIT:
Current liabilities:
  Accounts payable ........................   $      10,642    $      16,723    $         662    $     (22,985)   $       5,042
  Accrued interest ........................           5,000                -                -            5,000
  Other accrued expenses ..................           1,052                -                -                -            1,052
  Hedge liability .........................             438                -                -                -              438
  Current maturities of long-term debt ....             415                -                -                -              415
                                              -------------    -------------    -------------    -------------    -------------
                                                     17,547           16,723              662          (22,985)          11,947
  Liabilities related to assets held for
   sale ...................................               -           22,170           35,382                -           57,552
                                              -------------    -------------    -------------    -------------    -------------
   Total current liabilities ..............          17,547           38,893           36,044          (22,985)          69,499
Long-term debt ............................         209,611           52,629                -                -          262,240
Future site restoration ...................               -              462                -                -              462
                                              -------------    -------------    -------------    -------------    -------------
                                                    227,158           91,984           36,044          (22,985)         332,201
Stockholders' equity (deficit) ............          22,972           34,642           22,945         (109,144)         (28,585)
                                              -------------    -------------    -------------    -------------    -------------
Total liabilities and stockholders' equity
 (deficit)                                    $     250,130    $     126,626    $      58,989    $    (132,129)   $     303,616
                                              =============    =============    =============    =============    =============

        CONDENSED CONSOLIDATING PARENT COMPANY, RESTRICTED SUBSIDIARY AND
                     NON-GUARANTOR STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                                 (IN THOUSANDS)

                                                 ABRAXAS                             NON-                            ABRAXAS
                                                PETROLEUM       RESTRICTED        GUARANTOR       RECLASSIFI-       PETROLEUM
                                               CORPORATION      SUBSIDIARY        SUBSIDIARY        CATIONS        CORPORATION
                                               INC. PARENT      (CANADIAN         (OLD GREY           AND              AND
                                                COMPANY(1)       ABRAXAS)           WOLF)         ELIMINATIONS     SUBSIDIARIES
                                              --------------   --------------   --------------   --------------   --------------
Revenues:
   Oil and gas production revenues .......... $       20,835   $            -   $          766   $            -   $       21,601
   Rig revenues .............................            635                -                -                -              635
   Other ....................................             71                -                -                -               71
                                              --------------   --------------   --------------   --------------   --------------
                                                      21,541                -              766                -           22,307
Operating costs and expenses:
   Lease operating and production taxes .....          7,639                -              271                -            7,910
   Depreciation, depletion, and amortization.          9,194                -              460                -            9,654
   Proved property impairment ...............         28,178            3,425            1,247                -           32,850
   Rig operations ...........................            567                -                -                -              567
   General and administrative ...............          4,045                -            1,037                -            5,082
                                              --------------   --------------   --------------   --------------   --------------
                                                      49,623            3,425            3,015                -           56,063
                                              --------------   --------------   --------------   --------------   --------------
Operating income (loss) .....................        (28,082)          (3,425)          (2,249)               -          (33,756)

Other (income) expense:
   Interest income ..........................            (92)               -                -                -              (92)
   Amortization of deferred financing fees ..          1,325                -                -                -            1,325
   Interest expense .........................         24,689                -                -                -           24,689
   Other ....................................          1,168                -                -                -            1,168
                                              --------------   --------------   --------------   --------------   --------------
                                                      27,090                -                -                -           27,090
                                              --------------   --------------   --------------   --------------   --------------
Income (loss) from continuing operations
   before income tax ........................        (55,172)          (3,425)          (2,249)               -          (60,846)
Income tax expense (benefit) ................              -                -                -                -                -

Loss from discontinued operations .........               -          (44,448)         (13,233)               -          (57,681)
                                              -------------    -------------    -------------    -------------    -------------
Net  income (loss) ........................   $     (55,172)   $     (47,873)   $     (15,482)    $          -    $    (118,527)
                                              =============    =============    =============    =============    =============

        CONDENSED CONSOLIDATING PARENT COMPANY, RESTRICTED SUBSIDIARY AND
                     NON-GUARANTOR STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                                 ABRAXAS                             NON-                            ABRAXAS
                                                PETROLEUM       RESTRICTED        GUARANTOR       RECLASSIFI-      PETROLEUM
                                               CORPORATION      SUBSIDIARY        SUBSIDIARY        CATIONS        CORPORATION
                                               INC. PARENT      (CANADIAN         (OLD GREY           AND              AND
                                                COMPANY(1)       ABRAXAS)           WOLF)        ELIMINATIONS     SUBSIDIARIES
                                              -------------    -------------    -------------    -------------    -------------
Revenues:
   Oil and gas production revenues ........   $      34,934    $           -    $           -    $           -    $      34,934
   Gas processing revenues ................               -                -                -                -                -
   Rig revenues ...........................             756                -                -                -              756
   Other ..................................              85                -                -                -               85
                                              -------------    -------------    -------------    -------------    -------------
                                                     35,775                -                -                -           35,775
Operating costs and expenses:
   Lease operating and production taxes ...           9,302                -                -                -            9,302
   Depreciation, depletion, and amortization         12,336                -                -                -           12,336
   Rig operations .........................             702                -                -                -              702
   General and administrative .............           3,742                -            1,195                -            4,937
   General and administrative (Stock-based
     Compensation) ........................          (2,767)               -                -                -           (2,767)
                                              -------------    -------------    -------------    -------------    -------------
                                                     23,315                             1,195                -           24,510
                                              -------------    -------------    -------------    -------------    -------------
Operating income (loss) ...................          12,460                            (1,195)               -           11,265

Other (income) expense:
   Interest income ........................             (78)               -                -                -              (78)
   Amortization of deferred financing fees ..         1,907                -                -                -            1,907
   Interest expense .......................          23,922                -                -                -           23,922
   Other ..................................           1,052                -                -                -            1,052
                                              -------------    -------------    -------------    -------------    -------------
                                                     26,803                -                -                -           26,803
                                              -------------    -------------    -------------    -------------    -------------
Income (loss) from continuing operations
   before income tax ......................         (14,343)                           (1,195)               -          (15,538)
Income tax expense (benefit) ..............             505                -                -                -              505
Loss from discontinued operations .........               -           (6,512)           2,837                -           (3,675)
                                              -------------    -------------    -------------    -------------    -------------
Net  income (loss) ........................   $     (14,848)   $      (6,512)   $       1,642    $           -    $     (19,718)
                                              =============    =============    =============    =============    =============

        CONDENSED CONSOLIDATING PARENT COMPANY, RESTRICTED SUBSIDIARY AND
                     NON-GUARANTOR STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                 (IN THOUSANDS)

                                                     ABRAXAS                             NON-                           ABRAXAS
                                                    PETROLEUM       RESTRICTED        GUARANTOR       RECLASSIFI-     PETROLEUM
                                                   CORPORATION      SUBSIDIARY        SUBSIDIARY        CATIONS       CORPORATION
                                                   INC. PARENT      (CANADIAN         (OLD GREY           AND             AND
                                                    COMPANY(1)       ABRAXAS)           WOLF)        ELIMINATIONS    SUBSIDIARIES
                                                  -------------    -------------    -------------    -------------   -------------
Revenues:
   Oil and gas production revenues ............   $      32,165    $           -    $           -    $           -   $      32,165
   Rig revenues ...............................             505                -                -                -             505
   Other ......................................             216                -                -                -             216
                                                  -------------    -------------    -------------    -------------   -------------

                                                         32,886                -                -                -          32,886
Operating costs and expenses:
   Lease operating and production taxes .......           7,755                -                -                -           7,755
   Depreciation, depletion, and amortization ..          12,328                -                -                -          12,328
   Rig operations .............................             717                -                -                -             717
   General and administrative .................           4,115                -              725                -           4,840
   General and administrative (Stock-based
     Compensation) ............................           2,767                -                -                -           2,767
                                                  -------------    -------------    -------------    -------------   -------------
                                                         27,682                -              725                -          28,407
                                                  -------------    -------------    -------------    -------------   -------------
Operating income (loss) .......................           5,204                              (725)               -           4,479

Other (income) expense:
   Interest income ............................            (530)               -                -                -            (530)
   Amortization of deferred financing fees ....           1,660                -                -                -           1,660
   Interest expense ...........................          22,847                -                -                -          22,847
   Gain on sale of equity investment ..........         (33,983)               -                -                -         (33,983)
   Other ......................................           1,116                -                -                -           1,116
                                                  -------------    -------------    -------------    -------------   -------------
                                                         (8,890)               -                -                -          (8,890)
                                                  -------------    -------------    -------------    -------------   -------------
Income (loss) from continuing operations before
   income tax and extraordinary item ..........          14,094                              (725)               -          13,369
Income tax expense (benefit) ..................           3,433                -                -                -           3,433
                                                  -------------    -------------    -------------    -------------   -------------
Income (loss) before extraordinary item .......          10,661                              (725)               -           9,936
Loss from discontinued operations .............               -           (5,241)           1,981                -          (3,260)
Extraordinary item:
   Gain on debt extinguishment ................           1,773                -                -                -           1,773
                                                  -------------    -------------    -------------    -------------   -------------
Net income (loss) .............................   $      12,434    $      (5,241)   $       1,256    $           -   $       8,449
                                                  =============    =============    =============    =============   =============

        CONDENSED CONSOLIDATING PARENT COMPANY, RESTRICTED SUBSIDIARY AND
                      NON-GUARANTOR STATEMENT OF CASH FLOW
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                 (IN THOUSANDS)

                                                     ABRAXAS                             NON-                           ABRAXAS
                                                    PETROLEUM       RESTRICTED        GUARANTOR       RECLASSIFI-     PETROLEUM
                                                   CORPORATION      SUBSIDIARY        SUBSIDIARY        CATIONS       CORPORATION
                                                   INC. PARENT      (CANADIAN         (OLD GREY           AND             AND
                                                    COMPANY(1)       ABRAXAS)           WOLF)        ELIMINATIONS    SUBSIDIARIES
                                                  -------------    -------------    -------------    -------------   -------------
OPERATING ACTIVITIES
Net income (loss) .............................   $     (55,172)   $     (47,873)   $     (15,482)   $           -   $    (118,527)

Loss from discontinued operations .............               -          (44,448)         (13,233)               -         (57,681)
                                                  -------------    -------------    -------------    -------------   -------------
Loss from continuing operations ...............         (55,172)          (3,425)          (2,249)               -         (60,846)
Adjustments to reconcile net income (loss)
 to net cash provided by operating activities:
   Depreciation, depletion, and amortization ..           9,194                -              460                -           9,654
   Proved property impairment .................          28,178            3,425            1,247                -          32,850
   Deferred income tax (benefit) expense ......               -                -                -                -
   Amortization of deferred financing fees ....           1,325                -                -                -           1,325
   Changes in operating assets and liabilities:
       Accounts receivable ....................          18,088                -                -                -          18,088
       Equipment inventory ....................             201                -                -                -             201
       Other ..................................             234                -              262                -             496
       Accounts payables and accrued expenses .             (47)               -                -                -             (47)
                                                  -------------    -------------    -------------    -------------   -------------

Net cash provided (used) by continuing ........
   operations .................................           2,001                -             (280)               -           1,721
Net cash provided by discontinued operations ..               -            1,430            6,461                -           7,891
                                                  -------------    -------------    -------------    -------------   -------------
Net cash provided by operations ...............           2,001            1,430            6,181                -           9,612

INVESTING ACTIVITIES
Capital expenditures, including purchases
   and development of properties ..............          (5,070)               -          (10,826)               -         (15,896)
Proceeds from sale of oil and gas
   properties .................................           9,725                -                -                -           9,725
                                                  -------------    -------------    -------------    -------------   -------------
Net cash provided  (used) by continuing
   operations .................................           4,655                -          (10,826)               -          (6,171)
Net cash used in discontinued operations ......               -           16,856          (15,721)               -           1,135
                                                  -------------    -------------    -------------    -------------   -------------
Net cash provided (used) by investing
   activities .................................           4,655           16,856          (26,547)               -          (5,036)

FINANCING ACTIVITIES
Payments on long-term borrowings ..............          (8,176)               -                -                -          (8,176)
Deferred financing fees .......................          (1,516)               -                -                -          (1,516)
                                                  -------------    -------------    -------------    -------------   -------------
Net cash provided (used) by continuing
   operations activities ......................          (9,692)               -                -                -          (9,692)
Net cash provided by discontinued operations ..               -          (18,262)          20,529                -           2,267
                                                  -------------    -------------    -------------    -------------   -------------
Net cash provided  (used) by financing
   activities .................................          (9,692)         (18,262)          20,529                -          (7,425)
                                                  -------------    -------------    -------------    -------------   -------------
Effect of exchange rate changes on cash .......               -              (24)            (163)               -            (187)
                                                  -------------    -------------    -------------    -------------   -------------
Increase (decrease) in cash ...................          (3,036)               -                -                -          (3,036)
Cash at beginning of year .....................           3,593                -                -                -           3,593
                                                  -------------    -------------    -------------    -------------   -------------
Cash at end of year ...........................             557                -                -                -   $         557
                                                  =============    =============    =============    =============   =============

            CONDENSED CONSOLIDATING PARENT, RESTRICTED SUBSIDIARY AND
                      NON-GUARANTOR STATEMENT OF CASH FLOW
                      FOR THE YEAR ENDED DECEMBER 31, 2001
                                 (IN THOUSANDS)

                                                     ABRAXAS                             NON-                           ABRAXAS
                                                    PETROLEUM       RESTRICTED        GUARANTOR       RECLASSIFI-     PETROLEUM
                                                   CORPORATION      SUBSIDIARY        SUBSIDIARY        CATIONS       CORPORATION
                                                   INC. PARENT      (CANADIAN         (OLD GREY           AND             AND
                                                    COMPANY(1)       ABRAXAS)           WOLF)        ELIMINATIONS    SUBSIDIARIES
                                                  -------------    -------------    -------------    -------------   -------------
OPERATING ACTIVITIES
Net income (loss) .............................   $     (14,848)   $      (6,512)   $       1,642    $           -   $     (19,718)

Income (loss) from discontinued operations ....               -           (6,512)           2,837                -          (3,675)
                                                  -------------    -------------    -------------    -------------   -------------
Income (loss) from continuing operations ......         (14,848)               -           (1,195)               -         (16,043)
Adjustments to reconcile net income (loss)
   to net cash provided by operating
   activities:
     Loss on sale of equity investment ........             845                -                -                -             845
     Depreciation, depletion, and
       amortization ...........................          12,336                -                -                -          12,336
     Amortization of deferred financing fees ..           1,907                -                -                -           1,907
     Stock-based compensation .................          (2,767)               -                -                -          (2,767)
     Changes in operating assets and
       liabilities:
         Accounts receivable ..................          28,804                -                -                -          28,804
         Equipment inventory ..................             (76)               -                -                -             (76)
         Other ................................            (281)               -                -                -            (281)

         Accounts payables and accrued
           expenses ...........................         (12,915)               -                -                -         (12,915)
                                                  -------------    -------------    -------------    -------------   -------------
Net cash provided (used) by continuing ........          13,005                            (1,195)               -          11,810
   operations .................................
Net cash provided (used) by discontinued
   operations .................................               -             (428)           2,547                -           2,119
                                                  -------------    -------------    -------------    -------------   -------------
Net cash provided (used) by operating
   activities .................................          13,005             (428)           1,352                           13,929

INVESTING ACTIVITIES
Capital expenditures, including purchases
   and development of properties ..............         (19,126)               -                -                -         (19,126)
Proceeds from sale of oil and gas
   properties .................................           9,677                -                -                -           9,677
Acquisition of minority interest ..............          (2,679)               -                -                -          (2,679)
                                                  -------------    -------------    -------------    -------------   -------------
Net cash provided  (used)continuing
   operations .................................         (12,128)               -                -                -         (12,128)
Net cash provided (used) by discontinued
   operations .................................               -              569          (19,238)               -         (18,669)
                                                  -------------    -------------    -------------    -------------   -------------
Net cash provided (used) by investing
   activities .................................         (12,128)             569          (19,238)               -         (30,797)
                                                  -------------    -------------    -------------    -------------   -------------

FINANCING ACTIVITIES
Proceeds form issuance of common stock ........              16                -                -                -              16
Proceeds from long-term borrowings ............          11,700                -                -                -          11,700
Payments on long-term borrowings ..............          (9,326)               -                -                -          (9,326)
                                                  -------------    -------------    -------------    -------------   -------------
Net cash provided (used) continuing operations            2,390                -                -                -           2,390
Net cash provided (used) by discontinued
   operations .................................               -                -           18,295                -          18,295
                                                  -------------    -------------    -------------    -------------   -------------
Net cash provided (used) by financing .........
   activities                                             2,390                -           18,295                -          20,685
                                                  -------------    -------------    -------------    -------------   -------------
                                                          3,267              141              409                -           3,817
Effect of exchange rate changes on cash .......               -             (141)            (409)               -            (550)
                                                  -------------    -------------    -------------    -------------   -------------
Increase (decrease) in cash ...................           3,267                -                -                -           3,267
Cash at beginning of year .....................             326                -                -                -             326
                                                  -------------    -------------    -------------    -------------   -------------
Cash at end of year ...........................   $       3,593                -                -    $           -   $       3,593
                                                  =============    =============    =============    =============   =============

            CONDENSED CONSOLIDATING PARENT, RESTRICTED SUBSIDIARY AND
                      NON-GUARANTOR STATEMENT OF CASH FLOW
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                                 (IN THOUSANDS)

                                                      ABRAXAS                         NON-
                                                    PETROLEUM       RESTRICTED      GUARANTOR      RECLASSIFI-       ABRAXAS
                                                   CORPORATION      SUBSIDIARY      SUBSIDIARY       CATIONS        PETROLEUM
                                                  INC. - PARENT     (CANADIAN       (OLD GREY         AND         CORPORATION AND
                                                   COMPANY (1)       ABRAXAS)          WOLF)       ELIMINATIONS    SUBSIDIARIES
                                                  -------------    -------------  -------------    -------------  ---------------
OPERATING ACTIVITIES
Net income (loss) .............................   $      12,434   $      (5,241)  $       1,256      $        -   $       8,449

Income (loss) from discontinued operations ....               -          (5,241)          1,981               -          (3,260)
                                                  -------------    -------------  -------------    -------------  ---------------
Income (loss) from continuing operations ......          12,434               -            (725)              -          11,709
Adjustments to reconcile net income (loss)
 to net cash provided by operating activities:
     Extraordinary gain on extinguishment
      of debt .................................          (1,773)              -               -               -          (1,773)
     Gain on sale of equity investment ........         (33,983)              -               -               -         (33,983)
     Depreciation, depletion, and
      amortization ............................          12,329               -               -               -          12,329

     Deferred income tax expense ..............           3,433               -               -                           3,433
     Amortization of deferred financing fees ..           1,660               -               -               -           1,660
     Stock-based compensation .................           2,767               -               -               -           2,767
     Issuance of common stock and warrants
      for compensation ........................             265               -               -               -             265
     Changes in operating assets and
       liabilities:
         Accounts receivable ..................               8               -               -               -               8

         Equipment inventory ..................            (538)              -               -               -            (538)
         Other ................................            (184)              -               -               -            (184)
         Accounts payables and accrued
          expenses ............................           5,357               -               -               -           5,357
                                                  -------------    -------------  -------------    -------------  ---------------
Net cash provided by continuing operations ....           1,775               -            (725)              -           1,050
Net cash provided by discontinued operations ..               -           8,655          11,860               -          20,515
                                                  -------------    -------------  -------------    -------------  ---------------
Net cash provided (used) by operations ........           1,775           8,655          11,135               -          21,565
INVESTING ACTIVITIES
Capital expenditures, including purchases
 and development of properties ................         (39,767)              -               -               -         (39,767)
Proceeds from sale of oil and gas
 properties ...................................           5,542               -               -               -           5,542
Proceeds from sale of equity investment .......          34,482               -               -               -          34,482
                                                  -------------    -------------  -------------    -------------  ---------------
Net cash  provided (used) by continuing
 operations ...................................             257               -               -               -             257
Net cash provided (used) in discontinued
 operations ...................................               -          (8,256)        (10,774)              -         (19,030)
                                                  -------------    -------------  -------------    -------------  ---------------
Net cash provided (used) by investing
 activities ...................................             257          (8,256)        (10,774)              -         (18,773)
                                                  -------------    -------------  -------------    -------------  ---------------
FINANCING ACTIVITIES
Purchase of treasury stock, net ...............             (78)              -               -               -             (78)
Proceeds from long-term borrowings ............           6,400               -               -               -           6,400
Payments on long-term borrowings ..............          (9,979)              -               -               -          (9,979)
Deferred financing fees .......................              23               -               -               -              23
                                                  -------------    -------------  -------------    -------------  ---------------
Net cash provided  (used) by  continuing
 operations ...................................          (3,634)              -               -               -          (3,634)
Net cash provided (used) by discontinued
 operations ...................................               -               -            (184)              -            (184)
                                                  -------------    -------------  -------------    -------------  ---------------
Net cash provided (used) by financing
 activities ...................................          (3,634)              -            (184)              -          (3,818)
                                                  -------------    -------------  -------------    -------------  ---------------
                                                         (1,602)            399             177               -          (1,026)
Effect of exchange rate changes on cash .......               -            (399)           (177)              -            (576)
                                                  -------------    -------------  -------------    -------------  ---------------
Increase (decrease) in cash ...................          (1,602)              -               -               -          (1,602)
Cash at beginning of year .....................           1,928               -               -               -           1,928
                                                  -------------    -------------  -------------    -------------  ---------------
Cash at end of year ...........................   $         326   $           -   $           -   $           -   $         326
                                                  =============   =============   =============   =============   =============

16.  HEDGING PROGRAM AND DERIVATIVES

          On January 1, 2001, the Company adopted SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" as amended and interpreted. Under SFAS 133, all derivative instruments are recorded on the balance sheet at fair value. If the derivative does not qualify as a hedge or is not designated as a hedge, the gain or loss on the derivative is recognized currently in earnings. To qualify for hedge accounting, the derivative must qualify either as a fair value hedge, cash flow hedge or foreign currency hedge. Currently, the Company uses only cash flow hedges and the remaining discussion will relate exclusively to this type of derivative instrument. If the derivative qualifies for hedge accounting, the gain or loss on the derivative is deferred in Other Comprehensive Income (Loss), a component of Stockholders' Equity, to the extent that the hedge is effective.

          The relationship between the hedging instrument and the hedged item must be highly effective in achieving the offset of changes in cash flows attributable to the hedged risk both at the inception of the contract and on an ongoing basis. Hedge accounting is discontinued prospectively when a hedge instrument becomes ineffective. Gains and losses deferred in accumulated Other Comprehensive Income (Loss) related to a cash flow hedge that becomes ineffective remain unchanged until the related production is delivered. If the Company determines that it is probable that a hedged transaction will not occur, deferred gains or losses on the hedging instrument are recognized in earnings immediately.

          Gains and losses on hedging instruments related to accumulated Other Comprehensive Income (Loss) and adjustments to carrying amounts on hedged production are included in natural gas or crude oil production revenue in the period that the related production is delivered.

          On January 1, 2001, in accordance with the transition provisions of SFAS 133, the Company recorded $31.0 million, net of tax, in Other Comprehensive Income (Loss) representing the cumulative effect of an accounting change to recognize the fair value of cash flow derivatives. The Company recorded cash flow hedge derivative liabilities of $38.2 million on that date and a deferred tax asset of $7.2 million.

          For the year ended December 31, 2001, losses before tax of $12.1 million were transferred from Other Comprehensive Income (Loss) to revenue and the fair value of outstanding liabilities decreased by $25.5 million. The ineffective portion of the cash flow hedges was not material at December 31, 2001.

          For the year ended December 31, 2001, $566,000 of deferred net loss on derivative instruments were recorded in Other Comprehensive Income (Loss). All of the deferred net loss is expected to be reclassified to earnings during the next twelve-month period.

          All hedge transactions are subject to the Company's risk management policy, approved by the Board of Directors. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking the hedge. This process includes specific identification of the hedging instrument and the hedged transaction, the nature of the risk being hedged and how the hedging instrument's effectiveness will be assessed. Both at the inception of the hedge and on an ongoing basis, the Company assesses whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

          The Company entered into a costless collar hedge agreement with Barrett Resources Corporation ("Barrett") for the period November 1999 through October 2000. This agreement consisted of a swap for 1,000 Bbls per day of crude oil with the Company being paid $20.30 and paying NYMEX calendar month average, and an additional 1,000 Bbls of crude oil per day with a floor price of $18.00 per Bbl and a ceiling of $22.00 per Bbl. The Company realized a loss from hedges of $20.2 million for the year ended December 31, 2000, which is accounted for in Oil and Gas Production Revenue. At year end 2001 Barrett had a swap call on either 1,000 Bbls of crude oil or 20,000 MMBtu of natural gas per day at Barrett's option at fixed prices ($18.90 for crude oil or $2.60 to $2.95 for natural gas) through October 31, 2002. The Company realized a loss from hedges of $12.1 million and $3.2 million for the years ended December 31, 2001 and 2002 respectively, of which $6.6 million and $1.5 million was from continuing operations, which is accounted for in Oil and Gas Production Revenue.

          Under the terms of the New Senior Secured Credit Agreement, (see Note
3) the Company is required to maintain hedging agreements with respect to not less than 25% nor more than 75% of it crude oil and natural gas production for a rolling six month period. As of January 23, 2003, the Company has entered into a collar option agreement with respect to 5,000 MMBtu per day, or approximately 25% of the Company's production, at a call price of $6.25 per MMBtu and a put price of $4.00 per MMBtu, for the calendar months of February through July 2003. In February 2003 the Company entered into an additional hedge agreement for 5,000 MMbtu per day with a floor of $4.50 per MMBtu for the calendar months of March 2003 through February 2004.

17. COMPREHENSIVE INCOME

    Comprehensive income includes net income, losses and certain items recorded directly to Stockholders' Equity and classified as Other Comprehensive Income
(Loss). The following table illustrates the calculation of comprehensive income for the year ended December 31, 2002:

                                                                                                 Accumulated Other
                                                                            Comprehensive          Comprehensive
                                                                            Income (Loss)          Income (Loss)
                                                                          ------------------- ------------------------
                                                                             For the year
                                                                                Ended
                                                                              December 31,               As of
                                                                                 2002              December 31,2002
                                                                          ------------------- ------------------------
Accumulated other comprehensive loss at December 31, 2001 .........                                 $     (13,561)
   Net loss........................................................            $    (118,527)
                                                                          -------------------
Other Comprehensive income (loss):
   Hedging derivatives (net of tax) - See Note 16
     Reclassification adjustment for settled hedge contracts,  net
     of taxes of ($596)............................................                    2,556
     Change in fair market value of outstanding hedge positions
     net of taxes of $504..........................................                   (1,990)
                                                                          -------------------
                                                                                         566
   Foreign currency translation adjustment.........................                    4,292
                                                                          -------------------
Other comprehensive income (loss)..................................                    4,858                4,858
                                                                          -------------------

Comprehensive income (loss)........................................            $    (113,669)
                                                                          ===================    ---------------------
Accumulated other comprehensive loss at December 31, 2002..........                                 $      (8,703)
                                                                                                 =====================

18.  PROVED PROPERTY IMPAIRMENT

     In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the end of the year, or alternatively, if prices subsequent to that date have increased, a price near the periodic filing date of the Company's financial statements. As of December 31, 2001, the Company's net capitalized costs of oil and gas properties exceeded the present value of its estimated proved reserves by $71.3 million ($38.9 million on the U.S. properties and $32.4 million on the Canadian properties). These amounts were calculated considering 2001 year-end prices of $19.84 per barrel for oil and $2.57 per Mcf for gas as adjusted to reflect the expected realized prices for each of the full cost pools. The Company did not adjust its capitalized costs for its U.S. properties because subsequent to December 31, 2001, oil and gas prices increased such that capitalized costs for its U.S. properties did not exceed the present value of the estimated proved oil and gas reserves for its U.S. properties as determined using increased realized prices on March 22, 2002 of $24.16 per Bbl for oil and $2.89 per Mcf for gas. During the second quarter of 2002, the Company had a ceiling limitation write-down of $116.0 million, $32.9 million related to continuing operations and $83.1 million related to discontinued operations.

19.  SUPPLEMENTAL OIL AND GAS DISCLOSURES (UNAUDITED)

          The accompanying table presents information concerning the Company's crude oil and natural gas producing activities from continuing operations as required by Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities." Capitalized costs relating to oil and gas producing activities are as follows:

                                                                     YEARS ENDED DECEMBER 31
                                               -------------------------------------------------------------------------
                                                              2001                                  2002
                                               -----------------------------------   -----------------------------------
                                                 TOTAL        U.S.        CANADA       TOTAL        U.S.        CANADA
                                               ---------    ---------    ---------   ---------    ---------    ---------
                                                                            (In thousands)
    Proved crude oil and natural
      gas properties .......................   $ 290,635    $ 284,182    $   6,453   $ 298,972    $ 279,401    $  19,571
    Unproved properties ....................       4,571            -        4,571       7,052            -        7,052
                                               ---------    ---------    ---------   ---------    ---------    ---------
      Total ................................     295,206      284,182       11,024     306,024      279,401       26,623
    Accumulated depreciation,
      depletion, and
      amortization, and
      impairment ...........................    (168,124)    (168,124)           -    (210,313)    (205,181)      (5,132)
                                               ---------    ---------    ---------   ---------    ---------    ---------
        Net capitalized costs ..............   $ 127,082    $ 116,058    $  11,024   $  95,711    $  74,220    $  21,491
                                               =========    =========    =========   =========    =========    =========

     Cost incurred in oil and gas property acquisitions, exploration and development activities are as follows:

                                                                      YEARS ENDED DECEMBER 31
                                  -------------------------------------------------------------------------------------------------
                                               2000                             2001                             2002
                                  ------------------------------   ------------------------------   -------------------------------
                                   TOTAL       U.S.      CANADA     TOTAL       U.S.      CANADA     TOTAL       U.S.    CANADA (1)
                                  --------   --------   --------   --------   --------   --------   --------   --------  ----------
                                                                           (In thousands)
   Property acquisition costs:
     Proved ...................   $      -   $      -   $      -   $      -   $      -   $      -   $      -   $      -   $      -
     Unproved .................          -          -          -          -          -          -          -          -          -
                                  --------   --------   --------   --------   --------   --------   --------   --------   --------

                                  $      -   $      -   $      -   $      -   $      -   $      -   $      -   $      -   $      -
                                  ========   ========   ========   ========   ========   ========   ========   ========   ========

   Property development and
     exploration costs ........   $ 39,631   $ 39,631   $      -   $ 18,867   $ 18,867   $      -   $ 15,770   $  4,944   $ 10,826
                                  ========   ========   ========   ========   ========   ========   ========   ========   ========

          (1) Canadian costs in 2002 were primarily for exploratory purposes.

          The results of operations for oil and gas producing activities are as follows:

                                                                      YEARS ENDED DECEMBER 31
                            ------------------------------------------------------------------------------------------------------
                                          2000                               2001                               2002
                            --------------------------------   --------------------------------   --------------------------------
                             TOTAL        U.S.       CANADA     TOTAL        U.S.       CANADA     TOTAL        U.S.       CANADA
                            --------    --------    --------   --------   ---------    --------   ---------   ---------   --------
                                                                           (In thousands)
Revenues ................   $ 32,165    $ 32,165    $      -   $ 34,934   $  34,934    $      -   $  21,601   $  20,835   $    766
Production costs ........     (7,755)     (7,755)          -     (9,302)     (9,302)          -      (7,910)     (7,639)      (271)
Depreciation, depletion,
  and amortization ......    (11,968)    (11,968)          -    (11,976)    (11,976)          -      (9,339)     (8,879)      (460)
Proved property impairment         -           -           -          -           -           -     (32,850)    (28,178)    (4,672)
General and administrative    (1,118)     (1,118)          -     (1,073)     (1,073)          -      (1,270)     (1,011)      (259)
Income taxes (expense)
  benefit ...............          -           -           -          -           -           -           -           -          -
                            --------    --------    --------   --------   ---------    --------   ---------   ---------   --------

Results of operations
  from oil and gas
  producing activities
  (excluding corporate
  overhead and interest
  costs) ................   $ 11,324    $ 11,324    $      -   $ 12,583   $  12,583    $      -   $ (29,768)  $ (24,872)  $ (4,896)
                            ========    ========    ========   ========   =========    ========   =========   =========   ========
Depletion rate per
  barrel of oil
  equivalent, before
  impact of impairment ..   $   6.19    $   6.19    $      -   $   6.96   $    6.96    $      -   $    7.65   $    7.55   $  10.30
                            ========    ========    ========   ========   =========    ========   =========   =========   ========

ESTIMATED QUANTITIES OF PROVED OIL AND GAS RESERVES

          The following table presents the Company's estimate of its net proved crude oil and natural gas reserves as of December 31, 2000, 2001, and 2002. The Company's management emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available. The estimates have been prepared by independent petroleum reserve engineers.

                                                         TOTAL                   UNITED STATES                  CANADA
                                               ------------------------    --------------------------  ------------------------
                                                  LIQUID      NATURAL        LIQUID         NATURAL      LIQUID        NATURAL
                                               HYDROCARBONS     GAS        HYDROCARBONS       GAS      HYDROCARBONS      GAS
                                               ------------  ----------    ------------    ----------  ------------  ----------
                                                (BARRELS)      (MCF)        (BARRELS)        (MCF)      (BARRELS)      (MCF)
                                                                               (In Thousands)
  PROVED DEVELOPED AND UNDEVELOPED RESERVES:
    Balance at January 1, 2000 (1) .........        6,421        80,417         6,421        80,417             -             -
      Revisions of previous estimates ......           54       (13,441)           54       (13,441)            -             -

      Extensions and discoveries ...........          315        57,371           315        57,371             -             -

      Purchase of minerals in place ........            -             -             -             -             -             -

      Production ...........................         (539)       (8,364)         (539)       (8,364)            -             -
      Sale of minerals in place ............         (170)       (1,075)         (170)       (1,075)            -             -
                                               ----------    ----------    ----------    ----------    ----------    ----------
    Balance at December 31, 2000 ...........        6,081       114,908         6,081       114,908             -             -
      Revisions of previous estimates ......         (688)        3,318          (688)        3,318             -             -
      Extensions and discoveries ...........          361        12,086           354         4,886             7         7,200
      Production ...........................         (416)       (7,823)         (416)       (7,823)            -             -
      Sale of minerals in place ............         (924)       (6,821)         (924)       (6,821)            -             -
                                               ----------    ----------    ----------    ----------    ----------    ----------
    Balance at December 31, 2001 ...........        4,414       115,668         4,407       108,468             7         7,200
      Revisions of previous estimates ......          (69)      (17,705)          (63)      (15,248)           (6)       (2,457)
      Extensions and discoveries ...........          231         9,036             -             -           231         9,036
      Production ...........................         (274)       (5,680)         (264)       (5,472)          (10)         (208)
      Sale of minerals in place ............         (843)       (9,553)         (843)       (9,553)            -             -
                                               ----------    ----------    ----------    ----------    ----------    ----------
    Balance at December 31, 2002 ...........        3,459        91,766         3,237        78,195           222        13,571
                                               ==========    ==========    ==========    ==========    ==========    ==========

(1) The beginning of year 2000 amounts exclude the Company's proportional interest in Partnership proved reserves, accounted for by the equity method, of
2.8 Mbbls of liquid hydrocarbons and 25.8 MMcf of natural gas.

                                                         TOTAL                   UNITED STATES                  CANADA
                                               ------------------------    --------------------------  ------------------------
                                                  LIQUID      NATURAL        LIQUID         NATURAL      LIQUID       NATURAL
                                               HYDROCARBONS     GAS        HYDROCARBONS       GAS      HYDROCARBONS    GAS
                                               ------------  ----------    ------------    ----------  ------------  ----------
                                                (BARRELS)      (MCF)         (BARRELS)       (MCF)       (BARRELS)     (MCF)
                                                                                 (In Thousands)
  PROVED DEVELOPED RESERVES:
    December 31, 2000 ......................        4,309        48,177         4,309        48,177             -             -
                                               ==========    ==========    ==========    ==========    ==========    ==========
    December 31, 2001 ......................        2,892        40,514         2,892        40,514             -             -
                                               ==========    ==========    ==========    ==========    ==========    ==========
    December 31, 2002 ......................        1,858        43,308         1,753        34,776           105         8,532
                                               ==========    ==========    ==========    ==========    ==========    ==========

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

          The following disclosures concerning the standardized measure of future cash flows from proved crude oil and natural gas reserves from continuing operations are presented in accordance with SFAS No. 69. The standardized measure does not purport to represent the fair market value of the Company's proved crude oil and natural gas reserves. An estimate of fair market value would also take into account, among other factors, the recovery of reserves not classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of the time value of money and the risks inherent in reserve estimates.

          Under the standardized measure, future cash inflows were estimated by applying period-end prices at December 31, 2002 adjusted for fixed and determinable escalations, to the estimated future production of year-end proved reserves. Future cash inflows were reduced by estimated future production and development costs based on year-end costs to determine pre-tax cash inflows. Future income taxes were computed by applying the statutory tax rate to the excess of pre-tax cash inflows over the tax basis of the properties. Operating loss carryforwards, tax credits, and permanent differences to the extent estimated to be available in the future were also considered in the future income tax calculations, thereby reducing the expected tax expense.

          Future net cash inflows after income taxes were discounted using a 10% annual discount rate to arrive at the Standardized Measure.

          Set forth below is the Standardized Measure relating to proved oil and gas reserves for:

                                                                          YEARS ENDED DECEMBER 31
                                           -------------------------------------------------------------------------------------
                                                              2000                                        2001
                                           -----------------------------------------   -----------------------------------------
                                              TOTAL           U.S.         CANADA         TOTAL           U.S.         CANADA
                                           -----------    -----------    -----------   -----------    -----------    -----------
                                                                               (In thousands)
Future cash inflows ....................   $ 1,274,871    $ 1,274,871    $         -   $   313,640    $   313,640    $         -
Future production and
  development costs ....................      (254,667)      (254,667)             -      (138,296)      (138,296)             -
Future income tax expense ..............       (65,421)       (65,421)             -             -              -              -
                                           -----------    -----------    -----------   -----------    -----------    -----------
Future net cash flows ..................       954,783        954,783              -       175,344        175,344              -
Discount ...............................      (468,663)      (468,663)             -       (98,157)       (98,157)             -
                                           -----------    -----------    -----------   -----------    -----------    -----------
Standardized Measure of
  discounted future net cash
  relating to proved reserves ..........   $   486,120    $   486,120    $             $    77,187    $    77,187    $
                                           ===========    ===========    ===========   ===========    ===========    ===========

                                                     YEARS ENDED DECEMBER 31
                                           ------------------------------------------
                                                              2002
                                           -----------------------------------------
                                              TOTAL           U.S.         CANADA
                                           -----------    -----------    -----------
                                                         (In thousands)
Future cash inflows ....................   $   454,052    $   389,061    $    64,991
Future production and
  development costs ....................      (177,306)      (158,507)       (18,799)
Future income tax expense ..............             -              -              -
                                           -----------    -----------    -----------
Future net cash flows ..................       276,746        230,554         46,192
Discount ...............................      (140,162)      (120,238)       (19,924)
                                           -----------    -----------    -----------
Standardized Measure of
  discounted future net cash
  relating to proved reserves ..........   $   136,584    $   110,316    $    26,268
                                           ===========    ===========    ===========

CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

          The following is an analysis of the changes in the Standardized Measure for continuing operations:

                                                                 YEAR ENDED DECEMBER 31
                                                       -----------------------------------------
                                                          2000            2001           2002
                                                       -----------    -----------    -----------
                                                                     (In thousands)
  Standardized Measure, beginning
    of year ........................................   $   123,283    $   486,120    $    77,187
  Sales and transfers of oil and gas
    produced, net of production costs ..............       (24,410)       (25,632)       (13,691)
  Net changes in prices and development
    and production costs from prior year ...........       356,237       (333,920)        64,652
  Extensions, discoveries, and improved
    recovery, less related costs ...................       215,895          4,010         31,122
  Purchases of minerals in place ...................             -              -              -
  Sales of minerals in place .......................        (7,631)       (36,681)        (9,089)
  Revision of previous quantity estimates ..........       (47,794)        (2,400)       (12,888)
  Change in future income tax expense ..............       (65,422)        65,422              -
  Other ............................................       (76,366)      (128,344)        (8,428)
  Accretion of discount ............................        12,328         48,612          7,719
                                                       -----------    -----------    -----------
    Standardized Measure, end of year ..............   $   486,120    $    77,187    $   136,584
                                                       ===========    ===========    ===========

                          ABRAXAS PETROLEUM CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)



                                                                 MARCH 31,   DECEMBER 31,
                                                                   2003         2002
                                                               (UNAUDITED)
                                                               -----------   -----------
ASSETS:
Current assets:
   Cash ....................................................   $     2,510   $       557
   Accounts receivable, net:
          Joint owners .....................................           950           516
          Oil and gas production ...........................         5,289         5,292
          Other ............................................           561           221
                                                               -----------   -----------
                                                                     6,800         6,029
   Equipment inventory .....................................           698         1,021
   Other current assets ....................................         1,026           316
    Assets held for sale ...................................             -        74,247
                                                               -----------   -----------
     Total current assets ..................................        11,034        82,170

Property and equipment:
  Oil and gas properties, full cost method of accounting:
      Proved ...............................................       305,320       298,972
      Unproved, not subject to amortization ................         7,052         7,052
   Other property and equipment ............................         2,987         2,713
                                                               -----------   -----------
           Total ...........................................       315,359       308,737
      Less accumulated depreciation, depletion, and
        amortization .......................................       214,400       212,811
                                                               -----------   -----------
      Total property and equipment - net ...................       100,959        95,926

Deferred financing fees, net ...............................         5,317         2,970

Other assets ...............................................           364           359
                                                               -----------   -----------
  Total assets .............................................   $   117,674   $   181,425
                                                               ===========   ===========



           See accompanying notes to consolidated financial statements

                          ABRAXAS PETROLEUM CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS (CONTINUED)
                                 (IN THOUSANDS)



                                                                MARCH 31,    DECEMBER 31,
                                                                  2003          2002
                                                               (UNAUDITED)
                                                               -----------   -----------
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable .........................................   $     5,186   $     4,171
  Oil and gas production payable ...........................         2,549         1,637
  Accrued interest .........................................         2,457         5,000
  Other accrued expenses ...................................         2,711         1,162
  Current maturities of long-term debt .....................             -        63,500
  Liabilities related to assets held for sale ..............             -        56,697
                                                               -----------   -----------
    Total current liabilities ..............................        12,903       132,167

Long-term debt .............................................       173,735       190,979

Future site restoration ....................................         1,237           533

Stockholders'deficit:
  Common Stock, par value $.01 per share-
   authorized 200,000,000 shares; issued, 35,795,998 and
   30,145,280 in  2003 and 2002 respectively ...............           358           301
  Additional paid-in capital ...............................       140,595       136,830
  Receivable from stock sale ...............................           (97)          (97)
  Accumulated deficit ......................................      (206,919)     (269,621)
  Treasury stock, at cost, 165,883 shares ..................          (964)         (964)
  Accumulated other comprehensive loss .....................        (3,174)       (8,703)
                                                               -----------   -----------
      Total stockholders' deficit ..........................       (70,201)     (142,254)
                                                               -----------   -----------
Total liabilities and stockholders' deficit ................   $   117,674   $   181,425
                                                               ===========   ===========



           See accompanying notes to consolidated financial statements

                          ABRAXAS PETROLEUM CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)



                                                                   THREE MONTHS ENDED
                                                                        MARCH 31,
                                                               -------------------------
                                                                  2003           2002
                                                               -----------   -----------
Revenue:
   Oil and gas production revenues .........................   $     9,653   $     4,461
   Rig revenues ............................................           181           151
   Other ...................................................             2             4
                                                               -----------   -----------
                                                                     9,836         4,616
Operating costs and expenses:
   Lease operating and production taxes ....................         2,347         1,878
   Depreciation, depletion and amortization ................         2,350         2,253
   Rig operations ..........................................           166           121
   General and administrative ..............................         1,230         1,093
   General and administrative (stock-based compensation) ...            36             -
                                                               -----------   -----------
                                                                     6,129         5,345
                                                               -----------   -----------
Operating income (loss) ....................................         3,707          (729)

Other (income) expense:
   Interest income .........................................           (10)          (33)
   Interest expense ........................................         4,523         6,235
   Amortization of deferred financing fees .................           329           331
   Financing cost ..........................................         3,601             -
                                                               -----------   -----------
                                                                     8,443         6,533
                                                               -----------   -----------
Earnings (loss) from continuing operations before
   cumulative effect of accounting change ..................        (4,736)       (7,262)
Earnings (loss) from discontinued operations:
   Earnings (loss)  from discontinued operations ...........           873        (1,437)
   Gain on sale of foreign subsidiaries ....................        66,960             -
                                                               -----------   -----------
Net earnings from discontinued operations ..................        67,833        (1,437)
Cumulative effect of accounting change .....................          (395)            -
                                                               -----------   -----------
Net earnings (loss) ........................................   $    62,702   $    (8,699)
                                                               ===========   ===========

Basic earnings (loss) per common share:
   Net earnings (loss) from continuing operations ..........   $     (0.14)  $     (0.24)
   Earnings (loss) from discontinued operations ............          1.98         (0.05)
   Cumulative effect of accounting change ..................         (0.01)            -
                                                               -----------   -----------
Net earnings (loss) per common - basic .....................   $      1.83   $     (0.29)
                                                               ===========   ===========

Diluted earnings (loss) per common share:
   Net earnings (loss) from continuing operations ..........   $     (0.14)  $     (0.24)
   Earnings (loss) from discontinued operations ............          1.97         (0.05)
   Cumulative effect of accounting change ..................         (0.01)            -
                                                               -----------   -----------
Net earnings (loss) per common share - diluted .............   $      1.82   $     (0.29)
                                                               ===========   ===========



           See accompanying notes to consolidated financial statements

                          ABRAXAS PETROLEUM CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                 (IN THOUSANDS)



                                                                             THREE MONTHS ENDED
                                                                                  MARCH 31,
                                                                         --------------------------
                                                                             2003           2002
                                                                         -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) ....................................................   $    62,702    $    (8,699)
Income (loss) from discontinued operations ...........................        67,833         (1,437)
                                                                         -----------    -----------
Income (loss) from continuing operations .............................        (5,131)        (7,262)
Adjustments to reconcile net income to net
    cash provided by operating activities:
 Depreciation, depletion, and amortization ...........................         2,350          2,253
 Amortization of deferred financing fees .............................           329            331
 Stock-based compensation ............................................            36              -
 Changes in operating assets and liabilities:
     Accounts receivable .............................................        (1,160)         1,639
     Equipment inventory .............................................           162             91
     Other ...........................................................         1,084             16
     Accounts payable and accrued expenses ...........................         2,419          1,743
                                                                         -----------    -----------
Net cash provided (used) in  continuing operations ...................            89         (1,189)
Net cash (used) in provided by discontinued operations ...............           (54)         9,412
                                                                         -----------    -----------
Net cash provided by operations ......................................            35          8,223

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures, including purchases and development
  of properties ......................................................        (4,352)        (2,119)
                                                                         -----------    -----------
Net cash provided buy(used) in continuing operations .................        (4,352)        (2,119)
Net cash used in discontinued operations .............................        85,587        (15,289)
                                                                         -----------    -----------
Net cash provided by (used) in investing activities ..................   $    81,235    $   (17,408)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term borrowings ...................................        42,898              -
Payments on long-term borrowings .....................................      (123,642)          (698)
Issuance of common stock in connection with exchange .................         3,651              -
Exercise of stock options ............................................             5              -
Deferred financing fees ..............................................        (2,529)             -
                                                                         -----------    -----------
Net cash used in continuing operations ...............................       (79,617)          (698)
Net cash provided  by discontinued operations ........................           291          6,075
                                                                         -----------    -----------
Net cash (used) in provided by financing activities ..................       (79,326)         5,377
                                                                         -----------    -----------
Effect of exchange rate changes on cash ..............................             9             (5)
                                                                         -----------    -----------
Increase (decrease) in cash ..........................................         1,953         (3,813)
Cash, at beginning of period .........................................           557          3,593
                                                                         -----------    -----------
Cash, at end of period ...............................................   $     2,510    $      (220)
                                                                         ===========    ===========

Supplemental disclosures of cash flow information:
Interest paid ........................................................   $     3,029    $     4,414
                                                                         ===========    ===========



           See accompanying notes to consolidated financial statements

                          ABRAXAS PETROLEUM CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
              (tabular amounts in thousands except per share data)

NOTE 1. BASIS OF PRESENTATION

     The accounting policies followed by Abraxas Petroleum Corporation and its subsidiaries (the "Company" or "Abraxas") are set forth in the notes to the Company's audited financial statements in the Annual Report on Form 10-K filed for the year ended December 31, 2002. Such policies have been continued without change. Also, refer to the notes to those financial statements for additional details of the Company's financial condition, results of operations, and cash flows. All the material items included in those notes have not changed except as a result of normal transactions in the interim, or as disclosed within this report. The accompanying interim consolidated financial statements have not been audited by independent accountants, but in the opinion of management, reflect all adjustments necessary for a fair presentation of the financial position and results of operations. Any and all adjustments are of a normal and recurring nature. The results of operations for the three months ended March 31, 2003 are not necessarily indicative of results to be expected for the full year.

     The consolidated financial statements include the accounts of the Company and its wholly-owned foreign subsidiary, Grey Wolf Exploration Inc. ("New Grey Wolf"). In January 2003, the Company sold all of the common stock of its wholly-owned foreign subsidiaries, Canadian Abraxas Petroleum Limited ("Canadian Abraxas") and Grey Wolf Exploration Inc. ("Old Grey Wolf"). Certain oil and gas properties were retained and transferred into New Grey Wolf which was incorporated in January 2003. The Canadian operations had historically been reported as a geographical business segment. The results of operations, statement of position and cash flow for all periods presented of Canadian Abraxas and Old Grey Wolf, with the exception of the retained properties, is reflected in discontinued operations in the accompanying consolidated financial statements and related disclosures.

     New Grey Wolf's assets and liabilities are translated to U.S. dollars at period-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the period. Translation adjustments are accumulated as a separate component of shareholders' equity.

     The Company has incurred net losses in five of the last six years, and there can be no assurance that operating income and net earnings will be achieved in future periods. The Company's revenues, profitability and future rate of growth are substantially dependent upon prevailing prices for crude oil and natural gas and the volumes of crude oil, natural gas and natural gas liquids we produce. During 2002, crude oil and natural gas prices began to increase from 2001 levels and increased further in the first quarter of 2003. In addition, because the Company's proved reserves will decline as crude oil, natural gas and natural gas liquids are produced, unless it acquires additional properties containing proved reserves or conduct successful exploration and development activities, its reserves and production will decrease. The Company's ability to acquire or find additional reserves in the near future will be dependent, in part, upon the amount of available funds for acquisition, exploitation, exploration and development projects. In order to provide liquidity and capital resources, the Company has sold certain of its producing properties. However, production levels have declined as the Company has been unable to replace the production represented by the properties sold with new production from the producing properties it has invested in with the proceeds of property sales. In addition, under the terms of its new senior credit agreement and New Notes, the Company is subject to limitations on capital expenditures. As a result, the Company may be limited in its ability to replace existing production with new production and might suffer a decrease in the volume of crude oil and natural gas it produces. If crude oil and natural gas prices return to depressed levels or if production levels continue to decrease, the Company's revenues, cash flow from operations and financial condition may be materially adversely affected.

     Certain prior years balances have been reclassified for comparative purposes.

NOTE 2. DISCONTINUED OPERATIONS



     In January 2003, the Company sold its wholly-owned Canadian subsidiaries, Old Grey Wolf and Canadian Abraxas, as part of a series of transactions related to a financial restructuring - see Note 4 for additional information regarding the financial restructuring. The operations of these subsidiaries, previously reported as a business segment in prior years, is reported as a discontinued operation for all periods presented in the accompanying consolidated financial statements and the operating results are reflected separately from the results of continuing operations. Summarized discontinued operating results and net income (loss) for the three month period ended
March 31, 2002 and for the period January 1 - 23, 2003 were:



                                                                      PERIOD       THREE MONTHS
                                                                     JANUARY       ENDED MARCH
                                                                       1-23,           31
                                                                   ----------------------------
                                                                       2003           2002
                                                                   ------------    ------------
          Total revenues........................................   $      3,122    $      7,191
          Income (loss) from operations before income tax.......          1,253          (2,280)
          Income tax expense (benefit)..........................            380            (843)
                                                                   ------------    ------------
          Income (loss) from discontinued operations ...........   $        873    $     (1,437)
                                                                   ============    ============



Assets and liabilities of discontinued operations as of December 31, 2002 were as follows:



          Assets:
          Cash                                                     $      4,325
          Accounts receivable                                             4,940
          Net property                                                   53,675
          Other                                                          11,307
                                                                   ------------
                                                                   $     74,247
                                                                   ============

          Liabilities:
          Accounts payable and accrued liabilities                 $      7,279
          Long-tern debt                                                 45,964
          Other                                                           3,454
                                                                   ------------
                                                                   $     56,697
                                                                   ============



NOTE 3. INCOME TAXES

     The Company records income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     For the period ended March 31, 2002, no tax provision was required due to operating losses. For the period ended March 31, 2003, no current taxes have been provided due to operating losses for tax purposes resulting from, among other items, differing book and tax basis of assets sold. Any deferred tax benefit resulting from operations for the period ended March 31, 2003 have been offset by increases to the deferred tax asset valuation allowance.

NOTE 4. RECENT EVENTS

          EXCHANGE OFFER. On January 23, 2003, the Company completed an exchange offer, pursuant to which it offered to exchange cash and securities for all of the outstanding 11 1/2% Senior Secured Notes due 2004, Series A ("Second Lien Notes") and 11 1/2% Senior Notes due 2004, Series D ("Old Notes"), issued by Abraxas and Canadian Abraxas. In exchange for each $1,000 principal amount of such notes tendered in the exchange offer, tendering noteholders received:

               -    cash in the amount of $264;

               - an 11 1/2% Secured Note due 2007, Series A ("New Notes"), with a principal amount equal to $610; and

               -    31.36 shares of Abraxas common stock.

          At the time the exchange offer was made, there were approximately $190.1 million of the Second Lien Notes and $800,000 of the Old Notes outstanding. Holders of approximately 94% of the aggregate outstanding principal amount of the Second Lien Notes and Old Notes tendered their notes for exchange in the offer. Pursuant to the procedures for redemption under the applicable indenture provisions, the remaining 6% of the aggregate outstanding principal amount of the Second Lien Notes and Old Notes were redeemed at 100% of the principal amount plus accrued and unpaid interest, for approximately $11.5 million ($11.1 million in principal and $0.4 million in interest). The indentures for the Second Lien Notes and Old Notes have been duly discharged. In connection with the exchange offer, Abraxas made cash payments of approximately $47.5 million and issued approximately $109.7 million in principal amount of New Notes and 5,642,699 shares of Abraxas common stock. Fees and expenses incurred in connection with the exchange offer were approximately $3.8 million

          REDEMPTION OF FIRST LIEN NOTES. On January 24, 2003, the Company completed the redemption of 100% of its outstanding 12?% Senior Secured Notes, Series B ("First Lien Notes"), with approximately $66.4 million of the proceeds from the sale of Canadian Abraxas and Old Grey Wolf. Prior to the redemption, the Company had $63.5 million of its First Lien Notes outstanding. Under the terms of the indenture for the First Lien Notes, the Company had the right to redeem the First Lien Notes at 100% of the outstanding principal amount of the notes, plus accrued and unpaid interest to the date of redemption, and to discharge the indenture upon call of the First Lien Notes for redemption and deposit of the redemption funds with the trustee. The Company exercised these rights on January 23, 2003 and upon the discharge of the indenture, the trustee released the collateral securing the Company's obligations under the First Lien Notes.

NOTE 5. LONG-TERM DEBT

          Long-term debt consisted of the following:



                                                                                      MARCH 31     DECEMBER 31
                                                                                    --------------------------
                                                                                       2003           2002
                                                                                    -----------    -----------
                                                                                          (In thousands)
          11.5% Senior Notes due 2004 ("Old Notes")..............................             -    $       801
          12.875% Senior Secured Notes due 2003 ("First Lien Notes").............             -         63,500
          11.5% Second Lien Notes due 2004 ("Second Lien Notes").................             -        190,178
          11.5% Secured Notes due 2007 ("New Notes").............................       128,598              -
          Senior Secured Credit Agreement........................................        45,137              -
                                                                                    -----------    -----------
                                                                                        173,735        254,479
          Less current maturities...............................................             -          63,500
                                                                                    -----------    -----------
                                                                                    $   173,735    $   190,979
                                                                                    ===========    ===========



          NEW NOTES. - In connection with the financial restructuring, Abraxas issued $109.7 million in principal amount of it's 11 1/2% Secured Notes due 2007, Series A, in exchange for the second lien notes and old notes tendered in the exchange offer. The New Notes were issued under an indenture with U.S. Bank, N.A. In accordance with SFAS 15, the basis of the New Notes exceeds the face amount of the New Notes by approximately $19.0 million. Such amount will be amortized over the term of the New Notes as an adjustment to the yield of the New Notes.

          The New Notes accrue interest from the date of issuance, at a fixed annual rate of 11 1/2%, payable in cash semi-annually on each May 1 and November 1, commencing May 1, 2003, provided that, if we fail, or are not permitted pursuant to our new senior credit agreement or the intercreditor agreement between the trustee under the indenture for the New Notes and the lenders under the new senior credit agreement, to make such cash interest payments in full, we will pay such unpaid interest in kind by the issuance of additional New Notes with a principal amount equal to the amount of accrued and unpaid cash interest on the New Notes plus an additional 1% accrued interest for the applicable period. Upon an event of default, the New Notes accrue interest at an annual rate of 16.5%.

          The New Notes are secured by a second lien or charge on all of our current and future assets, including, but not limited to, all of our crude oil and natural gas properties. All of Abraxas' current subsidiaries, Sandia Oil & Gas Corporation, Sandia Operating Corp. (a wholly-owned subsidiary of Sandia Oil & Gas), Wamsutter Holdings, Inc., New Grey Wolf, Western Associated Energy Corporation and Eastside Coal Company, Inc. are guarantors of the New Notes, and all of Abraxas' future subsidiaries will guarantee the New Notes. If Abraxas cannot make payments on the New Notes when they are due, the guarantors must make them instead.

          The New Notes and related guarantees

               - are subordinated to the indebtedness under the new senior credit agreement;

               - rank equally with all of Abraxas' current and future senior indebtedness; and

               - rank senior to all of Abraxas' current and future subordinated indebtedness, in each case, if any.

          The New Notes are subordinated to amounts outstanding under the new seniorcredit agreement both in right of payment and with respect to lien priority and are subject to an intercreditor agreement.

          Abraxas may redeem the New Notes, at its option, in whole at any time or in part from time to time, at redemption prices expressed as percentages of the principal amount set forth below. If Abraxas redeems all or any New Notes, it must also pay all interest accrued and unpaid to the applicable redemption date. The redemption prices for the New Notes during the indicated time periods are as follows:



PERIOD                                                                      PERCENTAGE
------                                                                      ----------
From January 24, 2003 to June 23, 2003.....................................    80.0429%
From June 24, 2003 to January 23, 2004.....................................    91.4592%
From January 24, 2004 to June 23, 2004.....................................    97.1674%
From June 24, 2004 to January 23, 2005.....................................    98.5837%
Thereafter.................................................................   100.0000%



Under the indenture, the Company is subject to customary covenants which, among other things, restricts our ability to:

               -    borrow money or issue preferred stock;

               -    pay dividends on stock or purchase stock;

               -    make other asset transfers;

               -    transact business with affiliates;

               -    sell stock of subsidiaries;

               -    engage in any new line of business;

               - impair the security interest in any collateral for the notes;

               -    use assets as security in other transactions; and

               -    sell certain assets or merge with or into other companies.

In addition, we are subject to certain financial covenants including covenants limiting our selling, general and administrative expenses and capital expenditures, a covenant requiring Abraxas to maintain a specified ratio of consolidated EBITDA, as defined in the indenture, to cash interest and a covenant requiring Abraxas to permanently, to the extent permitted, pay down debt under the new senior credit agreement and, to the extent permitted by the new senior credit agreement, the New Notes or, if not permitted, paying indebtedness under the new senior credit agreement.

          The indenture also contains customary events of default, including nonpayment of principal or interest, violations of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, material judgments and liabilities, change of control and any material adverse change in our financial condition.

          NEW SENIOR CREDIT AGREEMENT. In connection with the financial restructuring, Abraxas entered into a new senior credit agreement providing a term loan facility and a revolving credit facility as described below. Subject to earlier termination on the occurrence of events of default or other events, the stated maturity date for both the term loan facility and the revolving credit facility is January 22, 2006. In the event of an early termination, we will be required to pay a prepayment premium, except in the limited circumstances described in the new senior credit agreement. Outstanding amounts under both facilities bear interest at the prime rate announced by Wells Fargo Bank, N.A. plus 4.5%. Any amounts in default under the term loan facility will accrue interest at an additional 4%. At no time will the amounts outstanding under the new senior credit agreement bear interest at a rate less than 9%.

          TERM LOAN FACILITY. Abraxas borrowed $4.2 million pursuant to a term loan facility on January 23, 2003, all of which was used to make cash payments in connection with the financial restructuring. Accrued interest under the term loan facility will be capitalized and added to the principal amount of the term loan facility until maturity.

          REVOLVING CREDIT FACILITY. Lenders under the new senior credit agreement have provided a revolving credit facility to Abraxas with a maximum borrowing base of up to $50 million. Our current borrowing base under the revolving credit facility is $49.9 million, subject to adjustments based on periodic calculations and mandatory prepayments under the senior credit agreement. Portions of accrued interest under the revolving credit facility may be capitalized and added to the principal amount of the revolving credit facility. We have borrowed $42.5 million under the revolving credit facility, all of which was used to make cash payments in connection with the financial restructuring. As of March 31, 2003, the balance of the facility was $40.9 million. We plan to use the remaining borrowing availability under the new senior credit agreement to fund our operations, including capital expenditures.

          COVENANTS. Under the new senior credit agreement, Abraxas is subject to customary covenants and reporting requirements. Certain financial covenants require Abraxas to maintain minimum levels of consolidated EBITDA (as defined in the new senior credit agreement), minimum ratios of consolidated EBITDA to cash interest expense and a limitation on annual capital expenditures. In addition, at the end of each fiscal quarter, if the aggregate amount of our cash and cash equivalents exceeds $2.0 million, we are required to repay the loans under the new senior credit agreement in an amount equal to such excess. The new senior credit agreement also requires us to enter into hedging agreements on not less than 25% or more than 75% of our projected oil and gas production. We are also required to establish deposit accounts at financial institutions acceptable to the lenders and we are required to direct our customers to make all payments into these accounts. The amounts in these accounts will be transferred to the lenders upon the occurrence and during the continuance of an event of default under the new senior credit agreement.

          In addition to the foregoing and other customary covenants, the new senior credit agreement contains a number of covenants that, among other things, restrict our ability to:

               -    incur additional indebtedness;

               - create or permit to be created any liens on any of our properties;

               -    enter into any change of control transactions;

               -    dispose of our assets;

               -    change our name or the nature of our business;

               - make any guarantees with respect to the obligations of third parties;

               -    enter into any forward sales contracts;

               - make any payments in connection with distributions, dividends or redemptions relating to our outstanding securities, or

               -    make investments or incur liabilities.

          SECURITY. The obligations of Abraxas under the new senior credit agreement are secured by a first lien security interest in substantially all of Abraxas' assets, including all crude oil and natural gas properties.

          GUARANTEES. The obligations of Abraxas under the new senior secured credit agreement are guaranteed by Sandia Oil & Gas, Sandia Operating, Wamsutter, New Grey Wolf, Western Associated Energy and Eastside Coal. The guarantees under the new senior credit agreement are secured by a first lien security interest in substantially all of the guarantors' assets, including all crude oil and natural gas properties.

          EVENTS OF DEFAULT. The new senior credit facility contains customary events of default, including nonpayment of principal or interest, violations of covenants, inaccuracy of representations or warranties in any material respect, cross default and cross acceleration to certain other indebtedness, bankruptcy, material judgments and liabilities, change of control and any material adverse change in our financial condition.

NOTE 6. STOCK-BASED COMPENSATION

          The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

          Effective July 1, 2000, the Financial Accounting Standards Board ("FASB") issued FIN 44, "Accounting for Certain Transactions Involving Stock Compensation", an interpretation of APB No. 25. Under the interpretation, certain modifications to fixed stock option awards which were made subsequent to December 15, 1998, and were not exercised prior to July 1, 2000, require that the awards be accounted for as variable until they are exercised, forfeited, or expired. In January 2003, the Company amended the exercise price to $0.66 on certain options with an existing exercise price greater than $0.66. The Company recognized approximately $36,000 in expense during the quarter ended March 31, 2003 as General and administrative (stock-based compensation) in the accompanying consolidated financial statements.

          Pro forma information regarding net income (loss) and earnings (loss) per share is required by SFAS 123, "Accounting for Stock-Based Compensation" (SFAS 123), which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1995 under the fair value method prescribed by SFAS 123 The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the quarters ended March 31, 2003 and 2002, risk-free interest rates of 1.5%; dividend yields of -0-%; volatility factor of the expected market price of the Company's common stock of .35; and a weighted-average expected life of the option of ten years.

          The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

          In October 2002, the FASB issued Statement No. 148 "Accounting for Stock-Based Compensation-Transition and Disclosure", (SFAS No. 148), providing alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure requirement of SFAS No. 123, "Accounting for Stock-Based Compensation" to include prominent disclosures in annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The Company adopted the disclosure provisions of SFAS No. 148 on December 31, 2002.

          Had the Company determined stock-based compensation costs based on the estimated fair value at the grant date for its stock options, the Company's net income (loss) per share for the three months ended March 31, 2003 and March 31, 2002 would have been:

                                                                     THREE MONTHS ENDED MARCH 31,
                                                                    -----------------------------
                                                                        2003            2002
                                                                    -------------   -------------
Net income (loss) as reported                                       $      62,702   $      (8,699)
Add: Stock-based employee compensation expense included in
   reported net income, net of related tax effects                             36               -
Deduct: Total stock-based employee compensation expense
   determined under fair value based method for all awards,
   net of related tax effects                                                 (67)            (72)
                                                                    -------------   -------------
Pro forma net income (loss)                                         $      62,671   $      (8,771)
                                                                    =============   =============
Earnings (loss) per share:
   Basic - as reported                                              $        1.84   $       (0.29)
                                                                    =============   =============
   Basic - pro forma                                                $        1.84   $       (0.30)
                                                                    =============   =============
   Diluted - as reported                                            $        1.83   $       (0.29)
                                                                    =============   =============
   Diluted - pro forma                                              $        1.82   $       (0.30)
                                                                    =============   =============



NOTE 7. EARNINGS (LOSS) PER SHARE

          The following table sets forth the computation of basic and diluted earnings per share:



                                                                                         THREE MONTHS ENDED MARCH 31,
                                                                                   ----------------------------------------
                                                                                          2003                  2002
                                                                                   ------------------    ------------------
     Numerator:
       Numerator for basic and diluted earnings per share
     Net earnings (loss) continuing operations (in thousands)...................   $           (4,736)   $           (7,262)
     Discontinued operations....................................................               67,833                (1,437)
     Cumulative effect of accounting change.....................................                 (395)                    -
                                                                                   ------------------    ------------------
       Numerator for basic and diluted earnings per share
     Net earnings (loss) available to common stockholders (in thousands)........               62,702                (8,699)
                                                                                   ==================    ==================

     Denominator:
       Denominator for basic earnings per share - weighted-average shares.......           34,181,118            29,979,397

       Effect of dilutive securities:
         Stock options and Warrants.............................................              319,472                     -
                                                                                   ------------------    ------------------

       Dilutive potential common shares
       Denominator for diluted earnings per share - adjusted  weighted-average
         shares and assumed Conversions.........................................           34,500,590            29,979,397
                                                                                   ==================    ==================

     Basic earnings (loss) per share:
         Net earnings (loss) from continuing operations.........................   $            (0.14)   $            (0.24)
         Discontinued operations: ..............................................                 1.98                 (0.05)
         Cumulative effect of accounting change.................................                (0.01)                    -
                                                                                   ------------------    ------------------
     Net earnings (loss) per common share - basic...............................   $             1.83    $            (0.29)
                                                                                   ==================    ==================

     Diluted earnings (loss) per share:
         Net earnings (loss) from continuing operations ........................   $            (0.14)   $            (0.24)
         Discontinued operations ...............................................                 1.97                 (0.05)
         Cumulative effect of accounting change ................................                (0.01)                    -
                                                                                   ------------------    ------------------
     Net earnings (loss) per common share - diluted ............................   $             1.82    $            (0.29)
                                                                                   ==================    ==================

     For the three months ended March 31, 2002, none of the shares issuable in connection with stock options or warrants are included in diluted shares. Inclusion of these shares would be antidilutive due to losses incurred in the period. Had there not been losses in this period, dilutive shares would have been 45,982 shares for the three months ended March 31, 2002.

NOTE 8. HEDGING PROGRAM AND DERIVATIVES

          On January 1, 2001, the Company adopted SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" SFAS 133 as amended by SFAS 137 "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB 133" and SFAS 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities". Under SFAS 133, all derivative instruments are recorded on the balance sheet at fair value. If the derivative does not qualify as a hedge or is not designated as a hedge, the gain or loss on the derivative is recognized currently in earnings. To qualify for hedge accounting, the derivative must qualify either as a fair value hedge, cash flow hedge or foreign currency hedge. Currently, the Company uses only cash flow hedges and the remaining discussion will relate exclusively to this type of derivative instrument. If the derivative qualifies for hedge accounting, the gain or loss on the derivative is deferred in Other Comprehensive Income (Loss), a component of Stockholders' Equity, to the extent that the hedge is effective.

          The relationship between the hedging instrument and the hedged item must be highly effective in achieving the offset of changes in cash flows attributable to the hedged risk both at the inception of the contract and on an ongoing basis. Hedge accounting is discontinued prospectively when a hedge instrument becomes ineffective. Gains and losses deferred in accumulated Other Comprehensive Income (Loss) related to a cash flow hedge that becomes ineffective remain unchanged until the related production is delivered. If the Company determines that it is probable that a hedged transaction will not occur, deferred gains or losses on the hedging instrument are recognized in earnings immediately.

          Gains and losses on hedging instruments related to accumulated Other Comprehensive Income (Loss) and adjustments to carrying amounts on hedged production are included in natural gas or crude oil production revenue in the period that the related production is delivered.

          Under the terms of our new senior credit agreement, the Company is required to maintain hedging agreements with respect to not less than 25% nor more than 75% of it crude oil and natural gas production for a rolling six month period. On January 23, 2003, the Company entered into a collar option agreement with respect to 5,000 MMBtu per day, or approximately 25% of the Company's production, at a call price of $6.25 per MMBtu and a put price of $4.00 per MMBtu, for the calendar months of February through July 2003. In February 2003, the Company entered into an additional hedge agreement for 5,000 MMbtu per day with a floor of $4.50 per MMBtu for the calendar months of March 2003 through February 2004.

     The following table sets forth the Company's hedge position as of March 31, 2003:



              Time Period                     Notional Quantities                   Price                Fair Value
-----------------------------------      --------------------------     ---------------------------   -----------------
February 1, 2003--July 31, 2003          5,000 MMBtu of production      Collar with floor of $4.00       $        -
                                         per day                        and ceiling of $6.25
March 1, 2003 - February 29, 2004        5,000 MMBtu of production      Floor of $4.50                   $  361,769
                                         per day



     All hedge transactions are subject to the Company's risk management policy, approved by the Board of Directors. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking the hedge. This process includes specific identification of the hedging instrument and the hedged transaction, the nature of the risk being hedged and how the hedging instrument's effectiveness will be assessed. Both at the inception of the hedge and on an ongoing basis, the Company assesses whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

     The fair value of the hedging instrument was determined based on the base price of the hedged item and NYMEX forward price quotes. As of March 31, 2003, a commodity price increase of 10% would have resulted in an unfavorable change in the fair market value of $36,200 and a commodity price decrease of 10% would have resulted in a favorable change in fair market value of $36,200.

NOTE 9. CONTINGENCIES

          LITIGATION - In 2001 the Company and a limited partnership, of which Wamsutter Holdings, a subsidiary of the Company, is the general partner (the "Partnership"), were named in a lawsuit filed in U.S. District Court in the District of Wyoming. The claim asserts breach of contract, fraud and negligent misrepresentation by the Company and the Partnership related to the responsibility for year 2000 ad valorem taxes on crude oil and natural gas properties sold by the Company and the Partnership. In February 2002, a summary judgment was granted to the plaintiff in this matter and a final judgment in the amount of $1.3 million was entered. The Company and the Partnership have filed an appeal. The Company believes these charges are without merit. The Company has established a reserve in the amount of $845,000, which represents the Company's interest in the judgment.

     In late 2000, the Company received a Final De Minimis Settlement Offer from the United States Environmental Protection Agency concerning the Casmalia Disposal Site, Santa Barbara County, California. The Company's liability for the cleanup at the Superfund site is based on its acquisition of Bennett Petroleum Corporation, which is alleged to have transported or arranged for the transportation of oil field waste and drilling muds to the Superfund site. The Company has engaged California counsel to evaluate the notice of proposed de minimis settlement and its notice of potential strict liability under the Comprehensive Environmental Response, Compensation and Liability Act. Defense of the action is handled through a joint group of companies, all of which are claiming a petroleum exclusion that limits the Company's liability. The potential financial exposure and any settlement posture has yet not been developed, but is considered by the Company to be immaterial.

     Additionally, from time to time, the Company is involved in litigation relating to claims arising out of its operations in the normal course of business. At March 31, 2003, the Company was not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company

NOTE 10. COMPREHENSIVE INCOME

     Comprehensive income includes net income (losses) and certain items recorded directly to Stockholders' Deficit and classified as Other Comprehensive Income.

     The following table illustrates the calculation of comprehensive income
(loss) for the quarter ended March 31, 2003:



                                                                                        THREE MONTHS ENDED MARCH 31
                                                                                            2003           2002
                                                                                        ------------   ------------
Net income...........................................................................   $     62,702   $     (8,699)

Other Comprehensive income:
   Hedging derivatives (net of tax) - See Note 8
   Change in fair market value of outstanding hedge positions........................            102         (2,075)

   Foreign currency translation adjustment ..........................................          5,427           (367)
                                                                                        ------------   ------------
Other comprehensive income...........................................................          5,529         (2,442)
                                                                                        ------------   ------------

Comprehensive income.................................................................   $     68,231   $    (11,141)
                                                                                        ============   ============

NOTE 11. BUSINESS SEGMENTS


     Business segment information about our first quarter operations in different geographic areas is as follows:




                                                    THREE MONTHS ENDED MARCH 31, 2003
                                              ----------------------------------------------
                                                   U.S.           CANADA           TOTAL
                                              -------------    -------------   -------------
                                                               (In thousands)
   Revenues................................   $       8,799    $       1,037   $       9,836
                                              =============    =============   =============

   Operating profit........................   $       4,436    $         304   $       5,040
                                              =============    =============
   General corporate.......................                                           (1,333)
   Interest expense and amortization of
      deferred financing fees..............                                           (8,443)
   Discontinued operations.................                                           67,833
   Cumulative effect of accounting change..                                             (395)
                                                                               -------------
      Income before income taxes...........                                    $      62,702
                                                                               =============

   Identifiable assets at March 31, 2003...   $      82,179    $      29,060   $     111,239
                                              =============    =============
   Corporate assets........................                                            6,435
                                                                               -------------
      Total assets.........................                                    $     117,764
                                                                               =============



                                                    THREE MONTHS ENDED MARCH 31, 2002
                                              ----------------------------------------------
                                                  U.S.            CANADA           TOTAL
                                              -------------    -------------   -------------
                                                               (In thousands)
   Revenues ................................  $       4,616    $           -   $       4,616
                                              =============    =============   =============

   Operating profit ........................  $         454    $           -   $         454
                                              =============    =============
   General corporate .......................                                          (1,183)
   Interest expense and amortization of
      deferred financing fees ..............                                          (6,533)
   Discontinued operations..................                                          (1,437)
                                                                               -------------
      Income before income taxes ...........                                   $      (8,699)
                                                                               =============



NOTE 12. NEW ACCOUNTING PRONOUNCEMENTS

          In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations" (SFAS 143). SFAS 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 is effective for us January 1, 2003. SFAS 143 requires that the fair value of a liability for an asset's retirement obligation be recorded in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related long-lived asset. The liability is accreted to its then present value each period, and the capitalized cost is depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized. For all periods presented, we have included estimated future costs of abandonment and dismantlement in our full cost amortization base and amortize these costs as a component of our depletion expense in the accompanying consolidated financial statements.

          The Company adopted SFAS 143 effective January 1, 2003. For the quarter ended March 31, 2003 the Company recorded an additional liability of $711,732, a charge of $395,341 for the cumulative effect of the change in accounting principal and current expense of $19,108.

          In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144), which requires a single accounting model to be used for long-lived assets to be sold and broadens the presentation of discontinued operations to include a "component of an entity" (rather than a segment of a business). A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. A component of an entity that is classified as held for sale, or has been disposed of, is presented as a discontinued operation if the operations and cash flows of the component will be (or have been) eliminated from the ongoing operations of the entity and the entity will not have any significant continuing involvement in the operations of the component. The Company adopted SFAS 144, and the operating results of Canadian operations, which were held for sale at December 31, 2002 (and sold subsequent to year end) are included in discontinued operations in the accompanying consolidated financial statements

          In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB No. 4, 44, and 64, Amendments of FASB Statement No. 13 and Technical Corrections" (SFAS 145). SFAS 145 clarifies guidance related to the reporting of gains and losses from extinguishment of debt and resolves inconsistencies related to the required accounting treatment of certain lease modifications. SFAS 145 also amends other existing pronouncements to make various technical corrections, clarify meanings or describe their applicability under changed conditions. The provisions relating to the reporting of gains and losses from extinguishment of debt were effective for us beginning January 1, 2003. All other provisions of this standard have been effective for the Company as of May 15, 2002 and did not have a significant impact on the Company's financial condition or results of operations.

          In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" (SFAS 146). SFAS 146 requires costs associated with exit of disposal activities to be recognized when they are incurred rather than at the date of commitment to an exit or disposal plan. SFAS 146 was effective for us beginning January 1, 2003. For the period ended March 31, 2003 this standard had no impact on the Company's financial condition or results of operations.

          In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-based Compensation--Transition and Disclosure, an amendment of FASB Statement No. 123," which amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of SFAS 148 are effective for annual financial statements for fiscal years ending after December 15, 2002, and for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. The Company will continue to use APB No. 25 to account for stock based compensation, while providing the disclosures required by SFAS 123 as amended by SFAS 148.

NOTE 13. ACCOUNTING CHANGE

          The Company adopted SFAS 143 effective January 1, 2003. For the quarter ended March 31, 2003 the Company recorded an additional liability of $711,732, a charge of $395,341 for the cumulative effect of the change in accounting principal and current expense of $19,108.

FINANCIAL STATEMENTS


GREY WOLF EXPLORATION INC.


December 31, 2002

Deloitte & Touche LLP
3000, 700 Second Street SW
Calgary AB Canada T2P 0S7

Telephone     +1 403-267-1700
Facsimile     +1 403-264-2871


AUDITORS' REPORT


To the Directors of
Grey Wolf Exploration Inc.

We have audited the balance sheets of Grey Wolf Exploration Inc. as at December 31, 2002 and 2001 and the statements of earnings (loss) and retained earnings (deficit) and of cash flows for each of the years in the three year period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

With respect to the financial statements for each of the years in the three-year period ended December 31, 2002, we conducted our audits in accordance with Canadian generally accepted auditing standards and auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2002 in accordance with Canadian generally accepted accounting principles.

On February 23, 2001, we reported separately to the shareholders of the Company on financial statements for the year ended December 31, 2000, prepared in accordance with the Canadian generally accepted accounting principles, which excluded Note 12 on differences between Canadian and United States generally accepted accounting principles.


Calgary, Canada                            /s/ Deloitte & Touche LLP
March 10, 2003                                  Chartered Accountants

                    COMMENTS BY AUDITORS FOR U.S. READERS ON
                       CANADA - U.S. REPORTING DIFFERENCES

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) outlining changes in accounting principles that have been implemented in the financial statements. As discussed in Note 7 to the financial statements, in 2001 the Company changed its method of computing diluted earnings per share to conform to the new Canadian Institute of Chartered Accountants Handbook recommendation section 3500. In addition, as discussed in Note 6 to the financial statements, in 2000 the Company changed its method of accounting for income taxes to conform to the new Canadian Institute of Chartered Accountants Handbook recommendation section 3465.

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) outlining significant subsequent events that have been disclosed in the financial statements. We have not audited any financial statements of the Company for any period subsequent to December 31, 2002. However, as discussed in Note 13, the Company's parent company sold all of the outstanding common shares of the Company on January 23, 2003.


Calgary, Canada                            /s/ Deloitte & Touche LLP
March 10, 2003                                  Chartered Accountants

GREY WOLF EXPLORATION INC.

BALANCE SHEETS
AS AT DECEMBER 31
(THOUSANDS OF CANADIAN DOLLARS)

                                                               2002            2001
                                                                $               $
                                                          ---------------------------------
ASSETS
CURRENT
Cash (Note 4)                                                    3,365           4,405
Accounts receivable (Note 10)                                    8,230           9,980
                                                          ---------------------------------
                                                                11,595          14,385

Long-term receivable (Note 10)                                  10,000          10,000
Property and equipment (Note 3)                                 23,401          71,879
Future income taxes (Note 6)                                    25,233               -
                                                          ---------------------------------
                                                                70,229          96,264
                                                          =================================

LIABILITIES
CURRENT
Accounts payable and accrued liabilities (Note 10)              10,078          15,183

Long-term debt (Note 4)                                         69,227          36,356
Future site restoration and abandonment                          1,221           1,050
Future income taxes (Note 6)                                         -           6,359
                                                          ---------------------------------
                                                                80,526          58,948
                                                          ---------------------------------

CONTINGENCIES (NOTE 11)

SHAREHOLDERS' EQUITY (DEFICIENCY)
Share capital (Note 5)                                          27,891          27,891
Retained earnings (deficit)                                    (38,188)          9,425
                                                          ---------------------------------
                                                               (10,297)         37,316
                                                          ---------------------------------
                                                                70,229          96,264
                                                          =================================

SEE ACCOMPANYING NOTES

GREY WOLF EXPLORATION INC.

STATEMENTS OF EARNINGS (LOSS) AND RETAINED EARNINGS (DEFICIT)
YEARS ENDED DECEMBER 31
(THOUSANDS OF CANADIAN DOLLARS, EXCEPT FOR SHARE AMOUNTS)

                                                                             2002               2001               2000
                                                                              $                  $                  $
                                                                    -----------------------------------------------------------
REVENUE
Petroleum and natural gas sales                                              33,245             30,268             26,009
Royalties, net of Alberta Royalty Tax Credit                                 (8,237)            (7,615)            (5,380)
                                                                    -----------------------------------------------------------
                                                                             25,008             22,653             20,629
                                                                    -----------------------------------------------------------
EXPENSES
Operating                                                                     6,032              3,844              3,462
General and administrative (Note 3)                                           2,367              1,278              1,384
Interest and finance charges (Note 10)                                        4,518              1,827              1,126
Depletion, depreciation and site restoration (Note 3)                         8,003              8,364              7,924
Write down of petroleum and natural gas properties
   and facilities                                                            82,635                  -                  -
Amortization of deferred financing fees (Note 4)                                634                  -                  -
                                                                    -----------------------------------------------------------
                                                                            104,189             15,313             13,896
                                                                    -----------------------------------------------------------

Earnings (loss) before taxes                                                (79,181)             7,340              6,733
                                                                    -----------------------------------------------------------
Provision for (recovery of) taxes (Note 6)
    Current                                                                      24                144                 61
    Future                                                                  (31,592)             3,061              2,732
                                                                    -----------------------------------------------------------
                                                                            (31,568)             3,205              2,793
                                                                    -----------------------------------------------------------

NET EARNINGS (LOSS)                                                         (47,613)             4,135              3,940

Retained earnings, beginning of year                                          9,425              5,290              1,912
Adoption of income tax accounting standard change (Note 6)                        -                  -               (562)
                                                                    -----------------------------------------------------------
RETAINED EARNINGS (DEFICIT), END OF YEAR                                    (38,188)             9,425              5,290
                                                                    ===========================================================

BASIC AND DILUTED EARNINGS (LOSS) PER SHARE (Note 7)                          (3.71)              0.32               0.31
                                                                    ===========================================================

Weighted average number of shares
    Basic                                                                12,841,327         12,776,407         12,660,528
    Diluted                                                              12,841,327         12,776,407         12,732,251
                                                                    ===========================================================

SEE ACCOMPANYING NOTES

GREY WOLF EXPLORATION INC.

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31
(THOUSANDS OF CANADIAN DOLLARS, EXCEPT FOR SHARE AMOUNTS)

                                                                           2002               2001               2000
                                                                            $                  $                  $
                                                                    ----------------------------------------------------------
OPERATING ACTIVITIES
Net earnings (loss)                                                         (47,613)             4,135              3,940
Depletion, depreciation and site restoration                                  8,003              8,364              7,924
Write down of petroleum and natural gas properties
    and facilities                                                           82,635                  -                  -
Future income tax expense (recovery)                                        (31,592)             3,061              2,732
Amortization of deferred financing fees                                         634                  -                  -
                                                                    ----------------------------------------------------------
Cash flow from operations                                                    12,067             15,560             14,596
Changes in non-cash working capital items (Note 9)                           (3,355)              (746)             1,936
                                                                    ----------------------------------------------------------
                                                                              8,712             14,814             16,532
                                                                    ----------------------------------------------------------

FINANCING ACTIVITIES
Increase in long-term debt                                                   67,994             28,334               (273)
Repayments of long-term debt                                                (35,723)                 -                  -
Increase in long-term receivable                                                  -            (10,000)                 -
Issuance of common shares                                                         -                336                  3
                                                                    ----------------------------------------------------------
                                                                             32,271             18,670               (270)
                                                                    ----------------------------------------------------------
TOTAL CASH RESOURCES PROVIDED                                                40,983             33,484             16,262
                                                                    ----------------------------------------------------------

INVESTING ACTIVITIES
Property and equipment received under property swap agreement                     -                  -             10,779
Disposal of property and equipment under property swap agreement                  -                  -            (12,332)
                                                                    ----------------------------------------------------------
Net cash proceeds                                                                 -                  -             (1,553)
Other acquisitions                                                                -              1,071                 13
Expenditures for property and equipment                                      45,558             36,800             17,941
Dispositions of property and equipment                                       (3,657)            (8,838)              (342)
Site restoration                                                                122                 46                203
                                                                    ----------------------------------------------------------
                                                                             42,023             29,079             16,262
                                                                    ----------------------------------------------------------

INCREASE (DECREASE) IN CASH                                                  (1,040)             4,405                  -
Cash, beginning of year                                                       4,405                  -                  -
                                                                    ----------------------------------------------------------
CASH, END OF YEAR                                                             3,365              4,405                  -
                                                                    ==========================================================

BASIC AND DILUTED CASH FLOW FROM OPERATIONS
     PER SHARE (Note 7)                                                        0.94               1.22               1.15
                                                                    ==========================================================

Cash interest paid                                                            5,483              1,840              1,123
Cash taxes paid                                                                  88                 82                 72
                                                                    ==========================================================

SEE ACCOMPANYING NOTES

GREY WOLF EXPLORATION INC.

NOTES TO THE FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
(TABULAR AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS, EXCEPT FOR SHARE AMOUNTS)
--------------------------------------------------------------------------------

1.   DESCRIPTION OF BUSINESS

     Grey Wolf Exploration Inc. ("Grey Wolf" or "the Company") was incorporated under the laws of the Province of Alberta on December 23, 1986. The Company's primary business is the exploration, development and production of crude oil and natural gas in western Canada. As at December 31, 2002 and 2001 the Company was a wholly-owned subsidiary of Abraxas Petroleum Corporation ("Abraxas").

2.   SIGNIFICANT ACCOUNTING POLICIES

     These financial statements have been prepared in accordance with Canadian generally accepted accounting principles. Differences between Canadian and U.S. GAAP are outlined in Note 12 to the financial statements.

     CASH

     Cash includes amounts held in short-term deposits with original maturities of 90 days or less.

     PROPERTY AND EQUIPMENT

     The Company follows the full cost method of accounting in accordance with the guideline issued by the Canadian Institute of Chartered Accountants ("CICA") whereby all costs associated with the exploration for and development of petroleum and natural gas reserves, whether productive or unproductive, are capitalized in a Canadian cost centre and charged to income as set out below. Such costs include acquisition, drilling, geological and geophysical costs related to exploration and development activities. Costs of acquiring and evaluating unproved properties are excluded from the depletion base until it is determined whether or not proved reserves are attributable to the properties or impairment occurs.

     Gains or losses are not recognized upon disposition of petroleum and natural gas properties unless crediting the proceeds against accumulated costs would result in a change in the rate of depletion of 20% or more.

     Depletion of petroleum and natural gas properties and depreciation of production equipment, except for gas plants and related facilities, is provided on accumulated costs using the unit-of-production method based on estimated proved petroleum and natural gas reserves, before royalties, as determined by independent engineers. For purposes of the depletion calculation, proven petroleum and natural gas reserves are converted to a common unit of measure on the basis of one barrel of oil or liquids being equal to six thousand cubic feet of natural gas. Depreciation of gas plants and related production facilities is calculated on a straight-line basis over an average 18-year term.

     The depletion and depreciation cost base includes capitalized costs, less costs of unproved properties, plus provision for future development costs of proved undeveloped reserves.

     The net carrying value of the Company's petroleum and natural gas properties is limited to an ultimate recoverable amount (the "ceiling test"). This amount is the aggregate of estimated future net revenues from proved reserves and the costs of unproved properties, net of impairment allowances, less future estimated production costs, general and administration costs, financing costs, site restoration and abandonment costs, and income taxes. Future net revenues are estimated using period end prices and costs without escalation or discounting, and the income tax and Alberta Royalty Tax Credit legislation substantially enacted at the balance sheet date.

     Furniture, leasehold improvements, computer hardware, software and office equipment are carried at cost and are depreciated over the estimated useful life of the assets at rates varying between 20 percent and 30 percent, on a declining-balance basis.

     FUTURE SITE RESTORATION AND ABANDONMENT COSTS

     The estimated cost of future site restoration is based on the current cost and the anticipated method and extent of site restoration in accordance with existing legislation and industry practice. The annual charge is provided for on a unit-of-production basis for all properties except for gas plants for which the annual charge is calculated on a straight-line basis over the estimated remaining life of the plants. Actual site restoration expenditures are charged to the accumulated liability account as incurred.

     USE OF ESTIMATES

     The amounts recorded for depletion and depreciation of property and equipment and the provision for site restoration are based on estimates of proved reserves and production rates. The ceiling test calculation is based on estimates of proved reserves, production rates, oil and natural gas prices, future costs and other relevant assumptions. By their nature, these estimates are subject to uncertainty and the effect on the financial statements of changes in such estimates could be significant.

     JOINT OPERATIONS

     Substantially all of the Company's exploration and development activities are conducted jointly with others, and accordingly, the financial statements reflect only the Company's proportionate interest in such activities.

     REVENUE RECOGNITION

     Petroleum and natural gas sales are recognized when the commodities are delivered to purchasers.

     FUTURE INCOME TAXES

     Effective January 1, 2000, the Company adopted, on a retroactive basis without restatement of prior periods, the new Canadian Institute of Chartered Accountants ("CICA") accounting recommendation, "Income Taxes". Under this standard, future income tax assets and liabilities are measured based upon temporary differences between the carrying values of assets and liabilities and their tax basis. Income tax expense (recovery) is computed based on the change during the year in the future tax assets and liabilities. Effects of changes in tax laws and tax rates are recognized when substantially enacted. Prior to January 1, 2000, the Company followed the deferral method of accounting for income taxes.

     STOCK OPTIONS

     Prior to December 31, 2001, the Company had a stock option plan as described in Note 5. No compensation expense was recognized when the stock options were issued. Consideration received on exercise of stock options was credited to share capital.

     PER SHARE FIGURES

     Basic per share figures are calculated using the weighted average number of common shares outstanding during the year.

     Effective January 1, 2001, the Company retroactively adopted, with restatement of prior periods, the new recommendations of CICA Handbook
     Section 3500. Under the revised standard, diluted per share figures are calculated based on the weighted average number of shares outstanding during the year plus the additional common shares that would have been outstanding if potentially dilutive common shares had been issued using the treasury stock method. Prior to the adoption of the new recommendations, diluted per share amounts were determined using the imputed earnings method.

     COMPARATIVE FIGURES

     Certain of the prior years' comparative figures have been reclassified to conform to the current year's presentation.

3.   PROPERTY AND EQUIPMENT

                                                                                    2002
                                                             -----------------------------------------------------
                                                                                 ACCUMULATED
                                                                                DEPLETION AND       NET BOOK
                                                                    COST        DEPRECIATION          VALUE
                                                                      $              $                  $
                                                             -----------------------------------------------------
     Petroleum and natural gas properties                         120,727         (102,708)          18,019
     Gas plants and related production facilities                  21,641          (16,314)           5,327
     Other assets                                                     621             (566)              55
                                                             -----------------------------------------------------
     Net property and equipment                                   142,989         (119,588)          23,401
                                                             =====================================================

                                                                                    2001
                                                             -----------------------------------------------------
                                                                                 ACCUMULATED
                                                                                DEPLETION AND       NET BOOK
                                                                    COST        DEPRECIATION          VALUE
                                                                     $                $                 $
                                                             -----------------------------------------------------
     Petroleum and natural gas properties                          89,516          (25,649)          63,867
     Gas plants and related production facilities                  11,010           (3,097)           7,913
     Other assets                                                     597             (498)              99
                                                             -----------------------------------------------------
     Net property and equipment                                   101,123          (29,244)          71,879
                                                             =====================================================

     For the year ended December 31, 2002, $701,000 of general and administrative expenses were capitalized as part of property and equipment related directly to the Company's exploration and development activities (2001 - $402,000 and 2000 - $380,000).

     As a result of the quarterly ceiling test calculation at June 30, 2002, the Company recorded a write-down of its petroleum and natural gas properties and facilities in the amount of $82,635,000 ($49,649,000 net of related tax recovery). The impairment was primarily due to lower gas prices and reserve revisions subsequent to December 31, 2001, and higher future estimated interest costs relating to the Mirant Facility (Note 4).

     Undeveloped property costs of $4,961,511 were excluded from the depletion base for the year ended December 31, 2002 (2001 - $6,065,907 and 2000 - $6,441,705).

     Future site restoration and abandonment charges of $294,029 are included in depletion, depreciation and site restoration expense for the year ended December 31, 2002 (2001 - $197,987 and 2000 - $210,486).

4.   LONG-TERM DEBT

     Long term debt is comprised of the following:

                                                                 2002             2001
                                                                   $                $
                                                            ---------------------------------
     Mirant Facility                                            72,398           40,127
     Revolving term credit facility                                  -            5,000
     Cash held in trust                                              -           (5,000)
     Unamortized deferred financing charges                     (3,171)          (3,771)
                                                            ---------------------------------
                                                                69,227           36,356
                                                            =================================

     At December 31, 2002 and 2001, the Company had a credit facility with Mirant Canada Energy Capital Ltd., (the "Mirant Facility") with a maximum available limit of $150,000,000. At December 31, 2002, $72,398,000 was drawn on this facility (2001 - $40,127,000). Of the $72,398,000 drawn,
     $10,000,000 was advanced to Canaxas (2001 - $10,000,000) (Note 10). The
     Company is required to pay an amount equal to monthly net cash flow from operations less interest payments, general and administrative expenses and approved capital expenditures. Loan advances are supported by a first charge demand debenture in the amount of $200,000,000 together with a debenture pledge agreement providing a first priority lien on all the assets of the Company.

     Under the Mirant Facility, loan advances bear interest at 9.5%, plus a 5% overriding royalty which will decrease to 2.5% when certain conditions are met. The overriding royalty granted to Mirant was treated as a disposition of petroleum and natural gas properties in the amount of $3,600,000, with a corresponding deferred financing charge recorded of $3,600,000, based on the fair value at the date of disposition. This deferred charge plus additional fees paid in 2001 and 2002 to secure the facility have been netted against the outstanding loan balance and are being amortized over a 6-year period ending in 2007.

     The Mirant Facility was used to extinguish the previous revolving term credit facility. As at December 31, 2001, all of the previous revolving term credit facility had been repaid except for a banker's acceptance for $5,000,000. As at December 31, 2001, equivalent cash had been placed in trust to cover the $5,000,000 repayment, and accordingly was netted against the loan for financial statement purposes. The remaining $5,000,000 was repaid in January 2002.

     At December 31, 2000, the Company had a revolving term credit facility with a Canadian chartered bank with a maximum limit of $20,000,000. At December 31, 2000, $11,792,690 was drawn down against this facility. Under the facility, loan advances bore interest at bank prime plus 1/8%, or the then current bankers' acceptances rate plus 1 1/8%. Loan advances were supported by a first floating charge demand debenture in the amount of $25,000,000 covering all the assets of the Company. During May 2001, the maximum limit under the revolving term credit facility was increased to $27,000,000 and remained at this level until replaced by the Mirant Facility in December 2001.

     Effective January 1, 2002, the Emerging Issues Committee of the CICA issued Abstract No. 122, which requires callable debt obligations to be presented with current liabilities on the balance sheet. The maximum available amount under the Mirant Facility may be terminated or reduced below the outstanding amount only upon certain unanticipated events of default, and therefore is not classified as a callable debt obligation. In addition, it is anticipated the Company will be a net borrower due to a number of planned capital projects over the next several years. Accordingly, the outstanding balance has been classified as a long-term liability on the balance sheet. The facility matures in December 2007.

     Interest and financing charges for the year ended December 31, 2002 includes $5,483,000 of interest expense relating to long-term debt (2001 - $843,000 and 2000 - $1,126,000).

5.   SHARE CAPITAL

     AUTHORIZED

     Unlimited number of common shares without nominal or par value.

     ISSUED

                                                                 NUMBER OF           AMOUNT
                                                                  SHARES                $
                                                            -------------------------------------
     BALANCE, JANUARY 1, 2000                                    12,659,741          27,552

     EXERCISE OF STOCK OPTIONS                                        1,800               3
                                                            -------------------------------------

     BALANCE, DECEMBER 31, 2000                                  12,661,541          27,555

     EXERCISE OF STOCK OPTIONS                                      179,786             336
                                                            -------------------------------------

     BALANCE, DECEMBER 31, 2001 AND 2002                         12,841,327          27,891
                                                            =====================================

     STOCK OPTIONS

     Prior to December 31, 2001, a maximum of 1,270,000 options to purchase common shares were authorized for issuance under the Company's stock option plan. The options were exercisable on a cumulative basis at 25% per year commencing one year after the grant date and expiring in five years from the date of grant. During the year ended December 31, 2001, all options outstanding in the Company were cancelled and new options were issued by Abraxas.

                                                                     NUMBER           WEIGHTED AVERAGE
                                                                   OF OPTIONS           OPTION PRICE
                                                            ----------------------------------------------
     BALANCE, JANUARY 1, 2000                                       1,033,715               2.84
     Issued                                                           398,376               1.60
     Exercised                                                         (1,800)              1.60
     Cancelled                                                       (420,262)              2.53
                                                            ------------------------
     BALANCE, DECEMBER 31, 2000                                     1,010,029               2.30
     Exercised                                                       (179,786)              1.87
     Cancelled                                                       (830,243)              2.39
                                                            ------------------------
     BALANCE DECEMBER 31, 2001 AND 2002                                     -
                                                            ========================

6.   PROVISION FOR TAXES

     Effective January 1, 2000, the Company accounts for future income taxes using the liability method. Prior to January 1, 2000, the Company followed the deferral method of accounting for income taxes.

     Upon adoption of the new accounting recommendation of the CICA effective January 1, 2000, the Company recorded a future income tax liability of $562,000 and decreased the Company's retained earnings by $562,000. Had the new method not been adopted, 2000 net earnings would have been increased by $88,000.

     The total provision for taxes recorded differs from the tax calculated by applying the combined statutory Canadian corporate and provincial income tax rates as follows:

                                                                   2002           2001         2000
                                                                     $              $           $
                                                             --------------------------------------------
     Calculated income tax (recovery) expense at
      42.12% (2001 - 42.62% and 2000 - 44.62%)                    (33,351)        3,128        3,004
     Increase (decrease) in tax resulting from:
     Non-deductible crown royalties and other charges               2,511         2,950        2,254
     Resource allowance and related items                            (583)       (2,757)      (2,066)
     Alberta Royalty Tax Credit                                      (105)         (177)        (231)
     Large Corporation Tax                                             24           144           61
     Tax rate adjustment                                              (62)         (151)           -
     Other                                                             (2)           68         (229)
                                                             --------------------------------------------
     Provision for (recovery of) taxes                            (31,568)        3,205        2,793
                                                             ============================================

     The major components of future income tax asset (liability) at December 31, 2002 and 2001 are as follows:

                                                                    2002          2001
                                                                      $             $
                                                             -----------------------------------
     Property and equipment                                        25,522        (7,672)
     Future site restoration                                          514           447
     Share issue costs                                                 19           117
     Attributed royalty income carried forward                        607           511
     Resource allowance                                            (1,357)          310
     Deferred financing costs                                         (72)          (72)
                                                             -----------------------------------
                                                                   25,233        (6,359)
                                                             ===================================

     No valuation allowance has been recorded with respect to the future income tax asset balance at December 31, 2002 based on management's assessment that the amount is more likely than not to be realized.

7.   PER SHARE FIGURES

     The treasury method of calculating per share figures was adopted retroactively effective January 1, 2001, with restatement of prior periods.

     If the imputed earnings method was utilized for the year ended December 31, 2000, diluted net earnings per share would have been $0.31 per share and diluted cash flow from operations per share would have been $1.11. There was no impact on 2001 diluted per share figures as a result of adopting the new treasury method.

8.   FINANCIAL INSTRUMENTS

     Financial instruments of the Company consist of accounts receivable, long-term receivable, accounts payable and accrued liabilities, and long-term debt. As at December 31, 2002 and 2001, there were no significant differences between the carrying amounts of these financial instruments reported on the balance sheets and their estimated fair values.

     CREDIT RISK

     The majority of the Company's accounts receivable are in respect of oil and gas operations. The Company generally extends unsecured credit to these customers, and therefore, the collection of accounts receivable may be affected by changes in economic or other conditions. Management believes the risk is mitigated by the size and reputation of the companies to which they extend credit. The Company has not previously experienced any material credit loss in the collection of receivables.

     INTEREST RATE RISK

     The Company's long-term debt bears interest at a floating market rate plus 1/8%. Accordingly, the Company is subject to interest rate risk, as the required cash flow to service the debt will fluctuate as a result of changes in market rates.

     COMMODITY PRICE RISK

     The nature of the Company's operations results in exposure to fluctuations in commodity prices. The Company from time to time employs financial instruments to manage its exposure to commodity prices. These instruments are not used for speculative trading purposes. Gains and losses on commodity price hedges are included in revenues upon the sale of the related production. The Company had not entered into any contracts as at December 31, 2002 and 2001.

9.   SUPPLEMENTARY CASH FLOW INFORMATION

                                                                   2002          2001         2000
                                                                     $             $            $
                                                             ------------------------------------------
     Accounts receivable                                           1,750         (165)      (5,712)
     Accounts payable and accrued liabilities                     (5,105)        (581)       7,648
                                                             ------------------------------------------
     Changes in non-cash working capital items                    (3,355)        (746)       1,936
                                                             ==========================================

10.  RELATED PARTY TRANSACTIONS

     The Company manages the assets and operations of Canadian Abraxas Petroleum Limited ("Canaxas") pursuant to a Management Agreement dated November 12, 1996. Canaxas is a wholly-owned subsidiary of Abraxas. As at December 31, 2002 and 2001, Abraxas owned 97.3% (2000 - 46.0%) of the common shares of the Company and Canaxas owned 2.7% (2000 - 2.7%) of the common shares of the Company. The aggregate common costs of operations and administration of the Canaxas and Grey Wolf assets are shared on a pro-rata basis, based on revenue.

     During the year ended December 31, 2002, $2,967,200 was charged to Canaxas with respect to the Management Agreement (2001 - $2,633,716 and 2000 - $3,456,023). Abraxas also charged the Company a corporate service charge of $885,000 for the year ended December 31, 2002 of which $480,000 was charged out to Canaxas. For the year ended December 31, 2001, the Abraxas corporate service charge was $849,000 (2000 - $Nil) of which $589,000 (2000 - $Nil)
     was charged out to Canaxas. All amounts relating to the Abraxas corporate service charge and the Management Agreement with Canaxas are non-interest bearing, are not collateralized and are due on demand.

     At December 31, 2002 and 2001, the Company had a long-term receivable from Canaxas in the amount of $10,000,000 (Note 4) (2000 - $Nil). The balance bears interest at 9.65% and has no fixed terms of repayment. Interest and financing charges of $4,518,000 for the year ended December 31, 2002 are net of $965,000 interest income accrued ($Nil for comparative periods presented) related to the long-term receivable from Canaxas.

     Following is a summary of amounts included in accounts receivable, long-term receivable and accounts payable that are due from (to) related parties as at December 31, 2002 and 2001:

                                                                 2002            2001
                                                                   $               $
                                                             ----------------------------
     Short-term receivable from Canaxas                          1,236           4,330
     Long-term receivable from Canaxas                          10,000          10,000
     Short-term payable to Abraxas                                   -            (849)

11.  CONTINGENCIES

     The Company is subject to various claims arising from its operations in the normal course of business, none of which are expected, individually or in the aggregate, to have a material adverse impact on the Company's operations or financial position.

12. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     RECONCILIATION TO UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     The financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"), which in most respects, conform to accounting principles generally accepted in the United States of America ("U.S. GAAP"). Differences from U.S. GAAP having a significant effect on the Company's balance sheets and statements of earnings (loss) and retained earnings (deficit) and of cash flows are described and quantified below for the years indicated:

     (a) Under U.S. GAAP, interest costs associated with certain capital expenditures are required to be capitalized as part of the historical cost of the oil and gas assets. Under Canadian GAAP, the calculation of interest costs eligible for capitalization differs from the calculation under U.S. GAAP in certain respects and is optional at the discretion of the entity. Accordingly, no amounts have been capitalized with respect to the Canadian GAAP financial statements. The impact of recording capitalized interest under U.S. GAAP would be to increase the carrying value of property and equipment by $168,000 in 2002, $119,000 in 2001 and $69,000 in 2000 with a corresponding decrease in interest expense in the respective periods. There was no cumulative adjustment under U.S. GAAP for years prior to 2000.

12. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

     (b) In September 2001, Abraxas acquired the remaining non-controlling interest of the Company. Consideration was comprised of 0.6 common shares of Abraxas, in exchange for each common share of the Company. Under U.S. GAAP, the costs assigned to assets and liabilities by the acquiring company under a business combination are considered to constitute a new basis of accounting. Accordingly, the historical carrying values of assets and liabilities of the subsidiary are comprehensively revalued based on the purchase price assigned for consolidation purposes at the time it becomes wholly owned ("push down accounting"). Under Canadian GAAP, comprehensive revaluation of assets and liabilities in the financial statements of a subsidiary based on a purchase transaction involving acquisition of all of the equity interests is permitted, but not required. Had the consolidation entries of Abraxas related to the acquisition been applied in the Company's financial statements using "push down accounting", property and equipment and future income tax liability would be reduced by $4,074,000 and $1,736,000, respectively, accounts receivable would be increased and interest and financing charges decreased by $984,000 (relating to certain costs of the transaction paid by the Company), with the remaining amount of $2,338,000 recorded as a revaluation adjustment within shareholders' equity.

     (c) Under U.S. GAAP, the carrying value of petroleum and natural gas properties and related facilities at the balance sheet date, net of deferred income taxes and accumulated site restoration and abandonment liability, is limited to the present value of after-tax future net revenue from proven reserves, discounted at 10 percent, plus the lower of cost and fair value of unproved oil and gas properties. Under Canadian GAAP, the "ceiling test" calculation is performed using undiscounted after-tax net revenues, less future estimated general and administrative and financing costs plus the lower of cost and fair value of unproved oil and gas properties. Had the ceiling test been applied in accordance with U.S. GAAP, the write-down recorded for the year ended December 31, 2002 would have been lower by $41,155,000 ($25,464,000 after-tax). There were no differences between the application of the Canadian and U.S. GAAP ceiling tests in 2001 and 2000, or for years prior to 2000.

12. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

     (d) Prior to 2000, Canadian GAAP required the use of the deferral method of accounting for income taxes. For fiscal periods beginning on or after January 1, 2000, retroactive adoption of the liability method of accounting for income taxes was required, which is substantially the same as Financial Accounting Standards Board Statement No. 109 under U.S. GAAP. However, upon adoption of the new recommendation for Canadian GAAP, companies were permitted to record the impact of differences in accounting and tax bases to retained earnings as a one-time transition adjustment. Accordingly, property and equipment would have been higher under U.S. GAAP by $682,000 for 2002 and 2001 before the impact of depletion. In addition, future income tax expense of $480,000 would have been recorded for 1999 under U.S. GAAP.

     (e) As a result of the Canadian - U.S. GAAP differences in capitalization of interest, "push down accounting", ceiling test write-down and adoption of the deferral method of accounting for incomes taxes as outlined in (a), (b), (c) and (d), respectively, depletion and depreciation expense and property and equipment under U.S. GAAP have been adjusted for each of the years ended December 31, 2002, 2001 and 2000. The cumulative increase in depletion and depreciation expense for years prior to 2000 was $158,000.

     (f) Future income taxes have been adjusted for the year ended December 31, 2002 for the tax impact of the Canadian - U.S. GAAP differences outlined in (a) through (e). Except for the impact on future tax expense for 1999 as noted in (d), the cumulative impact on future income taxes for years prior to 2002 was not significant.

     (g) Prior to 2001, Canadian GAAP required the use of the imputed earnings method for purposes of the calculation of fully diluted earnings per share. For fiscal periods beginning on or after January 1, 2001, retroactive application of the treasury stock method with restatement of prior periods is required, which is substantially the same as Financial Accounting Standards Board Statement No. 128 under U.S. GAAP. Accordingly, no adjustments are required to conform the diluted earnings (loss) per share figures to U.S. GAAP, except for the net income (loss) effect of the above-noted Canadian - U.S. GAAP differences identified.

12.  DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY
     ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

     The application of U.S. GAAP would have the following effect on the Statements of Earnings (Loss):

                                                                            YEARS ENDED DECEMBER 31,
                                                                    ---------------------------------------
                                                                         2002          2001         2000
                                                                           $             $            $
                                                                    ---------------------------------------
      Net earnings (loss), Canadian GAAP                                (47,613)       4,135       3,940

         Capitalized interest (a)                                           168          119          69
         Depreciation, depletion and site restoration (e)                (2,401)         (62)        (88)
         Write-down of petroleum and natural gas  properties
          and facilities (c)                                             41,155            -           -
         Interest and financing charges (b)                                   -          984           -
         Future income tax expense (recovery) (f)                       (14,495)           -           -
                                                                    ---------------------------------------

      Net earnings (loss), U.S. GAAP                                    (23,186)       5,176       3,921
                                                                    =======================================

      Basic and diluted earnings (loss) per share, Canadian
       GAAP                                                               (3.71)        0.32        0.31
         Effect of increase (decrease) in net earnings
         (loss) under U.S. GAAP                                            1.90         0.09           -
                                                                    ---------------------------------------
      Basic and diluted earnings (loss) per share, U.S. GAAP (g)          (1.81)        0.41        0.31
                                                                    =======================================

12. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

     The application of U.S. GAAP would have the following effect on the Balance
     Sheets:

                                                    AS AT DECEMBER 31, 2002                       AS AT DECEMBER 31, 2001
                                          -------------------------------------------   -------------------------------------------
                                                           CUMULATIVE                                      CUMULATIVE
                                            CANADIAN        INCREASE          U.S.         CANADIAN         INCREASE        U.S.
                                              GAAP         (DECREASE)         GAAP            GAAP         (DECREASE)       GAAP
                                          -------------------------------------------   -------------------------------------------
ASSETS

Accounts receivable (b)                       8,230              984          9,214          9,980              984        10,964
Property and equipment (a)(b)(c)(d)(e)       23,401           35,414         58,815         71,879           (3,509)       68,370
Future income taxes (f)                      25,233          (12,759)        12,474              -                -             -

LIABILITIES

Future income taxes (d)(f)                        -                -              -          6,359           (1,736)        4,623

SHAREHOLDERS' EQUITY (DEFICIENCY)

Revaluation adjustment (b)                        -           (2,338)        (2,338)             -           (2,338)       (2,338)
Retained earnings (deficit)
  (a)(b)(c)(d)(e)(f)                        (38,188)          25,977        (15,255)         9,425            1,549        10,974

12. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

     The application of U.S. GAAP would have the following effect on the Statements of Cash Flows:

                                                                                  YEARS ENDED DECEMBER 31,
                                                                          ------------------------------------------
                                                                               2002          2001           2000
                                                                                 $             $              $
                                                                          ------------------------------------------
     OPERATING ACTIVITIES

     Cash flow from operating activities, Canadian GAAP                        8,712        14,814         16,532

     Increase (decrease) in:
        Net earnings (loss)                                                   24,427         1,041            (19)
        Depletion, depreciation and site restoration (e)                       2,401            62             88
        Write-down of petroleum and natural gas properties and
            facilities (c)                                                   (41,155)            -              -
       Future income tax expense (recovery) (f)                               14,495             -              -
       Changes in non-cash working capital items (b)                               -          (984)             -
                                                                          ------------------------------------------

     Cash flow from operating activities, U.S. GAAP                            8,880        14,933         16,601
                                                                          ==========================================
     INVESTING ACTIVITIES

     Net cash (used) provided by investing activities, Canadian GAAP         (42,023)      (29,079)       (16,262)

        Increase in capital expenditures (a)                                    (168)         (119)           (69)
                                                                          ------------------------------------------
     Net cash (used) provided by investing activities, U.S. GAAP             (42,191)      (29,198)       (16,331)
                                                                          ==========================================

     The investing activities portion of the statement of cash flows for 2000 prepared under Canadian GAAP discloses the aggregate costs related to a property swap arrangement, with adjustments to arrive at the cash component of the transaction. Under U.S. GAAP only the net cash amount would be presented on the statement of cash flows.

12. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

     Under Canadian GAAP, companies are permitted to present a sub-total prior to changes in non-cash working capital within operating activities. This information is perceived to be useful information for various users of the financial statements and is commonly presented by Canadian public companies. Under U.S. GAAP, this sub-total is not permitted to be shown and would be removed in the statements of cash flows for all periods presented. In addition, cash flow from operations per share figures would not be presented under U.S. GAAP.

     RECENT U.S. ACCOUNTING DEVELOPMENTS

     Statement No. 143, "Accounting for Asset Retirement Obligations" (FAS 143) was released by the Financial Accounting Standards Board in June 2001. FAS 143 requires liability recognition for retirement obligations associated with tangible long-lived assets. The initial amount of the asset retirement obligation is to be recorded at fair value. The asset retirement cost equal to the fair value of the retirement obligation is to be capitalized as part of the cost of the related long-lived asset and amortized to expense over the useful life of the asset. Enterprises are required to adopt FAS 143 for fiscal years beginning after June 15, 2002. The Company is currently assessing the impact that adoption of this standard would have on its financial position and results of operations, in conjunction with the January 23, 2003 transaction as described in Note 13.

     The Financial Accounting Standards Board also recently issued Statement No. 144, "Accounting for the Impairment of Disposal of Long-Lived Assets" (FAS
     144). FAS 144 will replace previous United States generally accepted accounting principles regarding accounting for impairment of long-lived assets and accounting and reporting for discontinued operations. FAS 144 retains the fundamental provisions of the prior standard for recognizing and measuring impairment losses on long-lived assets. FAS 144 retains the basic provisions of the prior standard for presentation of discontinued operations in the income statement, but broadens that presentation to include a component of an entity rather than a segment of a business. Enterprises are required to adopt FAS 144 for fiscal years beginning after December 15, 2001. The Company has adopted the accounting standard effective January 1, 2002. The standard is not expected to have a significant future impact on the Company's financial position and results of operations.

12. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)

     The Financial Accounting Standards Board also recently issued Statement No. 146, "Accounting for Costs Associated With Exit or Disposal Activities" (FAS 146). FAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The standard is not expected to have a significant impact on the Company's financial position or results of operations.

13.  SUBSEQUENT EVENTS

     On January 23, 2003, Abraxas completed the sale of all of the outstanding common shares of the Company to an unrelated third party (the "Purchaser") for gross cash proceeds of approximately $110,790,000, subject to closing adjustments. Upon closing of the sale, the Company was required to repay the outstanding indebtedness including accrued interest under the Mirant Facility, totaling $72,847,000. Prior to the sale, certain petroleum and natural gas assets of the Company with a net book value of $8,871,000 were transferred to a related newly-formed subsidiary of Abraxas, a portion of which will be developed jointly under farmout arrangements with the Purchaser.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses (other than underwriting discounts and commissions) in connection with the offering described in this Registration Statement, all of which shall be paid by us. All of such amounts (except the SEC Registration Fee) are estimated.

         SEC Registration Fee........................................$     5,995
                                                                           -----
         Federal Taxes...............................................$        --
                                                                      ----------
         State and Local Taxes.......................................$        --
                                                                      ----------
         Trustee and Transfer Agent Fees.............................$    10,000
                                                                      ----------
         Printing and Mailing Costs..................................$    26,000
                                                                      ----------
         Legal Fees and Expenses.....................................$   335,000
                                                                      ----------
         Accounting Fees and Expenses................................$   125,000
                                                                      ----------
         Miscellaneous...............................................$    15,000
                                                                      ----------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Abraxas' Articles of Incorporation contain a provision that eliminates the personal monetary liability of directors and officers to Abraxas and its stockholders for a breach of fiduciary duties to the extent currently allowed under the Nevada General Corporation Law (the "Nevada Statute"). If a director or officer of Abraxas were to breach his fiduciary duties, neither Abraxas nor its stockholders could recover monetary damages, and the only course of action available to Abraxas' stockholders would be equitable remedies, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. To the extent certain claims against directors or officers are limited to equitable remedies, this provision of Abraxas' Articles of Incorporation may reduce the likelihood of derivative litigation and may discourage stockholders or management from initiating litigation against directors or officers for breach of their duty of care. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of the Board of Director's action, this remedy would be ineffective if the stockholder did not become aware of a transaction or event until after it had been completed. In such a situation, it is possible that the stockholders and Abraxas would have no effective remedy against the directors or officers.

         Liability for monetary damages has not been eliminated for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or payment of an improper dividend in violation of section 78.300 of the Nevada Statute. The limitation of liability also does not eliminate or limit director liability arising in connection with causes of action brought under the Federal securities laws.

         The Nevada Statute permits a corporation to indemnify certain persons, including officers and directors, who are (or are threatened to be made) parties against all expenses (including attorneys' fees) actually and reasonably incurred by, or imposed upon, him in connection with the defense by reason of his being or having been a director or officer if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except where he has been adjudged by a court of competent jurisdiction (and after exhaustion of all appeals) to be liable for gross negligence or willful misconduct in the performance of his duty. The Bylaws of Abraxas provide indemnification to the same extent allowed pursuant to the foregoing provisions of the Nevada Statute.

         Nevada corporations also are authorized to obtain insurance to protect officers and directors from certain liabilities, including liabilities against which the corporation cannot indemnify its directors and officers. Alberta Business Corporation Act corporations are permitted to obtain such insurance also, except for liability relating to the failure to act honestly and in good faith with a view to the best interests of the corporation. Abraxas currently has a directors' and officers' liability insurance policy in effect providing $3.0 million in coverage and an additional $1.0 million in coverage for certain employment related claims.

         Abraxas has entered into indemnity agreements with each of its directors and officers. These agreements provide for indemnification to the extent permitted by the Nevada Statute.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

Since January 2000, we have issued and sold the following unregistered securities:

(a) On August 1, 2000, Abraxas issued a warrant to purchase 750,000 shares at an exercise price of $3.50 per share. The warrant was issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

(b) On January 23, 2003, Abraxas issued $109,523,000 principal amount of 11 1/2% Secured Notes due 2007, Series A and 5,633,291 shares of Abraxas common stock. These securities were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

3.1 Articles of Incorporation of Abraxas. (Filed as Exhibit 3.1 to Abraxas' Registration Statement on Form S-4, No. 33-36565).

3.2 Articles of Amendment to the Articles of Incorporation of Abraxas dated October 22, 1990 (Filed as Exhibit 3.3 to Abraxas' Registration Statement on Form S-4, No. 33-36565).

3.3 Articles of Amendment to the Articles of Incorporation of Abraxas dated December 18, 1990 (Filed as Exhibit 3.4 to Abraxas' Registration Statement on Form S-4, No. 33-36565).

3.4 Articles of Amendment to the Articles of Incorporation of Abraxas dated June 8, 1995 (Filed as Exhibit 3.4 to the Abraxas' Registration Statement on Form S-3, No. 333-00398 (the "1995 S-3 Registration Statement")).

3.5 Articles of Amendment to the Articles of Incorporation of Abraxas dated as of August 12, 2000 (Filed as Exhibit 3.5 to Abraxas' Annual Report on Form 10-K filed April 2, 2001).

3.6 Articles of Incorporation of Sandia Oil & Gas (Filed as Exhibit 3.7 to Abraxas and Canadian Abraxas' Registration Statement on Form S-4, No. 333-79349 (the "1999 Exchange Offer Registration Statement")).

*3.7   Articles of Incorporation of Sandia Operating Corp.

3.8    Articles of Incorporation of Wamsutter Holdings, Inc. (Filed as Exhibit
       3.7 to the Abraxas, Sandia Oil & Gas Corporation and New Cache Petroleums Ltd. Registration Statement on Form S-1, No. 333-95281 (the "2000 S-1 Registration Statement")).

*3.9   Articles of Incorporation of Western Associated Energy Corporation.

*3.10  Articles of Incorporation of Eastside Coal Company, Inc.

*3.11  Certificate of Incorporation of Grey Wolf Exploration Inc.

3.12 Amended and Restated Bylaws of Abraxas (Filed as Exhibit 3.6 to Abraxas' Annual Report on Form 10-K filed April 5, 2002).

*3.13  Amended and Restated By-Laws of Sandia Oil & Gas Corporation.

*3.14  By-Laws of Sandia Operating Corp.

3.15 By-Laws of Wamsutter Holdings, Inc. (Filed as Exhibit 3.11 to the 2000 S-1 Registration Statement).

*3.16  By-Laws of Western Associated Energy Corporation.

*3.17  By-Laws of Eastside Coal Company, Inc.

*3.18  By-Laws of Grey Wolf Exploration Inc.

4.1 Specimen Common Stock Certificate of Abraxas (Filed as Exhibit 4.1 to Abraxas' Registration Statement on Form S-4, No. 33-36565).

4.2 Specimen Preferred Stock Certificate of Abraxas (Filed as Exhibit 4.2 to Abraxas' Annual Report on Form 10-K filed on March 31, 1995).

4.3 Rights Agreement dated as of December 6, 1994 between Abraxas and First Union National Bank of North Carolina ("FUNB") (Filed as Exhibit 4.1 to Abraxas' Registration Statement on Form 8-A filed on December 6, 1994).

4.4 Amendment to Rights Agreement dated as of July 14, 1997 by and between Abraxas and American Stock Transfer and Trust Company (Filed as Exhibit 1 to Amendment No. 1 to Abraxas' Registration Statement on Form 8-A filed on August 20, 1997).

4.5 Second Amendment to Rights Agreement as of May 22, 1998, by and between Abraxas and American Stock Transfer & Trust Company (Filed as Exhibit 1 to Amendment No. 2 to Abraxas' Registration Statement on Form 8-A filed on August 24, 1998).

4.6 Indenture dated as of January 23, 2003, among Abraxas, as Issuer, the Subsidiary Guarantors party thereto, and U.S. Bank, N.A., as Trustee, relating to Abraxas' 11-1/2% Secured Notes due 2007 (the "Indenture") (Filed as Exhibit 4.1 to Abraxas' Current Report on Form 8-K filed February 6, 2003).

4.7 Registration Rights Agreement dated as of January 23, 2003 by and among Abraxas, Sandia Oil & Gas Corporation, Sandia Operating Corp., Wamsutter Holdings, Inc., Grey Wolf Exploration Inc. and Jefferies & Company, Inc. (Filed as Exhibit 10.4 to Abraxas' Current Report on Form 8-K filed February 6, 2003).

4.8    Form of 111/2% Secured Note due 2007 (Filed as Exhibit A to the
       Indenture).

*5.1   Opinion of Cox & Smith Incorporated.

*5.2   Opinion of Osler, Hoskin & Harcourt LLP.

+10.1 Abraxas Petroleum Corporation 1984 Non-Qualified Stock Option Plan, as amended and restated (Filed as Exhibit 10.7 to Abraxas' Annual Report on Form 10-K filed April 14, 1993).

+10.2 Abraxas Petroleum Corporation 1984 Incentive Stock Option Plan, as amended and restated (Filed as Exhibit 10.8 to Abraxas' Annual Report on Form 10-K filed April 14, 1993).

+10.3 Abraxas Petroleum Corporation 1993 Key Contributor Stock Option Plan (Filed as Exhibit 10.9 to Abraxas' Annual Report on Form 10-K filed April 14, 1993).

+10.4  Abraxas Petroleum Corporation 401(k) Profit Sharing Plan (Filed as
       Exhibit 10.4 to Abraxas' Registration Statement on Form S-4, No. 333-18673 (the "1996 Exchange Offer Registration Statement)).

+10.5  Abraxas Petroleum Corporation Director Stock Option Plan (Filed as
       Exhibit 10.5 to 1996 Exchange Offer Registration Statement).

+10.6 Abraxas Petroleum Corporation Restricted Share Plan for Directors (Filed as Exhibit 10.20 to Abraxas' Annual Report on Form 10-K filed on April 12, 1994).

+10.7  Abraxas Petroleum Corporation 1994 Long Term Incentive Plan (Filed as
       Exhibit 10.21 to Abraxas' Annual Report on Form 10-K filed on April 12,
       1994).

+10.8  Abraxas Petroleum Corporation Incentive Performance Bonus Plan (Filed as
       Exhibit 10.24 to Abraxas' Annual Report on Form 10-K filed on April 12,
       1994).

10.9 Common Stock Purchase Warrant dated August 11, 1993 between Abraxas and Associated Energy Managers, Inc. (Filed as Exhibit 10.37 to Abraxas' and Canadian Abraxas' Registration Statement on Form S-1, Registration No. 33-66446).

10.10 Form of Indemnity Agreement between Abraxas and each of its directors and officers (Filed as Exhibit 10.30 to Abraxas' and Canadian Abraxas' Registration Statement on Form S-1, Registration No. 33-66446).

+10.11 Employment Agreement between Abraxas and Robert L. G. Watson (Filed as
       Exhibit 10.19 to the 2000 S-1 Registration Statement).

+10.12 Employment Agreement between Abraxas and Chris E. Williford (Filed as
       Exhibit 10.20 to the 2000 S-1 Registration Statement).

+10.13 Employment Agreement between Abraxas and Stephen T. Wendel (Filed as
       Exhibit 10.26 to the 1995 S-3 Registration Statement).

+10.14 Employment Agreement between Abraxas and Robert W. Carington, Jr (Filed as Exhibit 10.22 to the 2000 S-1 Registration Statement).

10.15 Common Stock Purchase Warrant dated August 1, 2000 between Abraxas and Basil Street Company (Filed as Exhibit 10.15 to Abraxas Annual Report on Form 10-K filed on April 2, 2001).

10.16 Common Stock Purchase Warrant dated September 1, 2000 between Jessup & Lamont Holdings (Filed as Exhibit 10.16 to Abraxas Annual Report on Form 10-K filed on April 2, 2001).

10.17 Common Stock Purchase Warrant dated August 1, 2000 between Abraxas and TNC, Inc. (Filed as Exhibit 10.17 to Abraxas Annual Report on Form 10-K filed on April 2, 2001).

10.18 Common Stock Purchase Warrant dated August 1, 2000 between Abraxas and Charles K. Butler (Filed as Exhibit 10.17 to Abraxas Annual Report on Form 10-K filed on April 2, 2001).

10.19 Agreement of Limited Partnership of Abraxas Wamsutter L.P. dated as of November 12, 1998 by and between Wamsutter Holdings, Inc. and TIFD III-X Inc. (Filed as Exhibit 10.2 to Abraxas' Current Report on Form 8-K filed November 30, 1998).

10.20 Purchase Agreement for Dollar Denominated Production Payment dated as of October 6, 1999 by and between Abraxas and Southern Producer Services, L.P. (Filed as Exhibit 10.1 to Abraxas' Quarterly Report on Form 10-Q filed November 15, 1999).

10.21 Conveyance of Dollar Denominated Production Payment dated as of October 6, 1999 by and between Abraxas and Southern Producer Services, L.P. (Filed as Exhibit 10.2 to Abraxas' Quarterly Report on Form 10-Q filed November 15, 1999).

10.22 Purchase and Sale Agreement dated November 21, 2002, by and among Abraxas, as Seller, Primewest Gas Inc., as Purchaser, Primewest Energy Inc., as Guarantor, Canadian Abraxas and Grey Wolf Exploration

       Inc., as the Companies (Filed as Exhibit 10.1 to Abraxas' Current Report on Form 8-K/A filed December 9, 2002).

10.23 Farmout Agreement between Grey Wolf Exploration Limited and PrimeWest Energy, Inc. (Previously filed as Exhibit 10.2 to Abraxas' Current Report on Form 8-K/A filed on December 9, 2002).

10.24 Farmout Agreement between Grey Wolf Exploration Limited and PrimeWest Energy, Inc. (Previously filed as Exhibit 10.3 to Abraxas' Current Report on Form 8-K/A filed on December 9, 2002).

10.25 Loan And Security Agreement dated as of January 22, 2003, by and among Abraxas, as Borrower, the Subsidiaries of Abraxas that are Signatories thereto, as Guarantors, the Lenders that are Signatories thereto, as Lenders, and Foothill Capital Corporation, as the Arranger and Administrative Agent (Filed as Exhibit 10.5 to Abraxas' Current Report on Form 8-K filed February 6, 2003).

10.26 Intercreditor and Subordination Agreement dated as of January 23, 2003, by and among Foothill, in its capacity as agent (in such capacity, together with any successor in such capacity, the "Senior Agent") for the lenders who are from time to time parties to the Loan Agreement (the "Senior Lenders"), U.S. Bank, N.A., a national banking association in its capacity as trustee (in such capacity, together with any successor in such capacity, the "Trustee") for the holders of the 11 1/2% Secured Notes Due 2007, issued under the Indenture. (Filed as Exhibit 10.6 to Abraxas' Current Report on Form 8-K filed February 6, 2003).

16.1 Letter addressing change in certifying accountant (Filed on Abraxas' Form 8-K filed on August 22, 2001).

*21.1  Subsidiaries of Abraxas.


**23.1 Consent of Deloitte & Touche LLP



**23.2 Consent of Deloitte & Touche LLP Chartered Accountants


*23.3  Consent of DeGolyer and MacNaughton.

*23.4  Consent of McDaniel & Associates Consultants, Ltd.

*23.5  Consent of Cox & Smith Incorporated (Included in Exhibit 5.1).

*23.6  Consent of Osler, Hoskin & Harcourt LLP.

*24.1  Power of Attorney of Craig S. Bartlett, Jr.

*24.2  Power of Attorney of Franklin Burke.

*24.3  Power of Attorney of Frederick M. Pevow, Jr.

*24.4  Power of Attorney of James C. Phelps.

*24.5  Power of Attorney of Joseph A. Wagda.

*25.1  Statement of eligibility of trustee for the Indenture.

27.1   Financial Data Schedule (Omitted pursuant to Regulation S-K, Item
       601(c)).

------------------

*      Previously filed.

**     Filed herewith.

+      Management Compensatory Plan or Agreement.

ITEM 17.  UNDERTAKINGS

       A.     The undersigned registrants hereby undertake:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


       B. Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by either of them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on May 29, 2003.




                                         ABRAXAS PETROLEUM CORPORATION



                                         By:    /s/    Robert L.G. Watson
                                                --------------------------------
                                                Chairman of the Board, Chief
                                                Executive Officer and President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


Signature                                   Name and Title                              Date
---------                                   --------------                              ----

/s/ Robert L.G. Watson                      Chairman of the Board,                      May 29,  2003
------------------------------------        President, Chief Executive Officer
Robert L.G. Watson                          (Principal Executive Officer) and Director
                                            of Abraxas

/s/ Chris E. Williford                      Executive Vice President,                   May 29, 2003
------------------------------------        Treasurer, and Chief Financial
Chris E. Williford                          Officer (Principal
                                            Financial and Accounting Officer)
                                            of Abraxas

/s/ Robert W. Carington                     Executive Vice President
------------------------------------        of Abraxas                                  May 29, 2003
Robert W. Carington, Jr.

                  *                         Director of Abraxas                         May 29, 2003
------------------------------------
Craig S. Bartlett, Jr.

                  *                         Director of Abraxas                         May 29, 2003
------------------------------------
Franklin A. Burke

------------------------------------        Director of Abraxas
Ralph F. Cox

------------------------------------        Director of Abraxas
Dennis E. Logue

                  *                         Director of Abraxas                         May 29, 2003
------------------------------------
James C. Phelps

                  *                         Director of Abraxas                         May 29, 2003
------------------------------------
Joseph A. Wagda



*BY: /s/ Chris E. Williford
---------------------------
Chris E. Williford
Attorney-in-fact

                                   SIGNATURES



         Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on May 29, 2003.




                                         SANDIA OIL & GAS CORPORATION



                                         By:    /s/ Robert L.G. Watson
                                                --------------------------------
                                                President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


Signature                                   Name and Title                      Date
---------                                   --------------                      ----

/s/ Robert L.G. Watson                      President (Principal Executive
------------------------------------        Officer) and Director of            May 29, 2003
Robert L.G. Watson                          Sandia Oil & Gas Corporation

/s/ Chris E. Williford                      Vice President  (Principal          May 29, 2003
------------------------------------        Financial and Accounting
Chris E. Williford                          Officer) and Director of Sandia
                                            Oil & Gas Corporation

/s/ Robert w. Carington                     Vice President and Director         May 29, 2003
------------------------------------        of Sandia Oil & Gas Corporation
Robert W. Carington, Jr.


                                   SIGNATURES



         Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on May 29, 2003.




                                         SANDIA OPERATING CORP.



                                         By:    /s/ Robert L.G. Watson
                                                --------------------------------
                                                President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


Signature                                   Name and Title                      Date
---------                                   --------------                      ----

/s/ Robert L.G. Watson                      President (Principal Executive
------------------------------------        Officer) and Director of            May 29, 2003
Robert L.G. Watson                          Sandia Operating Corp.

/s/ Chris E. Williford                      Vice President  (Principal          May 29, 2003
------------------------------------        Financial and Accounting
Chris E. Williford                          Officer) and Director of Sandia
                                            Operating Corp.


/s/ Robert W. Carington                     Vice President and Director         May 29, 2003
------------------------------------        of Sandia Operating Corp.
Robert W. Carington, Jr.


                                   SIGNATURES



         Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on May 29, 2003.




                                         WAMSUTTER HOLDINGS, INC.



                                         By:    /s/ Robert L.G. Watson
                                                --------------------------------
                                                President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


Signature                                   Name and Title                      Date
---------                                   --------------                      ----

/s/ Robert L.G. Watson                      President (Principal Executive
------------------------------------        Officer) and Director of            May 29, 2003
Robert L.G. Watson                          Wamsutter

/s/ Chris E. Williford                      Vice President  (Principal          May 29, 2003
------------------------------------        Financial and Accounting
Chris E. Williford                          Officer) and Director of Wamsutter


/s/ Robert W. Carington                     Vice President and Director         May 29, 2003
------------------------------------        of Wamsutter
Robert W. Carington, Jr.


                                   SIGNATURES



         Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on May 29, 2003.



                                         WESTERN ASSOCIATED ENERGY CORPORATION



                                         By:    /s/ Robert L.G. Watson
                                                --------------------------------
                                                President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


Signature                                   Name and Title                      Date
---------                                   --------------                      ----

/s/ Robert L.g. Watson                      President (Principal Executive      May 29, 2003
------------------------------------        Officer) and Director of
Robert L.G. Watson                          Western Associated Energy
                                            Corporation


/s/ Chris E. Williford                      Vice President (Principal           May 29, 2003
------------------------------------        Accounting Officer) and
Chris E. Williford                          Director of Western Associated
                                            Energy Corporation


/s/ Robert W. Carington                     Vice President and                  May 29, 2003
------------------------------------        Director of Western
Robert W. Carington, Jr.                    Associated Energy Corporation


                                   SIGNATURES



         Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on May 29, 2003.




                                         EASTSIDE COAL COMPANY, INC.



                                         By:    /s/ Robert L.G. Watson
                                                --------------------------------
                                                President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


Signature                                   Name and Title                      Date
---------                                   --------------                      ----

/s/ Robert L.G. Watson                      President (Principal Executive      May 29, 2003
------------------------------------        Officer) and Director of
Robert L.G. Watson                          Eastside Coal Company, Inc.


/s/ Chris E. Williford                      Vice President (Principal           May 29, 2003
------------------------------------        Accounting Officer) and
Chris E. Williford                          Director of Eastside Coal
                                            Company, Inc.


/s/ Robert W. Carington                     Vice President and                  May 29, 2003
------------------------------------        Director of Eastside Coal
Robert W. Carington, Jr.                    Company, Inc.


                                   SIGNATURES



         Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, Texas, on May 29, 2003.




                                         GREY WOLF EXPLORATION INC.



                                         By:    /s/ Robert L.G. Watson
                                                --------------------------------
                                                President

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


Signature                                   Name and Title                      Date
---------                                   --------------                      ----

/s/ Robert L.G. Watson                      President (Principal Executive
------------------------------------        Officer) and Director of            May 29, 2003
Robert L.G. Watson                          Grey Wolf Exploration Inc.

/s/ Chris E. Williford                      Vice President  (Principal          May 29, 2003
------------------------------------        Financial and Accounting
Chris E. Williford                          Officer) of Grey
                                            Wolf Exploration Inc.

/s/ Vince Tkachick                          Vice President/COO and Director     May 29, 2003
------------------------------------        of Grey Wolf Exploration Inc.
Vince Tkachick


                                 EXHIBIT INDEX


EXHIBIT NUMBER:





23.1     Consent of Deloitte & Touche LLP



23.2     Consent of Deloitte & Touche LLP Chartered Accountants